Exhibit 10.1

TRANCHE 1

SALE AGREEMENT

THIS SALE AGREEMENT (“Agreement”) is made and entered into as of the 6th day of April, 2005, by and between CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust (“SELLER”), and CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company (“PURCHASER”).

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

Sale of Properties

1.1                               Sale of Properties.  Seller agrees to sell, assign and convey to Purchaser, or cause to be sold, assigned and conveyed to Purchaser, in the event that one or more of the Properties is currently owned by an entity affiliated with Seller (hereinafter collectively referred to as “Seller Affiliates”), and Purchaser agrees to purchase from Seller, the following:

1.1.1                        Land and Improvements.  That certain real property commonly described on Exhibit A, being more particularly described on Exhibits B-1 through B-3, respectively, attached hereto (collectively, the “Land”), together with any improvements located thereon (collectively, the “Improvements”);

1.1.2                        Leases.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all leases, subleases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto (hereafter referred to collectively as the “Leases”), being more particularly described on Exhibits C-1 through C-3, respectively, attached hereto, and all prepaid rent attributable to the period following Closing, as herein defined, and subject to Section 4.2.4 below, the security deposits under such Leases (collectively, the “Leasehold Property”);

1.1.3                        Real Property.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all easements and appurtenances to Seller’s or Seller Affiliates’, as the case may be, interest in the Land and the Improvements, including, without limitation, all mineral and water rights and all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances are sometimes collectively referred to as the “Real Property”);

1.1.4                        Personal Property.  All personal property (including equipment), if any, owned by Seller or Seller Affiliates, as the case may be, and located on the Real Property as of the date hereof, and all fixtures, if any, located on the Real Property as of the date hereof or as of the Closing Date (collectively, the “Personal Property”); and

1.1.5                        Intangible Property.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all service, equipment, supply and maintenance contracts (collectively, the “Contracts”), guarantees, licenses, side track agreements (and other agreements including leasehold agreements attendant to the Property), approvals, utility contracts, plans and specifications, governmental approvals and development rights, certificates, permits and warranties (and including all escrows, indemnities, representations, warranties and guarantees Seller received from any and all vendors from when Seller acquired the Properties), including, without limitation environmental insurance policies (to the extent same can be assigned with a reservation of rights for the benefit of Seller as well) and other environmental escrows and indemnities (to the extent same can be assigned with a reservation of rights for the benefit of Seller as well), if any, relating to the Real Property or the Personal Property, to the extent assignable (collectively, the “Intangible Property”).  (For each individual parcel, the Real Property, the Leasehold Property, the Personal Property and the Intangible Property are sometimes collectively hereinafter referred to as the “Property”, and for all parcels, taken together, the Real Property, the Leasehold Property, the Personal Property and the Intangible Property are collectively referred to as the “Properties”).  It is hereby acknowledged by the parties that Seller shall not convey to Purchaser claims relating to any real property tax refunds or rebates for periods accruing prior to the Closing, to the extent such taxes have been paid by Seller prior to the Closing, existing insurance claims and any existing claims against previous tenants of the Properties, which claims are hereby reserved by Seller, subject to the terms and provisions of Section 4.2.4 below.

ARTICLE II

Purchase Price

2.1                               Purchase Price.  Subject to the provisions of Section 9.9 below, the purchase price for the Properties shall be Seventy-Two Million Four Hundred Thousand and No/100 Dollars ($72,400,000.00) (“Purchase Price”) in currency of the United States of America. The Purchase Price, as adjusted by all prorations as provided for herein, shall be paid by Purchaser at Closing as directed by the Seller by wire transfer of immediately available federal funds of The United States of America.

ARTICLE III

Deposit

3.1                               Purchaser Deposit.  Purchaser has deposited the amount of Ten Million and No/100 Dollars ($10,000,000.00) (“Initial Deposit”) with Chicago Title Insurance Company (“Escrow Agent” or “Title Company”) in immediately available federal funds of the United States of America.  The Initial Deposit, together with any interest thereon, are collectively referred to herein as the “Deposit.”  The Deposit shall be held by Escrow Agent pursuant to an Escrow Agreement in the form attached hereto as Exhibit E.

3.2                               Application of the Deposit.  At the time of the final Closing of the Properties, including, but not limited to Substitute Properties, the Deposit shall be applied to the Purchase Price.  If the Closing does not occur in accordance with the terms hereof, the Deposit shall be held and delivered as hereinafter provided.

3.3                               Interest Bearing – Purchaser Deposit.  The Deposit shall (i) be held in an interest-bearing escrow account by Escrow Agent in an institution as directed by Purchaser and reasonably acceptable to Seller and (ii) include any interest earned thereon.  To allow the interest bearing account to be opened, Purchaser’s tax identification or social security numbers are set forth below its signature.

3.4                               Seller Deposit.  Concurrently with the complete execution and delivery of this Agreement, Seller has deposited a Ten Million and No/100 Dollars ($10,000,000.00) Letter of Credit (“Seller Letter of Credit”) with Escrow Agent.  The Seller Letter of Credit shall be held by Escrow

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Agent pursuant to an Escrow Agreement in the form attached hereto as Exhibit E modified to conform to the terms of this Agreement and as required by Title Company when Title Company holds a letter of credit.  The Seller Letter of Credit shall (i) be unconditional and irrevocable, (ii) be in a form reasonably acceptable to Purchaser, (iii) be issued by a financial institution doing business in the United States of America, with offices in Chicago, Illinois and (iv) expire no earlier than June 30, 2005.  The cost of issuing and maintaining the Seller Letter of Credit shall be paid by Seller.  The Seller Letter of Credit and the proceeds of the Seller Letter of Credit (“Proceeds”) have been provided to assure performance and observance by Seller of all of its closing obligations under this Agreement.  Accordingly, in the event of a Seller default as described in Section 13.1 hereinbelow, or in the event that the Seller Letter of Credit will expire within thirty (30) days or less, Purchaser shall have the right to direct Escrow Agent to draw upon the Seller Letter of Credit.  All Proceeds received by Escrow Agent shall be retained by Escrow Agent and held or disbursed pursuant to the terms of the Escrow Agreement and this Agreement.  At the time of the final Closing of Properties, including, but not limited to, Substitute Properties (defined below) under this Agreement, the Seller Letter of Credit shall be delivered to Seller.

ARTICLE IV

Closing, Prorations and Closing Costs

4.1                               Closing.  The closing of the purchase and sale of the Properties shall occur on or before 10:00 a.m. Central time on May 20, 2005 (the “Scheduled Closing Date”) and shall be held at the offices of Escrow Agent, or at such other place agreed to by Seller and Purchaser (said closing is hereinafter referred to as the “Closing”).  Notwithstanding anything to the contrary contained in this Section 4.1, Seller or Purchaser, as the case may be, shall have the right to extend the closing date for one or more of the Properties in accordance with the provisions of Sections 9.9, 10.1 and 12.1 hereof.  “Closing” shall be deemed to have occurred when the Title Company has been instructed by both parties to pay the applicable portion of the Purchase Price to Seller and to record the applicable Deeds, as hereunder defined.  The date of the Closing is sometimes referred to in this Agreement as a “Closing Date.”  The transactions contemplated by this Agreement shall be closed through an escrow with Escrow Agent on the Closing Date, in accordance with the general provisions of the usual form “New York Style” Deed and Money Escrow Agreement used by Escrow Agent, with such provisions required to conform to the terms of this Agreement.

4.2                               Prorations.  All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this Section 4.2.  Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of midnight of the day immediately preceding a Closing Date, with Purchaser to be treated as the owner of the applicable Properties, for purposes of prorations of income and expenses, on and after a Closing Date.

4.2.1                        Taxes.  Subject to the provisions of this Section 4.2.1, real estate and personal property taxes, if any, accrued, but not yet due and owing as of the Closing and installments of special assessments, if any, due and owing during the installment year in which the Closing occurs (hereinafter collectively referred to as “Taxes”) shall be prorated as of the Closing Date, and, notwithstanding any other provision contained in this Agreement, shall not be reprorated.  Seller shall pay all Taxes due and payable as of the Closing Date.  If the Taxes have not been set for the year in which Closing occurs or any prior year, then the proration of such Taxes shall be based upon the most recent ascertainable tax bills.  Notwithstanding any other provision of this Agreement, (a) there shall be no proration of Taxes with respect to tenants whose leases obligate said tenants to pay Taxes when the tax bills are issued, and (b) the amount otherwise due Purchaser under this Section 4.2.1 shall be reduced by an amount equal to all tenant deposits held by Seller for Taxes at the time of Closing (collectively, the “Tenant Tax Deposits”) and the Tenant Tax Deposits shall be

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turned over to Purchaser at Closing.  Tenant Tax Deposits received by Seller following Closing for any period of time after Closing shall be paid to Purchaser.  The amount due under this Section 4.2.1 shall not be credited to Purchaser at Closing but shall be deposited into the operating account for the Properties and held by Seller as property manager pursuant to the Management Agreement described in Section 9.6 below.

Seller shall contest real estate taxes and/or assessment levels, as the case may be, prior to Closing if Seller deems reasonable in its judgment as a commercially prudent owner of real estate.  All costs incurred in connection with such contest shall be paid by the parties in proportion to benefit received by the parties in connection with any reduction of such real estate taxes or assessments as the case may be.

4.2.2                        Insurance.  Seller shall assign its existing insurance policies to Purchaser upon Closing.  Purchaser shall be named as a named insured thereon and all premiums with respect thereto shall be prorated between the parties as of Closing.

4.2.3                        Utilities.  Purchaser and Seller hereby acknowledge and agree that the amounts of all electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses relating to the applicable Properties not paid by tenants under Leases and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Purchaser and Seller immediately after the same have been determined.  Seller shall attempt to have all utility meters, or utility services not paid by tenants under Leases, read as of the Closing Date.  Purchaser shall cause all utility services to be placed in Purchaser’s name as of the Closing Date.  If permitted by the applicable utilities, all utility deposits in Seller’s name shall be assigned to Purchaser as of the Closing Date, and Seller shall receive a credit therefor at Closing.

4.2.4                        Rents.  Rent [(including estimated pass-through payments for common area/operating expenses, but not for Taxes), collectively “Rents”] for the month in which Closing occurs shall be prorated for said month based upon the Rents estimated to have been collected by Seller as of the Closing Date.  Rents for said month shall be reprorated within seven (7) Business Days after the end of said month based on Rents actually received.  During the period after Closing, (i) Purchaser shall deliver to Seller any and all Rents accrued but uncollected as of the Closing Date, to the extent subsequently collected by Purchaser; provided, however, Purchaser shall apply Rents received after Closing first to payment of current Rents then due, and thereafter to delinquent Rents (other than “true up” payments received from tenants attributable to a year-end reconciliation of actual and budgeted pass-through payments, which shall be allocated among Seller and Purchaser pro rata in accordance with their respective period of ownership as set forth in Section 4.2.5 below), and (ii) Seller shall deliver to Purchaser any and all Rents collected by Seller for any period after Closing.

Subject to the provisions of the following sentence, Seller shall be entitled, after the Closing, to take any action against a tenant which would not result in a termination of any Lease or a tenant’s right of occupancy thereunder (“Seller Action”).  Notwithstanding the foregoing, Seller shall not take any Seller Action unless Seller shall have first provided Purchaser with not less than five (5) Business Days’ notice of its intent to take action against a tenant, together with a description of the subject matter of the proposed Seller Action.  Purchaser agrees that it shall use commercially reasonable efforts to collect all pass-through rents payable by tenants and any delinquent Rents (provided, however, that Purchaser shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent Rents).

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The amount of any unapplied security deposits (plus accrued interest thereon if payable to a tenant under its lease) under the Leases held by Seller in cash at the time of Closing shall be credited against the Purchase Price; accordingly, Seller shall retain the actual cash deposits.  Notwithstanding anything in this Section 4.2.4 to the contrary, if any security deposits are in the form of a letter of credit, such security deposits shall not be prorated, but shall be turned over by Seller to Purchaser at the Closing by the delivery thereof by Seller to Purchaser in accordance with this provision.  In addition, Seller shall use reasonable efforts to deliver appropriate duly executed instruments of transfer or assignment of such letters of credit which are required to establish Purchaser as the new beneficiary thereunder and any consents required by the issuing bank for the transfer of such letters of credit.  If required, Seller shall use reasonable efforts to arrange for the issuance by the issuing bank of any authorization to the transfer, together with the delivery of such letters of credit (and any letter of transfer that is required by such letter of credit).  Any fees imposed by such issuing banks in connection with such transfers which are not the obligation of the applicable tenant to pay shall be paid by Seller.  In the event that any letter of credit is not transferable as of Closing, Seller shall cooperate with Purchaser in all reasonable respects following the Closing so as to transfer the same to Purchaser or to obtain a replacement letter of credit with respect thereto in favor of Purchaser, in either case at no cost or expense to Purchaser.  Until any such letter of credit shall be transferred or replaced, Seller shall present such letter of credit for payment and deliver the proceeds received by Seller, if any, to Purchaser within a reasonable period of time following receipt of Purchaser’s written request.  Notwithstanding the foregoing, Seller shall not be in default under this Agreement in the event that any such letter of credit is not assigned to Purchaser for any reason other than the failure of Seller to sign the documents required of it to transfer the letter of credit or the failure of Seller to pay any fees imposed by an issuing bank in connection with such transfers.  In such event, Purchaser may terminate this Agreement with respect to the applicable Property upon written notice to Seller on or before ten (10) days after Purchaser becomes aware that a letter of credit will not be assigned on the Closing Date; provided, however, Purchaser’s right to terminate shall not be effective in the event that Seller, in its sole and absolute discretion, gives Purchaser a credit against the Purchase Price in the amount of the security deposit or provides a substitute letter of credit in that amount.

4.2.5                        Calculations.  For purposes of calculating prorations, Purchaser shall be deemed to be in title to that portion of the Properties being acquired on the Closing Date, and, therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs.  All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and year in question.  Except as set forth in this Section 4.2, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser.  Purchaser and Seller shall each submit or cause to be submitted to the other (i) on or about the 90th day after Closing, and (ii) on or about the one year anniversary of the Closing, a statement which sets forth necessary adjustments to items subject to proration pursuant to the provisions of this Section 4.2, if any; provided, however, no adjustment shall be made with respect to Taxes.  Within fifteen (15) days following delivery of such statements, the parties shall make such adjustments among themselves as shall be necessary to carry out the prorations as contemplated in this Section 4.2.  In the event any prorations made under this Section 4.2 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same.

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4.2.6                        Leasing Commissions and Leasing Costs.  Seller shall be responsible for all leasing commissions, tenant improvement costs and other usual and customary leasing costs, due and owing with respect to the current term of all Leases executed prior to the Effective Date, whether such leasing commissions, tenant improvement costs and other usual and customary leasing costs are due to be paid prior to or after the Closing Date.

4.2.7                        Prepaid Items.  Any prepaid items, including, without limitation, fees for licenses which are transferred to the Purchaser at the Closing and annual permit and inspection fees shall be apportioned between the Seller and the Purchaser at the Closing.

4.2.8                        Allocation of Closing Costs and Expenses.  Seller shall bear the cost of the title policy to be issued and extended coverage charges, the cost of the Surveys (as hereinafter defined), the cost to record any instruments necessary to clear Seller’s title, one-half the cost of the Closing Escrow and one-half the cost of the “New York Style” closing fee. Purchaser shall bear the cost of any recording fees with respect to the Deeds, all costs incurred in connection with obtaining Purchaser’s financing for this transaction, if any, the cost of all title endorsements (other than with respect to extended coverage), if any, one-half the cost of the Closing Escrow and one-half the cost of the “New York Style” closing fee.  The cost of state and county transfer taxes shall be paid by the Seller, and the cost of local transfer taxes shall be paid by the party designated in the applicable local ordinance or local custom.  If no such designation or custom exists, and a local transfer tax must be paid, the cost thereof shall be shared equally by Seller and Purchaser.

4.2.9                        Operating Expenses.  All operating expenses (including all charges under Contracts and agreements assumed by Purchaser under the General Assignment, as hereinafter defined and fees to any owner’s association) shall be prorated as of the Closing Date.  As to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing Date occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Purchaser), and assuming that all charges are incurred uniformly during the Current Billing Period.  If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment within thirty (30) days of receipt of actual bills.  Notwithstanding the foregoing, no prorations or adjustments shall be made for portions of operating costs of the Properties to the extent a tenant under the Leases is required to pay same pursuant to the terms of any of the Leases. Purchaser shall be credited with an amount equal to all deposits made by tenants and held by Seller at Closing towards the tenant’s obligation to pay any such operating expenses.

ARTICLE V

Inspection

5.1                               Seller Deliveries.  Purchaser acknowledges that Seller has heretofore delivered or caused to be delivered or made available to Purchaser at the Properties all of the items relating to the Properties specified on Exhibit F, attached hereto, to the extent that such items were in Seller’s possession (“Documents”); provided, however, that except for the representations and warranties made in Article VII hereof, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such documents, if any, relating to the Properties.  Except with respect to claims arising out of a breach by Seller of a representation or warranty made in Article VII hereof, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or

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statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials.  Purchaser acknowledges that any and all of the Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and were delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Properties.  Purchaser agrees not to disclose such non-public documents, or any of the provisions, terms or conditions thereof, to any party other than a Purchaser Party/Representative, as hereinafter defined.  Purchaser shall return all of the Documents, at such time as this Agreement is terminated for any reason.  This Section 5.1 shall survive Closing and/or termination of this Agreement without limitation.

5.2                               Independent Examination/Right to Access.  Purchaser hereby acknowledges that it has been given, prior to the execution hereof, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Properties.  Purchaser further acknowledges that Purchaser is relying upon its own independent examination of the Properties and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Properties.  Except as may be provided in Article VII hereof, Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser.  Notwithstanding anything to the contrary contained in this Section 5.2, Purchaser and its agents shall have access to the Properties and the Documents prior to the Closing Date, but during normal business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense, and at Purchaser’s and its agents’ sole risk, to inspect the applicable Properties, provided, however, Purchaser shall not be entitled to conduct Physical Testing or any Phase I Assessments, as said terms are hereinafter defined, without the approval of Seller, which approval shall not be unreasonably withheld, and further provided that prior to Purchaser entering the Properties, Purchaser shall deliver to Seller evidence of Due Diligence Insurance, as hereinafter defined.  Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided that Seller does not unreasonably interfere with Purchaser’s inspection.  The provisions of this Section 5.2 shall survive Closing and/or termination of this Agreement without limitation.  Purchaser acknowledges and agrees that the Documents and investigation available to it have been sufficient to allow Purchaser to decide whether or not to enter into this Agreement and consummate the transaction contemplated hereby.

5.3                               Inspection Obligations and Indemnity.  Purchaser and its agents and representatives shall (a) not unreasonably disturb the tenants of the Improvements or interfere with their use of the Real Property pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Real Property; (c) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (d) promptly repair any damage to any part of the Properties or any personal property owned or held by any tenant caused by Purchaser’s inspection of the Properties; (e) promptly pay when due the costs of all tests, investigations and examinations done by Purchaser with regard to the Properties; (f) not permit any liens to attach to the Properties as a result of Purchaser’s inspection of the Properties; (g) restore the Improvements and the surface of the Real Property to the condition in which the same was found before any such inspection or tests were undertaken by Purchaser; and (h) except to the extent required by law, not reveal or disclose any information obtained pursuant to its inspections of the Properties to anyone other than the following persons or entities (each a “Purchaser Party/Representative”): (x) Purchaser’s prospective lenders, members, managers, partners or other co-venturers or investors, in connection with the proposed purchase of the Properties and their respective representatives; and (y) Purchaser’s directors, officers, partners, members, managers, affiliates, shareholders, employees,

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legal counsel, accountants, engineers, architects, financial advisors and similar professionals and consultants to the extent Purchaser deems it necessary or appropriate in connection with its evaluation of the Properties.  Purchaser shall, and does hereby agree to indemnify, defend and hold Seller, its partners, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including, but not limited to, attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Properties in the exercise of the inspections of Purchaser prior to the Effective Date, including, without limitation, claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use of or damage to its premises or property in connection with Purchaser’s review of the Properties.  This Section 5.3 shall survive the Closing and/or any termination of this Agreement without limitation. Purchaser acknowledges and agrees that the Documents and investigation available to it have been sufficient to allow Purchaser to decide whether or not to enter into this Agreement and consummate the transaction contemplated hereby.

ARTICLE VI

Title and Survey Matters

6.1                               Title.  Purchaser acknowledges that, prior to the Effective Date, Seller has delivered to Purchaser, with respect to each Property, a title insurance commitment or a prior title insurance policy (a “Commitment”), together with a copy of all underlying documents referenced therein (collectively, the “Title Documents”).  Except as hereinafter provided, Purchaser and Seller hereby agree that (i) all Taxes that are not due and payable prior to Closing, (ii) the rights of the tenants under the Leases and Approved New Leases (as defined in Section 9.3 of this Agreement), as parties in possession only, (iii) all matters created by or on behalf of Purchaser and (iv) the exceptions to title identified on Exhibits G-1 through G-3, respectively, shall constitute “ Permitted Exceptions”.  Notwithstanding anything to the contrary contained herein, Seller shall be obligated to cause all of the following resulting from the act or omission of, or caused by, Seller or grantor under the Deeds to be fully satisfied, released and discharged of record or insured or bonded over on or prior to the Closing Date:  all mortgages, deeds of trust and monetary liens [including liens for delinquent taxes, mechanics’ liens and judgment liens] affecting the Properties and all indebtedness secured thereby.

6.2                               Survey.  Purchaser acknowledges receipt of Seller’s existing surveys (“Initial Surveys”) for each of the Properties.  Seller has ordered a current ALTA/ACSM survey for each Property to be certified to Purchaser, as well as any affiliates and lender designated by Purchaser to Seller at least thirty (30) days prior to Closing and Title Company (collectively, the “Surveys”) and shall deliver a copy of the Surveys to Purchaser promptly upon receipt thereof but in all events prior to Closing.  The surveyors shall certify the Surveys in accordance with the form of certification attached hereto as Exhibit Q.

ARTICLE VII

Representations and Warranties of the Seller

7.1                               Seller’s Representations.  Seller represents and warrants that the following matters are true and correct as of the Effective Date:

7.1.1                        Authority.  Seller is a real estate investment trust, duly organized, validly existing and in good standing under the laws of the State of Maryland.  This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and does not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject.  All documents to be executed by Seller

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or Seller Affiliates which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Seller or Seller Affiliates, as the case may be, (ii) be legal, valid and binding obligations of Seller or Seller Affiliates, as the case may be, and (iii) not violate any provision of any agreement or judicial order to which Seller or Seller Affiliates, as the case may be is a party or to which Seller or Seller Affiliates, as the case may be, is subject.

7.1.2                        Bankruptcy or Debt of Seller.  Neither Seller nor any Seller Affiliates has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Neither Seller nor any Seller Affiliates has received any written notice of (a) the filing of an involuntary petition by Seller’s creditors or the creditors of Seller Affiliates, (b) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets or the assets of Seller Affiliates, or (c) the attachment or other judicial seizure of all, or substantially all, of Seller’s assets or the assets of Seller Affiliates.

7.1.3                        Foreign Person.  Neither Seller nor any of the Seller Affiliates is a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code (“Code”), and Seller agrees to execute and cause the Seller Affiliates to execute any and all documents necessary or required by the Internal Revenue Service or Purchaser in connection with such declaration(s).

7.1.4                        No Violation of Laws.  Except as set forth on Schedule 7.1.4, to Seller’s knowledge, neither Seller nor Seller Affiliates have received any currently effective written notice from a governmental authority that the Properties violate any applicable ordinance of the city or village in which the Properties are located.

7.1.5                        Eminent Domain.  Except as set forth on Schedule 7.1.5, to Seller’s knowledge, neither Seller nor Seller Affiliates have received any currently effective written notice of an eminent domain or condemnation of the Land or Improvements relating to the Properties.

7.1.6                        Hazardous Materials.  Except as set forth on Schedule 7.1.6, to Seller’s knowledge, except as set forth in any environmental report provided by Seller to Purchaser, or as referenced or referred to in Section 17.23, (i) neither Seller nor Seller Affiliates have received any uncured written notice from the United States Environmental Protection Agency or the Illinois Environmental Protection Agency (or any Indiana or Wisconsin agency comparable to the Illinois Environmental Protection Agency) alleging that the Properties are in violation of any applicable Environmental Laws or contain any Hazardous Materials, (ii) since the date of the most recent environmental report, there have been no Hazardous Materials installed or stored in or otherwise existing at, on, in or under the Properties in violation of applicable Environmental Laws, and (iii) Seller has acted in the manner that a commercially prudent property owner would act with respect to any written recommendations made by Seller’s environmental consultants.  “Hazardous Materials” shall mean any hazardous, toxic waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, or any other federal, state or local laws, ordinances, rules, regulations or policies governing use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of such materials (collectively, “Environmental Laws”).

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7.1.7                        Litigation.  Except as set forth on Schedule 7.1.7, to Seller’s knowledge, (i) neither Seller nor Seller’s Affiliates have received any currently effective written notice of any pending litigation affecting the Properties, and (ii) there is no action, suit or proceeding threatened before or by any judicial, administrative or union body, any arbitrator or any governmental authority, against or affecting the Properties.

7.1.8                        Leases.  Except as set forth on Schedule 7.1.8, (i) the Rent Roll delivered to Purchaser by Seller lists all of the Leases affecting the Properties owned by Seller or Seller’s Affiliates, (ii) the Leases affecting the Properties delivered to Purchaser by Seller are true, correct and complete copies of the Leases provided to or entered into by Seller or Seller’s Affiliates relating to the Properties, and (iii) to Seller’s knowledge, no tenant has commenced any action or given any written notice to Seller or any Seller Affiliate for the purpose of terminating its lease in whole or in part, whether by exercise of an express termination right in its lease or otherwise.

7.1.9                        Contracts.  Except as set forth on Schedule 7.1.9, to Seller’s knowledge, Seller has delivered to Purchaser complete copies of each Contract provided to or entered into by Seller or Seller Affiliate relating to the Properties.

7.1.10                  Defaults.  Except as set forth on Schedule 7.1.10, or any other exhibit to this Agreement, (i) no notice of default has been given by Seller or Seller Affiliates to any tenant or received by Seller from any tenant under any Lease relating to the Properties which remains uncured and (ii) no base or additional rent due under any Lease relating to the Properties is more than thirty (30) days past due.

7.1.11                  Operating Statements.  To Seller’s knowledge, the operating statements relating to the Properties delivered by Seller to Purchaser in accordance with Section 5.1 hereof are true and correct in all material respects and no material adverse change has occurred since the respective dates thereof.

7.1.12                  Bulk Sale Act. The provisions of Section 9.02(d) of the Illinois Income Tax Act and the applicable provisions of the Retailer’s Occupation Tax Act do not apply to this transaction.

7.1.13                  REIT REP The Properties consist solely of land, buildings, and other structural components thereof, and other assets described in Section 856(c)(4)(A) of the Code.  The total gross revenues generated by the Properties between January 1, 2003 and the Closing Date has consisted and will consist solely of income from rents from real property and other revenue which constitute qualifying income under Section 856(c)(3) of the Code (“Qualifying Income”), and based on historical experience, Seller believes that the gross revenues generated by the Properties after the Closing Date will consist solely of Qualifying Income.

Seller shall remake all representations and warranties as of the date of the Closing; provided, however, at the time such warranties and representations are remade, Seller shall provide Purchaser with updates of the Schedules referred to in the representations and warranties set forth above and an updated operating statement.  Purchaser acknowledges and agrees that the representations and warranties that are made as of the Closing Date shall refer to the updated Schedules and operating statements.

7.2                               Intentionally Deleted.

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7.3                               Knowledge.  For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to the best of Seller’s knowledge”, “to the actual knowledge of Seller” or “to the knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the current, actual knowledge only, and not any implied, imputed or constructive knowledge of Michael M. Mullen and James N. Clewlow, after consultation with the property managers of each Property owned by Seller (collectively, the “Seller Property Managers”).  Except for the obligation to consult with the Seller Property Managers, neither Michael M. Mullen nor James N. Clewlow shall be obligated to conduct any independent investigation, and no implied duty to investigate shall be imputed.  Nothing contained in this Agreement shall be deemed to impose any personal liability of any kind on any person named in Section 7.3.

For purposes of this Agreement, and any document delivered at Closing, whenever the phrase “to the best of Purchaser’s knowledge”, “to the actual knowledge of Purchaser” or “to the knowledge of Purchaser” or words of similar import are used, they shall be deemed to refer to the current, actual knowledge only, and not any implied, imputed or constructive knowledge, of Andrew Martin and Ben Hindmarsh; provided, however, that nothing in this Agreement shall be deemed to create or impose any personal liability of any kind on Andrew Martin or Ben Hindmarsh.

7.4                               Change in Representation/Waiver.  Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to rely on any representation or warranty made by Seller in this Article VII to the extent, prior to or at Closing, Purchaser shall have or obtain actual knowledge of any information that was contradictory to such representation or warranty; provided, however, if Purchaser determines prior to Closing that there is a breach of any of the representations and warranties made by Seller above, then Purchaser may, at its option, by sending to Seller written notice of its election either (i) exercise its rights under Section 9.9 below if applicable, (ii) waive such breach and/or conditions and proceed to Closing with no adjustment in the Purchase Price and in such event Seller shall have no further liability as to such matter thereafter, or (iii) as its sole remedy, terminate this Agreement in its entirety in the event of any untruth or inaccuracy of (x) the representations or warranties set forth in Sections 7.1.1, 7.1.2 or 7.1.3, or (y) the representations and warranties set forth in the other sections of Article VII, but only if such representations and warranties were not true or were inaccurate on the Effective Date and such untruth or inaccuracy is “Material” (defined below). The term “Material” as used in this Section 7.4 shall mean a liability or loss reasonably anticipated to arise out of an untruth or inaccuracy of the representations or warranties set forth in Article VII which (i) exceeds $500,000.00 for each affected Property, or (ii) results from fraud or willful misconduct on the part of Seller.  In the event that Purchaser elects to terminate this Agreement, the parties shall have no liability to each other hereunder and the Deposit shall be returned to Purchaser and the Seller Letter of Credit shall be returned to Seller.  Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Purchaser, to the extent that, prior to the Closing, Purchaser discovers or learns of information (from whatever source, including, without limitation the property manager, the tenant estoppel certificates or the Seller’s Estoppel Certificates delivered pursuant to Section 10.1.1 below, as a result of Purchaser’s due diligence tests, investigations and inspections of the Property, or disclosure by Seller or Seller’s agents and employees) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

7.5                               Post Closing Rights.  Following Closing, Purchaser will have the right to bring any action against Seller as a result of any untruth or inaccuracy of representations and warranties made herein if (i) such untruth or inaccuracy is “Material,” and (ii) prior to Closing Purchaser did not discover or learn information (from whatever source) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect.  The term

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“Material” as used in this Section 7.5 shall mean a liability or loss reasonably anticipated to arise out of an untruth or inaccuracy of the representations or warranties set forth in Article VII which results from fraud or willful misconduct on the part of Seller or exceeds $500,000 for each such affected Property, it being understood that the foregoing limitation is a threshold which must be exceeded, but that once such threshold has been exceeded, any post closing claim may be pursued for its full value.  In addition, in no event will Seller’s liability for all such breaches relating to a specific Property, exceed, in the aggregate, the allocated Purchase Price of the Property in question, calculated in accordance with Schedule 9.8.

7.6                               Survival.  The express representations and warranties made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of representations and warranties set forth in Sections other than Sections 7.1.1, 7.1.2 and 7.1.3 shall be commenced, if at all, on or before the date which is twelve (12) months after the date of a Closing and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect as to the applicable Closing.

ARTICLE VIII

Representations and Warranties of Purchaser

8.1                               Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date.

8.1.1                        Authority.  Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.  All documents to be executed by Purchaser which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Purchaser, (ii) be legal, valid and binding obligations of Purchaser, and (iii) not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

8.1.2                        Bankruptcy or Debt of Purchaser.  Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Purchaser has received no written notice of (a) the filing of an involuntary petition by Purchaser’s creditors, (b) the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, or (c) the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets.

8.1.3                        No Financing Contingency.  It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency, and no financing for this transaction shall be provided by Seller.

8.2                               Purchaser’s Acknowledgment.  Purchaser acknowledges and agrees that, except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any and all representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, including, but not limited to those representations, warranties, promises, covenants, agreement and guaranties of, as to, concerning or with respect to (a) the nature, quality or condition of the Properties, including, without limitation, the water, soil and geology, (b) the income to be derived from the Properties, (c) the suitability of the Properties for any and all activities and uses which

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Purchaser may conduct thereon, (d) the compliance of or by the Properties or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act and any rules and regulations promulgated thereunder or in connection therewith, (e) the habitability, merchantability or fitness for a particular purpose of the Properties, or (f) any other matter with respect to the Properties, and specifically that except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Properties, of any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and applicable state laws, and regulations promulgated thereunder.  Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement, having been given the opportunity to inspect the Properties, Purchaser is relying solely on its own investigation of the Properties and not on any information provided or to be provided by Seller.  Purchaser further acknowledges and agrees that subject to the representations and warranties of Seller as provided herein and in any other document executed at Closing, any information provided or to be provided with respect to the Properties was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information.  Purchaser further acknowledges and agrees that, as a material inducement to the execution and delivery of this Agreement by Seller, subject to the representations and warranties of Seller provided herein and in any other document executed at Closing, the sale of the Properties as provided for herein is made on an “AS IS, WHERE IS” CONDITION AND BASIS “WITH ALL FAULTS.”  Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this acknowledgment as part of the negotiations for the transaction contemplated by this Agreement; that Purchaser is represented by legal counsel in connection with this transaction.

8.3                               Purchaser’s Release.  Effective as of the date of the Closing, Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment manager, property manager, the partners, trustees, shareholders, beneficiaries, directors, officers, employees, attorneys and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, causes of action, fines, liens, judgments, costs and expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Properties, except, subject to Section 7.5 hereof, such as arises out of (i) a breach of any of the representations and warranties of Seller set forth in Article VII and (ii) any of the provisions of this Agreement that survive Closing pursuant to the provisions of Section 17.12 below.  The terms and provisions of this Section 8.3 shall survive Closing and/or termination of this Agreement without limitation.

8.4                               Survival.  The express representations and warranties made in this Agreement by Purchaser shall not merge into any instrument of conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of all such representations and warranties shall be commenced, if at all, on or before the date which is twelve (12) months after the date of the Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect as to the applicable Closing.

ARTICLE IX

Seller’s Interim Operating Covenants/Seller’s and Purchaser’s Covenants

9.1                               Operations.  Seller agrees to continue to operate, manage and maintain the Improvements through the Closing Date in the ordinary course of Seller’s business and substantially

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in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Article XII of this Agreement.  As of, and at all times after the Effective Date until Closing, Seller shall name Purchaser as an additional insured on all liability insurance policies maintained by Seller relating to the Properties.

9.2                               No Sales.  Except for the execution of tenant Leases pursuant to Section 9.3, Seller agrees that it shall not convey any interest in the Properties to any third party.

9.3                               Tenant Leases.  From and after the Effective Date, Seller shall not (i) grant any consent or waive any material rights under the Leases, (ii) terminate any Lease, or (iii) enter into a new lease, modify an existing Lease or renew, extend or expand an existing Lease in any material respect without the prior written approval of Purchaser (an “Approved New Lease”), which in each case shall not be unreasonably withheld, conditioned or delayed.  Any Approved New Lease shall meet all of the following parameters: (i) such proposed lease has an initial term (excluding any options to extend such term) of not less than three (3) years and not more than ten (10) years; (ii) such proposed lease has no free-rent period extending beyond the term of the Master Lease (defined below); (iii) such proposed lease has no above-market obligation of Purchaser to provide or fund any tenant improvements; (iv) such proposed lease provides for base rent payable at a rate per month that is never less than 95% of the base rent per month required to be paid for such space under the Master Lease; (v) leasing commissions for such proposed lease do not exceed market rates; (vi) such proposed lease does not require the landlord thereunder, and will not result in an obligation for the landlord thereunder to alter or improve or pay for the altering or improving of the building (other than tenant improvements as limited by clause (iii) above and responsibility for repairing and replacing the roof and structure, but excluding the obligation for internal wall changes); (vii) such lease shall be on the form customarily used by Seller with such revisions which Seller approves using its judgment as a commercially prudent landlord; (viii) the creditworthiness of the tenant and intended use of the premises by the tenant shall be consistent with Seller’s historical and customary requirements as a commercially prudent landlord; and (ix) the income to be generated from the proposed lease shall constitute qualifying income under Section 856(c)(3) of the Code. Additionally, the parties expressly agree that it shall not be deemed unreasonable for Purchaser to withhold, condition or delay its consent to any Approved New Lease that includes above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs that Purchaser would be obligated to pay or incur; provided, however, in such event, Purchaser and Seller agree to negotiate in good faith to agree upon such tenant improvement costs, leasing commission and other leasing costs to render such Approved New Lease and the terms thereof acceptable to Purchaser.  Any lease proposed by Seller, which satisfies the criteria set forth in this Section 9.3 and would otherwise be reasonably acceptable to Purchaser, but for the fact that such lease includes above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs, may, nonetheless, be approved and executed by Seller, in its sole and absolute discretion, and in such event such proposed lease shall be deemed an Approved New Lease, provided that Seller pays all such above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs.  Purchaser’s failure to respond within five (5) Business Days after receipt of a request for approval, together with a copy of the proposed Approved New Lease or letter of intent to lease and credit information on the proposed replacement tenant or tenants, shall be deemed approval by Purchaser. Seller shall pay the portion of the tenant improvement costs, leasing commissions and other usual and customary leasing costs with respect to any Approved New Lease, allocated on a prorata basis over the term of the Approved New Lease with respect to the portion of the term of the Approved New Lease prior to a Closing and Purchaser shall pay the portion of the tenant improvement costs, lease commissions and other usual and customary leasing costs with respect to an Approved New Lease, allocated on a prorata basis over the term of the Approved New Lease with respect to the portion of the term of the Approved New Lease after the Closing.

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9.4.                            Planned Expenditures.  Seller shall effect and complete the planned expenditures for nominated work and items in accordance with the description and budget set forth on Exhibit R attached hereto as a prudent manager/owner in consultation with Purchaser, and to Purchaser’s commercially reasonable satisfaction; in the event that upon completion of such work and items,  the total cost of such work is less than the total budget allocated for same, Seller shall be entitled to retain all such unexpended amounts.  In the event that Exhibit R reflects that certain work is to be performed after Closing, the obligations of Seller under this Section 9.4 with respect to that work shall survive Closing.

9.5                               Master Lease.  At the Closing, Seller and Purchaser shall execute and deliver to each other a master lease (“Master Lease”) in the form of Exhibit H attached hereto.

9.6                               Management Agreement.  At the Closing, Seller and Purchaser shall execute and deliver to each other a property management agreement with respect to the Properties (“Property Management Agreement”) in the form of Exhibit I attached hereto.  Seller shall terminate any existing property management agreements pertaining to the Properties as of the Closing Date.

9.7                               Intentionally Deleted.

9.8                               Transfer Tax Declaration Allocation.  Purchaser and Seller agree that the Purchase Price shall be allocated amongst the Properties as set forth on Schedule 9.8 for the purpose of completing real estate transfer declarations to be executed by Seller and Purchaser at Closing (the “Transfer Tax Declaration Allocation”).

9.9                               Substitution of Properties

9.9.1                        In the event of the occurrence of a Substitution Event (defined below) prior to Closing, Purchaser may, at its option, by written notice to Seller (“Event Notice”) within ten (10) days after the date on which Purchaser is given or obtains actual knowledge of the occurrence of a Substitution Event, elect to either (i) ignore the Substitution Event and proceed to Closing with no adjustment in the Purchase Price, or (ii) request that Seller offer a Substitute Property or Substitute Properties (both as hereinafter defined) to Purchaser valued in the aggregate amount of the Purchase Price allocated to the Property or Properties (“Removed Property” or “Removed Properties”) subject to the Substitution Event.

In the event that Purchaser elects under (ii) above to have Seller provide a Substitute Property or Substitute Properties, Seller, if it chooses to do so, in its sole and absolute discretion, shall have a period of thirty (30) days from the date of Purchaser’s Event Notice to correct the condition giving rise to the Substitution Event, and further, provided, however, if such condition is of a nature which is not capable of cure within said thirty (30) day period and Seller has commenced to cure within such thirty (30) day period, then Seller shall have such reasonable period of time from and after the date of Purchaser’s Event Notice to correct the condition giving rise to the Substitution Event.  In the event Purchaser exercises its rights under (ii) above, and Seller elects to and cures the condition giving rise to the Substitution Event prior to the time that the Closing with respect to the Substitute Property occurs, the Scheduled Closing Date for the Removed Property shall be extended to the fifteenth (15th) day after the condition giving rise to the Substitution Event has been cured.

In the event that Purchaser fails to elect (i) or (ii) above within ten (10) days after Purchaser is given or obtains actual knowledge of a Substitution Event, Purchaser shall be deemed to have elected to waive such condition and proceed to Closing on the Closing Date with no adjustment in the Purchase Price.  In the event that within said ten (10) day period

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Purchaser elects its rights under (ii) above and Seller elects not to cure or elects to cure the condition but fails to do so within the time period set forth above, Seller shall use reasonable efforts to provide a Substitute Property or Substitute Properties as described in Section 9.9.2.  Notwithstanding any other term or condition contained herein, (i) in no event shall the Closing with respect to the Properties which are not subject to a Substitution Event be delayed, and (ii) in the event of the occurrence of a Substitution Event, Seller shall not be in default under this Agreement, Seller shall not be liable for damages and Purchaser’s sole right and remedy shall be to exercise its rights under this Section 9.9.1.

The term “Substitution Event” shall mean any one or more of the following: (i) written notice to Purchaser that a tenant under its lease (“Right of First Refusal Lease”)  has exercised a right of first refusal, right of first offer or option to purchase a Property prior to Closing pursuant to the existing terms of its lease, (ii) the taking of one hundred percent (100%) of a Property by condemnation or eminent domain or (iii) any one or more of the following, to the extent the existence of the condition hereinafter described has a “Material Adverse Effect” on the use, value or marketability of the applicable Property: (a) the existence of a title exception other than a Permitted Exception on an Owner’s Policy to be issued by the Title Company at the time of the Closing; provided, however that Seller shall, at Seller’s expense, use reasonable efforts to obtain a title insurance endorsement to the Owner’s Policy (defined below) insuring over any unpermitted title exception, (b) the existence of a difference on a Survey not reflected on the Initial Surveys; (c) if Purchaser has not been provided with a copy of a zoning endorsement issued by the Title Company with respect to any Properties (whether in favor of Seller or Purchaser) prior to the Effective Date and it is determined that the present use of the Property is not permitted under the zoning ordinance in effect on the Effective Date; (d) the physical or environmental condition of the Properties are not the same as on the Effective Date, ordinary wear and tear and damage by casualty excepted, provided, however, that under this subsection (d) it shall not be a Substitution Event if a tenant of the Property is responsible under its lease for maintaining, repairing or restoring the physical or environmental condition in question; and (e) the existence of a breach of a warranty or representation made by Seller under Sections 7.1.4, 7.1.6, 7.1.7 and 7.1.9 of this Agreement (or any change in the schedules thereto).  The term “Material Adverse Effect” as used herein shall mean that a liability or loss reasonably anticipated to arise out of the condition under (a) Sections 9.9.1(iii)(a) or (b) which exceeds $150,000.00 for the affected Property, or (b) under Sections 9.9.1iii(c), (d) or (e) which exceeds seven and one-half percent (7.5%) of the Purchase Price for the affected Property.

9.9.2                        In the event of the occurrence of a Substitution Event (and notwithstanding any election by Seller to attempt to cure the condition giving rise to the Substitution Event), Seller shall use reasonable efforts to substitute another Property or Properties owned by Seller that the parties mutually agree in their reasonable opinion is comparable (individually, a “Substitute Property” and collectively, the “Substitute Properties”).  Seller shall use reasonable efforts to identify a Substitute Property within thirty (30) days after receipt of an Event Notice.  Commencing on the date that Purchaser receives a notice from Seller identifying a Substitute Property or Substitute Properties to replace a Removed Property or Removed Properties (“Substitution of Assets Notice”), and continuing until 5:00 p.m. Central time on the thirtieth (30th) day thereafter (“Substitute Properties Feasibility Period”), Purchaser and its agents shall have the right to conduct inspections and tests of the Substitute Properties in the manner hereby provided in Section 9.9.5 and subject to the provisions as provided in Section 9.9.6.  In the event that Purchaser approves all of the Substitute Properties prior to the expiration of the Substitute Properties Feasibility Period, all of the Substitute Properties shall be subject to this Agreement, and the Purchase Price shall be adjusted as provided below in Section 9.9.3.  In the event that Purchaser does not approve one or more of the Substitute Properties prior to the expiration of the Substitute

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Properties Feasibility Period, the Substitute Property or Properties not approved by Purchaser and the Removed Property or Removed Properties shall not be subject to this Agreement, and the Purchase Price shall be reduced by the value of the Removed Property or Removed Properties, as the case may be, as set forth on Schedule 9.8.  All Substitute Properties approved by Purchaser shall be deemed to be Properties subject to this Agreement, except that all warranties and representations shall be modified to reflect the circumstances relating to the Substitute Properties.  Within fifteen (15) days after the Substitution of Assets Notice, Seller shall deliver Schedules similar to those attached hereto as Schedules 7.1.4, 7.1.5, 7.1.6, 7.1.7, 7.1.8, 7.1.9 and 7.1.10, with respect to the Substitute Properties.

9.9.3                        For the purposes of this Section 9.9, the purchase price for a Removed Property shall be based on Schedule 9.8 attached hereto, and the purchase price for a Substitute Property shall be calculated using a capitalization rate equal to the capitalization rate that was used to determine the Purchase Price of the Removed Property and the annual net rent of the Substitute Property, without deductions (“Substitute Property Purchase Price”).  In the event that the Seller delivers the Substitution of Assets Notice to Purchaser within the time frame set forth above, the Closing of all Properties not subject to the Substitution of Assets Notice shall take place on the date of the Scheduled Closing Date.  Subject to the right of Purchaser to disapprove one or more of the Substitute Properties during the Substitute Properties Feasibility Period, and further subject to the provisions of Section 4.1 above, the Closing with respect to each Substitute Property shall take place on the thirtieth (30th) day following the expiration of the applicable Substitute Property Feasibility Period.

9.9.4                        Seller shall deliver to Purchaser copies of all notices sent by Seller to tenants under Right of First Refusal Leases as required under the Right of First Refusal Leases, and shall notify Purchaser promptly if it receives a notice from an Exercising Tenant.

9.9.5                        During the Substitute Properties Feasibility Period, Purchaser and its agents shall have the right during business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense and at Purchaser’s and its agents’ sole risk, to perform inspections and tests of the Substitute Properties and to perform such other analyses, inquiries and investigations as Purchaser shall deem reasonably necessary or appropriate; provided, however, that in no event shall (i) such inspections or tests unreasonably disrupt or disturb the on-going operation of the Substitute Properties or the rights of the tenants at the Substitute Properties, or (ii) Purchaser or its agents or representatives conduct any physical testing, drilling, boring, sampling or removal of, on or through the surface of the Substitute Properties (or any part or portion thereof) including, without limitation, any ground borings or invasive testing of the Improvements (collectively, “Physical Testing”), without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion.  Seller acknowledges and agrees that the performance of a phase I environmental assessment on behalf of Purchaser (“Phase I Assessments”) shall not be considered Physical Testing for purposes hereof and shall be permitted without Purchaser obtaining the consent of Seller.  In the event Purchaser desires to conduct any such Physical Testing of a Substitute Property, then Purchaser shall submit to Seller, for Seller’s approval, a written detailed description of the scope and extent of the proposed Physical Testing, which approval may be given or withheld in Seller’s sole and absolute discretion.  In no event shall Seller be obligated as a condition of this transaction to perform or pay for any environmental remediation of the Substitute Properties recommended by any such Physical Testing.  After making such tests and inspections, Purchaser agrees to promptly restore the Substitute Properties to their condition prior to such tests and inspections (which obligation shall

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survive the Closing or any termination of this Agreement).  In addition to the rights available to the Purchaser during the Substitute Properties Feasibility Period, as set forth above, Purchaser and its agents shall have access to the Substitute Properties prior to the Closing Date, but during normal business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense, and at Purchaser’s and its agents’ sole risk, to inspect the applicable Substitute Properties; provided, however, Purchaser shall not be entitled to conduct any Physical Testing or any Phase I Assessment after the expiration of the Substitute Properties Feasibility Period.  Prior to Purchaser entering the Substitute Properties to conduct the inspections and tests described above, including, but not limited to, the Phase I Assessments, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its agents and contractors to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage:  general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of Five Million and No/100 Dollars ($5,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and tests (“Due Diligence Insurance”).  Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided Seller or its agents do not unreasonably interfere with Purchaser’s inspection.

9.9.6                        Purchaser and its agents and representatives shall:  (a) not unreasonably disturb the tenants of the Substitute Properties or interfere with their use of the Substitute Properties pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Substitute Properties; (c) not damage any part of the Substitute Properties or any personal property owned or held by any tenant; (d) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (e) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Substitute Properties; (f) not permit any liens to attach to the Substitute Properties by reason of the exercise of its rights hereunder; (g) restore the Improvements and the surface of the Substitute Properties to the condition in which the same was found before any such inspection or tests were undertaken; and (h) except to the extent required by applicable laws, not reveal or disclose any information obtained pursuant to its right to evaluate set forth in Section 9.9.5 above concerning the Substitute Properties to anyone other than a Purchaser Party/Representative.  Purchaser shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting its inspection of the Substitute Properties, the Purchaser’s Phase I Assessments and the Physical Testing.  Purchaser shall, and does hereby agree to indemnify, defend and hold the Seller, its partners, members, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including but not limited to attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Substitute Properties in the exercise of the inspection right granted pursuant to Section 9.9.5, including, without limitation, (i) claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use or damage to its premises or property in connection with Purchaser’s review of the Substitute Properties, and (ii) Purchaser’s obligations pursuant to this Section 9.9.6.  This Section 9.9.6 shall survive the Closing of the Substitute Properties and/or any termination of this Agreement without limitation.

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9.9.7                        With respect to the Substitute Properties, Seller shall deliver to Purchaser or make available at the applicable Substitute Property or Seller’s office in Oak Brook, Illinois, at Seller’s option, the following: operating statements, leases, reports relating to the physical and/or environmental condition of the applicable Substitute Properties, a statement of the estimated value of the applicable Substitute Properties from an independent industrial real estate broker with at least ten (10) years experience in the marketplace (which value shall not be binding on Seller or Purchaser), rent rolls and revenue and expense statements, Seller and Purchaser shall use reasonable efforts to agree upon the format and scope of such materials, but agree that the format and scope shall be similar to the materials typically provided by Seller to Purchaser in connection with the sale of the Properties in accordance with Section 5.1 hereof (the “Substitute Property Documents”); provided, however, that except for the representations and warranties made in Article VII hereof, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such Substitute Properties Documents.  Except with respect to claims arising out of a breach by Seller of a representation or warranty made in Article VII hereof, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials.  Notwithstanding anything contained in the preceding sentence, Seller shall not deliver or make available to Purchaser Seller’s internal memoranda, attorney-client privileged materials, internal appraisals and economic evaluations of the Substitute Properties, and reports regarding the Substitute Properties prepared by Seller or its affiliates solely for internal use or for the information of the investors in Seller.  Purchaser acknowledges that any and all of the Substitute Properties Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Substitute Properties.  Purchaser agrees not to disclose such non-public documents, or any of the provisions, terms or conditions thereof, to any party other than a Purchaser Party/Representative.  Purchaser shall return all of the Substitute Properties Documents, on or before three (3) Business Days after the first to occur of (a) such time as Purchaser notifies Seller in writing that it shall not acquire the Substitute Properties, or (b) such time as this Agreement is terminated for any reason.  This Section 9.9.7 shall survive any termination of this Agreement without limitation.

9.9.8                        Purchaser hereby acknowledges that it will have been given, prior to the termination of the Substitute Properties Feasibility Period, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Substitute Properties.  Purchaser will be relying upon its own independent examination of the Substitute Properties and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Substitute Properties.  Except as may be provided in Article VII hereof, Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser relating to the Substitute Properties.  The provisions of this Section 9.9.8 shall survive Closing and/or termination of this Agreement without limitation.

9.10                        Contracts.  Seller shall not, with respect to a Contract that will survive Closing, from and after the Effective Date, terminate an existing Contract, enter into a new Contract or modify an existing Contract without the prior written approval of Purchaser, which consent in each case shall not be unreasonably conditioned, withheld or delayed and which shall be deemed granted if

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Purchaser fails to respond to a request for approval within five (5) Business Days after receipt of the request therefor together with a summary of the terms of the Contract (an “Approved New Contract”).  Schedule 9.10 attached hereto contains a list of Contracts for the Properties that Purchaser will assume as of the Closing, and a list of Contracts for the Properties that Purchaser is requesting Seller to terminate as of the Closing (the “Unassumed Contracts”).  Provided that the Closing occurs hereunder, Seller shall terminate such applicable Unassumed Contracts effective as of the Closing Date and deliver evidence at such Closing of such termination.

9.11                        Intentionally Deleted.

9.12                        REA Estoppels.  Attached hereto as Schedule 9.12 is a list of REA and other Property-related estoppels that Purchaser would like to obtain prior to Closing (collectively, the “REA Estoppels”).  Purchaser shall prepare and deliver to Seller REA Estoppel Certificates for each of the REA Estoppels (the “REA Estoppel Certificates”), and Seller shall send out the REA Estoppel Certificates for execution prior to the Closing Date, it being understood that obtaining the REA Estoppel Certificates shall not be a condition to Purchaser’s obligation to close.

ARTICLE X

Closing Conditions

10.1                        Conditions to Obligations of Purchaser.  The obligations of Purchaser under this Agreement to purchase the Properties and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Scheduled Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing.

10.1.1                  Tenant Estoppels.  Purchaser shall have received tenant estoppel certificates dated not more than thirty (30) days prior to the Closing from seventy-five percent (75%) of the occupied square footage in the Properties.  Seller agrees to deliver to each tenant a tenant estoppel certificate substantially in the form attached hereto as Exhibit K.  Notwithstanding the foregoing, in the event that a Lease requires a different form of estoppel certificate or requires specific provisions, Purchaser shall be required to accept a tenant estoppel certificate that is substantially in the form required by said Lease or substantially in the form of Exhibit K as modified to comply with the specific provisions required by said Lease.  Additionally, Purchaser acknowledges that while the statements set forth in paragraphs 8 and 9 of Exhibit K are not qualified to the knowledge or best knowledge of the tenant, Purchaser shall be required to accept any tenant estoppel certificate that has been qualified to the knowledge or best knowledge of the tenant with respect to said paragraphs.  Notwithstanding the foregoing, at Seller’s sole option, Seller may (i) extend the Scheduled Closing Date solely with respect to up to five (5) of the Properties for up to an additional thirty (30) days in order to satisfy the foregoing requirement for such Properties, in which event Seller shall deliver notice of such extension with respect to such Properties to Purchaser prior to the Scheduled Closing Date (and the Closing shall proceed as scheduled with respect to all other Properties), and/or (ii) provide its own estoppel (“Seller’s Estoppel”) in the form attached as Exhibit L to Purchaser in satisfaction of the foregoing requirements with respect to not more than twenty-five percent (25%) of the occupied square footage of the Properties.  In the event that Seller has not complied with the provisions of this Section 10.1.1, Purchaser may (i) elect to consummate the Closing, or (ii) notify Seller of its intent to terminate this Agreement by written notice (the “Tenant Estoppel Termination Notice”) on or before the Scheduled Closing Date.  In the event that, after the Closing, Seller delivers to Purchaser a tenant estoppel certificate from a tenant for whom Seller executed a Seller’s Estoppel at the Closing and such tenant estoppel certificate contains no information which is contradictory to or inconsistent with the information contained in the Seller’s Estoppel, then

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Seller thereafter shall be released from all liability relating to Seller’s Estoppel with respect to such tenant’s Lease.  In no event shall Seller be obligated to deliver updates to the tenant estoppel certificate or Seller’s Estoppel.

10.1.2                  Title Policy.  The Title Company shall be prepared to issue to Purchaser on the Closing Date an extended coverage ALTA Form B policy of title insurance, amended October 17, 1970 (the “Owner’s Policy”), or equivalent form Owner’s Policy acceptable to Purchaser, with respect to each Property in the Properties, in the face amount of the applicable Purchase Price attributable to such Property, and dated as of the Closing Date, indicating title to such Property is vested of record in Purchaser, subject solely to the applicable Permitted Exceptions.

10.1.3                  Possession of the Property.  Delivery by Seller of possession of the applicable Property, subject to the Permitted Exceptions and the rights of tenants under the applicable Leases and Approved New Leases.

ARTICLE XI

Closing

11.1                        Purchaser’s Closing Obligations.  Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller and the Title Company at each Closing the following, as same relates to the Properties:

11.1.1                  The applicable portion of the Purchase Price, after all adjustments are made at the Closing as herein provided, by wire transfer or other immediately available federal funds, which amount shall be received in escrow by the Title Company at or before 11:00 a.m. Central time.

11.1.2                  An assumption of a blanket conveyance and bill of sale, substantially in the form attached hereto as Exhibit M (“General Assignment”), duly executed by Purchaser, conveying and assigning to Purchaser the applicable Personal Property, Leases, Contracts, records and plans, and Intangible Property.

11.1.3                  Executed counterparts of the Master Lease and the Property Management Agreement with respect to the Closing, and such other documents to be provided in accordance with Sections 9.5 and 9.6 hereof with respect to the Closing.

11.1.4                  Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, but not limited to, ALTA Statements and GAP Undertakings, if requested by the Title Company.

11.2                        Seller’s Closing Obligations.  Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser and the Title Company the following, as same relates to each of the Properties and the Properties, as the case may be:

11.2.1                  A Special warranty deed (a “Deed”) in recordable form properly executed by Seller conveying to Purchaser the Land and Improvements in fee simple, subject only to the Permitted Exceptions, substantially in the form attached hereto as Exhibit N (as modified in order to satisfy any State-specific requirements with respect to the States of Indiana and Wisconsin, if applicable).

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11.2.2                  A General Assignment, duly executed by Seller, conveying and assigning to Purchaser the Personal Property, the Leases, the Contracts and the Intangible Property.

11.2.3                  Written notice to the tenant(s) (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for any security deposits identified in the rent roll, and (iii) indicating that rent should thereafter be paid to Purchaser, substantially in the form attached hereto as Exhibit O.

11.2.4                  A certificate substantially in the form attached hereto as Exhibit P (“Non-foreign Entity Certification”) certifying that Seller is not a “foreign person” as defined in the Code.

11.2.5                  Executed counterparts of the Master Lease and the Property Management Agreement, with respect to the Closing, and such other documents to be provided in accordance with Sections 9.5 and 9.6 hereof with respect to the Closing.

11.2.6                  Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, but not limited to, ALTA Statements and GAP Undertakings.

11.2.7                  Purchaser and Seller have agreed that possession (but not ownership) of all original Leases, tenant files and Contracts shall remain with Seller following Closing, in its capacity as Property Manager but that ownership of such items shall pass to Purchaser.  Any duplicate originals of Leases and Contracts in Seller’s possession or control shall be delivered to Purchaser promptly after Closing.

11.2.8                  All REA Estoppel Certificates received by Seller, if any.

11.2.9                  A certificate of Seller by which Seller reaffirms the truth and accuracy in all material respects of the representations and warranties set forth in Sections 7.1 above, subject to and setting forth any changes thereto occurring since the Effective Date.

11.2.10  Reliance letters with respect to and permitting Purchaser to rely on the most recent Phase 1 environmental reports provided by Seller to Purchaser from the consultant who prepared the applicable environmental report.

11.3                        Joint Closing Obligations.  Purchaser and Seller shall execute and deliver a closing statement for each of the Properties setting forth the applicable Purchase Price, and any and all prorations and credits between the parties, as determined pursuant to this Agreement, together with real estate transfer tax declarations as required.

ARTICLE XII

Risk of Loss

12.1                        Condemnation and Casualty.  If, prior to the Closing Date, any portion of the applicable Properties are taken by condemnation or eminent domain, or is the subject of a pending taking which has not been consummated, or is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser of such fact promptly after Seller obtains knowledge thereof.  If such condemnation or casualty is “Material” (as hereinafter defined), Purchaser shall have the option to either (i) extend the Scheduled Closing Date solely with respect to the applicable Property for a time reasonably required by Seller to repair any damage or destruction with respect to the applicable Property (and the Scheduled Closing Date shall proceed as scheduled with respect to all other Properties), or (ii) proceed to Closing in accordance with the terms of Section 12.1. If Purchaser

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elects to proceed to Closing, then Seller shall not be obligated to repair any damage or destruction with respect to the applicable Property, but (x) Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds or condemnation proceeds, as applicable, net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty or condemnation including any rent abatement insurance for such casualty or condemnation and (y) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price except for a credit in the amount of the applicable insurance deductible.

12.2                        Condemnation Not Material.  If the condemnation is not Material, then the Closing shall occur without abatement of the Purchase Price and, after deducting Seller’s reasonable costs and expenses incurred in collecting any award, Seller shall assign, without recourse, all awards or any rights to collect awards to Purchaser on the Closing Date.

12.3                        Casualty Not Material.  If the Casualty is not Material, then the Closing shall occur without abatement of the Purchase Price except for a credit in the amount of the applicable deductible and Seller shall not be obligated to repair such damage or destruction and Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds net of any costs of repairs completed to date and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or such casualty including any rent abatement insurance for such casualty.

12.4                        Materiality.  For purposes of this Article XII, (i) with respect to a taking by condemnation or eminent domain, the term “Material” shall mean any condemnation or taking which would materially impede access to a Property, reduce available parking at a Property below that required by applicable law or any other agreement affecting such Property, result in the termination of any Lease of more than ten percent (10%) of the space in the applicable Property, or result in a condemnation award reasonably estimated to exceed ten percent (10%) of the Purchase Price applicable to such Property; and (ii) with respect to a casualty, the term “Material” shall mean any casualty such that the cost of repair, as reasonably estimated by an engineer designated by Seller and Purchaser, is in excess of ten percent (10%) of the Purchase Price applicable to such Property.

ARTICLE XIII

Default

13.1                        Default by Seller.  IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF SELLER, WHICH DEFAULT IS NOT CURED WITHIN TWO (2) DAYS AFTER WRITTEN NOTICE FROM PURCHASER TO SELLER, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH PURCHASER MAY SUFFER.  THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT PURCHASER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE PROCEEDS OF THE SELLER LETTER OF CREDIT,  AS LIQUIDATED DAMAGES, AS PURCHASER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT.  SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAWS.  Notwithstanding the foregoing, nothing contained herein shall limit Purchaser’s remedies at law or in equity, as to the Surviving Termination Obligations.

13.2                        Default by Purchaser; Liquidated Damages.  IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF PURCHASER, WHICH DEFAULT IS NOT CURED WITHIN TWO (2) DAYS AFTER WRITTEN NOTICE FROM SELLER TO PURCHASER, IT WOULD BE

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IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER.  THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE DEPOSIT, AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT.  SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAWS.  Notwithstanding the foregoing, nothing contained herein shall limit Seller’s remedies at law or in equity, as to the Surviving Termination Obligations.

ARTICLE XIV

Brokers

14.1                        Brokers.  Purchaser and Seller each represents and warrants to the other that it has not dealt with any person or entity entitled to a brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby.  Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Seller by reason of any breach or inaccuracy of the Purchaser’s ( or its nominee’s) representations and warranties contained in this Article XIV.  Seller hereby agrees to indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Purchaser by reason of any breach or inaccuracy of Seller’s representations and warranties contained in this Article XIV.  The provisions of this Article XIV shall survive the Closing and/or termination of this Agreement.

ARTICLE XV

Confidentiality

15.1                        Confidentiality.  Purchaser expressly acknowledges and agrees that the transactions contemplated by this Agreement, the Documents that are not otherwise known by or readily available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Purchaser and shall not be disclosed by Purchaser except to a Purchaser Party/Representative, and except and only to the extent that such disclosure may be necessary for its performance hereunder.  Purchaser agrees that it shall instruct each of its Purchaser Party/Representatives to maintain the confidentiality of such information and at the request of Seller, to promptly inform Seller of the identity of each such Purchaser Party/Representative.  Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Purchaser in connection with the Properties that are not otherwise known by or readily available to the public will not be disclosed by Purchaser to any third persons (other than to its Purchaser Party/Representatives) without the prior written consent of Seller.  If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Purchaser shall promptly return to Seller, and shall instruct its Purchaser Party/Representatives to return to Seller, all copies and originals of all documents and information provided to Purchaser.  Nothing contained in Section 5.2 of this Agreement or this Section 15.1 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under Section 5.2 or this Section 15.1 in connection with the party’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings or disclosures with any applicable Authorities (In the Unites States and/or Australia) required by reason of the transactions provided for herein and/or any filings or disclosures required in accordance with the laws or market rules (including stock exchange rules) of the United States and/or Australia.  The provisions of this Section 15.1 shall survive any termination of this Agreement without limitation.

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15.2                        Post Closing Publication.  Notwithstanding the foregoing, following Closing, Purchaser and Seller shall have the right to announce the acquisition of the Properties in newspapers and real estate trade publications (including “tombstones”) publicizing the purchase provided that Purchaser and Seller shall consult one another with respect to any such notice or publication, and shall implement any reasonable comments or objections of the other.  Seller may also publicize the sale of the Property in the ordinary course of its business.  The provisions of this Section 15.2 shall survive Closing and/or any termination of this Agreement without limitation.

ARTICLE XVI

1031 Exchange

16.1                        1031 Exchange.  Purchaser agrees to cooperate with Seller for purposes of effecting and structuring, in conjunction with the sale of the Properties, for the benefit of Seller, a like-kind exchange of real property, whether simultaneous or a deferred exchange, pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.  Purchaser specifically agrees to execute such documents and instruments as are reasonably necessary to implement such an exchange.  Seller shall be solely responsible for assuring that the structure of any proposed exchange is effective for Seller’s tax purposes.  Furthermore, Purchaser specifically agrees that Seller may assign this Agreement and any of its rights or obligations hereunder, in whole or in part, as necessary or appropriate in furtherance of effectuating a Section 1031 like-kind exchange for the Properties, provided that such assignment shall not serve to relieve Seller of any liability for Seller’s obligations hereunder.  Purchaser shall have no obligation to pay costs or expenses of effectuating such exchange, no such exchange shall alter the time for performance set forth herein, and Purchaser shall not be required to take title to any exchange property or (except for customary consent to assignment of this Agreement to an exchange intermediary) to incur obligations to third parties.

ARTICLE XVII

Miscellaneous

17.1                        Notices.  Any and all notices, requests, demands or other communications hereunder shall be in writing and shall be deemed properly served (i) on the date sent if transmitted by hand delivery with receipt therefor, (ii) on the date sent if transmitted by facsimile (with confirmation by hard copy to follow by overnight delivery service), (iii) on the date sent if scanned to a .pdf file and transmitted by e-mail (with confirmation by hard copy to follow by overnight delivery service) (iv) on day after the notice is deposited with a nationally recognized overnight courier, or (v) upon receipt after being sent by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

To Purchaser:	CenterPoint James Fielding, LLC
Level 5, 40 Miller Street
North Sydney, NSW 2060
Australia
Attn: Mr. Ben Hindmarsh
Fax No.: 61 2 9004 8462
E-Mail: benhindmarsh@mirvac.com.au

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With a copy to:		Wildman Harrold Allen & Dixon LLP
225 W. Wacker Drive, Suite 3000
Chicago, Illinois 60606
Attn: Kathleen M. Gilligan, Esq.
Fax No.: (312) 201-2555
E-Mail: gilligan@wildmanharrold.com

To Seller:		CenterPoint Properties Trust
1808 Swift Drive
Oak Brook, Illinois 60523
	Attn:	Mr. James N. Clewlow and Mr. Michael M. Mullen
Fax No.: (630) 586-8010
E-Mail: jclewlow@centerpoint-prop.com
E-Mail: mmullen@centerpoint-prop.com

With a copy to:		Weinberg Richmond LLP
333 West Wacker Drive, Suite 1800
Chicago, Illinois 60606
Attn: Mark S. Richmond, Esq.
	Fax No.:	(312) 807-3903
	E-Mail	mrichmond@wr-llp.com

17.2                        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Illinois, without regard to the conflict of laws principles thereof.

17.3                        Headings.  The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

17.4                        Effective Date.  This Agreement shall be effective upon delivery of this Agreement fully executed by the Seller and Purchaser, which date shall be deemed the Effective Date hereof.  Either party may request that the other party promptly execute a memorandum specifying the Effective Date.

17.5                        Business Days.  If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.  As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

17.6                        Counterpart Copies.  This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

17.7                        Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

17.8                        Assignment.  Purchaser shall not have the right to assign this Agreement without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute

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discretion; provided, however, Purchaser may designate a wholly owned subsidiary to acquire title to the Properties at Closing or assign its right, title and interest under this Agreement to a wholly owned subsidiary, provided that in no event will Purchaser be released from any of its obligations or liabilities under this Agreement.  Seller may assign this Agreement in whole or in part to any corporate, limited liability company or partnership entity affiliated with, or related to, Seller (“Affiliate”) without Purchaser’s consent; provided that Seller shall in no event be released from any of its obligations or liabilities hereunder as a result of any such assignment.  In the event that an Affiliate shall be designated as a transferee hereunder, the Affiliate shall have the benefit of all of the representations and rights that would otherwise have run in favor of Seller, which, by the terms of this Agreement, are incorporated or relate to the conveyance in question.  All transferees and assignees of Purchaser (“Assignee”) shall assume all of Purchaser’s obligations under this Agreement pursuant to an Assignment and Assumption Agreement reasonably acceptable to Seller, and consented to in writing by Seller.  In the event the rights and obligations of Purchaser shall be transferred, assigned and assumed as permitted under this Agreement, then such Assignee will be substituted in place of such assignor in the above-provided-for documents and it shall be entitled to the benefit of and may enforce Seller’s covenants, representations and warranties hereunder provided that Purchaser shall in no event be released from any of its obligations or liabilities hereunder as a result of such assignment.  Upon any such assignment by Purchaser or any successor or assign of Purchaser, then the assignor’s liabilities and obligations hereunder or under any instruments, documents or agreements made pursuant hereto shall be binding upon Assignee; provided, however, that Assignee shall have the benefit of any limitations of such liabilities and obligations applicable to either the assignor or Assignee, provided by law or by the terms hereof or such instruments, documents or agreements.  Whenever reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Agreement.  Purchaser may assign this Agreement for collateral purposes only to Purchaser’s lender.

17.9                        Interpretation.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

17.10                 Entire Agreement.  This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings.  Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein.  No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived.  Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

17.11                 Severability.  If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17.12                 Survival.  Except for obligations that survive the Closing pursuant to the provisions of Sections (and related subparagraphs) 4.2, 5.1, 5.2, 5.3, 6.2, 7.4, 7.5, 7.6, 8.3, 8.4, 9.4, 9.9, 9.11, 10.2, 14.1, 15.1, 15.2, 17.15, 17.16, 17.20 and 17.23 (collectively, the “Surviving Termination Obligations”), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein.

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17.13                 Exhibits and Schedules.  Exhibits A through S and Schedules 7.1.4 through 9.12 attached hereto are incorporated herein by reference.

17.14                 Time.  Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

17.15                 Limitation of Liability.  No present or future partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of or in Purchaser or any affiliate of Purchaser shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Purchaser’s assets for the payment of any claim or for any performance, and Seller hereby waives any and all such personal liability.  For purposes of this Section 17.15, no negative capital account or any contribution or payment obligation of any partner or member in Purchaser shall constitute an asset of Purchaser.  The limitations of liability contained in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Purchaser provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by Purchaser shall also contain the foregoing exculpation.

No present or future partner, member, director, officer, shareholder, employee, advisor, affiliate or agent of or in Seller or any affiliate of Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser hereby waives any and all such personal liability.  For purposes of this Section 17.15, no negative capital account or any contribution or payment obligation of any partner or member in Seller shall constitute an asset of Seller.  The limitations of liability contained in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by Seller shall also contain the foregoing exculpation.  The provisions of this Section 17.15 shall survive Closing and/or any termination of this Agreement.

17.16                 Prevailing Party.  Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.  The provisions of this Section 17.16 shall survive Closing and/or any termination of this Agreement.

17.17                 No Recording.  Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

17.18                 Waiver of Trial by Jury.  The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

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17.19                 Cooperation between Seller and Purchaser.  Seller agrees to reasonably cooperate with Purchaser in connection with the preparation and delivery of any Subordination, Non-Disturbance and Attornment Agreements required by Purchaser’s lenders in connection with the closing of the transaction described herein.

17.20                 Further Assurances.  Each party shall, from time to time, at the request of the other party, and without further consideration, execute and deliver such further instruments and take such further action as may be required or reasonably requested by either party to establish, maintain or protect the respective rights of the parties to carry out and effect the intentions and purposes of this Agreement.

17.21                 Return of Deposit.  Notwithstanding anything to the contrary contained in this Agreement, whenever this Agreement provides that the Deposit shall be delivered or returned to Purchaser, the parties acknowledge and agree that said Deposit or a portion thereof shall remain with the Escrow Agent in the event that Purchaser has failed to comply with the provisions of this Agreement.  Notwithstanding anything to the contrary contained in this Section 17.21, Seller agrees that if the provisions of this Agreement provide for the return of the Deposit to Purchaser that Seller will not unreasonably withhold its consent to the return of the Deposit to Purchaser.  Notwithstanding anything to the contrary contained in this Section 17.21, Purchaser agrees that if the provisions of this Agreement provide for the return of the Seller Earnest Money to Seller that Purchaser will not unreasonably withhold its consent to the return of the Seller Earnest Money to Seller.

17.22                 Other Agreements.  Seller and Purchaser have a business relationship with each other and in connection therewith Seller and Purchaser have entered into various other agreements as of the date hereof (“Other Agreements”).  A default by either party under any Other Agreement not cured within any applicable cure period shall be deemed to be a default by such party under this Agreement.

17.23                 Seller Environmental Obligations.  Notwithstanding anything to the contrary contained in this Agreement, based on conditions existing as of the Effective Date, Seller agrees to conduct and complete, for Purchaser’s benefit and solely at Seller’s expense except as provided below, all investigation and remediation measures necessary for Seller to obtain (a) with respect to the Properties identified on Exhibit S, a No Further Remediation (“NFR”) letter from the Illinois Environmental Protection Agency, and (b) with respect to the Properties identified on Exhibit S, a Certificate of Completion in the Voluntary Remediation Program administered by the Indiana Department of Environmental Management and a Covenant Not to Sue from the office of the Governor of Indiana (the NFR Letter, the Certificates of Completion, the Covenants Not to Sue, and all other necessary closure certification records shall be referred to collectively herein as the “Completion Documents”).

17.23.1            Schedule.  Seller shall act with diligence in conducting investigation and remediation measures, in pursuing issuance of the Completion Documents, and in complying with any applicable requirements of the respective state voluntary cleanup program, including without limitation the following, to the extent required by the respective state voluntary cleanup program: causing the Completion Documents to be recorded in the property records and filed with governmental agencies, and notifying third parties such as off-site landowners. Seller shall make reasonable efforts to cause the Completion Documents to be issued by no later than the LLC Expiration Date (as defined in that certain Limited Liability Company Agreement of even date herewith by and between CenterPoint Properties Trust and JF US Industrial Property Trust).  If Seller fails to cause the Completion Documents to be issued by no later than the LLC Expiration Date for any individual Property (“NFR Substitution Event”), Purchaser may, at its option, by written notice to Seller within

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thirty (30) days after the occurrence of an NFR Substitution Event, request that Seller offer a Substitute Property in accordance with Section 9.9.2 above. (“NFR Substitution Notice”); provided, however, in the event that Purchaser elects to have Seller provide a Substitute Property, Seller, if it chooses to do so, in its sole and absolute discretion, shall have a period of thirty (30) days from the date Seller is given the NFR Substitution Notice to obtain the Completion Documents, and further, provided, however, if the Completion Documents are not capable of being obtained within said thirty (30) day period through no fault of Seller and Seller has commenced to obtain the Completion Documents within such thirty (30) day period, then Seller shall have such reasonable period of time from and after the date of the NFR Completion Notice to obtain the Completion Documents; provided, further, that such additional period shall not extend beyond the date of the Closing with respect to the Substitute Property.  In the event Seller cures the condition giving rise to the NFR Substitution Event prior to the time that a Closing with respect to the Substitute Property occurs, the Scheduled Closing Date for the Removed Property shall be extended to the fifteenth (15th) day after the condition giving rise to the NFR Substitution Event has been cured.

In the event Seller does not obtain the Completion Documents within the time periods referenced above, Seller shall repurchase the Property in question at such time as Purchaser acquires a Substitute Property.  Seller shall repurchase the Removed Property for the same price paid by Purchaser to purchase such Property from Seller and Seller shall repurchase such Property on the same terms and conditions of this Agreement applicable to Purchaser’s acquisition of a Substitute Property. Seller shall be obligated to repurchase the Property in question only if Purchaser agrees to purchase the Substitute Property, and Purchaser and Seller shall agree to close on both transactions on the same day at the same time.  Seller and Purchaser agree to follow the same terms, conditions and procedures for purposes of this exchange as are generally consistent with Sections 9.9.5, 9.9.6, 9.9.7 and 9.9.8 of this Agreement.

17.23.2            Cooperation.  From and after the Effective Date of this Agreement, Seller and Purchaser shall cooperate with each other to facilitate the successful completion of the voluntary remediation process for each Property.  Seller and Purchaser shall consult in good faith about all draft workplans and proposed submissions to regulatory authorities, and Seller shall make changes reasonably requested by Purchaser.  Seller shall provide at least two (2) Business Days advance written notice of entry onto a Property and identify the general nature of the work to be performed and the portion(s) of the Property on which the work will be performed.  To the extent practical, Seller shall provide advance notice to Purchaser of, and shall allow Purchaser to participate in, meetings and telephone conferences with regulatory authorities.  Seller shall provide Purchaser with a copy of all test results, final submissions to regulatory agencies and final documents received from such agencies within a reasonable period of time after they are received or created by Seller.

17.23.3            Scope of Testing Activities.  Pursuant to this Section 17.23, Seller shall conduct initial testing sufficient to reasonably identify all potential contaminants of concern materially related to the industrial/commercial use at the Properties (reasonably taking into consideration potentially significant environmental conditions indicated in Phase 1 reports or in prior testing).  Subsequent testing shall be conducted by Seller as reasonably necessary to satisfy regulatory authorities for issuance of the Completion Documents.

17.23.4            Institutional Controls.  The Completion Documents may be qualified or conditioned by institutional controls (e.g., deed restrictions, engineered barriers) to the extent such controls are consistent with the Properties’ industrial/commercial use as of the Effective Date and are necessary for issuance of the Completion Documents; provided, however,

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Seller shall have sole discretion to select the remedial approach for obtaining the Completion Documents.  Any such institutional controls are subject to Purchaser’s review and approval, which approval shall not be unreasonably withheld.

17.23.5            Execution of Documents.  Solely relating to and limited by Seller’s obligations as set forth in Article 17 hereto, Seller shall arrange for any offsite disposal of hazardous substances, required in order to obtain the Completion Documents, and shall execute all manifests and similar documents, reflecting itself or its designee as the generator of such hazardous substances, and in no event shall Seller name or identify Purchaser as the generator of such hazardous substances; provided, however, the Seller has no duty or obligation whatsoever for any hazardous substances transported to, released upon or generated by Purchaser, its agents, representatives and assigns, at, on, beneath or adjacent to the Properties. Purchaser shall execute other documents reasonably requested by Seller that are necessary and consistent with this Section 17.23.

17.23.6            Access. Purchaser shall provide necessary access to Seller to carry out the provisions of this section.  Seller shall use all reasonable efforts to avoid any disruption of tenant activities, and shall promptly repair at Seller’s sole cost and expense any damage caused by its investigation or remediation activities.

17.23.7            Indemnification. Until the earlier of the date the Seller procures and provides to Purchaser the requisite Completion Documents as set forth herein for each Property, or an appropriate substitute is exchanged pursuant to Section 17.23.1 hereof, Seller shall protect, defend, indemnify and hold Purchaser harmless from and against any claim or loss arising out of (a) any investigation, remediation or disposal activities conducted by Seller or its agents pursuant to this Section 17.23, and (b) any failure by Seller to obtain the Completion Documents as provided in this section.

17.23.8            Voidance. In the event any of the Completion Documents are voided as a result of any fraudulent misrepresentation or other fraudulent act or omission of Seller, Seller shall be responsible for implementing at its expense any measures necessary to have the Completion Documents reinstated.

17.23.9            Assignment.  To the extent allowed by contract and law, Seller shall use reasonable efforts to assign to Purchaser its environmental rights under current vendor and tenant agreements, including all indemnities, escrows, representations, and warranties (“Seller’s Environmental Rights”).  Where Seller is unable to assign Seller’s Environmental Rights, Seller will use commercially reasonable efforts to enforce such rights on behalf of Purchaser (at Purchaser’s expense).

17.23.10      Survival.  The terms of this Section 17.23 shall expressly survive, without limitation, the Closing.

17.24                 Currency. All payments and amounts referenced or described in this Agreement shall be deemed to require payments in and refer to amounts in the currency of the United States of America.

17.25                 Facsimile Signatures. The parties hereto agree that the use of facsimile signatures for the execution of this Agreement shall be legal and binding and shall have the same force and effect as if originally signed.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth below.

PURCHASER:

CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company

By	/s/ Adrian Harrington
Name:	Adrian Harrington
Title:	Vice President

By	/s/ Adrienne Parkinson
Name:	Adrienne Parkinson
Title:	Assistant Secretary

Date: April 6, 2005

Tax I.D. # 98-0450460

SELLER:

CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust

By	/s/ Michael M. Mullen
Name:	Michael M. Mullen
Title:	Chief Executive Officer

By	/s/ James N. Clewlow
Name:	James N. Clewlow
Title:	Chief Investment Officer

Date:	April 6, 2005

CENTERPOINT VENTURE, LLC, a Delaware limited liability company

By	/s/ Michael M. Mullen
Name:	Michael M. Mullen
Title:	Vice President

By	/s/ James N. Clewlow
Name:	James N. Clewlow
Title:	Vice President

Date:	April 6, 2005

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Exhibits

Exhibit A	Properties
Exhibit B-1 - B-3	Legal Descriptions
Exhibit C-1 - C-3	Schedule of Leases
Exhibit D -	Intentionally Deleted
Exhibit E -	Escrow Agreement
Exhibit F -	Documents
Exhibit G-1 - G-3	Permitted Exceptions
Exhibit H-	Master Lease
Exhibit I -	Property Management Agreement
Exhibit J -	Intentionally Deleted
Exhibit K -	Tenant Estoppel Certificate
Exhibit L -	Seller’s Estoppel Certificate
Exhibit M -	General Assignment
Exhibit N -	Deed
Exhibit O -	Notice of Sale to Tenant
Exhibit P -	Non-Foreign Entity Certification
Exhibit Q -	Survey Certification
Exhibit R -	Planned Expenditures
Exhibit S -	NFR Properties

Schedules

7.1.4 -	No Violations of Laws
7.1.5	Eminent Domain
7.1.6	Hazardous Material
7.1.7	Litigation
7.1.8	Leases
7.1.9	Contracts
7.1.10	Defaults
9.8	Purchase Price Schedule
9.10	Contracts
9.12	REA Estoppels

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TRANCHE 1/1031

SALE AGREEMENT

THIS SALE AGREEMENT (“Agreement”) is made and entered into as of the 6th day of April, 2005, by and between CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust (“SELLER”), and CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company (“PURCHASER”).

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

Sale of Properties

1.1                               Sale of Properties.  Seller agrees to sell, assign and convey to Purchaser, or cause to be sold, assigned and conveyed to Purchaser, in the event that one or more of the Properties is currently owned by an entity affiliated with Seller (hereinafter collectively referred to as “Seller Affiliates”), and Purchaser agrees to purchase from Seller, the following:

1.1.1                        Land and Improvements.  That certain real property commonly described on Exhibit A, being more particularly described on Exhibits B-1 through B-3, respectively, attached hereto (collectively, the “Land”), together with any improvements located thereon (collectively, the “Improvements”);

1.1.2                        Leases.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all leases, subleases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto (hereafter referred to collectively as the “Leases”), being more particularly described on Exhibits C-1 through C-3, respectively, attached hereto, and all prepaid rent attributable to the period following Closing, as herein defined, and subject to Section 4.2.4 below, the security deposits under such Leases (collectively, the “Leasehold Property”);

1.1.3                        Real Property.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all easements and appurtenances to Seller’s or Seller Affiliates’, as the case may be, interest in the Land and the Improvements, including, without limitation, all mineral and water rights and all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances are sometimes collectively referred to as the “Real Property”);

1.1.4                        Personal Property.  All personal property (including equipment), if any, owned by Seller or Seller Affiliates, as the case may be, and located on the Real Property as of the date hereof, and all fixtures, if any, located on the Real Property as of the date hereof or as of the Closing Date (collectively, the “Personal Property”); and

1.1.5                        Intangible Property.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all service, equipment, supply and maintenance contracts (collectively, the “Contracts”), guarantees, licenses, side track agreements (and other agreements including leasehold agreements attendant to the Property), approvals, utility contracts, plans and specifications, governmental approvals and development rights, certificates, permits and warranties (and including all escrows, indemnities, representations, warranties and guarantees Seller received from any and all vendors from when Seller acquired the Properties), including, without limitation environmental insurance policies (to the extent same can be assigned with a reservation of rights for the benefit of Seller as well) and other environmental escrows and indemnities (to the extent same can be assigned with a reservation of rights for the benefit of Seller as well), if any, relating to the Real Property or the Personal Property, to the extent assignable (collectively, the “Intangible Property”).  (For each individual parcel, the Real Property, the Leasehold Property, the Personal Property and the Intangible Property are sometimes collectively hereinafter referred to as the “Property”, and for all parcels, taken together, the Real Property, the Leasehold Property, the Personal Property and the Intangible Property are collectively referred to as the “Properties”).  It is hereby acknowledged by the parties that Seller shall not convey to Purchaser claims relating to any real property tax refunds or rebates for periods accruing prior to the Closing, to the extent such taxes have been paid by Seller prior to the Closing, existing insurance claims and any existing claims against previous tenants of the Properties, which claims are hereby reserved by Seller, subject to the terms and provisions of Section 4.2.4 below.

ARTICLE II

Purchase Price

2.1                               Purchase Price.  Subject to the provisions of Section 9.9 below, the purchase price for the Properties shall be Thirty Million One Hundred Thousand and No/100 Dollars ($30,100,000.00) (“Purchase Price”) in currency of the United States of America. The Purchase Price, as adjusted by all prorations as provided for herein, shall be paid by Purchaser at Closing as directed by the Seller by wire transfer of immediately available federal funds of The United States of America.

ARTICLE III

Deposit

3.1                               Purchaser Deposit.  Purchaser has deposited the amount of Ten Million and No/100 Dollars ($10,000,000.00) (“Initial Deposit”) with Chicago Title Insurance Company (“Escrow Agent” or “Title Company”) in immediately available federal funds of the United States of America.  The Initial Deposit, together with any interest thereon, are collectively referred to herein as the “Deposit.”  The Deposit shall be held by Escrow Agent pursuant to an Escrow Agreement in the form attached hereto as Exhibit E.

3.2                               Application of the Deposit.  At the time of the final Closing of the Properties, including, but not limited to Substitute Properties, the Deposit shall be applied to the Purchase Price.  If the Closing does not occur in accordance with the terms hereof, the Deposit shall be held and delivered as hereinafter provided.

3.3                               Interest Bearing – Purchaser Deposit.  The Deposit shall (i) be held in an interest-bearing escrow account by Escrow Agent in an institution as directed by Purchaser and reasonably acceptable to Seller and (ii) include any interest earned thereon.  To allow the interest bearing account to be opened, Purchaser’s tax identification or social security numbers are set forth below its signature.

3.4                               Seller Deposit.  Concurrently with the complete execution and delivery of this Agreement, Seller has deposited a Ten Million and No/100 Dollars ($10,000,000.00) Letter of Credit (“Seller Letter of Credit”) with Escrow Agent.  The Seller Letter of Credit shall be held by Escrow Agent pursuant to an Escrow Agreement in the form attached hereto as Exhibit E modified to conform to the terms of this Agreement and as required by Title Company when Title Company

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holds a letter of credit.  The Seller Letter of Credit shall (i) be unconditional and irrevocable, (ii) be in a form reasonably acceptable to Purchaser, (iii) be issued by a financial institution doing business in the United States of America, with offices in Chicago, Illinois and (iv) expire no earlier than June 30, 2005.  The cost of issuing and maintaining the Seller Letter of Credit shall be paid by Seller.  The Seller Letter of Credit and the proceeds of the Seller Letter of Credit (“Proceeds”) have been provided to assure performance and observance by Seller of all of its closing obligations under this Agreement.  Accordingly, in the event of a Seller default as described in Section 13.1 hereinbelow, or in the event that the Seller Letter of Credit will expire within thirty (30) days or less, Purchaser shall have the right to direct Escrow Agent to draw upon the Seller Letter of Credit.  All Proceeds received by Escrow Agent shall be retained by Escrow Agent and held or disbursed pursuant to the terms of the Escrow Agreement and this Agreement.  At the time of the final Closing of Properties, including, but not limited to, Substitute Properties (defined below) under this Agreement, the Seller Letter of Credit shall be delivered to Seller.

ARTICLE IV

Closing, Prorations and Closing Costs

4.1                               Closing.  The closing of the purchase and sale of the Properties shall occur on or before 10:00 a.m. Central time on May 20, 2005 (the “Scheduled Closing Date”) and shall be held at the offices of Escrow Agent, or at such other place agreed to by Seller and Purchaser (said closing is hereinafter referred to as the “Closing”).  Notwithstanding anything to the contrary contained in this Section 4.1, Seller or Purchaser, as the case may be, shall have the right to extend the closing date for one or more of the Properties in accordance with the provisions of Sections 9.9, 10.1 and 12.1 hereof.  “Closing” shall be deemed to have occurred when the Title Company has been instructed by both parties to pay the applicable portion of the Purchase Price to Seller and to record the applicable Deeds, as hereunder defined.  The date of the Closing is sometimes referred to in this Agreement as a “Closing Date.”  The transactions contemplated by this Agreement shall be closed through an escrow with Escrow Agent on the Closing Date, in accordance with the general provisions of the usual form “New York Style” Deed and Money Escrow Agreement used by Escrow Agent, with such provisions required to conform to the terms of this Agreement.

4.2                               Prorations.  All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this Section 4.2.  Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of midnight of the day immediately preceding a Closing Date, with Purchaser to be treated as the owner of the applicable Properties, for purposes of prorations of income and expenses, on and after a Closing Date.

4.2.1                        Taxes.  Subject to the provisions of this Section 4.2.1, real estate and personal property taxes, if any, accrued, but not yet due and owing as of the Closing and installments of special assessments, if any, due and owing during the installment year in which the Closing occurs (hereinafter collectively referred to as “Taxes”) shall be prorated as of the Closing Date, and, notwithstanding any other provision contained in this Agreement, shall not be reprorated.  Seller shall pay all Taxes due and payable as of the Closing Date.  If the Taxes have not been set for the year in which Closing occurs or any prior year, then the proration of such Taxes shall be based upon the most recent ascertainable tax bills.  Notwithstanding any other provision of this Agreement, (a) there shall be no proration of Taxes with respect to tenants whose leases obligate said tenants to pay Taxes when the tax bills are issued, and (b) the amount otherwise due Purchaser under this Section 4.2.1 shall be reduced by an amount equal to all tenant deposits held by Seller for Taxes at the time of Closing (collectively, the “Tenant Tax Deposits”) and the Tenant Tax Deposits shall be turned over to Purchaser at Closing.  Tenant Tax Deposits received by Seller following Closing for any period of time after Closing shall be paid to Purchaser.  The amount due

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under this Section 4.2.1 shall not be credited to Purchaser at Closing but shall be deposited into the operating account for the Properties and held by Seller as property manager pursuant to the Management Agreement described in Section 9.6 below.

Seller shall contest real estate taxes and/or assessment levels, as the case may be, prior to Closing if Seller deems reasonable in its judgment as a commercially prudent owner of real estate.  All costs incurred in connection with such contest shall be paid by the parties in proportion to benefit received by the parties in connection with any reduction of such real estate taxes or assessments as the case may be.

4.2.2                        Insurance.  Seller shall assign its existing insurance policies to Purchaser upon Closing.  Purchaser shall be named as a named insured thereon and all premiums with respect thereto shall be prorated between the parties as of Closing.

4.2.3                        Utilities.  Purchaser and Seller hereby acknowledge and agree that the amounts of all electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses relating to the applicable Properties not paid by tenants under Leases and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Purchaser and Seller immediately after the same have been determined.  Seller shall attempt to have all utility meters, or utility services not paid by tenants under Leases, read as of the Closing Date.  Purchaser shall cause all utility services to be placed in Purchaser’s name as of the Closing Date.  If permitted by the applicable utilities, all utility deposits in Seller’s name shall be assigned to Purchaser as of the Closing Date, and Seller shall receive a credit therefor at Closing.

4.2.4                        Rents.  Rent [(including estimated pass-through payments for common area/operating expenses, but not for Taxes), collectively “Rents”] for the month in which Closing occurs shall be prorated for said month based upon the Rents estimated to have been collected by Seller as of the Closing Date.  Rents for said month shall be reprorated within seven (7) Business Days after the end of said month based on Rents actually received.  During the period after Closing, (i) Purchaser shall deliver to Seller any and all Rents accrued but uncollected as of the Closing Date, to the extent subsequently collected by Purchaser; provided, however, Purchaser shall apply Rents received after Closing first to payment of current Rents then due, and thereafter to delinquent Rents (other than “true up” payments received from tenants attributable to a year-end reconciliation of actual and budgeted pass-through payments, which shall be allocated among Seller and Purchaser pro rata in accordance with their respective period of ownership as set forth in Section 4.2.5 below), and (ii) Seller shall deliver to Purchaser any and all Rents collected by Seller for any period after Closing.

Subject to the provisions of the following sentence, Seller shall be entitled, after the Closing, to take any action against a tenant which would not result in a termination of any Lease or a tenant’s right of occupancy thereunder (“Seller Action”).  Notwithstanding the foregoing, Seller shall not take any Seller Action unless Seller shall have first provided Purchaser with not less than five (5) Business Days’ notice of its intent to take action against a tenant, together with a description of the subject matter of the proposed Seller Action.  Purchaser agrees that it shall use commercially reasonable efforts to collect all pass-through rents payable by tenants and any delinquent Rents (provided, however, that Purchaser shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent Rents).

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The amount of any unapplied security deposits (plus accrued interest thereon if payable to a tenant under its lease) under the Leases held by Seller in cash at the time of Closing shall be credited against the Purchase Price; accordingly, Seller shall retain the actual cash deposits.  Notwithstanding anything in this Section 4.2.4 to the contrary, if any security deposits are in the form of a letter of credit, such security deposits shall not be prorated, but shall be turned over by Seller to Purchaser at the Closing by the delivery thereof by Seller to Purchaser in accordance with this provision.  In addition, Seller shall use reasonable efforts to deliver appropriate duly executed instruments of transfer or assignment of such letters of credit which are required to establish Purchaser as the new beneficiary thereunder and any consents required by the issuing bank for the transfer of such letters of credit.  If required, Seller shall use reasonable efforts to arrange for the issuance by the issuing bank of any authorization to the transfer, together with the delivery of such letters of credit (and any letter of transfer that is required by such letter of credit).  Any fees imposed by such issuing banks in connection with such transfers which are not the obligation of the applicable tenant to pay shall be paid by Seller.  In the event that any letter of credit is not transferable as of Closing, Seller shall cooperate with Purchaser in all reasonable respects following the Closing so as to transfer the same to Purchaser or to obtain a replacement letter of credit with respect thereto in favor of Purchaser, in either case at no cost or expense to Purchaser.  Until any such letter of credit shall be transferred or replaced, Seller shall present such letter of credit for payment and deliver the proceeds received by Seller, if any, to Purchaser within a reasonable period of time following receipt of Purchaser’s written request.  Notwithstanding the foregoing, Seller shall not be in default under this Agreement in the event that any such letter of credit is not assigned to Purchaser for any reason other than the failure of Seller to sign the documents required of it to transfer the letter of credit or the failure of Seller to pay any fees imposed by an issuing bank in connection with such transfers.  In such event, Purchaser may terminate this Agreement with respect to the applicable Property upon written notice to Seller on or before ten (10) days after Purchaser becomes aware that a letter of credit will not be assigned on the Closing Date; provided, however, Purchaser’s right to terminate shall not be effective in the event that Seller, in its sole and absolute discretion, gives Purchaser a credit against the Purchase Price in the amount of the security deposit or provides a substitute letter of credit in that amount.

4.2.5                        Calculations.  For purposes of calculating prorations, Purchaser shall be deemed to be in title to that portion of the Properties being acquired on the Closing Date, and, therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs.  All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and year in question.  Except as set forth in this Section 4.2, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser.  Purchaser and Seller shall each submit or cause to be submitted to the other (i) on or about the 90th day after Closing, and (ii) on or about the one year anniversary of the Closing, a statement which sets forth necessary adjustments to items subject to proration pursuant to the provisions of this Section 4.2, if any; provided, however, no adjustment shall be made with respect to Taxes.  Within fifteen (15) days following delivery of such statements, the parties shall make such adjustments among themselves as shall be necessary to carry out the prorations as contemplated in this Section 4.2.  In the event any prorations made under this Section 4.2 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same.

4.2.6                        Leasing Commissions and Leasing Costs.  Seller shall be responsible for all leasing commissions, tenant improvement costs and other usual and customary leasing

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costs, due and owing with respect to the current term of all Leases executed prior to the Effective Date, whether such leasing commissions, tenant improvement costs and other usual and customary leasing costs are due to be paid prior to or after the Closing Date.

4.2.7                        Prepaid Items.  Any prepaid items, including, without limitation, fees for licenses which are transferred to the Purchaser at the Closing and annual permit and inspection fees shall be apportioned between the Seller and the Purchaser at the Closing.

4.2.8                        Allocation of Closing Costs and Expenses.  Seller shall bear the cost of the title policy to be issued and extended coverage charges, the cost of the Surveys (as hereinafter defined), the cost to record any instruments necessary to clear Seller’s title, one-half the cost of the Closing Escrow and one-half the cost of the “New York Style” closing fee. Purchaser shall bear the cost of any recording fees with respect to the Deeds, all costs incurred in connection with obtaining Purchaser’s financing for this transaction, if any, the cost of all title endorsements (other than with respect to extended coverage), if any, one-half the cost of the Closing Escrow and one-half the cost of the “New York Style” closing fee.  The cost of state and county transfer taxes shall be paid by the Seller, and the cost of local transfer taxes shall be paid by the party designated in the applicable local ordinance or local custom.  If no such designation or custom exists, and a local transfer tax must be paid, the cost thereof shall be shared equally by Seller and Purchaser.

4.2.9                        Operating Expenses.  All operating expenses (including all charges under Contracts and agreements assumed by Purchaser under the General Assignment, as hereinafter defined and fees to any owner’s association) shall be prorated as of the Closing Date.  As to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing Date occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Purchaser), and assuming that all charges are incurred uniformly during the Current Billing Period.  If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment within thirty (30) days of receipt of actual bills.  Notwithstanding the foregoing, no prorations or adjustments shall be made for portions of operating costs of the Properties to the extent a tenant under the Leases is required to pay same pursuant to the terms of any of the Leases. Purchaser shall be credited with an amount equal to all deposits made by tenants and held by Seller at Closing towards the tenant’s obligation to pay any such operating expenses.

ARTICLE V

Inspection

5.1                               Seller Deliveries.  Purchaser acknowledges that Seller has heretofore delivered or caused to be delivered or made available to Purchaser at the Properties all of the items relating to the Properties specified on Exhibit F, attached hereto, to the extent that such items were in Seller’s possession (“Documents”); provided, however, that except for the representations and warranties made in Article VII hereof, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such documents, if any, relating to the Properties.  Except with respect to claims arising out of a breach by Seller of a representation or warranty made in Article VII hereof, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials.  Purchaser acknowledges that any and all of the

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Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and were delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Properties.  Purchaser agrees not to disclose such non-public documents, or any of the provisions, terms or conditions thereof, to any party other than a Purchaser Party/Representative, as hereinafter defined.  Purchaser shall return all of the Documents, at such time as this Agreement is terminated for any reason.  This Section 5.1 shall survive Closing and/or termination of this Agreement without limitation.

5.2                               Independent Examination/Right to Access.  Purchaser hereby acknowledges that it has been given, prior to the execution hereof, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Properties.  Purchaser further acknowledges that Purchaser is relying upon its own independent examination of the Properties and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Properties.  Except as may be provided in Article VII hereof, Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser.  Notwithstanding anything to the contrary contained in this Section 5.2, Purchaser and its agents shall have access to the Properties and the Documents prior to the Closing Date, but during normal business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense, and at Purchaser’s and its agents’ sole risk, to inspect the applicable Properties, provided, however, Purchaser shall not be entitled to conduct Physical Testing or any Phase I Assessments, as said terms are hereinafter defined, without the approval of Seller, which approval shall not be unreasonably withheld, and further provided that prior to Purchaser entering the Properties, Purchaser shall deliver to Seller evidence of Due Diligence Insurance, as hereinafter defined.  Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided that Seller does not unreasonably interfere with Purchaser’s inspection.  The provisions of this Section 5.2 shall survive Closing and/or termination of this Agreement without limitation.  Purchaser acknowledges and agrees that the Documents and investigation available to it have been sufficient to allow Purchaser to decide whether or not to enter into this Agreement and consummate the transaction contemplated hereby.

5.3                               Inspection Obligations and Indemnity.  Purchaser and its agents and representatives shall (a) not unreasonably disturb the tenants of the Improvements or interfere with their use of the Real Property pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Real Property; (c) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (d) promptly repair any damage to any part of the Properties or any personal property owned or held by any tenant caused by Purchaser’s inspection of the Properties; (e) promptly pay when due the costs of all tests, investigations and examinations done by Purchaser with regard to the Properties; (f) not permit any liens to attach to the Properties as a result of Purchaser’s inspection of the Properties; (g) restore the Improvements and the surface of the Real Property to the condition in which the same was found before any such inspection or tests were undertaken by Purchaser; and (h) except to the extent required by law, not reveal or disclose any information obtained pursuant to its inspections of the Properties to anyone other than the following persons or entities (each a “Purchaser Party/Representative”): (x) Purchaser’s prospective lenders, members, managers, partners or other co-venturers or investors, in connection with the proposed purchase of the Properties and their respective representatives; and (y) Purchaser’s directors, officers, partners, members, managers, affiliates, shareholders, employees, legal counsel, accountants, engineers, architects, financial advisors and similar professionals and consultants to the extent Purchaser deems it necessary or appropriate in connection with its

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evaluation of the Properties.  Purchaser shall, and does hereby agree to indemnify, defend and hold Seller, its partners, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including, but not limited to, attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Properties in the exercise of the inspections of Purchaser prior to the Effective Date, including, without limitation, claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use of or damage to its premises or property in connection with Purchaser’s review of the Properties.  This Section 5.3 shall survive the Closing and/or any termination of this Agreement without limitation. Purchaser acknowledges and agrees that the Documents and investigation available to it have been sufficient to allow Purchaser to decide whether or not to enter into this Agreement and consummate the transaction contemplated hereby.

ARTICLE VI

Title and Survey Matters

6.1                               Title.  Purchaser acknowledges that, prior to the Effective Date, Seller has delivered to Purchaser, with respect to each Property, a title insurance commitment or a prior title insurance policy (a “Commitment”), together with a copy of all underlying documents referenced therein (collectively, the “Title Documents”).  Except as hereinafter provided, Purchaser and Seller hereby agree that (i) all Taxes that are not due and payable prior to Closing, (ii) the rights of the tenants under the Leases and Approved New Leases (as defined in Section 9.3 of this Agreement), as parties in possession only, (iii) all matters created by or on behalf of Purchaser and (iv) the exceptions to title identified on Exhibits G-1 through G-3, respectively, shall constitute “ Permitted Exceptions”.  Notwithstanding anything to the contrary contained herein, Seller shall be obligated to cause all of the following resulting from the act or omission of, or caused by, Seller or grantor under the Deeds to be fully satisfied, released and discharged of record or insured or bonded over on or prior to the Closing Date:  all mortgages, deeds of trust and monetary liens [including liens for delinquent taxes, mechanics’ liens and judgment liens] affecting the Properties and all indebtedness secured thereby.

6.2                               Survey.  Purchaser acknowledges receipt of Seller’s existing surveys (“Initial Surveys”) for each of the Properties.  Seller has ordered a current ALTA/ACSM survey for each Property to be certified to Purchaser, as well as any affiliates and lender designated by Purchaser to Seller at least thirty (30) days prior to Closing and Title Company (collectively, the “Surveys”) and shall deliver a copy of the Surveys to Purchaser promptly upon receipt thereof but in all events prior to Closing.  The surveyors shall certify the Surveys in accordance with the form of certification attached hereto as Exhibit Q.

ARTICLE VII

Representations and Warranties of the Seller

7.1                               Seller’s Representations.  Seller represents and warrants that the following matters are true and correct as of the Effective Date:

7.1.1                        Authority.  Seller is a real estate investment trust, duly organized, validly existing and in good standing under the laws of the State of Maryland.  This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and does not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject.  All documents to be executed by Seller or Seller Affiliates which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Seller or Seller Affiliates, as the case may be, (ii) be

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legal, valid and binding obligations of Seller or Seller Affiliates, as the case may be, and (iii) not violate any provision of any agreement or judicial order to which Seller or Seller Affiliates, as the case may be is a party or to which Seller or Seller Affiliates, as the case may be, is subject.

7.1.2                        Bankruptcy or Debt of Seller.  Neither Seller nor any Seller Affiliates has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Neither Seller nor any Seller Affiliates has received any written notice of (a) the filing of an involuntary petition by Seller’s creditors or the creditors of Seller Affiliates, (b) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets or the assets of Seller Affiliates, or (c) the attachment or other judicial seizure of all, or substantially all, of Seller’s assets or the assets of Seller Affiliates.

7.1.3                        Foreign Person.  Neither Seller nor any of the Seller Affiliates is a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code (“Code”), and Seller agrees to execute and cause the Seller Affiliates to execute any and all documents necessary or required by the Internal Revenue Service or Purchaser in connection with such declaration(s).

7.1.4                        No Violation of Laws.  Except as set forth on Schedule 7.1.4, to Seller’s knowledge, neither Seller nor Seller Affiliates have received any currently effective written notice from a governmental authority that the Properties violate any applicable ordinance of the city or village in which the Properties are located.

7.1.5                        Eminent Domain.  Except as set forth on Schedule 7.1.5, to Seller’s knowledge, neither Seller nor Seller Affiliates have received any currently effective written notice of an eminent domain or condemnation of the Land or Improvements relating to the Properties.

7.1.6                        Hazardous Materials.  Except as set forth on Schedule 7.1.6, to Seller’s knowledge, except as set forth in any environmental report provided by Seller to Purchaser, or as referenced or referred to in Section 17.23, (i) neither Seller nor Seller Affiliates have received any uncured written notice from the United States Environmental Protection Agency or the Illinois Environmental Protection Agency (or any Indiana or Wisconsin agency comparable to the Illinois Environmental Protection Agency) alleging that the Properties are in violation of any applicable Environmental Laws or contain any Hazardous Materials, (ii) since the date of the most recent environmental report, there have been no Hazardous Materials installed or stored in or otherwise existing at, on, in or under the Properties in violation of applicable Environmental Laws, and (iii) Seller has acted in the manner that a commercially prudent property owner would act with respect to any written recommendations made by Seller’s environmental consultants.  “Hazardous Materials” shall mean any hazardous, toxic waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, or any other federal, state or local laws, ordinances, rules, regulations or policies governing use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of such materials (collectively, “Environmental Laws”).

7.1.7                        Litigation.  Except as set forth on Schedule 7.1.7, to Seller’s knowledge, (i) neither Seller nor Seller’s Affiliates have received any currently effective written notice of

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any pending litigation affecting the Properties, and (ii) there is no action, suit or proceeding threatened before or by any judicial, administrative or union body, any arbitrator or any governmental authority, against or affecting the Properties.

7.1.8                        Leases.  Except as set forth on Schedule 7.1.8, (i) the Rent Roll delivered to Purchaser by Seller lists all of the Leases affecting the Properties owned by Seller or Seller’s Affiliates, (ii) the Leases affecting the Properties delivered to Purchaser by Seller are true, correct and complete copies of the Leases provided to or entered into by Seller or Seller’s Affiliates relating to the Properties, and (iii) to Seller’s knowledge, no tenant has commenced any action or given any written notice to Seller or any Seller Affiliate for the purpose of terminating its lease in whole or in part, whether by exercise of an express termination right in its lease or otherwise.

7.1.9                        Contracts.  Except as set forth on Schedule 7.1.9, to Seller’s knowledge, Seller has delivered to Purchaser complete copies of each Contract provided to or entered into by Seller or Seller Affiliate relating to the Properties.

7.1.10                  Defaults.  Except as set forth on Schedule 7.1.10, or any other exhibit to this Agreement, (i) no notice of default has been given by Seller or Seller Affiliates to any tenant or received by Seller from any tenant under any Lease relating to the Properties which remains uncured and (ii) no base or additional rent due under any Lease relating to the Properties is more than thirty (30) days past due.

7.1.11                  Operating Statements.  To Seller’s knowledge, the operating statements relating to the Properties delivered by Seller to Purchaser in accordance with Section 5.1 hereof are true and correct in all material respects and no material adverse change has occurred since the respective dates thereof.

7.1.12                  Bulk Sale Act. The provisions of Section 9.02(d) of the Illinois Income Tax Act and the applicable provisions of the Retailer’s Occupation Tax Act do not apply to this transaction.

7.1.13                  REIT REP The Properties consist solely of land, buildings, and other structural components thereof, and other assets described in Section 856(c)(4)(A) of the Code.  The total gross revenues generated by the Properties between January 1, 2003 and the Closing Date has consisted and will consist solely of income from rents from real property and other revenue which constitute qualifying income under Section 856(c)(3) of the Code (“Qualifying Income”), and based on historical experience, Seller believes that the gross revenues generated by the Properties after the Closing Date will consist solely of Qualifying Income.

Seller shall remake all representations and warranties as of the date of the Closing; provided, however, at the time such warranties and representations are remade, Seller shall provide Purchaser with updates of the Schedules referred to in the representations and warranties set forth above and an updated operating statement.  Purchaser acknowledges and agrees that the representations and warranties that are made as of the Closing Date shall refer to the updated Schedules and operating statements.

7.2                               Intentionally Deleted.

7.3                               Knowledge.  For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to the best of Seller’s knowledge”, “to the actual knowledge of Seller” or “to the knowledge” of Seller or words of similar import are used, they shall be deemed to

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refer to the current, actual knowledge only, and not any implied, imputed or constructive knowledge of Michael M. Mullen and James N. Clewlow, after consultation with the property managers of each Property owned by Seller (collectively, the “Seller Property Managers”).  Except for the obligation to consult with the Seller Property Managers, neither Michael M. Mullen nor James N. Clewlow shall be obligated to conduct any independent investigation, and no implied duty to investigate shall be imputed.  Nothing contained in this Agreement shall be deemed to impose any personal liability of any kind on any person named in Section 7.3.

For purposes of this Agreement, and any document delivered at Closing, whenever the phrase “to the best of Purchaser’s knowledge”, “to the actual knowledge of Purchaser” or “to the knowledge of Purchaser” or words of similar import are used, they shall be deemed to refer to the current, actual knowledge only, and not any implied, imputed or constructive knowledge, of Andrew Martin and Ben Hindmarsh; provided, however, that nothing in this Agreement shall be deemed to create or impose any personal liability of any kind on Andrew Martin or Ben Hindmarsh.

7.4                               Change in Representation/Waiver.  Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to rely on any representation or warranty made by Seller in this Article VII to the extent, prior to or at Closing, Purchaser shall have or obtain actual knowledge of any information that was contradictory to such representation or warranty; provided, however, if Purchaser determines prior to Closing that there is a breach of any of the representations and warranties made by Seller above, then Purchaser may, at its option, by sending to Seller written notice of its election either (i) exercise its rights under Section 9.9 below if applicable, (ii) waive such breach and/or conditions and proceed to Closing with no adjustment in the Purchase Price and in such event Seller shall have no further liability as to such matter thereafter, or (iii) as its sole remedy, terminate this Agreement in its entirety in the event of any untruth or inaccuracy of (x) the representations or warranties set forth in Sections 7.1.1, 7.1.2 or 7.1.3, or (y) the representations and warranties set forth in the other sections of Article VII, but only if such representations and warranties were not true or were inaccurate on the Effective Date and such untruth or inaccuracy is “Material” (defined below). The term “Material” as used in this Section 7.4 shall mean a liability or loss reasonably anticipated to arise out of an untruth or inaccuracy of the representations or warranties set forth in Article VII which (i) exceeds $500,000.00 for each affected Property, or (ii) results from fraud or willful misconduct on the part of Seller.  In the event that Purchaser elects to terminate this Agreement, the parties shall have no liability to each other hereunder and the Deposit shall be returned to Purchaser and the Seller Letter of Credit shall be returned to Seller.  Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Purchaser, to the extent that, prior to the Closing, Purchaser discovers or learns of information (from whatever source, including, without limitation the property manager, the tenant estoppel certificates or the Seller’s Estoppel Certificates delivered pursuant to Section 10.1.1 below, as a result of Purchaser’s due diligence tests, investigations and inspections of the Property, or disclosure by Seller or Seller’s agents and employees) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

7.5                               Post Closing Rights.  Following Closing, Purchaser will have the right to bring any action against Seller as a result of any untruth or inaccuracy of representations and warranties made herein if (i) such untruth or inaccuracy is “Material,” and (ii) prior to Closing Purchaser did not discover or learn information (from whatever source) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect.  The term “Material” as used in this Section 7.5 shall mean a liability or loss reasonably anticipated to arise out of an untruth or inaccuracy of the representations or warranties set forth in Article VII which results from fraud or willful misconduct on the part of Seller or exceeds $500,000 for each such affected

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Property, it being understood that the foregoing limitation is a threshold which must be exceeded, but that once such threshold has been exceeded, any post closing claim may be pursued for its full value.  In addition, in no event will Seller’s liability for all such breaches relating to a specific Property, exceed, in the aggregate, the allocated Purchase Price of the Property in question, calculated in accordance with Schedule 9.8.

7.6                               Survival.  The express representations and warranties made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of representations and warranties set forth in Sections other than Sections 7.1.1, 7.1.2 and 7.1.3 shall be commenced, if at all, on or before the date which is twelve (12) months after the date of a Closing and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect as to the applicable Closing.

ARTICLE VIII

Representations and Warranties of Purchaser

8.1                               Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date.

8.1.1                        Authority.  Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.  All documents to be executed by Purchaser which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Purchaser, (ii) be legal, valid and binding obligations of Purchaser, and (iii) not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

8.1.2                        Bankruptcy or Debt of Purchaser.  Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Purchaser has received no written notice of (a) the filing of an involuntary petition by Purchaser’s creditors, (b) the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, or (c) the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets.

8.1.3                        No Financing Contingency.  It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency, and no financing for this transaction shall be provided by Seller.

8.2                               Purchaser’s Acknowledgment.  Purchaser acknowledges and agrees that, except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any and all representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, including, but not limited to those representations, warranties, promises, covenants, agreement and guaranties of, as to, concerning or with respect to (a) the nature, quality or condition of the Properties, including, without limitation, the water, soil and geology, (b) the income to be derived from the Properties, (c) the suitability of the Properties for any and all activities and uses which Purchaser may conduct thereon, (d) the compliance of or by the Properties or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act and any rules and regulations promulgated

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thereunder or in connection therewith, (e) the habitability, merchantability or fitness for a particular purpose of the Properties, or (f) any other matter with respect to the Properties, and specifically that except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Properties, of any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and applicable state laws, and regulations promulgated thereunder.  Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement, having been given the opportunity to inspect the Properties, Purchaser is relying solely on its own investigation of the Properties and not on any information provided or to be provided by Seller.  Purchaser further acknowledges and agrees that subject to the representations and warranties of Seller as provided herein and in any other document executed at Closing, any information provided or to be provided with respect to the Properties was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information.  Purchaser further acknowledges and agrees that, as a material inducement to the execution and delivery of this Agreement by Seller, subject to the representations and warranties of Seller provided herein and in any other document executed at Closing, the sale of the Properties as provided for herein is made on an “AS IS, WHERE IS” CONDITION AND BASIS “WITH ALL FAULTS.”  Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this acknowledgment as part of the negotiations for the transaction contemplated by this Agreement; that Purchaser is represented by legal counsel in connection with this transaction.

8.3                               Purchaser’s Release.  Effective as of the date of the Closing, Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment manager, property manager, the partners, trustees, shareholders, beneficiaries, directors, officers, employees, attorneys and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, causes of action, fines, liens, judgments, costs and expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Properties, except, subject to Section 7.5 hereof, such as arises out of (i) a breach of any of the representations and warranties of Seller set forth in Article VII and (ii) any of the provisions of this Agreement that survive Closing pursuant to the provisions of Section 17.12 below.  The terms and provisions of this Section 8.3 shall survive Closing and/or termination of this Agreement without limitation.

8.4                               Survival.  The express representations and warranties made in this Agreement by Purchaser shall not merge into any instrument of conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of all such representations and warranties shall be commenced, if at all, on or before the date which is twelve (12) months after the date of the Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect as to the applicable Closing.

ARTICLE IX

Seller’s Interim Operating Covenants/Seller’s and Purchaser’s Covenants

9.1                               Operations.  Seller agrees to continue to operate, manage and maintain the Improvements through the Closing Date in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Article XII of this Agreement.  As of, and at all times after the Effective Date until Closing, Seller shall name Purchaser as an additional insured on all liability insurance policies maintained by Seller relating to the Properties.

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9.2                               No Sales.  Except for the execution of tenant Leases pursuant to Section 9.3, Seller agrees that it shall not convey any interest in the Properties to any third party.

9.3                               Tenant Leases.  From and after the Effective Date, Seller shall not (i) grant any consent or waive any material rights under the Leases, (ii) terminate any Lease, or (iii) enter into a new lease, modify an existing Lease or renew, extend or expand an existing Lease in any material respect without the prior written approval of Purchaser (an “Approved New Lease”), which in each case shall not be unreasonably withheld, conditioned or delayed.  Any Approved New Lease shall meet all of the following parameters: (i) such proposed lease has an initial term (excluding any options to extend such term) of not less than three (3) years and not more than ten (10) years; (ii) such proposed lease has no free-rent period extending beyond the term of the Master Lease (defined below); (iii) such proposed lease has no above-market obligation of Purchaser to provide or fund any tenant improvements; (iv) such proposed lease provides for base rent payable at a rate per month that is never less than 95% of the base rent per month required to be paid for such space under the Master Lease; (v) leasing commissions for such proposed lease do not exceed market rates; (vi) such proposed lease does not require the landlord thereunder, and will not result in an obligation for the landlord thereunder to alter or improve or pay for the altering or improving of the building (other than tenant improvements as limited by clause (iii) above and responsibility for repairing and replacing the roof and structure, but excluding the obligation for internal wall changes); (vii) such lease shall be on the form customarily used by Seller with such revisions which Seller approves using its judgment as a commercially prudent landlord; (viii) the creditworthiness of the tenant and intended use of the premises by the tenant shall be consistent with Seller’s historical and customary requirements as a commercially prudent landlord; and (ix) the income to be generated from the proposed lease shall constitute qualifying income under Section 856(c)(3) of the Code. Additionally, the parties expressly agree that it shall not be deemed unreasonable for Purchaser to withhold, condition or delay its consent to any Approved New Lease that includes above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs that Purchaser would be obligated to pay or incur; provided, however, in such event, Purchaser and Seller agree to negotiate in good faith to agree upon such tenant improvement costs, leasing commission and other leasing costs to render such Approved New Lease and the terms thereof acceptable to Purchaser.  Any lease proposed by Seller, which satisfies the criteria set forth in this Section 9.3 and would otherwise be reasonably acceptable to Purchaser, but for the fact that such lease includes above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs, may, nonetheless, be approved and executed by Seller, in its sole and absolute discretion, and in such event such proposed lease shall be deemed an Approved New Lease, provided that Seller pays all such above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs.  Purchaser’s failure to respond within five (5) Business Days after receipt of a request for approval, together with a copy of the proposed Approved New Lease or letter of intent to lease and credit information on the proposed replacement tenant or tenants, shall be deemed approval by Purchaser. Seller shall pay the portion of the tenant improvement costs, leasing commissions and other usual and customary leasing costs with respect to any Approved New Lease, allocated on a prorata basis over the term of the Approved New Lease with respect to the portion of the term of the Approved New Lease prior to a Closing and Purchaser shall pay the portion of the tenant improvement costs, lease commissions and other usual and customary leasing costs with respect to an Approved New Lease, allocated on a prorata basis over the term of the Approved New Lease with respect to the portion of the term of the Approved New Lease after the Closing.

9.4.                            Planned Expenditures.  Seller shall effect and complete the planned expenditures for nominated work and items in accordance with the description and budget set forth on Exhibit R attached hereto as a prudent manager/owner in consultation with Purchaser, and to Purchaser’s commercially reasonable satisfaction; in the event that upon completion of such work and items,  the total cost of such work is less than the total budget allocated for same, Seller shall be entitled to

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retain all such unexpended amounts.  In the event that Exhibit R reflects that certain work is to be performed after Closing, the obligations of Seller under this Section 9.4 with respect to that work shall survive Closing.

9.5                               Master Lease.  At the Closing, Seller and Purchaser shall execute and deliver to each other a master lease (“Master Lease”) in the form of Exhibit H attached hereto.

9.6                               Management Agreement.  At the Closing, Seller and Purchaser shall execute and deliver to each other a property management agreement with respect to the Properties (“Property Management Agreement”) in the form of Exhibit I attached hereto.  Seller shall terminate any existing property management agreements pertaining to the Properties as of the Closing Date.

9.7                               Intentionally Deleted.

9.8                               Transfer Tax Declaration Allocation.  Purchaser and Seller agree that the Purchase Price shall be allocated amongst the Properties as set forth on Schedule 9.8 for the purpose of completing real estate transfer declarations to be executed by Seller and Purchaser at Closing (the “Transfer Tax Declaration Allocation”).

9.9                               Substitution of Properties

9.9.1                        In the event of the occurrence of a Substitution Event (defined below) prior to Closing, Purchaser may, at its option, by written notice to Seller (“Event Notice”) within ten (10) days after the date on which Purchaser is given or obtains actual knowledge of the occurrence of a Substitution Event, elect to either (i) ignore the Substitution Event and proceed to Closing with no adjustment in the Purchase Price, or (ii) request that Seller offer a Substitute Property or Substitute Properties (both as hereinafter defined) to Purchaser valued in the aggregate amount of the Purchase Price allocated to the Property or Properties (“Removed Property” or “Removed Properties”) subject to the Substitution Event.

In the event that Purchaser elects under (ii) above to have Seller provide a Substitute Property or Substitute Properties, Seller, if it chooses to do so, in its sole and absolute discretion, shall have a period of thirty (30) days from the date of Purchaser’s Event Notice to correct the condition giving rise to the Substitution Event, and further, provided, however, if such condition is of a nature which is not capable of cure within said thirty (30) day period and Seller has commenced to cure within such thirty (30) day period, then Seller shall have such reasonable period of time from and after the date of Purchaser’s Event Notice to correct the condition giving rise to the Substitution Event.  In the event Purchaser exercises its rights under (ii) above, and Seller elects to and cures the condition giving rise to the Substitution Event prior to the time that the Closing with respect to the Substitute Property occurs, the Scheduled Closing Date for the Removed Property shall be extended to the fifteenth (15th) day after the condition giving rise to the Substitution Event has been cured.

In the event that Purchaser fails to elect (i) or (ii) above within ten (10) days after Purchaser is given or obtains actual knowledge of a Substitution Event, Purchaser shall be deemed to have elected to waive such condition and proceed to Closing on the Closing Date with no adjustment in the Purchase Price.  In the event that within said ten (10) day period Purchaser elects its rights under (ii) above and Seller elects not to cure or elects to cure the condition but fails to do so within the time period set forth above, Seller shall use reasonable efforts to provide a Substitute Property or Substitute Properties as described in Section 9.9.2.  Notwithstanding any other term or condition contained herein, (i) in no event shall the Closing with respect to the Properties which are not subject to a Substitution Event be

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delayed, and (ii) in the event of the occurrence of a Substitution Event, Seller shall not be in default under this Agreement, Seller shall not be liable for damages and Purchaser’s sole right and remedy shall be to exercise its rights under this Section 9.9.1.

The term “Substitution Event” shall mean any one or more of the following: (i) written notice to Purchaser that a tenant under its lease (“Right of First Refusal Lease”)  has exercised a right of first refusal, right of first offer or option to purchase a Property prior to Closing pursuant to the existing terms of its lease, (ii) the taking of one hundred percent (100%) of a Property by condemnation or eminent domain or (iii) any one or more of the following, to the extent the existence of the condition hereinafter described has a “Material Adverse Effect” on the use, value or marketability of the applicable Property: (a) the existence of a title exception other than a Permitted Exception on an Owner’s Policy to be issued by the Title Company at the time of the Closing; provided, however that Seller shall, at Seller’s expense, use reasonable efforts to obtain a title insurance endorsement to the Owner’s Policy (defined below) insuring over any unpermitted title exception, (b) the existence of a difference on a Survey not reflected on the Initial Surveys; (c) if Purchaser has not been provided with a copy of a zoning endorsement issued by the Title Company with respect to any Properties (whether in favor of Seller or Purchaser) prior to the Effective Date and it is determined that the present use of the Property is not permitted under the zoning ordinance in effect on the Effective Date; (d) the physical or environmental condition of the Properties are not the same as on the Effective Date, ordinary wear and tear and damage by casualty excepted, provided, however, that under this subsection (d) it shall not be a Substitution Event if a tenant of the Property is responsible under its lease for maintaining, repairing or restoring the physical or environmental condition in question; and (e) the existence of a breach of a warranty or representation made by Seller under Sections 7.1.4, 7.1.6, 7.1.7 and 7.1.9 of this Agreement (or any change in the schedules thereto).  The term “Material Adverse Effect” as used herein shall mean that a liability or loss reasonably anticipated to arise out of the condition under (a) Sections 9.9.1(iii)(a) or (b) which exceeds $150,000.00 for the affected Property, or (b) under Sections 9.9.1iii(c), (d) or (e) which exceeds seven and one-half percent (7.5%) of the Purchase Price for the affected Property.

9.9.2                        In the event of the occurrence of a Substitution Event (and notwithstanding any election by Seller to attempt to cure the condition giving rise to the Substitution Event), Seller shall use reasonable efforts to substitute another Property or Properties owned by Seller that the parties mutually agree in their reasonable opinion is comparable (individually, a “Substitute Property” and collectively, the “Substitute Properties”).  Seller shall use reasonable efforts to identify a Substitute Property within thirty (30) days after receipt of an Event Notice.  Commencing on the date that Purchaser receives a notice from Seller identifying a Substitute Property or Substitute Properties to replace a Removed Property or Removed Properties (“Substitution of Assets Notice”), and continuing until 5:00 p.m. Central time on the thirtieth (30th) day thereafter (“Substitute Properties Feasibility Period”), Purchaser and its agents shall have the right to conduct inspections and tests of the Substitute Properties in the manner hereby provided in Section 9.9.5 and subject to the provisions as provided in Section 9.9.6.  In the event that Purchaser approves all of the Substitute Properties prior to the expiration of the Substitute Properties Feasibility Period, all of the Substitute Properties shall be subject to this Agreement, and the Purchase Price shall be adjusted as provided below in Section 9.9.3.  In the event that Purchaser does not approve one or more of the Substitute Properties prior to the expiration of the Substitute Properties Feasibility Period, the Substitute Property or Properties not approved by Purchaser and the Removed Property or Removed Properties shall not be subject to this Agreement, and the Purchase Price shall be reduced by the value of the Removed Property or Removed Properties, as the case may be, as set forth on Schedule 9.8.  All Substitute Properties approved by Purchaser shall be deemed to be Properties subject to this

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Agreement, except that all warranties and representations shall be modified to reflect the circumstances relating to the Substitute Properties.  Within fifteen (15) days after the Substitution of Assets Notice, Seller shall deliver Schedules similar to those attached hereto as Schedules 7.1.4, 7.1.5, 7.1.6, 7.1.7, 7.1.8, 7.1.9 and 7.1.10, with respect to the Substitute Properties.

9.9.3                        For the purposes of this Section 9.9, the purchase price for a Removed Property shall be based on Schedule 9.8 attached hereto, and the purchase price for a Substitute Property shall be calculated using a capitalization rate equal to the capitalization rate that was used to determine the Purchase Price of the Removed Property and the annual net rent of the Substitute Property, without deductions (“Substitute Property Purchase Price”).  In the event that the Seller delivers the Substitution of Assets Notice to Purchaser within the time frame set forth above, the Closing of all Properties not subject to the Substitution of Assets Notice shall take place on the date of the Scheduled Closing Date.  Subject to the right of Purchaser to disapprove one or more of the Substitute Properties during the Substitute Properties Feasibility Period, and further subject to the provisions of Section 4.1 above, the Closing with respect to each Substitute Property shall take place on the thirtieth (30th) day following the expiration of the applicable Substitute Property Feasibility Period.

9.9.4                        Seller shall deliver to Purchaser copies of all notices sent by Seller to tenants under Right of First Refusal Leases as required under the Right of First Refusal Leases, and shall notify Purchaser promptly if it receives a notice from an Exercising Tenant.

9.9.5                        During the Substitute Properties Feasibility Period, Purchaser and its agents shall have the right during business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense and at Purchaser’s and its agents’ sole risk, to perform inspections and tests of the Substitute Properties and to perform such other analyses, inquiries and investigations as Purchaser shall deem reasonably necessary or appropriate; provided, however, that in no event shall (i) such inspections or tests unreasonably disrupt or disturb the on-going operation of the Substitute Properties or the rights of the tenants at the Substitute Properties, or (ii) Purchaser or its agents or representatives conduct any physical testing, drilling, boring, sampling or removal of, on or through the surface of the Substitute Properties (or any part or portion thereof) including, without limitation, any ground borings or invasive testing of the Improvements (collectively, “Physical Testing”), without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion.  Seller acknowledges and agrees that the performance of a phase I environmental assessment on behalf of Purchaser (“Phase I Assessments”) shall not be considered Physical Testing for purposes hereof and shall be permitted without Purchaser obtaining the consent of Seller.  In the event Purchaser desires to conduct any such Physical Testing of a Substitute Property, then Purchaser shall submit to Seller, for Seller’s approval, a written detailed description of the scope and extent of the proposed Physical Testing, which approval may be given or withheld in Seller’s sole and absolute discretion.  In no event shall Seller be obligated as a condition of this transaction to perform or pay for any environmental remediation of the Substitute Properties recommended by any such Physical Testing.  After making such tests and inspections, Purchaser agrees to promptly restore the Substitute Properties to their condition prior to such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement).  In addition to the rights available to the Purchaser during the Substitute Properties Feasibility Period, as set forth above, Purchaser and its agents shall have access to the Substitute Properties prior to the Closing Date, but during normal business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense,

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and at Purchaser’s and its agents’ sole risk, to inspect the applicable Substitute Properties; provided, however, Purchaser shall not be entitled to conduct any Physical Testing or any Phase I Assessment after the expiration of the Substitute Properties Feasibility Period.  Prior to Purchaser entering the Substitute Properties to conduct the inspections and tests described above, including, but not limited to, the Phase I Assessments, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its agents and contractors to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage:  general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of Five Million and No/100 Dollars ($5,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and tests (“Due Diligence Insurance”).  Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided Seller or its agents do not unreasonably interfere with Purchaser’s inspection.

9.9.6                        Purchaser and its agents and representatives shall:  (a) not unreasonably disturb the tenants of the Substitute Properties or interfere with their use of the Substitute Properties pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Substitute Properties; (c) not damage any part of the Substitute Properties or any personal property owned or held by any tenant; (d) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (e) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Substitute Properties; (f) not permit any liens to attach to the Substitute Properties by reason of the exercise of its rights hereunder; (g) restore the Improvements and the surface of the Substitute Properties to the condition in which the same was found before any such inspection or tests were undertaken; and (h) except to the extent required by applicable laws, not reveal or disclose any information obtained pursuant to its right to evaluate set forth in Section 9.9.5 above concerning the Substitute Properties to anyone other than a Purchaser Party/Representative.  Purchaser shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting its inspection of the Substitute Properties, the Purchaser’s Phase I Assessments and the Physical Testing.  Purchaser shall, and does hereby agree to indemnify, defend and hold the Seller, its partners, members, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including but not limited to attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Substitute Properties in the exercise of the inspection right granted pursuant to Section 9.9.5, including, without limitation, (i) claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use or damage to its premises or property in connection with Purchaser’s review of the Substitute Properties, and (ii) Purchaser’s obligations pursuant to this Section 9.9.6.  This Section 9.9.6 shall survive the Closing of the Substitute Properties and/or any termination of this Agreement without limitation.

9.9.7                        With respect to the Substitute Properties, Seller shall deliver to Purchaser or make available at the applicable Substitute Property or Seller’s office in Oak Brook, Illinois, at Seller’s option, the following: operating statements, leases, reports relating to the physical and/or environmental condition of the applicable Substitute Properties, a statement of the

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estimated value of the applicable Substitute Properties from an independent industrial real estate broker with at least ten (10) years experience in the marketplace (which value shall not be binding on Seller or Purchaser), rent rolls and revenue and expense statements, Seller and Purchaser shall use reasonable efforts to agree upon the format and scope of such materials, but agree that the format and scope shall be similar to the materials typically provided by Seller to Purchaser in connection with the sale of the Properties in accordance with Section 5.1 hereof (the “Substitute Property Documents”); provided, however, that except for the representations and warranties made in Article VII hereof, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such Substitute Properties Documents.  Except with respect to claims arising out of a breach by Seller of a representation or warranty made in Article VII hereof, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials.  Notwithstanding anything contained in the preceding sentence, Seller shall not deliver or make available to Purchaser Seller’s internal memoranda, attorney-client privileged materials, internal appraisals and economic evaluations of the Substitute Properties, and reports regarding the Substitute Properties prepared by Seller or its affiliates solely for internal use or for the information of the investors in Seller.  Purchaser acknowledges that any and all of the Substitute Properties Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Substitute Properties.  Purchaser agrees not to disclose such non-public documents, or any of the provisions, terms or conditions thereof, to any party other than a Purchaser Party/Representative.  Purchaser shall return all of the Substitute Properties Documents, on or before three (3) Business Days after the first to occur of (a) such time as Purchaser notifies Seller in writing that it shall not acquire the Substitute Properties, or (b) such time as this Agreement is terminated for any reason.  This Section 9.9.7 shall survive any termination of this Agreement without limitation.

9.9.8                        Purchaser hereby acknowledges that it will have been given, prior to the termination of the Substitute Properties Feasibility Period, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Substitute Properties.  Purchaser will be relying upon its own independent examination of the Substitute Properties and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Substitute Properties.  Except as may be provided in Article VII hereof, Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser relating to the Substitute Properties.  The provisions of this Section 9.9.8 shall survive Closing and/or termination of this Agreement without limitation.

9.10                        Contracts.  Seller shall not, with respect to a Contract that will survive Closing, from and after the Effective Date, terminate an existing Contract, enter into a new Contract or modify an existing Contract without the prior written approval of Purchaser, which consent in each case shall not be unreasonably conditioned, withheld or delayed and which shall be deemed granted if Purchaser fails to respond to a request for approval within five (5) Business Days after receipt of the request therefor together with a summary of the terms of the Contract (an “Approved New Contract”).  Schedule 9.10 attached hereto contains a list of Contracts for the Properties that Purchaser will assume as of the Closing, and a list of Contracts for the Properties that Purchaser is requesting Seller to terminate as of the Closing (the “Unassumed Contracts”).  Provided that the

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Closing occurs hereunder, Seller shall terminate such applicable Unassumed Contracts effective as of the Closing Date and deliver evidence at such Closing of such termination.

9.11                        Intentionally Deleted.

9.12                        REA Estoppels.  Attached hereto as Schedule 9.12 is a list of REA and other Property-related estoppels that Purchaser would like to obtain prior to Closing (collectively, the “REA Estoppels”).  Purchaser shall prepare and deliver to Seller REA Estoppel Certificates for each of the REA Estoppels (the “REA Estoppel Certificates”), and Seller shall send out the REA Estoppel Certificates for execution prior to the Closing Date, it being understood that obtaining the REA Estoppel Certificates shall not be a condition to Purchaser’s obligation to close.

ARTICLE X

Closing Conditions

10.1                        Conditions to Obligations of Purchaser.  The obligations of Purchaser under this Agreement to purchase the Properties and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Scheduled Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing.

10.1.1                  Tenant Estoppels.  Purchaser shall have received tenant estoppel certificates dated not more than thirty (30) days prior to the Closing from seventy-five percent (75%) of the occupied square footage in the Properties.  Seller agrees to deliver to each tenant a tenant estoppel certificate substantially in the form attached hereto as Exhibit K.  Notwithstanding the foregoing, in the event that a Lease requires a different form of estoppel certificate or requires specific provisions, Purchaser shall be required to accept a tenant estoppel certificate that is substantially in the form required by said Lease or substantially in the form of Exhibit K as modified to comply with the specific provisions required by said Lease.  Additionally, Purchaser acknowledges that while the statements set forth in paragraphs 8 and 9 of Exhibit K are not qualified to the knowledge or best knowledge of the tenant, Purchaser shall be required to accept any tenant estoppel certificate that has been qualified to the knowledge or best knowledge of the tenant with respect to said paragraphs.  Notwithstanding the foregoing, at Seller’s sole option, Seller may (i) extend the Scheduled Closing Date solely with respect to up to five (5) of the Properties for up to an additional thirty (30) days in order to satisfy the foregoing requirement for such Properties, in which event Seller shall deliver notice of such extension with respect to such Properties to Purchaser prior to the Scheduled Closing Date (and the Closing shall proceed as scheduled with respect to all other Properties), and/or (ii) provide its own estoppel (“Seller’s Estoppel”) in the form attached as Exhibit L to Purchaser in satisfaction of the foregoing requirements with respect to not more than twenty-five percent (25%) of the occupied square footage of the Properties.  In the event that Seller has not complied with the provisions of this Section 10.1.1, Purchaser may (i) elect to consummate the Closing, or (ii) notify Seller of its intent to terminate this Agreement by written notice (the “Tenant Estoppel Termination Notice”) on or before the Scheduled Closing Date.  In the event that, after the Closing, Seller delivers to Purchaser a tenant estoppel certificate from a tenant for whom Seller executed a Seller’s Estoppel at the Closing and such tenant estoppel certificate contains no information which is contradictory to or inconsistent with the information contained in the Seller’s Estoppel, then Seller thereafter shall be released from all liability relating to Seller’s Estoppel with respect to such tenant’s Lease.  In no event shall Seller be obligated to deliver updates to the tenant estoppel certificate or Seller’s Estoppel.

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10.1.2                  Title Policy.  The Title Company shall be prepared to issue to Purchaser on the Closing Date an extended coverage ALTA Form B policy of title insurance, amended October 17, 1970 (the “Owner’s Policy”), or equivalent form Owner’s Policy acceptable to Purchaser, with respect to each Property in the Properties, in the face amount of the applicable Purchase Price attributable to such Property, and dated as of the Closing Date, indicating title to such Property is vested of record in Purchaser, subject solely to the applicable Permitted Exceptions.

10.1.3                  Possession of the Property.  Delivery by Seller of possession of the applicable Property, subject to the Permitted Exceptions and the rights of tenants under the applicable Leases and Approved New Leases.

ARTICLE XI

Closing

11.1                        Purchaser’s Closing Obligations.  Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller and the Title Company at each Closing the following, as same relates to the Properties:

11.1.1                  The applicable portion of the Purchase Price, after all adjustments are made at the Closing as herein provided, by wire transfer or other immediately available federal funds, which amount shall be received in escrow by the Title Company at or before 11:00 a.m. Central time.

11.1.2                  An assumption of a blanket conveyance and bill of sale, substantially in the form attached hereto as Exhibit M (“General Assignment”), duly executed by Purchaser, conveying and assigning to Purchaser the applicable Personal Property, Leases, Contracts, records and plans, and Intangible Property.

11.1.3                  Executed counterparts of the Master Lease and the Property Management Agreement with respect to the Closing, and such other documents to be provided in accordance with Sections 9.5 and 9.6 hereof with respect to the Closing.

11.1.4                  Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, but not limited to, ALTA Statements and GAP Undertakings, if requested by the Title Company.

11.2                        Seller’s Closing Obligations.  Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser and the Title Company the following, as same relates to each of the Properties and the Properties, as the case may be:

11.2.1                  A Special warranty deed (a “Deed”) in recordable form properly executed by Seller conveying to Purchaser the Land and Improvements in fee simple, subject only to the Permitted Exceptions, substantially in the form attached hereto as Exhibit N (as modified in order to satisfy any State-specific requirements with respect to the States of Indiana and Wisconsin, if applicable).

11.2.2                  A General Assignment, duly executed by Seller, conveying and assigning to Purchaser the Personal Property, the Leases, the Contracts and the Intangible Property.

11.2.3                  Written notice to the tenant(s) (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for any

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security deposits identified in the rent roll, and (iii) indicating that rent should thereafter be paid to Purchaser, substantially in the form attached hereto as Exhibit O.

11.2.4                  A certificate substantially in the form attached hereto as Exhibit P (“Non-foreign Entity Certification”) certifying that Seller is not a “foreign person” as defined in the Code.

11.2.5                  Executed counterparts of the Master Lease and the Property Management Agreement, with respect to the Closing, and such other documents to be provided in accordance with Sections 9.5 and 9.6 hereof with respect to the Closing.

11.2.6                  Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, but not limited to, ALTA Statements and GAP Undertakings.

11.2.7                  Purchaser and Seller have agreed that possession (but not ownership) of all original Leases, tenant files and Contracts shall remain with Seller following Closing, in its capacity as Property Manager but that ownership of such items shall pass to Purchaser.  Any duplicate originals of Leases and Contracts in Seller’s possession or control shall be delivered to Purchaser promptly after Closing.

11.2.8                  All REA Estoppel Certificates received by Seller, if any.

11.2.9                  A certificate of Seller by which Seller reaffirms the truth and accuracy in all material respects of the representations and warranties set forth in Sections 7.1 above, subject to and setting forth any changes thereto occurring since the Effective Date.

11.2.10  Reliance letters with respect to and permitting Purchaser to rely on the most recent Phase 1 environmental reports provided by Seller to Purchaser from the consultant who prepared the applicable environmental report.

11.3                        Joint Closing Obligations.  Purchaser and Seller shall execute and deliver a closing statement for each of the Properties setting forth the applicable Purchase Price, and any and all prorations and credits between the parties, as determined pursuant to this Agreement, together with real estate transfer tax declarations as required.

ARTICLE XII

Risk of Loss

12.1                        Condemnation and Casualty.  If, prior to the Closing Date, any portion of the applicable Properties are taken by condemnation or eminent domain, or is the subject of a pending taking which has not been consummated, or is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser of such fact promptly after Seller obtains knowledge thereof.  If such condemnation or casualty is “Material” (as hereinafter defined), Purchaser shall have the option to either (i) extend the Scheduled Closing Date solely with respect to the applicable Property for a time reasonably required by Seller to repair any damage or destruction with respect to the applicable Property (and the Scheduled Closing Date shall proceed as scheduled with respect to all other Properties), or (ii) proceed to Closing in accordance with the terms of Section 12.1. If Purchaser elects to proceed to Closing, then Seller shall not be obligated to repair any damage or destruction with respect to the applicable Property, but (x) Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds or condemnation proceeds, as applicable, net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty or condemnation

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including any rent abatement insurance for such casualty or condemnation and (y) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price except for a credit in the amount of the applicable insurance deductible.

12.2                        Condemnation Not Material.  If the condemnation is not Material, then the Closing shall occur without abatement of the Purchase Price and, after deducting Seller’s reasonable costs and expenses incurred in collecting any award, Seller shall assign, without recourse, all awards or any rights to collect awards to Purchaser on the Closing Date.

12.3                        Casualty Not Material.  If the Casualty is not Material, then the Closing shall occur without abatement of the Purchase Price except for a credit in the amount of the applicable deductible and Seller shall not be obligated to repair such damage or destruction and Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds net of any costs of repairs completed to date and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or such casualty including any rent abatement insurance for such casualty.

12.4                        Materiality.  For purposes of this Article XII, (i) with respect to a taking by condemnation or eminent domain, the term “Material” shall mean any condemnation or taking which would materially impede access to a Property, reduce available parking at a Property below that required by applicable law or any other agreement affecting such Property, result in the termination of any Lease of more than ten percent (10%) of the space in the applicable Property, or result in a condemnation award reasonably estimated to exceed ten percent (10%) of the Purchase Price applicable to such Property; and (ii) with respect to a casualty, the term “Material” shall mean any casualty such that the cost of repair, as reasonably estimated by an engineer designated by Seller and Purchaser, is in excess of ten percent (10%) of the Purchase Price applicable to such Property.

ARTICLE XIII

Default

13.1                        Default by Seller.  IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF SELLER, WHICH DEFAULT IS NOT CURED WITHIN TWO (2) DAYS AFTER WRITTEN NOTICE FROM PURCHASER TO SELLER, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH PURCHASER MAY SUFFER.  THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT PURCHASER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE PROCEEDS OF THE SELLER LETTER OF CREDIT,  AS LIQUIDATED DAMAGES, AS PURCHASER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT.  SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAWS.  Notwithstanding the foregoing, nothing contained herein shall limit Purchaser’s remedies at law or in equity, as to the Surviving Termination Obligations.

13.2                        Default by Purchaser; Liquidated Damages.  IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF PURCHASER, WHICH DEFAULT IS NOT CURED WITHIN TWO (2) DAYS AFTER WRITTEN NOTICE FROM SELLER TO PURCHASER, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER.  THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE DEPOSIT, AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT.  SUCH LIQUIDATED DAMAGES

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ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAWS.  Notwithstanding the foregoing, nothing contained herein shall limit Seller’s remedies at law or in equity, as to the Surviving Termination Obligations.

ARTICLE XIV

Brokers

14.1                        Brokers.  Purchaser and Seller each represents and warrants to the other that it has not dealt with any person or entity entitled to a brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby.  Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Seller by reason of any breach or inaccuracy of the Purchaser’s ( or its nominee’s) representations and warranties contained in this Article XIV.  Seller hereby agrees to indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Purchaser by reason of any breach or inaccuracy of Seller’s representations and warranties contained in this Article XIV.  The provisions of this Article XIV shall survive the Closing and/or termination of this Agreement.

ARTICLE XV

Confidentiality

15.1                        Confidentiality.  Purchaser expressly acknowledges and agrees that the transactions contemplated by this Agreement, the Documents that are not otherwise known by or readily available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Purchaser and shall not be disclosed by Purchaser except to a Purchaser Party/Representative, and except and only to the extent that such disclosure may be necessary for its performance hereunder.  Purchaser agrees that it shall instruct each of its Purchaser Party/Representatives to maintain the confidentiality of such information and at the request of Seller, to promptly inform Seller of the identity of each such Purchaser Party/Representative.  Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Purchaser in connection with the Properties that are not otherwise known by or readily available to the public will not be disclosed by Purchaser to any third persons (other than to its Purchaser Party/Representatives) without the prior written consent of Seller.  If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Purchaser shall promptly return to Seller, and shall instruct its Purchaser Party/Representatives to return to Seller, all copies and originals of all documents and information provided to Purchaser.  Nothing contained in Section 5.2 of this Agreement or this Section 15.1 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under Section 5.2 or this Section 15.1 in connection with the party’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings or disclosures with any applicable Authorities (In the Unites States and/or Australia) required by reason of the transactions provided for herein and/or any filings or disclosures required in accordance with the laws or market rules (including stock exchange rules) of the United States and/or Australia.  The provisions of this Section 15.1 shall survive any termination of this Agreement without limitation.

15.2                        Post Closing Publication.  Notwithstanding the foregoing, following Closing, Purchaser and Seller shall have the right to announce the acquisition of the Properties in newspapers and real estate trade publications (including “tombstones”) publicizing the purchase provided that Purchaser and Seller shall consult one another with respect to any such notice or publication, and shall implement any reasonable comments or objections of the other.  Seller may

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also publicize the sale of the Property in the ordinary course of its business.  The provisions of this Section 15.2 shall survive Closing and/or any termination of this Agreement without limitation.

ARTICLE XVI

1031 Exchange

16.1                        1031 Exchange.  Purchaser agrees to cooperate with Seller for purposes of effecting and structuring, in conjunction with the sale of the Properties, for the benefit of Seller, a like-kind exchange of real property, whether simultaneous or a deferred exchange, pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.  Purchaser specifically agrees to execute such documents and instruments as are reasonably necessary to implement such an exchange.  Seller shall be solely responsible for assuring that the structure of any proposed exchange is effective for Seller’s tax purposes.  Furthermore, Purchaser specifically agrees that Seller may assign this Agreement and any of its rights or obligations hereunder, in whole or in part, as necessary or appropriate in furtherance of effectuating a Section 1031 like-kind exchange for the Properties, provided that such assignment shall not serve to relieve Seller of any liability for Seller’s obligations hereunder.  Purchaser shall have no obligation to pay costs or expenses of effectuating such exchange, no such exchange shall alter the time for performance set forth herein, and Purchaser shall not be required to take title to any exchange property or (except for customary consent to assignment of this Agreement to an exchange intermediary) to incur obligations to third parties.

ARTICLE XVII

Miscellaneous

17.1                        Notices.  Any and all notices, requests, demands or other communications hereunder shall be in writing and shall be deemed properly served (i) on the date sent if transmitted by hand delivery with receipt therefor, (ii) on the date sent if transmitted by facsimile (with confirmation by hard copy to follow by overnight delivery service), (iii) on the date sent if scanned to a .pdf file and transmitted by e-mail (with confirmation by hard copy to follow by overnight delivery service) (iv) on day after the notice is deposited with a nationally recognized overnight courier, or (v) upon receipt after being sent by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

To Purchaser:	CenterPoint James Fielding, LLC
Level 5, 40 Miller Street
North Sydney, NSW 2060
Australia
Attn: Mr. Ben Hindmarsh
Fax No.: 61 2 9004 8462
E-Mail: benhindmarsh@mirvac.com.au

With a copy to:	Wildman Harrold Allen & Dixon LLP
225 W. Wacker Drive, Suite 3000
Chicago, Illinois 60606
Attn: Kathleen M. Gilligan, Esq.
Fax No.: (312) 201-2555
E-Mail: gilligan@wildmanharrold.com

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To Seller:	CenterPoint Properties Trust
1808 Swift Drive
Oak Brook, Illinois 60523
	Attn:	Mr. James N. Clewlow and Mr. Michael M. Mullen
Fax No.: (630) 586-8010
E-Mail: jclewlow@centerpoint-prop.com
E-Mail: mmullen@centerpoint-prop.com

With a copy to:	Weinberg Richmond LLP
333 West Wacker Drive, Suite 1800
Chicago, Illinois 60606
Attn: Mark S. Richmond, Esq.
Fax No.: (312) 807-3903
E-Mail mrichmond@wr-llp.com

17.2                        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Illinois, without regard to the conflict of laws principles thereof.

17.3                        Headings.  The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

17.4                        Effective Date.  This Agreement shall be effective upon delivery of this Agreement fully executed by the Seller and Purchaser, which date shall be deemed the Effective Date hereof.  Either party may request that the other party promptly execute a memorandum specifying the Effective Date.

17.5                        Business Days.  If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.  As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

17.6                        Counterpart Copies.  This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

17.7                        Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

17.8                        Assignment.  Purchaser shall not have the right to assign this Agreement without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion; provided, however, Purchaser may designate a wholly owned subsidiary to acquire title to the Properties at Closing or assign its right, title and interest under this Agreement to a wholly owned subsidiary, provided that in no event will Purchaser be released from any of its obligations or liabilities under this Agreement.  Seller may assign this Agreement in whole or in part to any corporate, limited liability company or partnership entity affiliated with, or related to, Seller (“Affiliate”) without Purchaser’s consent; provided that Seller shall in no event be released from any of its obligations or liabilities hereunder as a result of any such assignment.  In the event that an

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Affiliate shall be designated as a transferee hereunder, the Affiliate shall have the benefit of all of the representations and rights that would otherwise have run in favor of Seller, which, by the terms of this Agreement, are incorporated or relate to the conveyance in question.  All transferees and assignees of Purchaser (“Assignee”) shall assume all of Purchaser’s obligations under this Agreement pursuant to an Assignment and Assumption Agreement reasonably acceptable to Seller, and consented to in writing by Seller.  In the event the rights and obligations of Purchaser shall be transferred, assigned and assumed as permitted under this Agreement, then such Assignee will be substituted in place of such assignor in the above-provided-for documents and it shall be entitled to the benefit of and may enforce Seller’s covenants, representations and warranties hereunder provided that Purchaser shall in no event be released from any of its obligations or liabilities hereunder as a result of such assignment.  Upon any such assignment by Purchaser or any successor or assign of Purchaser, then the assignor’s liabilities and obligations hereunder or under any instruments, documents or agreements made pursuant hereto shall be binding upon Assignee; provided, however, that Assignee shall have the benefit of any limitations of such liabilities and obligations applicable to either the assignor or Assignee, provided by law or by the terms hereof or such instruments, documents or agreements.  Whenever reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Agreement.  Purchaser may assign this Agreement for collateral purposes only to Purchaser’s lender.

17.9                        Interpretation.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

17.10                 Entire Agreement.  This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings.  Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein.  No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived.  Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

17.11                 Severability.  If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17.12                 Survival.  Except for obligations that survive the Closing pursuant to the provisions of Sections (and related subparagraphs) 4.2, 5.1, 5.2, 5.3, 6.2, 7.4, 7.5, 7.6, 8.3, 8.4, 9.4, 9.9, 9.11, 10.2, 14.1, 15.1, 15.2, 17.15, 17.16, 17.20 and 17.23 (collectively, the “Surviving Termination Obligations”), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein.

17.13                 Exhibits and Schedules.  Exhibits A through S and Schedules 7.1.4 through 9.12 attached hereto are incorporated herein by reference.

17.14                 Time.  Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

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17.15                 Limitation of Liability.  No present or future partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of or in Purchaser or any affiliate of Purchaser shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Purchaser’s assets for the payment of any claim or for any performance, and Seller hereby waives any and all such personal liability.  For purposes of this Section 17.15, no negative capital account or any contribution or payment obligation of any partner or member in Purchaser shall constitute an asset of Purchaser.  The limitations of liability contained in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Purchaser provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by Purchaser shall also contain the foregoing exculpation.

No present or future partner, member, director, officer, shareholder, employee, advisor, affiliate or agent of or in Seller or any affiliate of Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser hereby waives any and all such personal liability.  For purposes of this Section 17.15, no negative capital account or any contribution or payment obligation of any partner or member in Seller shall constitute an asset of Seller.  The limitations of liability contained in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by Seller shall also contain the foregoing exculpation.  The provisions of this Section 17.15 shall survive Closing and/or any termination of this Agreement.

17.16                 Prevailing Party.  Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.  The provisions of this Section 17.16 shall survive Closing and/or any termination of this Agreement.

17.17                 No Recording.  Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

17.18                 Waiver of Trial by Jury.  The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

17.19                 Cooperation between Seller and Purchaser.  Seller agrees to reasonably cooperate with Purchaser in connection with the preparation and delivery of any Subordination, Non-Disturbance and Attornment Agreements required by Purchaser’s lenders in connection with the closing of the transaction described herein.

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17.20                 Further Assurances.  Each party shall, from time to time, at the request of the other party, and without further consideration, execute and deliver such further instruments and take such further action as may be required or reasonably requested by either party to establish, maintain or protect the respective rights of the parties to carry out and effect the intentions and purposes of this Agreement.

17.21                 Return of Deposit.  Notwithstanding anything to the contrary contained in this Agreement, whenever this Agreement provides that the Deposit shall be delivered or returned to Purchaser, the parties acknowledge and agree that said Deposit or a portion thereof shall remain with the Escrow Agent in the event that Purchaser has failed to comply with the provisions of this Agreement.  Notwithstanding anything to the contrary contained in this Section 17.21, Seller agrees that if the provisions of this Agreement provide for the return of the Deposit to Purchaser that Seller will not unreasonably withhold its consent to the return of the Deposit to Purchaser.  Notwithstanding anything to the contrary contained in this Section 17.21, Purchaser agrees that if the provisions of this Agreement provide for the return of the Seller Earnest Money to Seller that Purchaser will not unreasonably withhold its consent to the return of the Seller Earnest Money to Seller.

17.22                 Other Agreements.  Seller and Purchaser have a business relationship with each other and in connection therewith Seller and Purchaser have entered into various other agreements as of the date hereof (“Other Agreements”).  A default by either party under any Other Agreement not cured within any applicable cure period shall be deemed to be a default by such party under this Agreement.

17.23                 Seller Environmental Obligations.  Notwithstanding anything to the contrary contained in this Agreement, based on conditions existing as of the Effective Date, Seller agrees to conduct and complete, for Purchaser’s benefit and solely at Seller’s expense except as provided below, all investigation and remediation measures necessary for Seller to obtain (a) with respect to the Properties identified on Exhibit S, a No Further Remediation (“NFR”) letter from the Illinois Environmental Protection Agency, and (b) with respect to the Properties identified on Exhibit S, a Certificate of Completion in the Voluntary Remediation Program administered by the Indiana Department of Environmental Management and a Covenant Not to Sue from the office of the Governor of Indiana (the NFR Letter, the Certificates of Completion, the Covenants Not to Sue, and all other necessary closure certification records shall be referred to collectively herein as the “Completion Documents”).

17.23.1            Schedule.  Seller shall act with diligence in conducting investigation and remediation measures, in pursuing issuance of the Completion Documents, and in complying with any applicable requirements of the respective state voluntary cleanup program, including without limitation the following, to the extent required by the respective state voluntary cleanup program: causing the Completion Documents to be recorded in the property records and filed with governmental agencies, and notifying third parties such as off-site landowners. Seller shall make reasonable efforts to cause the Completion Documents to be issued by no later than the LLC Expiration Date (as defined in that certain Limited Liability Company Agreement of even date herewith by and between CenterPoint Properties Trust and JF US Industrial Property Trust).  If Seller fails to cause the Completion Documents to be issued by no later than the LLC Expiration Date for any individual Property (“NFR Substitution Event”), Purchaser may, at its option, by written notice to Seller within thirty (30) days after the occurrence of an NFR Substitution Event, request that Seller offer a Substitute Property in accordance with Section 9.9.2 above. (“NFR Substitution Notice”); provided, however, in the event that Purchaser elects to have Seller provide a Substitute Property, Seller, if it chooses to do so, in its sole and absolute discretion, shall have a period of thirty (30) days from the date Seller is given the NFR Substitution Notice to obtain the Completion Documents, and further, provided, however, if the Completion Documents are

29

not capable of being obtained within said thirty (30) day period through no fault of Seller and Seller has commenced to obtain the Completion Documents within such thirty (30) day period, then Seller shall have such reasonable period of time from and after the date of the NFR Completion Notice to obtain the Completion Documents; provided, further, that such additional period shall not extend beyond the date of the Closing with respect to the Substitute Property.  In the event Seller cures the condition giving rise to the NFR Substitution Event prior to the time that a Closing with respect to the Substitute Property occurs, the Scheduled Closing Date for the Removed Property shall be extended to the fifteenth (15th) day after the condition giving rise to the NFR Substitution Event has been cured.

In the event Seller does not obtain the Completion Documents within the time periods referenced above, Seller shall repurchase the Property in question at such time as Purchaser acquires a Substitute Property.  Seller shall repurchase the Removed Property for the same price paid by Purchaser to purchase such Property from Seller and Seller shall repurchase such Property on the same terms and conditions of this Agreement applicable to Purchaser’s acquisition of a Substitute Property. Seller shall be obligated to repurchase the Property in question only if Purchaser agrees to purchase the Substitute Property, and Purchaser and Seller shall agree to close on both transactions on the same day at the same time.  Seller and Purchaser agree to follow the same terms, conditions and procedures for purposes of this exchange as are generally consistent with Sections 9.9.5, 9.9.6, 9.9.7 and 9.9.8 of this Agreement.

17.23.2            Cooperation.  From and after the Effective Date of this Agreement, Seller and Purchaser shall cooperate with each other to facilitate the successful completion of the voluntary remediation process for each Property.  Seller and Purchaser shall consult in good faith about all draft workplans and proposed submissions to regulatory authorities, and Seller shall make changes reasonably requested by Purchaser.  Seller shall provide at least two (2) Business Days advance written notice of entry onto a Property and identify the general nature of the work to be performed and the portion(s) of the Property on which the work will be performed.  To the extent practical, Seller shall provide advance notice to Purchaser of, and shall allow Purchaser to participate in, meetings and telephone conferences with regulatory authorities.  Seller shall provide Purchaser with a copy of all test results, final submissions to regulatory agencies and final documents received from such agencies within a reasonable period of time after they are received or created by Seller.

17.23.3            Scope of Testing Activities.  Pursuant to this Section 17.23, Seller shall conduct initial testing sufficient to reasonably identify all potential contaminants of concern materially related to the industrial/commercial use at the Properties (reasonably taking into consideration potentially significant environmental conditions indicated in Phase 1 reports or in prior testing).  Subsequent testing shall be conducted by Seller as reasonably necessary to satisfy regulatory authorities for issuance of the Completion Documents.

17.23.4            Institutional Controls.  The Completion Documents may be qualified or conditioned by institutional controls (e.g., deed restrictions, engineered barriers) to the extent such controls are consistent with the Properties’ industrial/commercial use as of the Effective Date and are necessary for issuance of the Completion Documents; provided, however, Seller shall have sole discretion to select the remedial approach for obtaining the Completion Documents.  Any such institutional controls are subject to Purchaser’s review and approval, which approval shall not be unreasonably withheld.

17.23.5            Execution of Documents.  Solely relating to and limited by Seller’s obligations as set forth in Article 17 hereto, Seller shall arrange for any offsite disposal of

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hazardous substances, required in order to obtain the Completion Documents, and shall execute all manifests and similar documents, reflecting itself or its designee as the generator of such hazardous substances, and in no event shall Seller name or identify Purchaser as the generator of such hazardous substances; provided, however, the Seller has no duty or obligation whatsoever for any hazardous substances transported to, released upon or generated by Purchaser, its agents, representatives and assigns, at, on, beneath or adjacent to the Properties. Purchaser shall execute other documents reasonably requested by Seller that are necessary and consistent with this Section 17.23.

17.23.6            Access. Purchaser shall provide necessary access to Seller to carry out the provisions of this section.  Seller shall use all reasonable efforts to avoid any disruption of tenant activities, and shall promptly repair at Seller’s sole cost and expense any damage caused by its investigation or remediation activities.

17.23.7            Indemnification. Until the earlier of the date the Seller procures and provides to Purchaser the requisite Completion Documents as set forth herein for each Property, or an appropriate substitute is exchanged pursuant to Section 17.23.1 hereof, Seller shall protect, defend, indemnify and hold Purchaser harmless from and against any claim or loss arising out of (a) any investigation, remediation or disposal activities conducted by Seller or its agents pursuant to this Section 17.23, and (b) any failure by Seller to obtain the Completion Documents as provided in this section.

17.23.8            Voidance. In the event any of the Completion Documents are voided as a result of any fraudulent misrepresentation or other fraudulent act or omission of Seller, Seller shall be responsible for implementing at its expense any measures necessary to have the Completion Documents reinstated.

17.23.9            Assignment.  To the extent allowed by contract and law, Seller shall use reasonable efforts to assign to Purchaser its environmental rights under current vendor and tenant agreements, including all indemnities, escrows, representations, and warranties (“Seller’s Environmental Rights”).  Where Seller is unable to assign Seller’s Environmental Rights, Seller will use commercially reasonable efforts to enforce such rights on behalf of Purchaser (at Purchaser’s expense).

17.23.10      Survival.  The terms of this Section 17.23 shall expressly survive, without limitation, the Closing.

17.24                 Currency. All payments and amounts referenced or described in this Agreement shall be deemed to require payments in and refer to amounts in the currency of the United States of America.

17.25                 Facsimile Signatures. The parties hereto agree that the use of facsimile signatures for the execution of this Agreement shall be legal and binding and shall have the same force and effect as if originally signed.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth below.

PURCHASER:

CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company

By	/s/ Adrian Harrington
	Name:	Adrian Harrington
	Title:	Vice President

By	/s/ Adrenne Parkinson
	Name:	Adrienne Parkinson
	Title:	Assistant Secretary

Date: April 6, 2005

Tax I.D. # 98-0450460

SELLER:

CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust

By	/s/ Michael M. Mullen
	Name:	Michael M. Mullen
	Title:	Chief Executive Officer

By	/s/ James N. Clewlow
	Name:	James N. Clewlow
	Title:	Chief Investment Officer

Date:	April 6, 2005

CENTERPOINT VENTURE, LLC, a Delaware limited liability company

By	/s/ Michael M. Mullen
	Name:	Michael M. Mullen
	Title:	Vice President

By	/s/ James N. Clewlow
	Name:	James N. Clewlow
	Title:	Vice President

Date:	April 6, 2005

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Exhibits

Exhibit A	Properties
Exhibit B-1 - B-3	Legal Descriptions
Exhibit C-1 - C-3	Schedule of Leases
Exhibit D -	Intentionally Deleted
Exhibit E -	Escrow Agreement
Exhibit F -	Documents
Exhibit G-1 - G-3	Permitted Exceptions
Exhibit H-	Master Lease
Exhibit I -	Property Management Agreement
Exhibit J -	Intentionally Deleted
Exhibit K -	Tenant Estoppel Certificate
Exhibit L -	Seller’s Estoppel Certificate
Exhibit M -	General Assignment
Exhibit N -	Deed
Exhibit O -	Notice of Sale to Tenant
Exhibit P -	Non-Foreign Entity Certification
Exhibit Q -	Survey Certification
Exhibit R -	Planned Expenditures
Exhibit S -	NFR Properties

Schedules

7.1.4 -	No Violations of Laws
7.1.5	Eminent Domain
7.1.6	Hazardous Material
7.1.7	Litigation
7.1.8	Leases
7.1.9	Contracts
7.1.10	Defaults
9.8	Purchase Price Schedule
9.10	Contracts
9.12	REA Estoppels

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TRANCHE 2

SALE AGREEMENT

THIS SALE AGREEMENT (“Agreement”) is made and entered into as of the 6th day of April, 2005, by and between CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust (“SELLER”), and CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company (“PURCHASER”).

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

Sale of Properties

1.1                               Sale of Properties.  Seller agrees to sell, assign and convey to Purchaser, or cause to be sold, assigned and conveyed to Purchaser, in the event that one or more of the Properties is currently owned by an entity affiliated with Seller (hereinafter collectively referred to as “Seller Affiliates”), and Purchaser agrees to purchase from Seller, the following:

1.1.1                        Land and Improvements.  That certain real property commonly described on Exhibit A, being more particularly described on Exhibits B-1 through B-8 respectively, attached hereto (collectively, the “Land”), together with any improvements located thereon (collectively, the “Improvements”);

1.1.2                        Leases.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all leases, subleases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto (hereafter referred to collectively as the “Leases”), being more particularly described on Exhibits C-1 through C-8 respectively, attached hereto, and all prepaid rent attributable to the period following Closing, as herein defined, and subject to Section 4.2.4 below, the security deposits under such Leases (collectively, the “Leasehold Property”);

1.1.3                        Real Property.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all easements and appurtenances to Seller’s or Seller Affiliates’, as the case may be, interest in the Land and the Improvements, including, without limitation, all mineral and water rights and all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances are sometimes collectively referred to as the “Real Property”);

1.1.4                        Personal Property.  All personal property (including equipment), if any, owned by Seller or Seller Affiliates, as the case may be, and located on the Real Property as of the date hereof, and all fixtures, if any, located on the Real Property as of the date hereof or as of the Closing Date (collectively, the “Personal Property”); and

1.1.5                        Intangible Property.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all service, equipment, supply and maintenance contracts (collectively, the “Contracts”), guarantees, licenses, side track agreements (and other agreements including leasehold agreements attendant to the Property), approvals, utility contracts, plans and specifications, governmental approvals and development rights, certificates, permits and warranties (and including all escrows, indemnities, representations, warranties and guarantees Seller received from any and all vendors from when Seller acquired the Properties), including, without limitation environmental insurance policies (to the extent same can be assigned with a reservation of rights for the benefit of Seller as well) and other environmental escrows and indemnities (to the extent same can be assigned with a reservation of rights for the benefit of Seller as well), if any, relating to the Real Property or the Personal Property, to the extent assignable (collectively, the “Intangible Property”).  (For each individual parcel, the Real Property, the Leasehold Property, the Personal Property and the Intangible Property are sometimes collectively hereinafter referred to as the “Property”, and for all parcels, taken together, the Real Property, the Leasehold Property, the Personal Property and the Intangible Property are collectively referred to as the “Properties”).  It is hereby acknowledged by the parties that Seller shall not convey to Purchaser claims relating to any real property tax refunds or rebates for periods accruing prior to the Closing, to the extent such taxes have been paid by Seller prior to the Closing, existing insurance claims and any existing claims against previous tenants of the Properties, which claims are hereby reserved by Seller, subject to the terms and provisions of Section 4.2.4 below.

ARTICLE II

Purchase Price

2.1                               Purchase Price.  Subject to the provisions of Section 9.9 below, the purchase price for the Properties shall be Sixty-One Million Three Hundred Thousand and No/100 Dollars ($61,300,000.00) (“Purchase Price”) in currency of the United States of America. The Purchase Price, as adjusted by all prorations as provided for herein, shall be paid by Purchaser at Closing as directed by the Seller by wire transfer of immediately available federal funds of The United States of America.

ARTICLE III

Deposit

3.1                               Purchaser Deposit.  Purchaser will deposit a Fifteen Million and No/100 Dollars ($15,000,000.00) Letter of Credit (“Purchaser Letter of Credit”) on the date of the first Closing to occur under any of the Sale Agreements (defined below) with Chicago Title Insurance Company (“Escrow Agent” or “Title Company”).  The Purchaser Letter of Credit shall be held by Escrow Agent pursuant to an Escrow Agreement in the form attached hereto as Exhibit E modified to conform to the terms of this Agreement and as required by Title Company when Title Company holds a letter of credit (“Escrow Agreement”).  The Purchaser Letter of Credit shall (i) be unconditional and irrevocable, (ii) be in a form reasonably acceptable to Seller, (iii) be issued by a financial institution doing business in the United States of America, with offices in Chicago, Illinois and (iv) expire no earlier than March 15, 2006.  The cost of issuing and maintaining the Purchaser Letter of Credit shall be paid by Seller and Seller’s failure to do so shall not be a breach or a default by Purchaser under this Agreement or any Other Agreements (as defined in Section 17.22 below) nor shall Seller have any right to direct Escrow Agent to draw upon the Purchaser Letter of Credit as a result of Seller’s failure as aforesaid.  The Purchaser Letter of Credit and the proceeds of the Purchaser Letter of Credit (“Purchaser Proceeds”) have been provided to assure performance and observance by Purchaser of all of its closing obligations under this Agreement and five (5) other sale agreements entered into by and between Seller and Purchaser and dated of even date herewith relating to the sale of properties by Seller to Purchaser (this Agreement and the other five (5) Sale Agreements are herein collectively referred to as the “Sale Agreements”).   Accordingly, in the event of the occurrence of a default under Section 13.2 of this Agreement or any of the other Sale Agreements or in the event that the Purchaser Letter of Credit will expire within thirty (30) days or less, Seller shall have the right to direct Escrow Agent to draw upon the Purchaser Letter of Credit.  All Purchaser Proceeds received by Escrow Agent shall be retained by Escrow Agent and held or disbursed pursuant to the terms of the Escrow Agreement and this Agreement.  At the time of the

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final Closing of all Properties, including, but not limited to, Substitute Properties (defined below) under all of the Sale Agreements, the Purchaser Letter of Credit shall be delivered to Purchaser.  In the event any Closing under any of the Sale Agreements does not occur through no fault of Purchaser, Purchaser Letter of Credit shall be returned to Purchaser.

3.2                               Seller Deposit.  Seller will deposit a Three Million and No/100 Dollars ($3,000,000.00) Letter of Credit (“Seller Letter of Credit”) on the date of the first Closing to occur under the Sale Agreements with Escrow Agent.  The Seller Letter of Credit shall be held by Escrow Agent pursuant to an Escrow Agreement in the form attached hereto as Exhibit E modified to conform to the terms of this Agreement and as required by Title Company when Title Company holds a letter of credit.  The Seller Letter of Credit shall (i) be unconditional and irrevocable, (ii) be in a form reasonably acceptable to Purchaser, (iii) be issued by a financial institution doing business in the United States of America, with offices in Chicago, Illinois and (iv) expire no earlier than March 15, 2006.  The cost of issuing and maintaining the Seller Letter of Credit shall be paid by Seller.  The Seller Letter of Credit and the proceeds of the Seller Letter of Credit have been provided to assure performance and observance by Seller of all of its closing obligations under the Sale Agreements.  Accordingly, in the event of the occurrence of a default under Section 13.1 of this Agreement or any of the other Sale Agreements or in the event that the Seller Letter of Credit will expire within thirty (30) days or less, Purchaser shall have the right to direct Escrow Agent to draw upon the Seller Letter of Credit.  All Proceeds received by Escrow Agent shall be retained by Escrow Agent and held or disbursed pursuant to the terms of the Escrow Agreement and this Agreement.  At the time of the final Closing of all Properties, including, but not limited to, Substitute Properties under all of the Sale Agreements, the Seller Letter of Credit shall be delivered to Seller.  In the event any Closing under any of the Sale Agreements does not occur through no fault of Seller, Seller Letter of Credit shall be returned to Seller.

ARTICLE IV

Closing, Prorations and Closing Costs

4.1                               Closing.  The closing of the purchase and sale of the Properties shall occur on or before 10:00 a.m. Central time on July 29, 2005 (the “Scheduled Closing Date”) and shall be held at the offices of Escrow Agent, or at such other place agreed to by Seller and Purchaser (said closing is hereinafter referred to as the “Closing”).  Notwithstanding anything to the contrary contained in this Section 4.1, Seller or Purchaser, as the case may be, shall have the right to extend the closing date for one or more of the Properties in accordance with the provisions of Sections 9.9, 10.1 and 12.1 hereof.  “Closing” shall be deemed to have occurred when the Title Company has been instructed by both parties to pay the applicable portion of the Purchase Price to Seller and to record the applicable Deeds, as hereunder defined.  The date of the Closing is sometimes referred to in this Agreement as a “Closing Date.”  The transactions contemplated by this Agreement shall be closed through an escrow with Escrow Agent on the Closing Date, in accordance with the general provisions of the usual form “New York Style” Deed and Money Escrow Agreement used by Escrow Agent, with such provisions required to conform to the terms of this Agreement.

4.2                               Prorations.  All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this Section 4.2.  Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of midnight of the day immediately preceding a Closing Date, with Purchaser to be treated as the owner of the applicable Properties, for purposes of prorations of income and expenses, on and after a Closing Date.

4.2.1                        Taxes.  Subject to the provisions of this Section 4.2.1, real estate and personal property taxes, if any, accrued, but not yet due and owing as of the Closing and installments of special assessments, if any, due and owing during the installment year in

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which the Closing occurs (hereinafter collectively referred to as “Taxes”) shall be prorated as of the Closing Date, and, notwithstanding any other provision contained in this Agreement, shall not be reprorated.  Seller shall pay all Taxes due and payable as of the Closing Date.  If the Taxes have not been set for the year in which Closing occurs or any prior year, then the proration of such Taxes shall be based upon the most recent ascertainable tax bills.  Notwithstanding any other provision of this Agreement, (a) there shall be no proration of Taxes with respect to tenants whose leases obligate said tenants to pay Taxes when the tax bills are issued, and (b) the amount otherwise due Purchaser under this Section 4.2.1 shall be reduced by an amount equal to all tenant deposits held by Seller for Taxes at the time of Closing (collectively, the “Tenant Tax Deposits”) and the Tenant Tax Deposits shall be turned over to Purchaser at Closing.  Tenant Tax Deposits received by Seller following Closing for any period of time after Closing shall be paid to Purchaser.  The amount due under this Section 4.2.1 shall not be credited to Purchaser at Closing but shall be deposited into the operating account for the Properties and held by Seller as property manager pursuant to the Management Agreement described in Section 9.6 below.

Seller shall contest real estate taxes and/or assessment levels, as the case may be, prior to Closing if Seller deems reasonable in its judgment as a commercially prudent owner of real estate.  All costs incurred in connection with such contest shall be paid by the parties in proportion to benefit received by the parties in connection with any reduction of such real estate taxes or assessments as the case may be.

4.2.2                        Insurance.  Seller shall assign its existing insurance policies to Purchaser upon Closing.  Purchaser shall be named as a named insured thereon and all premiums with respect thereto shall be prorated between the parties as of Closing.

4.2.3                        Utilities.  Purchaser and Seller hereby acknowledge and agree that the amounts of all electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses relating to the applicable Properties not paid by tenants under Leases and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Purchaser and Seller immediately after the same have been determined.  Seller shall attempt to have all utility meters, or utility services not paid by tenants under Leases, read as of the Closing Date.  Purchaser shall cause all utility services to be placed in Purchaser’s name as of the Closing Date.  If permitted by the applicable utilities, all utility deposits in Seller’s name shall be assigned to Purchaser as of the Closing Date, and Seller shall receive a credit therefor at Closing.

4.2.4                        Rents.  Rent [(including estimated pass-through payments for common area/operating expenses, but not for Taxes), collectively “Rents”] for the month in which Closing occurs shall be prorated for said month based upon the Rents estimated to have been collected by Seller as of the Closing Date.  Rents for said month shall be reprorated within seven (7) Business Days after the end of said month based on Rents actually received.  During the period after Closing, (i) Purchaser shall deliver to Seller any and all Rents accrued but uncollected as of the Closing Date, to the extent subsequently collected by Purchaser; provided, however, Purchaser shall apply Rents received after Closing first to payment of current Rents then due, and thereafter to delinquent Rents (other than “true up” payments received from tenants attributable to a year-end reconciliation of actual and budgeted pass-through payments, which shall be allocated among Seller and Purchaser pro rata in accordance with their respective period of ownership as set forth in Section 4.2.5 below), and (ii) Seller shall deliver to Purchaser any and all Rents collected by Seller for any period after Closing.

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Subject to the provisions of the following sentence, Seller shall be entitled, after the Closing, to take any action against a tenant which would not result in a termination of any Lease or a tenant’s right of occupancy thereunder (“Seller Action”).  Notwithstanding the foregoing, Seller shall not take any Seller Action unless Seller shall have first provided Purchaser with not less than five (5) Business Days’ notice of its intent to take action against a tenant, together with a description of the subject matter of the proposed Seller Action.  Purchaser agrees that it shall use commercially reasonable efforts to collect all pass-through rents payable by tenants and any delinquent Rents (provided, however, that Purchaser shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent Rents).

The amount of any unapplied security deposits (plus accrued interest thereon if payable to a tenant under its lease) under the Leases held by Seller in cash at the time of Closing shall be credited against the Purchase Price; accordingly, Seller shall retain the actual cash deposits.  Notwithstanding anything in this Section 4.2.4 to the contrary, if any security deposits are in the form of a letter of credit, such security deposits shall not be prorated, but shall be turned over by Seller to Purchaser at the Closing by the delivery thereof by Seller to Purchaser in accordance with this provision.  In addition, Seller shall use reasonable efforts to deliver appropriate duly executed instruments of transfer or assignment of such letters of credit which are required to establish Purchaser as the new beneficiary thereunder and any consents required by the issuing bank for the transfer of such letters of credit.  If required, Seller shall use reasonable efforts to arrange for the issuance by the issuing bank of any authorization to the transfer, together with the delivery of such letters of credit (and any letter of transfer that is required by such letter of credit).  Any fees imposed by such issuing banks in connection with such transfers which are not the obligation of the applicable tenant to pay shall be paid by Seller.  In the event that any letter of credit is not transferable as of Closing, Seller shall cooperate with Purchaser in all reasonable respects following the Closing so as to transfer the same to Purchaser or to obtain a replacement letter of credit with respect thereto in favor of Purchaser, in either case at no cost or expense to Purchaser.  Until any such letter of credit shall be transferred or replaced, Seller shall present such letter of credit for payment and deliver the proceeds received by Seller, if any, to Purchaser within a reasonable period of time following receipt of Purchaser’s written request.  Notwithstanding the foregoing, Seller shall not be in default under this Agreement in the event that any such letter of credit is not assigned to Purchaser for any reason other than the failure of Seller to sign the documents required of it to transfer the letter of credit or the failure of Seller to pay any fees imposed by an issuing bank in connection with such transfers.  In such event, Purchaser may terminate this Agreement with respect to the applicable Property upon written notice to Seller on or before ten (10) days after Purchaser becomes aware that a letter of credit will not be assigned on the Closing Date; provided, however, Purchaser’s right to terminate shall not be effective in the event that Seller, in its sole and absolute discretion, gives Purchaser a credit against the Purchase Price in the amount of the security deposit or provides a substitute letter of credit in that amount.

4.2.5                        Calculations.  For purposes of calculating prorations, Purchaser shall be deemed to be in title to that portion of the Properties being acquired on the Closing Date, and, therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs.  All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and year in question.  Except as set forth in this Section 4.2, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser.  Purchaser and Seller shall each submit or cause to be submitted to the other (i) on or about the 90th day after Closing, and (ii) on or about the one year anniversary of the

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Closing, a statement which sets forth necessary adjustments to items subject to proration pursuant to the provisions of this Section 4.2, if any; provided, however, no adjustment shall be made with respect to Taxes.  Within fifteen (15) days following delivery of such statements, the parties shall make such adjustments among themselves as shall be necessary to carry out the prorations as contemplated in this Section 4.2.  In the event any prorations made under this Section 4.2 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same.

4.2.6                        Leasing Commissions and Leasing Costs.  Seller shall be responsible for all leasing commissions, tenant improvement costs and other usual and customary leasing costs, due and owing with respect to the current term of all Leases executed prior to the Effective Date, whether such leasing commissions, tenant improvement costs and other usual and customary leasing costs are due to be paid prior to or after the Closing Date.

4.2.7                        Prepaid Items.  Any prepaid items, including, without limitation, fees for licenses which are transferred to the Purchaser at the Closing and annual permit and inspection fees shall be apportioned between the Seller and the Purchaser at the Closing.

4.2.8                        Allocation of Closing Costs and Expenses.  Seller shall bear the cost of the title policy to be issued and extended coverage charges, the cost of the Surveys (as hereinafter defined), the cost to record any instruments necessary to clear Seller’s title, one-half the cost of the Closing Escrow and one-half the cost of the “New York Style” closing fee. Purchaser shall bear the cost of any recording fees with respect to the Deeds, all costs incurred in connection with obtaining Purchaser’s financing for this transaction, if any, the cost of all title endorsements (other than with respect to extended coverage), if any, one-half the cost of the Closing Escrow and one-half the cost of the “New York Style” closing fee.  The cost of state and county transfer taxes shall be paid by the Seller, and the cost of local transfer taxes shall be paid by the party designated in the applicable local ordinance or local custom.  If no such designation or custom exists, and a local transfer tax must be paid, the cost thereof shall be shared equally by Seller and Purchaser.

4.2.9                        Operating Expenses.  All operating expenses (including all charges under Contracts and agreements assumed by Purchaser under the General Assignment, as hereinafter defined and fees to any owner’s association) shall be prorated as of the Closing Date.  As to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing Date occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Purchaser), and assuming that all charges are incurred uniformly during the Current Billing Period.  If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment within thirty (30) days of receipt of actual bills.  Notwithstanding the foregoing, no prorations or adjustments shall be made for portions of operating costs of the Properties to the extent a tenant under the Leases is required to pay same pursuant to the terms of any of the Leases. Purchaser shall be credited with an amount equal to all deposits made by tenants and held by Seller at Closing towards the tenant’s obligation to pay any such operating expenses.

ARTICLE V

Inspection

5.1                               Seller Deliveries.  Purchaser acknowledges that Seller has heretofore delivered or caused to be delivered or made available to Purchaser at the Properties all of the items relating to

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the Properties specified on Exhibit F, attached hereto, to the extent that such items were in Seller’s possession (“Documents”); provided, however, that except for the representations and warranties made in Article VII hereof, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such documents, if any, relating to the Properties.  Except with respect to claims arising out of a breach by Seller of a representation or warranty made in Article VII hereof, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials.  Purchaser acknowledges that any and all of the Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and were delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Properties.  Purchaser agrees not to disclose such non-public documents, or any of the provisions, terms or conditions thereof, to any party other than a Purchaser Party/Representative, as hereinafter defined.  Purchaser shall return all of the Documents, at such time as this Agreement is terminated for any reason.  This Section 5.1 shall survive Closing and/or termination of this Agreement without limitation.

5.2                               Independent Examination/Right to Access.  Purchaser hereby acknowledges that it has been given, prior to the execution hereof, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Properties.  Purchaser further acknowledges that Purchaser is relying upon its own independent examination of the Properties and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Properties.  Except as may be provided in Article VII hereof, Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser.  Notwithstanding anything to the contrary contained in this Section 5.2, Purchaser and its agents shall have access to the Properties and the Documents prior to the Closing Date, but during normal business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense, and at Purchaser’s and its agents’ sole risk, to inspect the applicable Properties, provided, however, Purchaser shall not be entitled to conduct Physical Testing or any Phase I Assessments, as said terms are hereinafter defined, without the approval of Seller, which approval shall not be unreasonably withheld, and further provided that prior to Purchaser entering the Properties, Purchaser shall deliver to Seller evidence of Due Diligence Insurance, as hereinafter defined.  Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided that Seller does not unreasonably interfere with Purchaser’s inspection.  The provisions of this Section 5.2 shall survive Closing and/or termination of this Agreement without limitation.  Purchaser acknowledges and agrees that the Documents and investigation available to it have been sufficient to allow Purchaser to decide whether or not to enter into this Agreement and consummate the transaction contemplated hereby.

5.3                               Inspection Obligations and Indemnity.  Purchaser and its agents and representatives shall (a) not unreasonably disturb the tenants of the Improvements or interfere with their use of the Real Property pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Real Property; (c) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (d) promptly repair any damage to any part of the Properties or any personal property owned or held by any tenant caused by Purchaser’s inspection of the Properties; (e) promptly pay when due the costs of all tests, investigations and examinations done by Purchaser with regard to the Properties; (f) not permit any liens to attach to the Properties as a result of Purchaser’s inspection of the Properties; (g) restore the Improvements and the surface of the Real Property to the condition in which the same was found before any such inspection or

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tests were undertaken by Purchaser; and (h) except to the extent required by law, not reveal or disclose any information obtained pursuant to its inspections of the Properties to anyone other than the following persons or entities (each a “Purchaser Party/Representative”): (x) Purchaser’s prospective lenders, members, managers, partners or other co-venturers or investors, in connection with the proposed purchase of the Properties and their respective representatives; and (y) Purchaser’s directors, officers, partners, members, managers, affiliates, shareholders, employees, legal counsel, accountants, engineers, architects, financial advisors and similar professionals and consultants to the extent Purchaser deems it necessary or appropriate in connection with its evaluation of the Properties.  Purchaser shall, and does hereby agree to indemnify, defend and hold Seller, its partners, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including, but not limited to, attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Properties in the exercise of the inspections of Purchaser prior to the Effective Date, including, without limitation, claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use of or damage to its premises or property in connection with Purchaser’s review of the Properties.  This Section 5.3 shall survive the Closing and/or any termination of this Agreement without limitation. Purchaser acknowledges and agrees that the Documents and investigation available to it have been sufficient to allow Purchaser to decide whether or not to enter into this Agreement and consummate the transaction contemplated hereby.

ARTICLE VI

Title and Survey Matters

6.1                               Title.  Purchaser acknowledges that, prior to the Effective Date, Seller has delivered to Purchaser, with respect to each Property, a title insurance commitment or a prior title insurance policy (a “Commitment”), together with a copy of all underlying documents referenced therein (collectively, the “Title Documents”).  Except as hereinafter provided, Purchaser and Seller hereby agree that (i) all Taxes that are not due and payable prior to Closing, (ii) the rights of the tenants under the Leases and Approved New Leases (as defined in Section 9.3 of this Agreement), as parties in possession only, (iii) all matters created by or on behalf of Purchaser and (iv) the exceptions to title identified on Exhibits G-1 through G-8, respectively, shall constitute “ Permitted Exceptions”.  Notwithstanding anything to the contrary contained herein, Seller shall be obligated to cause all of the following resulting from the act or omission of, or caused by, Seller or grantor under the Deeds to be fully satisfied, released and discharged of record or insured or bonded over on or prior to the Closing Date:  all mortgages, deeds of trust and monetary liens [including liens for delinquent taxes, mechanics’ liens and judgment liens] affecting the Properties and all indebtedness secured thereby.

6.2                               Survey.  Purchaser acknowledges receipt of Seller’s existing surveys (“Initial Surveys”) for each of the Properties.  Seller has ordered a current ALTA/ACSM survey for each Property to be certified to Purchaser, as well as any affiliates and lender designated by Purchaser to Seller at least thirty (30) days prior to Closing and Title Company (collectively, the “Surveys”) and shall deliver a copy of the Surveys to Purchaser promptly upon receipt thereof but in all events prior to Closing.  The surveyors shall certify the Surveys in accordance with the form of certification attached hereto as Exhibit Q.

ARTICLE VII

Representations and Warranties of the Seller

7.1                               Seller’s Representations.  Seller represents and warrants that the following matters are true and correct as of the Effective Date:

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7.1.1                        Authority.  Seller is a real estate investment trust, duly organized, validly existing and in good standing under the laws of the State of Maryland.  This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and does not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject.  All documents to be executed by Seller or Seller Affiliates which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Seller or Seller Affiliates, as the case may be, (ii) be legal, valid and binding obligations of Seller or Seller Affiliates, as the case may be, and (iii) not violate any provision of any agreement or judicial order to which Seller or Seller Affiliates, as the case may be is a party or to which Seller or Seller Affiliates, as the case may be, is subject.

7.1.2                        Bankruptcy or Debt of Seller.  Neither Seller nor any Seller Affiliates has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Neither Seller nor any Seller Affiliates has received any written notice of (a) the filing of an involuntary petition by Seller’s creditors or the creditors of Seller Affiliates, (b) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets or the assets of Seller Affiliates, or (c) the attachment or other judicial seizure of all, or substantially all, of Seller’s assets or the assets of Seller Affiliates.

7.1.3                        Foreign Person.  Neither Seller nor any of the Seller Affiliates is a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code (“Code”), and Seller agrees to execute and cause the Seller Affiliates to execute any and all documents necessary or required by the Internal Revenue Service or Purchaser in connection with such declaration(s).

7.1.4                        No Violation of Laws.  Except as set forth on Schedule 7.1.4, to Seller’s knowledge, neither Seller nor Seller Affiliates have received any currently effective written notice from a governmental authority that the Properties violate any applicable ordinance of the city or village in which the Properties are located.

7.1.5                        Eminent Domain.  Except as set forth on Schedule 7.1.5, to Seller’s knowledge, neither Seller nor Seller Affiliates have received any currently effective written notice of an eminent domain or condemnation of the Land or Improvements relating to the Properties.

7.1.6                        Hazardous Materials.  Except as set forth on Schedule 7.1.6, to Seller’s knowledge, except as set forth in any environmental report provided by Seller to Purchaser, or as referenced or referred to in Section 17.23, (i) neither Seller nor Seller Affiliates have received any uncured written notice from the United States Environmental Protection Agency or the Illinois Environmental Protection Agency (or any Indiana or Wisconsin agency comparable to the Illinois Environmental Protection Agency) alleging that the Properties are in violation of any applicable Environmental Laws or contain any Hazardous Materials, (ii) since the date of the most recent environmental report, there have been no Hazardous Materials installed or stored in or otherwise existing at, on, in or under the Properties in violation of applicable Environmental Laws, and (iii) Seller has acted in the manner that a commercially prudent property owner would act with respect to any written recommendations made by Seller’s environmental consultants.  “Hazardous Materials” shall mean any hazardous, toxic waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, or any other federal, state or

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local laws, ordinances, rules, regulations or policies governing use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of such materials (collectively, “Environmental Laws”).

7.1.7                        Litigation.  Except as set forth on Schedule 7.1.7, to Seller’s knowledge, (i) neither Seller nor Seller’s Affiliates have received any currently effective written notice of any pending litigation affecting the Properties, and (ii) there is no action, suit or proceeding threatened before or by any judicial, administrative or union body, any arbitrator or any governmental authority, against or affecting the Properties.

7.1.8                        Leases.  Except as set forth on Schedule 7.1.8, (i) the Rent Roll delivered to Purchaser by Seller lists all of the Leases affecting the Properties owned by Seller or Seller’s Affiliates, (ii) the Leases affecting the Properties delivered to Purchaser by Seller are true, correct and complete copies of the Leases provided to or entered into by Seller or Seller’s Affiliates relating to the Properties, and (iii) to Seller’s knowledge, no tenant has commenced any action or given any written notice to Seller or any Seller Affiliate for the purpose of terminating its lease in whole or in part, whether by exercise of an express termination right in its lease or otherwise.

7.1.9                        Contracts.  Except as set forth on Schedule 7.1.9, to Seller’s knowledge, Seller has delivered to Purchaser complete copies of each Contract provided to or entered into by Seller or Seller Affiliate relating to the Properties.

7.1.10                  Defaults.  Except as set forth on Schedule 7.1.10, or any other exhibit to this Agreement, (i) no notice of default has been given by Seller or Seller Affiliates to any tenant or received by Seller from any tenant under any Lease relating to the Properties which remains uncured and (ii) no base or additional rent due under any Lease relating to the Properties is more than thirty (30) days past due.

7.1.11                  Operating Statements.  To Seller’s knowledge, the operating statements relating to the Properties delivered by Seller to Purchaser in accordance with Section 5.1 hereof are true and correct in all material respects and no material adverse change has occurred since the respective dates thereof.

7.1.12                  Bulk Sale Act. The provisions of Section 9.02(d) of the Illinois Income Tax Act and the applicable provisions of the Retailer’s Occupation Tax Act do not apply to this transaction.

7.1.13                  REIT REP The Properties consist solely of land, buildings, and other structural components thereof, and other assets described in Section 856(c)(4)(A) of the Code.  The total gross revenues generated by the Properties between January 1, 2003 and the Closing Date has consisted and will consist solely of income from rents from real property and other revenue which constitute qualifying income under Section 856(c)(3) of the Code (“Qualifying Income”), and based on historical experience, Seller believes that the gross revenues generated by the Properties after the Closing Date will consist solely of Qualifying Income.

Seller shall remake all representations and warranties as of the date of the Closing; provided, however, at the time such warranties and representations are remade, Seller shall provide Purchaser with updates of the Schedules referred to in the representations and warranties set forth above and an updated operating statement.  Purchaser acknowledges and agrees that the representations and warranties that are made as of the Closing Date shall refer to the updated Schedules and operating statements.

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7.2                               Intentionally Deleted.

7.3                               Knowledge.  For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to the best of Seller’s knowledge”, “to the actual knowledge of Seller” or “to the knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the current, actual knowledge only, and not any implied, imputed or constructive knowledge of Michael M. Mullen and James N. Clewlow, after consultation with the property managers of each Property owned by Seller (collectively, the “Seller Property Managers”).  Except for the obligation to consult with the Seller Property Managers, neither Michael M. Mullen nor James N. Clewlow shall be obligated to conduct any independent investigation, and no implied duty to investigate shall be imputed.  Nothing contained in this Agreement shall be deemed to impose any personal liability of any kind on any person named in Section 7.3.

For purposes of this Agreement, and any document delivered at Closing, whenever the phrase “to the best of Purchaser’s knowledge”, “to the actual knowledge of Purchaser” or “to the knowledge of Purchaser” or words of similar import are used, they shall be deemed to refer to the current, actual knowledge only, and not any implied, imputed or constructive knowledge, of Andrew Martin and Ben Hindmarsh; provided, however, that nothing in this Agreement shall be deemed to create or impose any personal liability of any kind on Andrew Martin or Ben Hindmarsh.

7.4                               Change in Representation/Waiver.  Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to rely on any representation or warranty made by Seller in this Article VII to the extent, prior to or at Closing, Purchaser shall have or obtain actual knowledge of any information that was contradictory to such representation or warranty; provided, however, if Purchaser determines prior to Closing that there is a breach of any of the representations and warranties made by Seller above, then Purchaser may, at its option, by sending to Seller written notice of its election either (i) exercise its rights under Section 9.9 below if applicable, (ii) waive such breach and/or conditions and proceed to Closing with no adjustment in the Purchase Price and in such event Seller shall have no further liability as to such matter thereafter, or (iii) as its sole remedy, terminate this Agreement in its entirety in the event of any untruth or inaccuracy of (x) the representations or warranties set forth in Sections 7.1.1, 7.1.2 or 7.1.3, or (y) the representations and warranties set forth in the other sections of Article VII, but only if such representations and warranties were not true or were inaccurate on the Effective Date and such untruth or inaccuracy is “Material” (defined below). The term “Material” as used in this Section 7.4 shall mean a liability or loss reasonably anticipated to arise out of an untruth or inaccuracy of the representations or warranties set forth in Article VII which (i) exceeds $500,000.00 for each affected Property, or (ii) results from fraud or willful misconduct on the part of Seller.  In the event that Purchaser elects to terminate this Agreement, the parties shall have no liability to each other hereunder and the Deposit shall be returned to Purchaser and the Seller Letter of Credit shall be returned to Seller.  Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Purchaser, to the extent that, prior to the Closing, Purchaser discovers or learns of information (from whatever source, including, without limitation the property manager, the tenant estoppel certificates or the Seller’s Estoppel Certificates delivered pursuant to Section 10.1.1 below, as a result of Purchaser’s due diligence tests, investigations and inspections of the Property, or disclosure by Seller or Seller’s agents and employees) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

7.5                               Post Closing Rights.  Following Closing, Purchaser will have the right to bring any action against Seller as a result of any untruth or inaccuracy of representations and warranties made herein if (i) such untruth or inaccuracy is “Material,” and (ii) prior to Closing Purchaser did not discover or learn information (from whatever source) that contradicts any such representations and

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warranties, or renders any such representations and warranties untrue or incorrect.  The term “Material” as used in this Section 7.5 shall mean a liability or loss reasonably anticipated to arise out of an untruth or inaccuracy of the representations or warranties set forth in Article VII which results from fraud or willful misconduct on the part of Seller or exceeds $500,000 for each such affected Property, it being understood that the foregoing limitation is a threshold which must be exceeded, but that once such threshold has been exceeded, any post closing claim may be pursued for its full value.  In addition, in no event will Seller’s liability for all such breaches relating to a specific Property, exceed, in the aggregate, the allocated Purchase Price of the Property in question, calculated in accordance with Schedule 9.8.

7.6                               Survival.  The express representations and warranties made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of representations and warranties set forth in Sections other than Sections 7.1.1, 7.1.2 and 7.1.3 shall be commenced, if at all, on or before the date which is twelve (12) months after the date of a Closing and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect as to the applicable Closing.

ARTICLE VIII

Representations and Warranties of Purchaser

8.1                               Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date.

8.1.1                        Authority.  Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.  All documents to be executed by Purchaser which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Purchaser, (ii) be legal, valid and binding obligations of Purchaser, and (iii) not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

8.1.2                        Bankruptcy or Debt of Purchaser.  Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Purchaser has received no written notice of (a) the filing of an involuntary petition by Purchaser’s creditors, (b) the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, or (c) the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets.

8.1.3                        No Financing Contingency.  It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency, and no financing for this transaction shall be provided by Seller.

8.2                               Purchaser’s Acknowledgment.  Purchaser acknowledges and agrees that, except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any and all representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, including, but not limited to those representations, warranties, promises, covenants, agreement and guaranties of, as to, concerning or with respect to (a) the nature, quality or condition of the Properties, including, without limitation, the water, soil and geology, (b) the income to be derived from the Properties, (c) the suitability of the Properties for any and all activities and uses which

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Purchaser may conduct thereon, (d) the compliance of or by the Properties or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act and any rules and regulations promulgated thereunder or in connection therewith, (e) the habitability, merchantability or fitness for a particular purpose of the Properties, or (f) any other matter with respect to the Properties, and specifically that except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Properties, of any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and applicable state laws, and regulations promulgated thereunder.  Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement, having been given the opportunity to inspect the Properties, Purchaser is relying solely on its own investigation of the Properties and not on any information provided or to be provided by Seller.  Purchaser further acknowledges and agrees that subject to the representations and warranties of Seller as provided herein and in any other document executed at Closing, any information provided or to be provided with respect to the Properties was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information.  Purchaser further acknowledges and agrees that, as a material inducement to the execution and delivery of this Agreement by Seller, subject to the representations and warranties of Seller provided herein and in any other document executed at Closing, the sale of the Properties as provided for herein is made on an “AS IS, WHERE IS” CONDITION AND BASIS “WITH ALL FAULTS.”  Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this acknowledgment as part of the negotiations for the transaction contemplated by this Agreement; that Purchaser is represented by legal counsel in connection with this transaction.

8.3                               Purchaser’s Release.  Effective as of the date of the Closing, Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment manager, property manager, the partners, trustees, shareholders, beneficiaries, directors, officers, employees, attorneys and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, causes of action, fines, liens, judgments, costs and expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Properties, except, subject to Section 7.5 hereof, such as arises out of (i) a breach of any of the representations and warranties of Seller set forth in Article VII and (ii) any of the provisions of this Agreement that survive Closing pursuant to the provisions of Section 17.12 below.  The terms and provisions of this Section 8.3 shall survive Closing and/or termination of this Agreement without limitation.

8.4                               Survival.  The express representations and warranties made in this Agreement by Purchaser shall not merge into any instrument of conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of all such representations and warranties shall be commenced, if at all, on or before the date which is twelve (12) months after the date of the Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect as to the applicable Closing.

ARTICLE IX

Seller’s Interim Operating Covenants/Seller’s and Purchaser’s Covenants

9.1                               Operations.  Seller agrees to continue to operate, manage and maintain the Improvements through the Closing Date in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to

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Article XII of this Agreement.  As of, and at all times after the Effective Date until Closing, Seller shall name Purchaser as an additional insured on all liability insurance policies maintained by Seller relating to the Properties.

9.2                               No Sales.  Except for the execution of tenant Leases pursuant to Section 9.3, Seller agrees that it shall not convey any interest in the Properties to any third party.

9.3                               Tenant Leases.  From and after the Effective Date, Seller shall not (i) grant any consent or waive any material rights under the Leases, (ii) terminate any Lease, or (iii) enter into a new lease, modify an existing Lease or renew, extend or expand an existing Lease in any material respect without the prior written approval of Purchaser (an “Approved New Lease”), which in each case shall not be unreasonably withheld, conditioned or delayed.  Any Approved New Lease shall meet all of the following parameters: (i) such proposed lease has an initial term (excluding any options to extend such term) of not less than three (3) years and not more than ten (10) years; (ii) such proposed lease has no free-rent period extending beyond the term of the Master Lease (defined below); (iii) such proposed lease has no above-market obligation of Purchaser to provide or fund any tenant improvements; (iv) such proposed lease provides for base rent payable at a rate per month that is never less than 95% of the base rent per month required to be paid for such space under the Master Lease; (v) leasing commissions for such proposed lease do not exceed market rates; (vi) such proposed lease does not require the landlord thereunder, and will not result in an obligation for the landlord thereunder to alter or improve or pay for the altering or improving of the building (other than tenant improvements as limited by clause (iii) above and responsibility for repairing and replacing the roof and structure, but excluding the obligation for internal wall changes); (vii) such lease shall be on the form customarily used by Seller with such revisions which Seller approves using its judgment as a commercially prudent landlord; (viii) the creditworthiness of the tenant and intended use of the premises by the tenant shall be consistent with Seller’s historical and customary requirements as a commercially prudent landlord; and (ix) the income to be generated from the proposed lease shall constitute qualifying income under Section 856(c)(3) of the Code. Additionally, the parties expressly agree that it shall not be deemed unreasonable for Purchaser to withhold, condition or delay its consent to any Approved New Lease that includes above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs that Purchaser would be obligated to pay or incur; provided, however, in such event, Purchaser and Seller agree to negotiate in good faith to agree upon such tenant improvement costs, leasing commission and other leasing costs to render such Approved New Lease and the terms thereof acceptable to Purchaser.  Any lease proposed by Seller, which satisfies the criteria set forth in this Section 9.3 and would otherwise be reasonably acceptable to Purchaser, but for the fact that such lease includes above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs, may, nonetheless, be approved and executed by Seller, in its sole and absolute discretion, and in such event such proposed lease shall be deemed an Approved New Lease, provided that Seller pays all such above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs.  Purchaser’s failure to respond within five (5) Business Days after receipt of a request for approval, together with a copy of the proposed Approved New Lease or letter of intent to lease and credit information on the proposed replacement tenant or tenants, shall be deemed approval by Purchaser. Seller shall pay the portion of the tenant improvement costs, leasing commissions and other usual and customary leasing costs with respect to any Approved New Lease, allocated on a prorata basis over the term of the Approved New Lease with respect to the portion of the term of the Approved New Lease prior to a Closing and Purchaser shall pay the portion of the tenant improvement costs, lease commissions and other usual and customary leasing costs with respect to an Approved New Lease, allocated on a prorata basis over the term of the Approved New Lease with respect to the portion of the term of the Approved New Lease after the Closing.

9.4.                            Planned Expenditures.  Seller shall effect and complete the planned expenditures for nominated work and items in accordance with the description and budget set forth on Exhibit R

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attached hereto as a prudent manager/owner in consultation with Purchaser, and to Purchaser’s commercially reasonable satisfaction; in the event that upon completion of such work and items,  the total cost of such work is less than the total budget allocated for same, Seller shall be entitled to retain all such unexpended amounts.  In the event that Exhibit R reflects that certain work is to be performed after Closing, the obligations of Seller under this Section 9.4 with respect to that work shall survive Closing.

9.5                               Master Lease.  At the Closing, Seller and Purchaser shall execute and deliver to each other a master lease (“Master Lease”) in the form of Exhibit H attached hereto.

9.6                               Management Agreement.  At the Closing, Seller and Purchaser shall execute an Amendment to the Property Management Agreement between Purchaser and CenterPoint Properties Trust adding the Properties to the definition of “Properties” under such Management Agreement.  Seller shall terminate any existing property management agreements pertaining to the Properties as of the Closing Date.

9.7                               Intentionally Deleted.

9.8                               Transfer Tax Declaration Allocation.  Purchaser and Seller agree that the Purchase Price shall be allocated amongst the Properties as set forth on Schedule 9.8 for the purpose of completing real estate transfer declarations to be executed by Seller and Purchaser at Closing (the “Transfer Tax Declaration Allocation”).

9.9                               Substitution of Properties

9.9.1                        In the event of the occurrence of a Substitution Event (defined below) prior to Closing, Purchaser may, at its option, by written notice to Seller (“Event Notice”) within ten (10) days after the date on which Purchaser is given or obtains actual knowledge of the occurrence of a Substitution Event, elect to either (i) ignore the Substitution Event and proceed to Closing with no adjustment in the Purchase Price, or (ii) request that Seller offer a Substitute Property or Substitute Properties (both as hereinafter defined) to Purchaser valued in the aggregate amount of the Purchase Price allocated to the Property or Properties (“Removed Property” or “Removed Properties”) subject to the Substitution Event.

In the event that Purchaser elects under (ii) above to have Seller provide a Substitute Property or Substitute Properties, Seller, if it chooses to do so, in its sole and absolute discretion, shall have a period of thirty (30) days from the date of Purchaser’s Event Notice to correct the condition giving rise to the Substitution Event, and further, provided, however, if such condition is of a nature which is not capable of cure within said thirty (30) day period and Seller has commenced to cure within such thirty (30) day period, then Seller shall have such reasonable period of time from and after the date of Purchaser’s Event Notice to correct the condition giving rise to the Substitution Event.  In the event Purchaser exercises its rights under (ii) above, and Seller elects to and cures the condition giving rise to the Substitution Event prior to the time that the Closing with respect to the Substitute Property occurs, the Scheduled Closing Date for the Removed Property shall be extended to the fifteenth (15th) day after the condition giving rise to the Substitution Event has been cured.

In the event that Purchaser fails to elect (i) or (ii) above within ten (10) days after Purchaser is given or obtains actual knowledge of a Substitution Event, Purchaser shall be deemed to have elected to waive such condition and proceed to Closing on the Closing Date with no adjustment in the Purchase Price.  In the event that within said ten (10) day period Purchaser elects its rights under (ii) above and Seller elects not to cure or elects to cure the

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condition but fails to do so within the time period set forth above, Seller shall use reasonable efforts to provide a Substitute Property or Substitute Properties as described in Section 9.9.2.  Notwithstanding any other term or condition contained herein, (i) in no event shall the Closing with respect to the Properties which are not subject to a Substitution Event be delayed, and (ii) in the event of the occurrence of a Substitution Event, Seller shall not be in default under this Agreement, Seller shall not be liable for damages and Purchaser’s sole right and remedy shall be to exercise its rights under this Section 9.9.1.

The term “Substitution Event” shall mean any one or more of the following: (i) written notice to Purchaser that a tenant under its lease (“Right of First Refusal Lease”)  has exercised a right of first refusal, right of first offer or option to purchase a Property prior to Closing pursuant to the existing terms of its lease, (ii) the taking of one hundred percent (100%) of a Property by condemnation or eminent domain or (iii) any one or more of the following, to the extent the existence of the condition hereinafter described has a “Material Adverse Effect” on the use, value or marketability of the applicable Property: (a) the existence of a title exception other than a Permitted Exception on an Owner’s Policy to be issued by the Title Company at the time of the Closing; provided, however that Seller shall, at Seller’s expense, use reasonable efforts to obtain a title insurance endorsement to the Owner’s Policy (defined below) insuring over any unpermitted title exception, (b) the existence of a difference on a Survey not reflected on the Initial Surveys; (c) if Purchaser has not been provided with a copy of a zoning endorsement issued by the Title Company with respect to any Properties (whether in favor of Seller or Purchaser) prior to the Effective Date and it is determined that the present use of the Property is not permitted under the zoning ordinance in effect on the Effective Date; (d) the physical or environmental condition of the Properties are not the same as on the Effective Date, ordinary wear and tear and damage by casualty excepted, provided, however, that under this subsection (d) it shall not be a Substitution Event if a tenant of the Property is responsible under its lease for maintaining, repairing or restoring the physical or environmental condition in question; and (e) the existence of a breach of a warranty or representation made by Seller under Sections 7.1.4, 7.1.6, 7.1.7 and 7.1.9 of this Agreement (or any change in the schedules thereto).  The term “Material Adverse Effect” as used herein shall mean that a liability or loss reasonably anticipated to arise out of the condition under (a) Sections 9.9.1(iii)(a) or (b) which exceeds $150,000.00 for the affected Property, or (b) under Sections 9.9.1iii(c), (d) or (e) which exceeds seven and one-half percent (7.5%) of the Purchase Price for the affected Property.

9.9.2                        In the event of the occurrence of a Substitution Event (and notwithstanding any election by Seller to attempt to cure the condition giving rise to the Substitution Event), Seller shall use reasonable efforts to substitute another Property or Properties owned by Seller that the parties mutually agree in their reasonable opinion is comparable (individually, a “Substitute Property” and collectively, the “Substitute Properties”).  Seller shall use reasonable efforts to identify a Substitute Property within thirty (30) days after receipt of an Event Notice.  Commencing on the date that Purchaser receives a notice from Seller identifying a Substitute Property or Substitute Properties to replace a Removed Property or Removed Properties (“Substitution of Assets Notice”), and continuing until 5:00 p.m. Central time on the thirtieth (30th) day thereafter (“Substitute Properties Feasibility Period”), Purchaser and its agents shall have the right to conduct inspections and tests of the Substitute Properties in the manner hereby provided in Section 9.9.5 and subject to the provisions as provided in Section 9.9.6.  In the event that Purchaser approves all of the Substitute Properties prior to the expiration of the Substitute Properties Feasibility Period, all of the Substitute Properties shall be subject to this Agreement, and the Purchase Price shall be adjusted as provided below in Section 9.9.3.  In the event that Purchaser does not approve one or more of the Substitute Properties prior to the expiration of the Substitute Properties Feasibility Period, the Substitute Property or Properties not approved by Purchaser and the Removed Property or Removed Properties shall not be subject to this

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Agreement, and the Purchase Price shall be reduced by the value of the Removed Property or Removed Properties, as the case may be, as set forth on Schedule 9.8.  All Substitute Properties approved by Purchaser shall be deemed to be Properties subject to this Agreement, except that all warranties and representations shall be modified to reflect the circumstances relating to the Substitute Properties.  Within fifteen (15) days after the Substitution of Assets Notice, Seller shall deliver Schedules similar to those attached hereto as Schedules 7.1.4, 7.1.5, 7.1.6, 7.1.7, 7.1.8, 7.1.9 and 7.1.10, with respect to the Substitute Properties.

9.9.3                        For the purposes of this Section 9.9, the purchase price for a Removed Property shall be based on Schedule 9.8 attached hereto, and the purchase price for a Substitute Property shall be calculated using a capitalization rate equal to the capitalization rate that was used to determine the Purchase Price of the Removed Property and the annual net rent of the Substitute Property, without deductions (“Substitute Property Purchase Price”).  In the event that the Seller delivers the Substitution of Assets Notice to Purchaser within the time frame set forth above, the Closing of all Properties not subject to the Substitution of Assets Notice shall take place on the date of the Scheduled Closing Date.  Subject to the right of Purchaser to disapprove one or more of the Substitute Properties during the Substitute Properties Feasibility Period, and further subject to the provisions of Section 4.1 above, the Closing with respect to each Substitute Property shall take place on the thirtieth (30th) day following the expiration of the applicable Substitute Property Feasibility Period.

9.9.4                        Seller shall deliver to Purchaser copies of all notices sent by Seller to tenants under Right of First Refusal Leases as required under the Right of First Refusal Leases, and shall notify Purchaser promptly if it receives a notice from an Exercising Tenant.

9.9.5                        During the Substitute Properties Feasibility Period, Purchaser and its agents shall have the right during business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense and at Purchaser’s and its agents’ sole risk, to perform inspections and tests of the Substitute Properties and to perform such other analyses, inquiries and investigations as Purchaser shall deem reasonably necessary or appropriate; provided, however, that in no event shall (i) such inspections or tests unreasonably disrupt or disturb the on-going operation of the Substitute Properties or the rights of the tenants at the Substitute Properties, or (ii) Purchaser or its agents or representatives conduct any physical testing, drilling, boring, sampling or removal of, on or through the surface of the Substitute Properties (or any part or portion thereof) including, without limitation, any ground borings or invasive testing of the Improvements (collectively, “Physical Testing”), without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion.  Seller acknowledges and agrees that the performance of a phase I environmental assessment on behalf of Purchaser (“Phase I Assessments”) shall not be considered Physical Testing for purposes hereof and shall be permitted without Purchaser obtaining the consent of Seller.  In the event Purchaser desires to conduct any such Physical Testing of a Substitute Property, then Purchaser shall submit to Seller, for Seller’s approval, a written detailed description of the scope and extent of the proposed Physical Testing, which approval may be given or withheld in Seller’s sole and absolute discretion.  In no event shall Seller be obligated as a condition of this transaction to perform or pay for any environmental remediation of the Substitute Properties recommended by any such Physical Testing.  After making such tests and inspections, Purchaser agrees to promptly restore the Substitute Properties to their condition prior to such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement).  In addition to the rights available to the Purchaser during the Substitute Properties Feasibility Period, as set forth above, Purchaser and its agents shall have access to the Substitute Properties prior to the Closing

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Date, but during normal business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense, and at Purchaser’s and its agents’ sole risk, to inspect the applicable Substitute Properties; provided, however, Purchaser shall not be entitled to conduct any Physical Testing or any Phase I Assessment after the expiration of the Substitute Properties Feasibility Period.  Prior to Purchaser entering the Substitute Properties to conduct the inspections and tests described above, including, but not limited to, the Phase I Assessments, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its agents and contractors to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage:  general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of Five Million and No/100 Dollars ($5,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and tests (“Due Diligence Insurance”).  Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided Seller or its agents do not unreasonably interfere with Purchaser’s inspection.

9.9.6                        Purchaser and its agents and representatives shall:  (a) not unreasonably disturb the tenants of the Substitute Properties or interfere with their use of the Substitute Properties pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Substitute Properties; (c) not damage any part of the Substitute Properties or any personal property owned or held by any tenant; (d) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (e) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Substitute Properties; (f) not permit any liens to attach to the Substitute Properties by reason of the exercise of its rights hereunder; (g) restore the Improvements and the surface of the Substitute Properties to the condition in which the same was found before any such inspection or tests were undertaken; and (h) except to the extent required by applicable laws, not reveal or disclose any information obtained pursuant to its right to evaluate set forth in Section 9.9.5 above concerning the Substitute Properties to anyone other than a Purchaser Party/Representative.  Purchaser shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting its inspection of the Substitute Properties, the Purchaser’s Phase I Assessments and the Physical Testing.  Purchaser shall, and does hereby agree to indemnify, defend and hold the Seller, its partners, members, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including but not limited to attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Substitute Properties in the exercise of the inspection right granted pursuant to Section 9.9.5, including, without limitation, (i) claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use or damage to its premises or property in connection with Purchaser’s review of the Substitute Properties, and (ii) Purchaser’s obligations pursuant to this Section 9.9.6.  This Section 9.9.6 shall survive the Closing of the Substitute Properties and/or any termination of this Agreement without limitation.

9.9.7                        With respect to the Substitute Properties, Seller shall deliver to Purchaser or make available at the applicable Substitute Property or Seller’s office in Oak Brook, Illinois, at Seller’s option, the following: operating statements, leases, reports relating to the physical

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and/or environmental condition of the applicable Substitute Properties, a statement of the estimated value of the applicable Substitute Properties from an independent industrial real estate broker with at least ten (10) years experience in the marketplace (which value shall not be binding on Seller or Purchaser), rent rolls and revenue and expense statements, Seller and Purchaser shall use reasonable efforts to agree upon the format and scope of such materials, but agree that the format and scope shall be similar to the materials typically provided by Seller to Purchaser in connection with the sale of the Properties in accordance with Section 5.1 hereof (the “Substitute Property Documents”); provided, however, that except for the representations and warranties made in Article VII hereof, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such Substitute Properties Documents.  Except with respect to claims arising out of a breach by Seller of a representation or warranty made in Article VII hereof, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials.  Notwithstanding anything contained in the preceding sentence, Seller shall not deliver or make available to Purchaser Seller’s internal memoranda, attorney-client privileged materials, internal appraisals and economic evaluations of the Substitute Properties, and reports regarding the Substitute Properties prepared by Seller or its affiliates solely for internal use or for the information of the investors in Seller.  Purchaser acknowledges that any and all of the Substitute Properties Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Substitute Properties.  Purchaser agrees not to disclose such non-public documents, or any of the provisions, terms or conditions thereof, to any party other than a Purchaser Party/Representative.  Purchaser shall return all of the Substitute Properties Documents, on or before three (3) Business Days after the first to occur of (a) such time as Purchaser notifies Seller in writing that it shall not acquire the Substitute Properties, or (b) such time as this Agreement is terminated for any reason.  This Section 9.9.7 shall survive any termination of this Agreement without limitation.

9.9.8                        Purchaser hereby acknowledges that it will have been given, prior to the termination of the Substitute Properties Feasibility Period, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Substitute Properties.  Purchaser will be relying upon its own independent examination of the Substitute Properties and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Substitute Properties.  Except as may be provided in Article VII hereof, Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser relating to the Substitute Properties.  The provisions of this Section 9.9.8 shall survive Closing and/or termination of this Agreement without limitation.

9.10                        Contracts.  Seller shall not, with respect to a Contract that will survive Closing, from and after the Effective Date, terminate an existing Contract, enter into a new Contract or modify an existing Contract without the prior written approval of Purchaser, which consent in each case shall not be unreasonably conditioned, withheld or delayed and which shall be deemed granted if Purchaser fails to respond to a request for approval within five (5) Business Days after receipt of the request therefor together with a summary of the terms of the Contract (an “Approved New Contract”).  Schedule 9.10 attached hereto contains a list of Contracts for the Properties that Purchaser will assume as of the Closing, and a list of Contracts for the Properties that Purchaser is requesting Seller to terminate as of the Closing (the “Unassumed Contracts”).  Provided that the

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Closing occurs hereunder, Seller shall terminate such applicable Unassumed Contracts effective as of the Closing Date and deliver evidence at such Closing of such termination.

9.11                        Intentionally Deleted.

9.12                        REA Estoppels.  Attached hereto as Schedule 9.12 is a list of REA and other Property-related estoppels that Purchaser would like to obtain prior to Closing (collectively, the “REA Estoppels”).  Purchaser shall prepare and deliver to Seller REA Estoppel Certificates for each of the REA Estoppels (the “REA Estoppel Certificates”), and Seller shall send out the REA Estoppel Certificates for execution prior to the Closing Date, it being understood that obtaining the REA Estoppel Certificates shall not be a condition to Purchaser’s obligation to close.

ARTICLE X

Closing Conditions

10.1                        Conditions to Obligations of Purchaser.  The obligations of Purchaser under this Agreement to purchase the Properties and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Scheduled Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing.

10.1.1                  Tenant Estoppels.  Purchaser shall have received tenant estoppel certificates dated not more than thirty (30) days prior to the Closing from seventy-five percent (75%) of the occupied square footage in the Properties.  Seller agrees to deliver to each tenant a tenant estoppel certificate substantially in the form attached hereto as Exhibit K.  Notwithstanding the foregoing, in the event that a Lease requires a different form of estoppel certificate or requires specific provisions, Purchaser shall be required to accept a tenant estoppel certificate that is substantially in the form required by said Lease or substantially in the form of Exhibit K as modified to comply with the specific provisions required by said Lease.  Additionally, Purchaser acknowledges that while the statements set forth in paragraphs 8 and 9 of Exhibit K are not qualified to the knowledge or best knowledge of the tenant, Purchaser shall be required to accept any tenant estoppel certificate that has been qualified to the knowledge or best knowledge of the tenant with respect to said paragraphs.  Notwithstanding the foregoing, at Seller’s sole option, Seller may (i) extend the Scheduled Closing Date solely with respect to up to five (5) of the Properties for up to an additional thirty (30) days in order to satisfy the foregoing requirement for such Properties, in which event Seller shall deliver notice of such extension with respect to such Properties to Purchaser prior to the Scheduled Closing Date (and the Closing shall proceed as scheduled with respect to all other Properties), and/or (ii) provide its own estoppel (“Seller’s Estoppel”) in the form attached as Exhibit L to Purchaser in satisfaction of the foregoing requirements with respect to not more than twenty-five percent (25%) of the occupied square footage of the Properties.  In the event that Seller has not complied with the provisions of this Section 10.1.1, Purchaser may (i) elect to consummate the Closing, or (ii) notify Seller of its intent to terminate this Agreement by written notice (the “Tenant Estoppel Termination Notice”) on or before the Scheduled Closing Date.  In the event that, after the Closing, Seller delivers to Purchaser a tenant estoppel certificate from a tenant for whom Seller executed a Seller’s Estoppel at the Closing and such tenant estoppel certificate contains no information which is contradictory to or inconsistent with the information contained in the Seller’s Estoppel, then Seller thereafter shall be released from all liability relating to Seller’s Estoppel with respect to such tenant’s Lease.  In no event shall Seller be obligated to deliver updates to the tenant estoppel certificate or Seller’s Estoppel.

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10.1.2                  Title Policy.  The Title Company shall be prepared to issue to Purchaser on the Closing Date an extended coverage ALTA Form B policy of title insurance, amended October 17, 1970 (the “Owner’s Policy”), or equivalent form Owner’s Policy acceptable to Purchaser, with respect to each Property in the Properties, in the face amount of the applicable Purchase Price attributable to such Property, and dated as of the Closing Date, indicating title to such Property is vested of record in Purchaser, subject solely to the applicable Permitted Exceptions.

10.1.3                  Possession of the Property.  Delivery by Seller of possession of the applicable Property, subject to the Permitted Exceptions and the rights of tenants under the applicable Leases and Approved New Leases.

ARTICLE XI

Closing

11.1                        Purchaser’s Closing Obligations.  Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller and the Title Company at each Closing the following, as same relates to the Properties:

11.1.1                  The applicable portion of the Purchase Price, after all adjustments are made at the Closing as herein provided, by wire transfer or other immediately available federal funds, which amount shall be received in escrow by the Title Company at or before 11:00 a.m. Central time.

11.1.2                  An assumption of a blanket conveyance and bill of sale, substantially in the form attached hereto as Exhibit M (“General Assignment”), duly executed by Purchaser, conveying and assigning to Purchaser the applicable Personal Property, Leases, Contracts, records and plans, and Intangible Property.

11.1.3                  Executed counterparts of the Master Lease and the Amendment to Management Agreement with respect to the Closing, and such other documents to be provided in accordance with Sections 9.5 and 9.6 hereof with respect to the Closing.

11.1.4                  Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, but not limited to, ALTA Statements and GAP Undertakings, if requested by the Title Company.

11.2                        Seller’s Closing Obligations.  Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser and the Title Company the following, as same relates to each of the Properties and the Properties, as the case may be:

11.2.1                  A Special warranty deed (a “Deed”) in recordable form properly executed by Seller conveying to Purchaser the Land and Improvements in fee simple, subject only to the Permitted Exceptions, substantially in the form attached hereto as Exhibit N (as modified in order to satisfy any State-specific requirements with respect to the States of Indiana and Wisconsin, if applicable).

11.2.2                  A General Assignment, duly executed by Seller, conveying and assigning to Purchaser the Personal Property, the Leases, the Contracts and the Intangible Property.

11.2.3                  Written notice to the tenant(s) (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for any

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security deposits identified in the rent roll, and (iii) indicating that rent should thereafter be paid to Purchaser, substantially in the form attached hereto as Exhibit O.

11.2.4                  A certificate substantially in the form attached hereto as Exhibit P (“Non-foreign Entity Certification”) certifying that Seller is not a “foreign person” as defined in the Code.

11.2.5                  Executed counterparts of the Master Lease and the Amendment to Management Agreement with respect to the Closing, and such other documents to be provided in accordance with Sections 9.5 and 9.6 hereof with respect to the Closing.

11.2.6                  Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, but not limited to, ALTA Statements and GAP Undertakings.

11.2.7                  Purchaser and Seller have agreed that possession (but not ownership) of all original Leases, tenant files and Contracts shall remain with Seller following Closing, in its capacity as Property Manager but that ownership of such items shall pass to Purchaser.  Any duplicate originals of Leases and Contracts in Seller’s possession or control shall be delivered to Purchaser promptly after Closing.

11.2.8                  All REA Estoppel Certificates received by Seller, if any.

11.2.9                  A certificate of Seller by which Seller reaffirms the truth and accuracy in all material respects of the representations and warranties set forth in Sections 7.1 above, subject to and setting forth any changes thereto occurring since the Effective Date.

11.2.10  Reliance letters with respect to and permitting Purchaser to rely on the most recent Phase 1 environmental reports provided by Seller to Purchaser from the consultant who prepared the applicable environmental report.

11.3                        Joint Closing Obligations.  Purchaser and Seller shall execute and deliver a closing statement for each of the Properties setting forth the applicable Purchase Price, and any and all prorations and credits between the parties, as determined pursuant to this Agreement, together with real estate transfer tax declarations as required.

ARTICLE XII

Risk of Loss

12.1                        Condemnation and Casualty.  If, prior to the Closing Date, any portion of the applicable Properties are taken by condemnation or eminent domain, or is the subject of a pending taking which has not been consummated, or is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser of such fact promptly after Seller obtains knowledge thereof.  If such condemnation or casualty is “Material” (as hereinafter defined), Purchaser shall have the option to either (i) extend the Scheduled Closing Date solely with respect to the applicable Property for a time reasonably required by Seller to repair any damage or destruction with respect to the applicable Property (and the Scheduled Closing Date shall proceed as scheduled with respect to all other Properties), or (ii) proceed to Closing in accordance with the terms of Section 12.1. If Purchaser elects to proceed to Closing, then Seller shall not be obligated to repair any damage or destruction with respect to the applicable Property, but (x) Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds or condemnation proceeds, as applicable, net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty or condemnation including any rent abatement insurance for such casualty or condemnation and (y) the parties shall

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proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price except for a credit in the amount of the applicable insurance deductible.

12.2                        Condemnation Not Material.  If the condemnation is not Material, then the Closing shall occur without abatement of the Purchase Price and, after deducting Seller’s reasonable costs and expenses incurred in collecting any award, Seller shall assign, without recourse, all awards or any rights to collect awards to Purchaser on the Closing Date.

12.3                        Casualty Not Material.  If the Casualty is not Material, then the Closing shall occur without abatement of the Purchase Price except for a credit in the amount of the applicable deductible and Seller shall not be obligated to repair such damage or destruction and Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds net of any costs of repairs completed to date and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or such casualty including any rent abatement insurance for such casualty.

12.4                        Materiality.  For purposes of this Article XII, (i) with respect to a taking by condemnation or eminent domain, the term “Material” shall mean any condemnation or taking which would materially impede access to a Property, reduce available parking at a Property below that required by applicable law or any other agreement affecting such Property, result in the termination of any Lease of more than ten percent (10%) of the space in the applicable Property, or result in a condemnation award reasonably estimated to exceed ten percent (10%) of the Purchase Price applicable to such Property; and (ii) with respect to a casualty, the term “Material” shall mean any casualty such that the cost of repair, as reasonably estimated by an engineer designated by Seller and Purchaser, is in excess of ten percent (10%) of the Purchase Price applicable to such Property.

ARTICLE XIII

Default

13.1                        Default by Seller.  IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF SELLER, WHICH DEFAULT IS NOT CURED WITHIN TWO (2) DAYS AFTER WRITTEN NOTICE FROM PURCHASER TO SELLER, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH PURCHASER MAY SUFFER.  THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT PURCHASER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE PROCEEDS OF THE SELLER LETTER OF CREDIT,  AS LIQUIDATED DAMAGES, AS PURCHASER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT.  SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAWS.  Notwithstanding the foregoing, nothing contained herein shall limit Purchaser’s remedies at law or in equity, as to the Surviving Termination Obligations.

13.2                        Default by Purchaser; Liquidated Damages.  IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF PURCHASER, WHICH DEFAULT IS NOT CURED WITHIN TWO (2) DAYS AFTER WRITTEN NOTICE FROM SELLER TO PURCHASER, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER.  THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE PROCEEDS OF THE PURCHASE LETTER OF CREDIT, AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT.  SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR

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PENALTY WITHIN THE MEANING OF APPLICABLE LAWS.  Notwithstanding the foregoing, nothing contained herein shall limit Seller’s remedies at law or in equity, as to the Surviving Termination Obligations.

ARTICLE XIV

Brokers

14.1                        Brokers.  Purchaser and Seller each represents and warrants to the other that it has not dealt with any person or entity entitled to a brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby.  Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Seller by reason of any breach or inaccuracy of the Purchaser’s ( or its nominee’s) representations and warranties contained in this Article XIV.  Seller hereby agrees to indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Purchaser by reason of any breach or inaccuracy of Seller’s representations and warranties contained in this Article XIV.  The provisions of this Article XIV shall survive the Closing and/or termination of this Agreement.

ARTICLE XV

Confidentiality

15.1                        Confidentiality.  Purchaser expressly acknowledges and agrees that the transactions contemplated by this Agreement, the Documents that are not otherwise known by or readily available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Purchaser and shall not be disclosed by Purchaser except to a Purchaser Party/Representative, and except and only to the extent that such disclosure may be necessary for its performance hereunder.  Purchaser agrees that it shall instruct each of its Purchaser Party/Representatives to maintain the confidentiality of such information and at the request of Seller, to promptly inform Seller of the identity of each such Purchaser Party/Representative.  Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Purchaser in connection with the Properties that are not otherwise known by or readily available to the public will not be disclosed by Purchaser to any third persons (other than to its Purchaser Party/Representatives) without the prior written consent of Seller.  If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Purchaser shall promptly return to Seller, and shall instruct its Purchaser Party/Representatives to return to Seller, all copies and originals of all documents and information provided to Purchaser.  Nothing contained in Section 5.2 of this Agreement or this Section 15.1 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under Section 5.2 or this Section 15.1 in connection with the party’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings or disclosures with any applicable Authorities (In the Unites States and/or Australia) required by reason of the transactions provided for herein and/or any filings or disclosures required in accordance with the laws or market rules (including stock exchange rules) of the United States and/or Australia.  The provisions of this Section 15.1 shall survive any termination of this Agreement without limitation.

15.2                        Post Closing Publication.  Notwithstanding the foregoing, following Closing, Purchaser and Seller shall have the right to announce the acquisition of the Properties in newspapers and real estate trade publications (including “tombstones”) publicizing the purchase provided that Purchaser and Seller shall consult one another with respect to any such notice or publication, and shall implement any reasonable comments or objections of the other.  Seller may also publicize the sale of the Property in the ordinary course of its business.  The provisions of this Section 15.2 shall survive Closing and/or any termination of this Agreement without limitation.

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ARTICLE XVI

1031 Exchange

16.1                        1031 Exchange.  Purchaser agrees to cooperate with Seller for purposes of effecting and structuring, in conjunction with the sale of the Properties, for the benefit of Seller, a like-kind exchange of real property, whether simultaneous or a deferred exchange, pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.  Purchaser specifically agrees to execute such documents and instruments as are reasonably necessary to implement such an exchange.  Seller shall be solely responsible for assuring that the structure of any proposed exchange is effective for Seller’s tax purposes.  Furthermore, Purchaser specifically agrees that Seller may assign this Agreement and any of its rights or obligations hereunder, in whole or in part, as necessary or appropriate in furtherance of effectuating a Section 1031 like-kind exchange for the Properties, provided that such assignment shall not serve to relieve Seller of any liability for Seller’s obligations hereunder.  Purchaser shall have no obligation to pay costs or expenses of effectuating such exchange, no such exchange shall alter the time for performance set forth herein, and Purchaser shall not be required to take title to any exchange property or (except for customary consent to assignment of this Agreement to an exchange intermediary) to incur obligations to third parties.

ARTICLE XVII

Miscellaneous

17.1                        Notices.  Any and all notices, requests, demands or other communications hereunder shall be in writing and shall be deemed properly served (i) on the date sent if transmitted by hand delivery with receipt therefor, (ii) on the date sent if transmitted by facsimile (with confirmation by hard copy to follow by overnight delivery service), (iii) on the date sent if scanned to a .pdf file and transmitted by e-mail (with confirmation by hard copy to follow by overnight delivery service) (iv) on day after the notice is deposited with a nationally recognized overnight courier, or (v) upon receipt after being sent by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

To Purchaser:	CenterPoint James Fielding, LLC
Level 5, 40 Miller Street
North Sydney, NSW 2060
Australia
Attn: Mr. Ben Hindmarsh
Fax No.: 61 2 9004 8462
E-Mail: benhindmarsh@mirvac.com.au

With a copy to:	Wildman Harrold Allen & Dixon LLP
225 W. Wacker Drive, Suite 3000
Chicago, Illinois 60606
Attn: Kathleen M. Gilligan, Esq.
Fax No.: (312) 201-2555
E-Mail: gilligan@wildmanharrold.com

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To Seller:
CenterPoint Properties Trust
1808 Swift Drive
Oak Brook, Illinois 60523
	Attn:	Mr. James N. Clewlow and Mr. Michael M. Mullen
Fax No.: (630) 586-8010
E-Mail: jclewlow@centerpoint-prop.com
E-Mail: mmullen@centerpoint-prop.com

With a copy to:	Weinberg Richmond LLP
333 West Wacker Drive, Suite 1800
Chicago, Illinois 60606
Attn: Mark S. Richmond, Esq.
	Fax No.:	(312) 807-3903
	E-Mail	mrichmond@wr-llp.com

17.2                        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Illinois, without regard to the conflict of laws principles thereof.

17.3                        Headings.  The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

17.4                        Effective Date.  This Agreement shall be effective upon delivery of this Agreement fully executed by the Seller and Purchaser, which date shall be deemed the Effective Date hereof.  Either party may request that the other party promptly execute a memorandum specifying the Effective Date.

17.5                        Business Days.  If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.  As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

17.6                        Counterpart Copies.  This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

17.7                        Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

17.8                        Assignment.  Purchaser shall not have the right to assign this Agreement without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion; provided, however, Purchaser may designate a wholly owned subsidiary to acquire title to the Properties at Closing or assign its right, title and interest under this Agreement to a wholly owned subsidiary, provided that in no event will Purchaser be released from any of its obligations or liabilities under this Agreement.  Seller may assign this Agreement in whole or in part to any corporate, limited liability company or partnership entity affiliated with, or related to, Seller (“Affiliate”) without Purchaser’s consent; provided that Seller shall in no event be released from any of its obligations or liabilities hereunder as a result of any such assignment.  In the event that an

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Affiliate shall be designated as a transferee hereunder, the Affiliate shall have the benefit of all of the representations and rights that would otherwise have run in favor of Seller, which, by the terms of this Agreement, are incorporated or relate to the conveyance in question.  All transferees and assignees of Purchaser (“Assignee”) shall assume all of Purchaser’s obligations under this Agreement pursuant to an Assignment and Assumption Agreement reasonably acceptable to Seller, and consented to in writing by Seller.  In the event the rights and obligations of Purchaser shall be transferred, assigned and assumed as permitted under this Agreement, then such Assignee will be substituted in place of such assignor in the above-provided-for documents and it shall be entitled to the benefit of and may enforce Seller’s covenants, representations and warranties hereunder provided that Purchaser shall in no event be released from any of its obligations or liabilities hereunder as a result of such assignment.  Upon any such assignment by Purchaser or any successor or assign of Purchaser, then the assignor’s liabilities and obligations hereunder or under any instruments, documents or agreements made pursuant hereto shall be binding upon Assignee; provided, however, that Assignee shall have the benefit of any limitations of such liabilities and obligations applicable to either the assignor or Assignee, provided by law or by the terms hereof or such instruments, documents or agreements.  Whenever reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Agreement.  Purchaser may assign this Agreement for collateral purposes only to Purchaser’s lender.

17.9                        Interpretation.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

17.10                 Entire Agreement.  This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings.  Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein.  No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived.  Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

17.11                 Severability.  If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17.12                 Survival.  Except for obligations that survive the Closing pursuant to the provisions of Sections (and related subparagraphs) 4.2, 5.1, 5.2, 5.3, 6.2, 7.4, 7.5, 7.6, 8.3, 8.4, 9.4, 9.9, 9.11, 10.2, 14.1, 15.1, 15.2, 17.15, 17.16, 17.20 and 17.23 (collectively, the “Surviving Termination Obligations”), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein.

17.13                 Exhibits and Schedules.  Exhibits A through S and Schedules 7.1.4 through 9.12 attached hereto are incorporated herein by reference.

17.14                 Time.  Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

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17.15                 Limitation of Liability.  No present or future partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of or in Purchaser or any affiliate of Purchaser shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Purchaser’s assets for the payment of any claim or for any performance, and Seller hereby waives any and all such personal liability.  For purposes of this Section 17.15, no negative capital account or any contribution or payment obligation of any partner or member in Purchaser shall constitute an asset of Purchaser.  The limitations of liability contained in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Purchaser provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by Purchaser shall also contain the foregoing exculpation.

No present or future partner, member, director, officer, shareholder, employee, advisor, affiliate or agent of or in Seller or any affiliate of Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser hereby waives any and all such personal liability.  For purposes of this Section 17.15, no negative capital account or any contribution or payment obligation of any partner or member in Seller shall constitute an asset of Seller.  The limitations of liability contained in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by Seller shall also contain the foregoing exculpation.  The provisions of this Section 17.15 shall survive Closing and/or any termination of this Agreement.

17.16                 Prevailing Party.  Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.  The provisions of this Section 17.16 shall survive Closing and/or any termination of this Agreement.

17.17                 No Recording.  Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

17.18                 Waiver of Trial by Jury.  The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

17.19                 Cooperation between Seller and Purchaser.  Seller agrees to reasonably cooperate with Purchaser in connection with the preparation and delivery of any Subordination, Non-Disturbance and Attornment Agreements required by Purchaser’s lenders in connection with the closing of the transaction described herein.

17.20                 Further Assurances.  Each party shall, from time to time, at the request of the other party, and without further consideration, execute and deliver such further instruments and take such

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further action as may be required or reasonably requested by either party to establish, maintain or protect the respective rights of the parties to carry out and effect the intentions and purposes of this Agreement.

17.21                 Return of Deposit.  Notwithstanding anything to the contrary contained in this Agreement, whenever this Agreement provides that the Deposit shall be delivered or returned to Purchaser, the parties acknowledge and agree that said Deposit or a portion thereof shall remain with the Escrow Agent in the event that Purchaser has failed to comply with the provisions of this Agreement.  Notwithstanding anything to the contrary contained in this Section 17.21, Seller agrees that if the provisions of this Agreement provide for the return of the Deposit to Purchaser that Seller will not unreasonably withhold its consent to the return of the Deposit to Purchaser.  Notwithstanding anything to the contrary contained in this Section 17.21, Purchaser agrees that if the provisions of this Agreement provide for the return of the Seller Earnest Money to Seller that Purchaser will not unreasonably withhold its consent to the return of the Seller Earnest Money to Seller.

17.22                 Other Agreements.  Seller and Purchaser have a business relationship with each other and in connection therewith Seller and Purchaser have entered into various other agreements as of the date hereof (“Other Agreements”).  A default by either party under any Other Agreement not cured within any applicable cure period shall be deemed to be a default by such party under this Agreement.

17.23                 Seller Environmental Obligations.  Notwithstanding anything to the contrary contained in this Agreement, based on conditions existing as of the Effective Date, Seller agrees to conduct and complete, for Purchaser’s benefit and solely at Seller’s expense except as provided below, all investigation and remediation measures necessary for Seller to obtain (a) with respect to the Properties identified on Exhibit S, a No Further Remediation (“NFR”) letter from the Illinois Environmental Protection Agency, and (b) with respect to the Properties identified on Exhibit S, a Certificate of Completion in the Voluntary Remediation Program administered by the Indiana Department of Environmental Management and a Covenant Not to Sue from the office of the Governor of Indiana (the NFR Letter, the Certificates of Completion, the Covenants Not to Sue, and all other necessary closure certification records shall be referred to collectively herein as the “Completion Documents”).

17.23.1            Schedule.  Seller shall act with diligence in conducting investigation and remediation measures, in pursuing issuance of the Completion Documents, and in complying with any applicable requirements of the respective state voluntary cleanup program, including without limitation the following, to the extent required by the respective state voluntary cleanup program: causing the Completion Documents to be recorded in the property records and filed with governmental agencies, and notifying third parties such as off-site landowners. Seller shall make reasonable efforts to cause the Completion Documents to be issued by no later than the LLC Expiration Date (as defined in that certain Limited Liability Company Agreement of even date herewith by and between CenterPoint Properties Trust and JF US Industrial Property Trust).  If Seller fails to cause the Completion Documents to be issued by no later than the LLC Expiration Date for any individual Property (“NFR Substitution Event”), Purchaser may, at its option, by written notice to Seller within thirty (30) days after the occurrence of an NFR Substitution Event, request that Seller offer a Substitute Property in accordance with Section 9.9.2 above. (“NFR Substitution Notice”); provided, however, in the event that Purchaser elects to have Seller provide a Substitute Property, Seller, if it chooses to do so, in its sole and absolute discretion, shall have a period of thirty (30) days from the date Seller is given the NFR Substitution Notice to obtain the Completion Documents, and further, provided, however, if the Completion Documents are not capable of being obtained within said thirty (30) day period through no fault of Seller and Seller has commenced to obtain the Completion Documents within such thirty (30) day

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period, then Seller shall have such reasonable period of time from and after the date of the NFR Completion Notice to obtain the Completion Documents; provided, further, that such additional period shall not extend beyond the date of the Closing with respect to the Substitute Property.  In the event Seller cures the condition giving rise to the NFR Substitution Event prior to the time that a Closing with respect to the Substitute Property occurs, the Scheduled Closing Date for the Removed Property shall be extended to the fifteenth (15th) day after the condition giving rise to the NFR Substitution Event has been cured.

In the event Seller does not obtain the Completion Documents within the time periods referenced above, Seller shall repurchase the Property in question at such time as Purchaser acquires a Substitute Property.  Seller shall repurchase the Removed Property for the same price paid by Purchaser to purchase such Property from Seller and Seller shall repurchase such Property on the same terms and conditions of this Agreement applicable to Purchaser’s acquisition of a Substitute Property. Seller shall be obligated to repurchase the Property in question only if Purchaser agrees to purchase the Substitute Property, and Purchaser and Seller shall agree to close on both transactions on the same day at the same time.  Seller and Purchaser agree to follow the same terms, conditions and procedures for purposes of this exchange as are generally consistent with Sections 9.9.5, 9.9.6, 9.9.7 and 9.9.8 of this Agreement.

17.23.2            Cooperation.  From and after the Effective Date of this Agreement, Seller and Purchaser shall cooperate with each other to facilitate the successful completion of the voluntary remediation process for each Property.  Seller and Purchaser shall consult in good faith about all draft workplans and proposed submissions to regulatory authorities, and Seller shall make changes reasonably requested by Purchaser.  Seller shall provide at least two (2) Business Days advance written notice of entry onto a Property and identify the general nature of the work to be performed and the portion(s) of the Property on which the work will be performed.  To the extent practical, Seller shall provide advance notice to Purchaser of, and shall allow Purchaser to participate in, meetings and telephone conferences with regulatory authorities.  Seller shall provide Purchaser with a copy of all test results, final submissions to regulatory agencies and final documents received from such agencies within a reasonable period of time after they are received or created by Seller.

17.23.3            Scope of Testing Activities.  Pursuant to this Section 17.23, Seller shall conduct initial testing sufficient to reasonably identify all potential contaminants of concern materially related to the industrial/commercial use at the Properties (reasonably taking into consideration potentially significant environmental conditions indicated in Phase 1 reports or in prior testing).  Subsequent testing shall be conducted by Seller as reasonably necessary to satisfy regulatory authorities for issuance of the Completion Documents.

17.23.4            Institutional Controls.  The Completion Documents may be qualified or conditioned by institutional controls (e.g., deed restrictions, engineered barriers) to the extent such controls are consistent with the Properties’ industrial/commercial use as of the Effective Date and are necessary for issuance of the Completion Documents; provided, however, Seller shall have sole discretion to select the remedial approach for obtaining the Completion Documents.  Any such institutional controls are subject to Purchaser’s review and approval, which approval shall not be unreasonably withheld.

17.23.5            Execution of Documents.  Solely relating to and limited by Seller’s obligations as set forth in Article 17 hereto, Seller shall arrange for any offsite disposal of hazardous substances, required in order to obtain the Completion Documents, and shall execute all manifests and similar documents, reflecting itself or its designee as the generator of such hazardous substances, and in no event shall Seller name or identify Purchaser as the generator of such hazardous substances; provided, however, the Seller has no duty or

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obligation whatsoever for any hazardous substances transported to, released upon or generated by Purchaser, its agents, representatives and assigns, at, on, beneath or adjacent to the Properties. Purchaser shall execute other documents reasonably requested by Seller that are necessary and consistent with this Section 17.23.

17.23.6            Access. Purchaser shall provide necessary access to Seller to carry out the provisions of this section.  Seller shall use all reasonable efforts to avoid any disruption of tenant activities, and shall promptly repair at Seller’s sole cost and expense any damage caused by its investigation or remediation activities.

17.23.7            Indemnification. Until the earlier of the date the Seller procures and provides to Purchaser the requisite Completion Documents as set forth herein for each Property, or an appropriate substitute is exchanged pursuant to Section 17.23.1 hereof, Seller shall protect, defend, indemnify and hold Purchaser harmless from and against any claim or loss arising out of (a) any investigation, remediation or disposal activities conducted by Seller or its agents pursuant to this Section 17.23, and (b) any failure by Seller to obtain the Completion Documents as provided in this section.

17.23.8            Voidance. In the event any of the Completion Documents are voided as a result of any fraudulent misrepresentation or other fraudulent act or omission of Seller, Seller shall be responsible for implementing at its expense any measures necessary to have the Completion Documents reinstated.

17.23.9            Assignment.  To the extent allowed by contract and law, Seller shall use reasonable efforts to assign to Purchaser its environmental rights under current vendor and tenant agreements, including all indemnities, escrows, representations, and warranties (“Seller’s Environmental Rights”).  Where Seller is unable to assign Seller’s Environmental Rights, Seller will use commercially reasonable efforts to enforce such rights on behalf of Purchaser (at Purchaser’s expense).

17.23.10      Survival.  The terms of this Section 17.23 shall expressly survive, without limitation, the Closing.

17.24                 Currency. All payments and amounts referenced or described in this Agreement shall be deemed to require payments in and refer to amounts in the currency of the United States of America.

17.25                 Facsimile Signatures. The parties hereto agree that the use of facsimile signatures for the execution of this Agreement shall be legal and binding and shall have the same force and effect as if originally signed.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth below.

PURCHASER:

CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company

By	/s/ Adrian Harrington
	Name:	Adrian Harrington
	Title:	Vice President

By	/s/ Adrienne Parkinson
	Name:	Adrienne Parkinson
	Title:	Assistant Secretary

Date: April 6, 2005

Tax I.D. # 98-0450460

SELLER:

CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust

By	/s/ Michael M. Mullen
	Name:	Michael M. Mullen
	Title:	Chief Executive Officer

By	/s/ James N. Clewlow
	Name:	James N. Clewlow
	Title:	Chief Investment Officer

Date:	April 6, 2005

CENTERPOINT VENTURE, LLC, a Delaware limited liability company

By	/s/ Michael M. Mullen
	Name:	Michael M. Mullen
	Title:	Vice President

By	/s/ James N. Clewlow
	Name:	James N. Clewlow
	Title:	Vice President

Date:	April 6, 2005

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Exhibits

Exhibit A	Properties
Exhibit B-1 - B-8	Legal Descriptions
Exhibit C-1 - C-8	Schedule of Leases
Exhibit D -	Intentionally Deleted
Exhibit E -	Escrow Agreement
Exhibit F -	Documents
Exhibit G-1 - G-8	Permitted Exceptions
Exhibit H-	Master Lease
Exhibit I -	Intentionally Deleted
Exhibit J -	Intentionally Deleted
Exhibit K -	Tenant Estoppel Certificate
Exhibit L -	Seller’s Estoppel Certificate
Exhibit M -	General Assignment
Exhibit N -	Deed
Exhibit O -	Notice of Sale to Tenant
Exhibit P -	Non-Foreign Entity Certification
Exhibit Q -	Survey Certification
Exhibit R -	Planned Expenditures
Exhibit S -	NFR Properties

Schedules

7.1.4 -	No Violations of Laws
7.1.5	Eminent Domain
7.1.6	Hazardous Material
7.1.7	Litigation
7.1.8	Leases
7.1.9	Contracts
7.1.10	Defaults
9.8	Purchase Price Schedule
9.10	Contracts
9.12	REA Estoppels

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TRANCHE 2/1031

SALE AGREEMENT

THIS SALE AGREEMENT (“Agreement”) is made and entered into as of the 6th day of April, 2005, by and between CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust (“SELLER”), and CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company (“PURCHASER”).

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

Sale of Properties

1.1                               Sale of Properties.  Seller agrees to sell, assign and convey to Purchaser, or cause to be sold, assigned and conveyed to Purchaser, in the event that one or more of the Properties is currently owned by an entity affiliated with Seller (hereinafter collectively referred to as “Seller Affiliates”), and Purchaser agrees to purchase from Seller, the following:

1.1.1                        Land and Improvements.  That certain real property commonly described on Exhibit A, being more particularly described on Exhibits B-1 through B-2 respectively, attached hereto (collectively, the “Land”), together with any improvements located thereon (collectively, the “Improvements”);

1.1.2                        Leases.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all leases, subleases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto (hereafter referred to collectively as the “Leases”), being more particularly described on Exhibits C-1 through C-2 respectively, attached hereto, and all prepaid rent attributable to the period following Closing, as herein defined, and subject to Section 4.2.4 below, the security deposits under such Leases (collectively, the “Leasehold Property”);

1.1.3                        Real Property.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all easements and appurtenances to Seller’s or Seller Affiliates’, as the case may be, interest in the Land and the Improvements, including, without limitation, all mineral and water rights and all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances are sometimes collectively referred to as the “Real Property”);

1.1.4                        Personal Property.  All personal property (including equipment), if any, owned by Seller or Seller Affiliates, as the case may be, and located on the Real Property as of the date hereof, and all fixtures, if any, located on the Real Property as of the date hereof or as of the Closing Date (collectively, the “Personal Property”); and

1.1.5                        Intangible Property.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all service, equipment, supply and maintenance contracts (collectively, the “Contracts”), guarantees, licenses, side track agreements (and other agreements including leasehold agreements attendant to the Property), approvals, utility contracts, plans and specifications, governmental approvals and development rights, certificates, permits and warranties (and including all escrows, indemnities, representations, warranties and guarantees Seller received from any and all vendors from when Seller acquired the Properties), including, without limitation environmental insurance policies (to the extent same can be assigned with a reservation of rights for the benefit of Seller as well) and other environmental escrows and indemnities (to the extent same can be assigned with a reservation of rights for the benefit of Seller as well), if any, relating to the Real Property or the Personal Property, to the extent assignable (collectively, the “Intangible Property”).  (For each individual parcel, the Real Property, the Leasehold Property, the Personal Property and the Intangible Property are sometimes collectively hereinafter referred to as the “Property”, and for all parcels, taken together, the Real Property, the Leasehold Property, the Personal Property and the Intangible Property are collectively referred to as the “Properties”).  It is hereby acknowledged by the parties that Seller shall not convey to Purchaser claims relating to any real property tax refunds or rebates for periods accruing prior to the Closing, to the extent such taxes have been paid by Seller prior to the Closing, existing insurance claims and any existing claims against previous tenants of the Properties, which claims are hereby reserved by Seller, subject to the terms and provisions of Section 4.2.4 below.

ARTICLE II

Purchase Price

2.1                               Purchase Price.  Subject to the provisions of Section 9.9 below, the purchase price for the Properties shall be Forty-Eight Million Nine Hundred Thousand and No/100 Dollars ($48,900,000.00) (“Purchase Price”) in currency of the United States of America. The Purchase Price, as adjusted by all prorations as provided for herein, shall be paid by Purchaser at Closing as directed by the Seller by wire transfer of immediately available federal funds of The United States of America.

ARTICLE III

Deposit

3.1                               Purchaser Deposit.  Purchaser will deposit a Fifteen Million and No/100 Dollars ($15,000,000.00) Letter of Credit (“Purchaser Letter of Credit”) on the date of the first Closing to occur under any of the Sale Agreements (defined below) with Chicago Title Insurance Company (“Escrow Agent” or “Title Company”).  The Purchaser Letter of Credit shall be held by Escrow Agent pursuant to an Escrow Agreement in the form attached hereto as Exhibit E modified to conform to the terms of this Agreement and as required by Title Company when Title Company holds a letter of credit (“Escrow Agreement”).  The Purchaser Letter of Credit shall (i) be unconditional and irrevocable, (ii) be in a form reasonably acceptable to Seller, (iii) be issued by a financial institution doing business in the United States of America, with offices in Chicago, Illinois and (iv) expire no earlier than March 15, 2006.  The cost of issuing and maintaining the Purchaser Letter of Credit shall be paid by Seller and Seller’s failure to do so shall not be a breach or a default by Purchaser under this Agreement or any Other Agreements (as defined in Section 17.22 below) nor shall Seller have any right to direct Escrow Agent to draw upon the Purchaser Letter of Credit as a result of Seller’s failure as aforesaid.  The Purchaser Letter of Credit and the proceeds of the Purchaser Letter of Credit (“Purchaser Proceeds”) have been provided to assure performance and observance by Purchaser of all of its closing obligations under this Agreement and five (5) other sale agreements entered into by and between Seller and Purchaser and dated of even date herewith relating to the sale of properties by Seller to Purchaser (this Agreement and the other five (5) Sale Agreements are herein collectively referred to as the “Sale Agreements”).   Accordingly, in the event of the occurrence of a default under Section 13.2 of this Agreement or any of the other Sale Agreements or in the event that the Purchaser Letter of Credit will expire within thirty (30) days or less, Seller shall have the right to direct Escrow Agent to draw upon the Purchaser Letter of Credit.  All Purchaser Proceeds received by Escrow Agent shall be retained by Escrow Agent and held or disbursed pursuant to the terms of the Escrow Agreement and this Agreement.  At the time of the final Closing of all Properties, including, but not limited to, Substitute Properties (defined below) under all of the Sale Agreements, the Purchaser Letter of Credit shall be delivered to Purchaser.  In

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the event any Closing under any of the Sale Agreements does not occur through no fault of Purchaser, Purchaser Letter of Credit shall be returned to Purchaser.

3.2                               Seller Deposit.  Seller will deposit a Three Million and No/100 Dollars ($3,000,000.00) Letter of Credit (“Seller Letter of Credit”) on the date of the first Closing to occur under the Sale Agreements with Escrow Agent.  The Seller Letter of Credit shall be held by Escrow Agent pursuant to an Escrow Agreement in the form attached hereto as Exhibit E modified to conform to the terms of this Agreement and as required by Title Company when Title Company holds a letter of credit.  The Seller Letter of Credit shall (i) be unconditional and irrevocable, (ii) be in a form reasonably acceptable to Purchaser, (iii) be issued by a financial institution doing business in the United States of America, with offices in Chicago, Illinois and (iv) expire no earlier than March 15, 2006.  The cost of issuing and maintaining the Seller Letter of Credit shall be paid by Seller.  The Seller Letter of Credit and the proceeds of the Seller Letter of Credit have been provided to assure performance and observance by Seller of all of its closing obligations under the Sale Agreements.  Accordingly, in the event of the occurrence of a default under Section 13.1 of this Agreement or any of the other Sale Agreements or in the event that the Seller Letter of Credit will expire within thirty (30) days or less, Purchaser shall have the right to direct Escrow Agent to draw upon the Seller Letter of Credit.  All Proceeds received by Escrow Agent shall be retained by Escrow Agent and held or disbursed pursuant to the terms of the Escrow Agreement and this Agreement.  At the time of the final Closing of all Properties, including, but not limited to, Substitute Properties under all of the Sale Agreements, the Seller Letter of Credit shall be delivered to Seller.  In the event any Closing under any of the Sale Agreements does not occur through no fault of Seller, Seller Letter of Credit shall be returned to Seller.

ARTICLE IV

Closing, Prorations and Closing Costs

4.1                               Closing.  The closing of the purchase and sale of the Properties shall occur on or before 10:00 a.m. Central time on July 29, 2005 (the “Scheduled Closing Date”) and shall be held at the offices of Escrow Agent, or at such other place agreed to by Seller and Purchaser (said closing is hereinafter referred to as the “Closing”).  Notwithstanding anything to the contrary contained in this Section 4.1, Seller or Purchaser, as the case may be, shall have the right to extend the closing date for one or more of the Properties in accordance with the provisions of Sections 9.9, 10.1 and 12.1 hereof.  “Closing” shall be deemed to have occurred when the Title Company has been instructed by both parties to pay the applicable portion of the Purchase Price to Seller and to record the applicable Deeds, as hereunder defined.  The date of the Closing is sometimes referred to in this Agreement as a “Closing Date.”  The transactions contemplated by this Agreement shall be closed through an escrow with Escrow Agent on the Closing Date, in accordance with the general provisions of the usual form “New York Style” Deed and Money Escrow Agreement used by Escrow Agent, with such provisions required to conform to the terms of this Agreement.

4.2                               Prorations.  All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this Section 4.2.  Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of midnight of the day immediately preceding a Closing Date, with Purchaser to be treated as the owner of the applicable Properties, for purposes of prorations of income and expenses, on and after a Closing Date.

4.2.1                        Taxes.  Subject to the provisions of this Section 4.2.1, real estate and personal property taxes, if any, accrued, but not yet due and owing as of the Closing and installments of special assessments, if any, due and owing during the installment year in which the Closing occurs (hereinafter collectively referred to as “Taxes”) shall be prorated as of the Closing Date, and, notwithstanding any other provision contained in this Agreement,

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shall not be reprorated.  Seller shall pay all Taxes due and payable as of the Closing Date.  If the Taxes have not been set for the year in which Closing occurs or any prior year, then the proration of such Taxes shall be based upon the most recent ascertainable tax bills.  Notwithstanding any other provision of this Agreement, (a) there shall be no proration of Taxes with respect to tenants whose leases obligate said tenants to pay Taxes when the tax bills are issued, and (b) the amount otherwise due Purchaser under this Section 4.2.1 shall be reduced by an amount equal to all tenant deposits held by Seller for Taxes at the time of Closing (collectively, the “Tenant Tax Deposits”) and the Tenant Tax Deposits shall be turned over to Purchaser at Closing.  Tenant Tax Deposits received by Seller following Closing for any period of time after Closing shall be paid to Purchaser.  The amount due under this Section 4.2.1 shall not be credited to Purchaser at Closing but shall be deposited into the operating account for the Properties and held by Seller as property manager pursuant to the Management Agreement described in Section 9.6 below.

Seller shall contest real estate taxes and/or assessment levels, as the case may be, prior to Closing if Seller deems reasonable in its judgment as a commercially prudent owner of real estate.  All costs incurred in connection with such contest shall be paid by the parties in proportion to benefit received by the parties in connection with any reduction of such real estate taxes or assessments as the case may be.

4.2.2                        Insurance.  Seller shall assign its existing insurance policies to Purchaser upon Closing.  Purchaser shall be named as a named insured thereon and all premiums with respect thereto shall be prorated between the parties as of Closing.

4.2.3                        Utilities.  Purchaser and Seller hereby acknowledge and agree that the amounts of all electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses relating to the applicable Properties not paid by tenants under Leases and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Purchaser and Seller immediately after the same have been determined.  Seller shall attempt to have all utility meters, or utility services not paid by tenants under Leases, read as of the Closing Date.  Purchaser shall cause all utility services to be placed in Purchaser’s name as of the Closing Date.  If permitted by the applicable utilities, all utility deposits in Seller’s name shall be assigned to Purchaser as of the Closing Date, and Seller shall receive a credit therefor at Closing.

4.2.4                        Rents.  Rent [(including estimated pass-through payments for common area/operating expenses, but not for Taxes), collectively “Rents”] for the month in which Closing occurs shall be prorated for said month based upon the Rents estimated to have been collected by Seller as of the Closing Date.  Rents for said month shall be reprorated within seven (7) Business Days after the end of said month based on Rents actually received.  During the period after Closing, (i) Purchaser shall deliver to Seller any and all Rents accrued but uncollected as of the Closing Date, to the extent subsequently collected by Purchaser; provided, however, Purchaser shall apply Rents received after Closing first to payment of current Rents then due, and thereafter to delinquent Rents (other than “true up” payments received from tenants attributable to a year-end reconciliation of actual and budgeted pass-through payments, which shall be allocated among Seller and Purchaser pro rata in accordance with their respective period of ownership as set forth in Section 4.2.5 below), and (ii) Seller shall deliver to Purchaser any and all Rents collected by Seller for any period after Closing.

Subject to the provisions of the following sentence, Seller shall be entitled, after the Closing, to take any action against a tenant which would not result in a termination of any Lease or a tenant’s right of occupancy thereunder (“Seller Action”).  Notwithstanding the

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foregoing, Seller shall not take any Seller Action unless Seller shall have first provided Purchaser with not less than five (5) Business Days’ notice of its intent to take action against a tenant, together with a description of the subject matter of the proposed Seller Action.  Purchaser agrees that it shall use commercially reasonable efforts to collect all pass-through rents payable by tenants and any delinquent Rents (provided, however, that Purchaser shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent Rents).

The amount of any unapplied security deposits (plus accrued interest thereon if payable to a tenant under its lease) under the Leases held by Seller in cash at the time of Closing shall be credited against the Purchase Price; accordingly, Seller shall retain the actual cash deposits.  Notwithstanding anything in this Section 4.2.4 to the contrary, if any security deposits are in the form of a letter of credit, such security deposits shall not be prorated, but shall be turned over by Seller to Purchaser at the Closing by the delivery thereof by Seller to Purchaser in accordance with this provision.  In addition, Seller shall use reasonable efforts to deliver appropriate duly executed instruments of transfer or assignment of such letters of credit which are required to establish Purchaser as the new beneficiary thereunder and any consents required by the issuing bank for the transfer of such letters of credit.  If required, Seller shall use reasonable efforts to arrange for the issuance by the issuing bank of any authorization to the transfer, together with the delivery of such letters of credit (and any letter of transfer that is required by such letter of credit).  Any fees imposed by such issuing banks in connection with such transfers which are not the obligation of the applicable tenant to pay shall be paid by Seller.  In the event that any letter of credit is not transferable as of Closing, Seller shall cooperate with Purchaser in all reasonable respects following the Closing so as to transfer the same to Purchaser or to obtain a replacement letter of credit with respect thereto in favor of Purchaser, in either case at no cost or expense to Purchaser.  Until any such letter of credit shall be transferred or replaced, Seller shall present such letter of credit for payment and deliver the proceeds received by Seller, if any, to Purchaser within a reasonable period of time following receipt of Purchaser’s written request.  Notwithstanding the foregoing, Seller shall not be in default under this Agreement in the event that any such letter of credit is not assigned to Purchaser for any reason other than the failure of Seller to sign the documents required of it to transfer the letter of credit or the failure of Seller to pay any fees imposed by an issuing bank in connection with such transfers.  In such event, Purchaser may terminate this Agreement with respect to the applicable Property upon written notice to Seller on or before ten (10) days after Purchaser becomes aware that a letter of credit will not be assigned on the Closing Date; provided, however, Purchaser’s right to terminate shall not be effective in the event that Seller, in its sole and absolute discretion, gives Purchaser a credit against the Purchase Price in the amount of the security deposit or provides a substitute letter of credit in that amount.

4.2.5                        Calculations.  For purposes of calculating prorations, Purchaser shall be deemed to be in title to that portion of the Properties being acquired on the Closing Date, and, therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs.  All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and year in question.  Except as set forth in this Section 4.2, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser.  Purchaser and Seller shall each submit or cause to be submitted to the other (i) on or about the 90th day after Closing, and (ii) on or about the one year anniversary of the Closing, a statement which sets forth necessary adjustments to items subject to proration pursuant to the provisions of this Section 4.2, if any; provided, however, no adjustment shall be made with respect to Taxes.  Within fifteen (15) days following delivery of such

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statements, the parties shall make such adjustments among themselves as shall be necessary to carry out the prorations as contemplated in this Section 4.2.  In the event any prorations made under this Section 4.2 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same.

4.2.6                        Leasing Commissions and Leasing Costs.  Seller shall be responsible for all leasing commissions, tenant improvement costs and other usual and customary leasing costs, due and owing with respect to the current term of all Leases executed prior to the Effective Date, whether such leasing commissions, tenant improvement costs and other usual and customary leasing costs are due to be paid prior to or after the Closing Date.

4.2.7                        Prepaid Items.  Any prepaid items, including, without limitation, fees for licenses which are transferred to the Purchaser at the Closing and annual permit and inspection fees shall be apportioned between the Seller and the Purchaser at the Closing.

4.2.8                        Allocation of Closing Costs and Expenses.  Seller shall bear the cost of the title policy to be issued and extended coverage charges, the cost of the Surveys (as hereinafter defined), the cost to record any instruments necessary to clear Seller’s title, one-half the cost of the Closing Escrow and one-half the cost of the “New York Style” closing fee. Purchaser shall bear the cost of any recording fees with respect to the Deeds, all costs incurred in connection with obtaining Purchaser’s financing for this transaction, if any, the cost of all title endorsements (other than with respect to extended coverage), if any, one-half the cost of the Closing Escrow and one-half the cost of the “New York Style” closing fee.  The cost of state and county transfer taxes shall be paid by the Seller, and the cost of local transfer taxes shall be paid by the party designated in the applicable local ordinance or local custom.  If no such designation or custom exists, and a local transfer tax must be paid, the cost thereof shall be shared equally by Seller and Purchaser.

4.2.9                        Operating Expenses.  All operating expenses (including all charges under Contracts and agreements assumed by Purchaser under the General Assignment, as hereinafter defined and fees to any owner’s association) shall be prorated as of the Closing Date.  As to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing Date occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Purchaser), and assuming that all charges are incurred uniformly during the Current Billing Period.  If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment within thirty (30) days of receipt of actual bills.  Notwithstanding the foregoing, no prorations or adjustments shall be made for portions of operating costs of the Properties to the extent a tenant under the Leases is required to pay same pursuant to the terms of any of the Leases. Purchaser shall be credited with an amount equal to all deposits made by tenants and held by Seller at Closing towards the tenant’s obligation to pay any such operating expenses.

ARTICLE V

Inspection

5.1                               Seller Deliveries.  Purchaser acknowledges that Seller has heretofore delivered or caused to be delivered or made available to Purchaser at the Properties all of the items relating to the Properties specified on Exhibit F, attached hereto, to the extent that such items were in Seller’s possession (“Documents”); provided, however, that except for the representations and warranties made in Article VII hereof, Seller makes no representations or warranties of any kind regarding the

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accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such documents, if any, relating to the Properties.  Except with respect to claims arising out of a breach by Seller of a representation or warranty made in Article VII hereof, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials.  Purchaser acknowledges that any and all of the Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and were delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Properties.  Purchaser agrees not to disclose such non-public documents, or any of the provisions, terms or conditions thereof, to any party other than a Purchaser Party/Representative, as hereinafter defined.  Purchaser shall return all of the Documents, at such time as this Agreement is terminated for any reason.  This Section 5.1 shall survive Closing and/or termination of this Agreement without limitation.

5.2                               Independent Examination/Right to Access.  Purchaser hereby acknowledges that it has been given, prior to the execution hereof, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Properties.  Purchaser further acknowledges that Purchaser is relying upon its own independent examination of the Properties and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Properties.  Except as may be provided in Article VII hereof, Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser.  Notwithstanding anything to the contrary contained in this Section 5.2, Purchaser and its agents shall have access to the Properties and the Documents prior to the Closing Date, but during normal business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense, and at Purchaser’s and its agents’ sole risk, to inspect the applicable Properties, provided, however, Purchaser shall not be entitled to conduct Physical Testing or any Phase I Assessments, as said terms are hereinafter defined, without the approval of Seller, which approval shall not be unreasonably withheld, and further provided that prior to Purchaser entering the Properties, Purchaser shall deliver to Seller evidence of Due Diligence Insurance, as hereinafter defined.  Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided that Seller does not unreasonably interfere with Purchaser’s inspection.  The provisions of this Section 5.2 shall survive Closing and/or termination of this Agreement without limitation.  Purchaser acknowledges and agrees that the Documents and investigation available to it have been sufficient to allow Purchaser to decide whether or not to enter into this Agreement and consummate the transaction contemplated hereby.

5.3                               Inspection Obligations and Indemnity.  Purchaser and its agents and representatives shall (a) not unreasonably disturb the tenants of the Improvements or interfere with their use of the Real Property pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Real Property; (c) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (d) promptly repair any damage to any part of the Properties or any personal property owned or held by any tenant caused by Purchaser’s inspection of the Properties; (e) promptly pay when due the costs of all tests, investigations and examinations done by Purchaser with regard to the Properties; (f) not permit any liens to attach to the Properties as a result of Purchaser’s inspection of the Properties; (g) restore the Improvements and the surface of the Real Property to the condition in which the same was found before any such inspection or tests were undertaken by Purchaser; and (h) except to the extent required by law, not reveal or disclose any information obtained pursuant to its inspections of the Properties to anyone other than the following persons or entities (each a “Purchaser Party/Representative”): (x) Purchaser’s

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prospective lenders, members, managers, partners or other co-venturers or investors, in connection with the proposed purchase of the Properties and their respective representatives; and (y) Purchaser’s directors, officers, partners, members, managers, affiliates, shareholders, employees, legal counsel, accountants, engineers, architects, financial advisors and similar professionals and consultants to the extent Purchaser deems it necessary or appropriate in connection with its evaluation of the Properties.  Purchaser shall, and does hereby agree to indemnify, defend and hold Seller, its partners, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including, but not limited to, attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Properties in the exercise of the inspections of Purchaser prior to the Effective Date, including, without limitation, claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use of or damage to its premises or property in connection with Purchaser’s review of the Properties.  This Section 5.3 shall survive the Closing and/or any termination of this Agreement without limitation. Purchaser acknowledges and agrees that the Documents and investigation available to it have been sufficient to allow Purchaser to decide whether or not to enter into this Agreement and consummate the transaction contemplated hereby.

ARTICLE VI

Title and Survey Matters

6.1                               Title.  Purchaser acknowledges that, prior to the Effective Date, Seller has delivered to Purchaser, with respect to each Property, a title insurance commitment or a prior title insurance policy (a “Commitment”), together with a copy of all underlying documents referenced therein (collectively, the “Title Documents”).  Except as hereinafter provided, Purchaser and Seller hereby agree that (i) all Taxes that are not due and payable prior to Closing, (ii) the rights of the tenants under the Leases and Approved New Leases (as defined in Section 9.3 of this Agreement), as parties in possession only, (iii) all matters created by or on behalf of Purchaser and (iv) the exceptions to title identified on Exhibits G-1 through G-2, respectively, shall constitute “ Permitted Exceptions”.  Notwithstanding anything to the contrary contained herein, Seller shall be obligated to cause all of the following resulting from the act or omission of, or caused by, Seller or grantor under the Deeds to be fully satisfied, released and discharged of record or insured or bonded over on or prior to the Closing Date:  all mortgages, deeds of trust and monetary liens [including liens for delinquent taxes, mechanics’ liens and judgment liens] affecting the Properties and all indebtedness secured thereby.

6.2                               Survey.  Purchaser acknowledges receipt of Seller’s existing surveys (“Initial Surveys”) for each of the Properties.  Seller has ordered a current ALTA/ACSM survey for each Property to be certified to Purchaser, as well as any affiliates and lender designated by Purchaser to Seller at least thirty (30) days prior to Closing and Title Company (collectively, the “Surveys”) and shall deliver a copy of the Surveys to Purchaser promptly upon receipt thereof but in all events prior to Closing.  The surveyors shall certify the Surveys in accordance with the form of certification attached hereto as Exhibit Q.

ARTICLE VII

Representations and Warranties of the Seller

7.1                               Seller’s Representations.  Seller represents and warrants that the following matters are true and correct as of the Effective Date:

7.1.1                        Authority.  Seller is a real estate investment trust, duly organized, validly existing and in good standing under the laws of the State of Maryland.  This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding

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obligation of Seller, and does not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject.  All documents to be executed by Seller or Seller Affiliates which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Seller or Seller Affiliates, as the case may be, (ii) be legal, valid and binding obligations of Seller or Seller Affiliates, as the case may be, and (iii) not violate any provision of any agreement or judicial order to which Seller or Seller Affiliates, as the case may be is a party or to which Seller or Seller Affiliates, as the case may be, is subject.

7.1.2                        Bankruptcy or Debt of Seller.  Neither Seller nor any Seller Affiliates has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Neither Seller nor any Seller Affiliates has received any written notice of (a) the filing of an involuntary petition by Seller’s creditors or the creditors of Seller Affiliates, (b) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets or the assets of Seller Affiliates, or (c) the attachment or other judicial seizure of all, or substantially all, of Seller’s assets or the assets of Seller Affiliates.

7.1.3                        Foreign Person.  Neither Seller nor any of the Seller Affiliates is a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code (“Code”), and Seller agrees to execute and cause the Seller Affiliates to execute any and all documents necessary or required by the Internal Revenue Service or Purchaser in connection with such declaration(s).

7.1.4                        No Violation of Laws.  Except as set forth on Schedule 7.1.4, to Seller’s knowledge, neither Seller nor Seller Affiliates have received any currently effective written notice from a governmental authority that the Properties violate any applicable ordinance of the city or village in which the Properties are located.

7.1.5                        Eminent Domain.  Except as set forth on Schedule 7.1.5, to Seller’s knowledge, neither Seller nor Seller Affiliates have received any currently effective written notice of an eminent domain or condemnation of the Land or Improvements relating to the Properties.

7.1.6                        Hazardous Materials.  Except as set forth on Schedule 7.1.6, to Seller’s knowledge, except as set forth in any environmental report provided by Seller to Purchaser, or as referenced or referred to in Section 17.23, (i) neither Seller nor Seller Affiliates have received any uncured written notice from the United States Environmental Protection Agency or the Illinois Environmental Protection Agency (or any Indiana or Wisconsin agency comparable to the Illinois Environmental Protection Agency) alleging that the Properties are in violation of any applicable Environmental Laws or contain any Hazardous Materials, (ii) since the date of the most recent environmental report, there have been no Hazardous Materials installed or stored in or otherwise existing at, on, in or under the Properties in violation of applicable Environmental Laws, and (iii) Seller has acted in the manner that a commercially prudent property owner would act with respect to any written recommendations made by Seller’s environmental consultants.  “Hazardous Materials” shall mean any hazardous, toxic waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, or any other federal, state or local laws, ordinances, rules, regulations or policies governing use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of such materials (collectively, “Environmental Laws”).

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7.1.7                        Litigation.  Except as set forth on Schedule 7.1.7, to Seller’s knowledge, (i) neither Seller nor Seller’s Affiliates have received any currently effective written notice of any pending litigation affecting the Properties, and (ii) there is no action, suit or proceeding threatened before or by any judicial, administrative or union body, any arbitrator or any governmental authority, against or affecting the Properties.

7.1.8                        Leases.  Except as set forth on Schedule 7.1.8, (i) the Rent Roll delivered to Purchaser by Seller lists all of the Leases affecting the Properties owned by Seller or Seller’s Affiliates, (ii) the Leases affecting the Properties delivered to Purchaser by Seller are true, correct and complete copies of the Leases provided to or entered into by Seller or Seller’s Affiliates relating to the Properties, and (iii) to Seller’s knowledge, no tenant has commenced any action or given any written notice to Seller or any Seller Affiliate for the purpose of terminating its lease in whole or in part, whether by exercise of an express termination right in its lease or otherwise.

7.1.9                        Contracts.  Except as set forth on Schedule 7.1.9, to Seller’s knowledge, Seller has delivered to Purchaser complete copies of each Contract provided to or entered into by Seller or Seller Affiliate relating to the Properties.

7.1.10                  Defaults.  Except as set forth on Schedule 7.1.10, or any other exhibit to this Agreement, (i) no notice of default has been given by Seller or Seller Affiliates to any tenant or received by Seller from any tenant under any Lease relating to the Properties which remains uncured and (ii) no base or additional rent due under any Lease relating to the Properties is more than thirty (30) days past due.

7.1.11                  Operating Statements.  To Seller’s knowledge, the operating statements relating to the Properties delivered by Seller to Purchaser in accordance with Section 5.1 hereof are true and correct in all material respects and no material adverse change has occurred since the respective dates thereof.

7.1.12                  Bulk Sale Act. The provisions of Section 9.02(d) of the Illinois Income Tax Act and the applicable provisions of the Retailer’s Occupation Tax Act do not apply to this transaction.

7.1.13                  REIT REP The Properties consist solely of land, buildings, and other structural components thereof, and other assets described in Section 856(c)(4)(A) of the Code.  The total gross revenues generated by the Properties between January 1, 2003 and the Closing Date has consisted and will consist solely of income from rents from real property and other revenue which constitute qualifying income under Section 856(c)(3) of the Code (“Qualifying Income”), and based on historical experience, Seller believes that the gross revenues generated by the Properties after the Closing Date will consist solely of Qualifying Income.

Seller shall remake all representations and warranties as of the date of the Closing; provided, however, at the time such warranties and representations are remade, Seller shall provide Purchaser with updates of the Schedules referred to in the representations and warranties set forth above and an updated operating statement.  Purchaser acknowledges and agrees that the representations and warranties that are made as of the Closing Date shall refer to the updated Schedules and operating statements.

7.2                               Intentionally Deleted.

7.3                               Knowledge.  For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to the best of Seller’s knowledge”, “to the actual knowledge of

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Seller” or “to the knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the current, actual knowledge only, and not any implied, imputed or constructive knowledge of Michael M. Mullen and James N. Clewlow, after consultation with the property managers of each Property owned by Seller (collectively, the “Seller Property Managers”).  Except for the obligation to consult with the Seller Property Managers, neither Michael M. Mullen nor James N. Clewlow shall be obligated to conduct any independent investigation, and no implied duty to investigate shall be imputed.  Nothing contained in this Agreement shall be deemed to impose any personal liability of any kind on any person named in Section 7.3.

For purposes of this Agreement, and any document delivered at Closing, whenever the phrase “to the best of Purchaser’s knowledge”, “to the actual knowledge of Purchaser” or “to the knowledge of Purchaser” or words of similar import are used, they shall be deemed to refer to the current, actual knowledge only, and not any implied, imputed or constructive knowledge, of Andrew Martin and Ben Hindmarsh; provided, however, that nothing in this Agreement shall be deemed to create or impose any personal liability of any kind on Andrew Martin or Ben Hindmarsh.

7.4                               Change in Representation/Waiver.  Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to rely on any representation or warranty made by Seller in this Article VII to the extent, prior to or at Closing, Purchaser shall have or obtain actual knowledge of any information that was contradictory to such representation or warranty; provided, however, if Purchaser determines prior to Closing that there is a breach of any of the representations and warranties made by Seller above, then Purchaser may, at its option, by sending to Seller written notice of its election either (i) exercise its rights under Section 9.9 below if applicable, (ii) waive such breach and/or conditions and proceed to Closing with no adjustment in the Purchase Price and in such event Seller shall have no further liability as to such matter thereafter, or (iii) as its sole remedy, terminate this Agreement in its entirety in the event of any untruth or inaccuracy of (x) the representations or warranties set forth in Sections 7.1.1, 7.1.2 or 7.1.3, or (y) the representations and warranties set forth in the other sections of Article VII, but only if such representations and warranties were not true or were inaccurate on the Effective Date and such untruth or inaccuracy is “Material” (defined below). The term “Material” as used in this Section 7.4 shall mean a liability or loss reasonably anticipated to arise out of an untruth or inaccuracy of the representations or warranties set forth in Article VII which (i) exceeds $500,000.00 for each affected Property, or (ii) results from fraud or willful misconduct on the part of Seller.  In the event that Purchaser elects to terminate this Agreement, the parties shall have no liability to each other hereunder and the Deposit shall be returned to Purchaser and the Seller Letter of Credit shall be returned to Seller.  Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Purchaser, to the extent that, prior to the Closing, Purchaser discovers or learns of information (from whatever source, including, without limitation the property manager, the tenant estoppel certificates or the Seller’s Estoppel Certificates delivered pursuant to Section 10.1.1 below, as a result of Purchaser’s due diligence tests, investigations and inspections of the Property, or disclosure by Seller or Seller’s agents and employees) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

7.5                               Post Closing Rights.  Following Closing, Purchaser will have the right to bring any action against Seller as a result of any untruth or inaccuracy of representations and warranties made herein if (i) such untruth or inaccuracy is “Material,” and (ii) prior to Closing Purchaser did not discover or learn information (from whatever source) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect.  The term “Material” as used in this Section 7.5 shall mean a liability or loss reasonably anticipated to arise out of an untruth or inaccuracy of the representations or warranties set forth in Article VII which results from fraud or willful misconduct on the part of Seller or exceeds $500,000 for each such affected

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Property, it being understood that the foregoing limitation is a threshold which must be exceeded, but that once such threshold has been exceeded, any post closing claim may be pursued for its full value.  In addition, in no event will Seller’s liability for all such breaches relating to a specific Property, exceed, in the aggregate, the allocated Purchase Price of the Property in question, calculated in accordance with Schedule 9.8.

7.6                               Survival.  The express representations and warranties made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of representations and warranties set forth in Sections other than Sections 7.1.1, 7.1.2 and 7.1.3 shall be commenced, if at all, on or before the date which is twelve (12) months after the date of a Closing and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect as to the applicable Closing.

ARTICLE VIII

Representations and Warranties of Purchaser

8.1                               Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date.

8.1.1                        Authority.  Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.  All documents to be executed by Purchaser which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Purchaser, (ii) be legal, valid and binding obligations of Purchaser, and (iii) not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

8.1.2                        Bankruptcy or Debt of Purchaser.  Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Purchaser has received no written notice of (a) the filing of an involuntary petition by Purchaser’s creditors, (b) the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, or (c) the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets.

8.1.3                        No Financing Contingency.  It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency, and no financing for this transaction shall be provided by Seller.

8.2                               Purchaser’s Acknowledgment.  Purchaser acknowledges and agrees that, except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any and all representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, including, but not limited to those representations, warranties, promises, covenants, agreement and guaranties of, as to, concerning or with respect to (a) the nature, quality or condition of the Properties, including, without limitation, the water, soil and geology, (b) the income to be derived from the Properties, (c) the suitability of the Properties for any and all activities and uses which Purchaser may conduct thereon, (d) the compliance of or by the Properties or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act and any rules and regulations promulgated thereunder or in connection therewith, (e) the habitability, merchantability or fitness for a particular

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purpose of the Properties, or (f) any other matter with respect to the Properties, and specifically that except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Properties, of any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and applicable state laws, and regulations promulgated thereunder.  Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement, having been given the opportunity to inspect the Properties, Purchaser is relying solely on its own investigation of the Properties and not on any information provided or to be provided by Seller.  Purchaser further acknowledges and agrees that subject to the representations and warranties of Seller as provided herein and in any other document executed at Closing, any information provided or to be provided with respect to the Properties was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information.  Purchaser further acknowledges and agrees that, as a material inducement to the execution and delivery of this Agreement by Seller, subject to the representations and warranties of Seller provided herein and in any other document executed at Closing, the sale of the Properties as provided for herein is made on an “AS IS, WHERE IS” CONDITION AND BASIS “WITH ALL FAULTS.”  Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this acknowledgment as part of the negotiations for the transaction contemplated by this Agreement; that Purchaser is represented by legal counsel in connection with this transaction.

8.3                               Purchaser’s Release.  Effective as of the date of the Closing, Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment manager, property manager, the partners, trustees, shareholders, beneficiaries, directors, officers, employees, attorneys and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, causes of action, fines, liens, judgments, costs and expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Properties, except, subject to Section 7.5 hereof, such as arises out of (i) a breach of any of the representations and warranties of Seller set forth in Article VII and (ii) any of the provisions of this Agreement that survive Closing pursuant to the provisions of Section 17.12 below.  The terms and provisions of this Section 8.3 shall survive Closing and/or termination of this Agreement without limitation.

8.4                               Survival.  The express representations and warranties made in this Agreement by Purchaser shall not merge into any instrument of conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of all such representations and warranties shall be commenced, if at all, on or before the date which is twelve (12) months after the date of the Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect as to the applicable Closing.

ARTICLE IX

Seller’s Interim Operating Covenants/Seller’s and Purchaser’s Covenants

9.1                               Operations.  Seller agrees to continue to operate, manage and maintain the Improvements through the Closing Date in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Article XII of this Agreement.  As of, and at all times after the Effective Date until Closing, Seller shall name Purchaser as an additional insured on all liability insurance policies maintained by Seller relating to the Properties.

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9.2                               No Sales.  Except for the execution of tenant Leases pursuant to Section 9.3, Seller agrees that it shall not convey any interest in the Properties to any third party.

9.3                               Tenant Leases.  From and after the Effective Date, Seller shall not (i) grant any consent or waive any material rights under the Leases, (ii) terminate any Lease, or (iii) enter into a new lease, modify an existing Lease or renew, extend or expand an existing Lease in any material respect without the prior written approval of Purchaser (an “Approved New Lease”), which in each case shall not be unreasonably withheld, conditioned or delayed.  Any Approved New Lease shall meet all of the following parameters: (i) such proposed lease has an initial term (excluding any options to extend such term) of not less than three (3) years and not more than ten (10) years; (ii) such proposed lease has no free-rent period extending beyond the term of the Master Lease (defined below); (iii) such proposed lease has no above-market obligation of Purchaser to provide or fund any tenant improvements; (iv) such proposed lease provides for base rent payable at a rate per month that is never less than 95% of the base rent per month required to be paid for such space under the Master Lease; (v) leasing commissions for such proposed lease do not exceed market rates; (vi) such proposed lease does not require the landlord thereunder, and will not result in an obligation for the landlord thereunder to alter or improve or pay for the altering or improving of the building (other than tenant improvements as limited by clause (iii) above and responsibility for repairing and replacing the roof and structure, but excluding the obligation for internal wall changes); (vii) such lease shall be on the form customarily used by Seller with such revisions which Seller approves using its judgment as a commercially prudent landlord; (viii) the creditworthiness of the tenant and intended use of the premises by the tenant shall be consistent with Seller’s historical and customary requirements as a commercially prudent landlord; and (ix) the income to be generated from the proposed lease shall constitute qualifying income under Section 856(c)(3) of the Code. Additionally, the parties expressly agree that it shall not be deemed unreasonable for Purchaser to withhold, condition or delay its consent to any Approved New Lease that includes above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs that Purchaser would be obligated to pay or incur; provided, however, in such event, Purchaser and Seller agree to negotiate in good faith to agree upon such tenant improvement costs, leasing commission and other leasing costs to render such Approved New Lease and the terms thereof acceptable to Purchaser.  Any lease proposed by Seller, which satisfies the criteria set forth in this Section 9.3 and would otherwise be reasonably acceptable to Purchaser, but for the fact that such lease includes above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs, may, nonetheless, be approved and executed by Seller, in its sole and absolute discretion, and in such event such proposed lease shall be deemed an Approved New Lease, provided that Seller pays all such above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs.  Purchaser’s failure to respond within five (5) Business Days after receipt of a request for approval, together with a copy of the proposed Approved New Lease or letter of intent to lease and credit information on the proposed replacement tenant or tenants, shall be deemed approval by Purchaser. Seller shall pay the portion of the tenant improvement costs, leasing commissions and other usual and customary leasing costs with respect to any Approved New Lease, allocated on a prorata basis over the term of the Approved New Lease with respect to the portion of the term of the Approved New Lease prior to a Closing and Purchaser shall pay the portion of the tenant improvement costs, lease commissions and other usual and customary leasing costs with respect to an Approved New Lease, allocated on a prorata basis over the term of the Approved New Lease with respect to the portion of the term of the Approved New Lease after the Closing.

9.4.                            Planned Expenditures.  Seller shall effect and complete the planned expenditures for nominated work and items in accordance with the description and budget set forth on Exhibit R attached hereto as a prudent manager/owner in consultation with Purchaser, and to Purchaser’s commercially reasonable satisfaction; in the event that upon completion of such work and items,  the total cost of such work is less than the total budget allocated for same, Seller shall be entitled to retain all such unexpended amounts.  In the event that Exhibit R reflects that certain work is to be

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performed after Closing, the obligations of Seller under this Section 9.4 with respect to that work shall survive Closing.

9.5                               Master Lease.  At the Closing, Seller and Purchaser shall execute and deliver to each other a master lease (“Master Lease”) in the form of Exhibit H attached hereto.

9.6                               Management Agreement.  At the Closing, Seller and Purchaser shall execute an Amendment to the Property Management Agreement between Purchaser and CenterPoint Properties Trust adding the Properties to the definition of “Properties” under such Management Agreement.  Seller shall terminate any existing property management agreements pertaining to the Properties as of the Closing Date.

9.7                               Intentionally Deleted.

9.8                               Transfer Tax Declaration Allocation.  Purchaser and Seller agree that the Purchase Price shall be allocated amongst the Properties as set forth on Schedule 9.8 for the purpose of completing real estate transfer declarations to be executed by Seller and Purchaser at Closing (the “Transfer Tax Declaration Allocation”).

9.9                               Substitution of Properties

9.9.1                        In the event of the occurrence of a Substitution Event (defined below) prior to Closing, Purchaser may, at its option, by written notice to Seller (“Event Notice”) within ten (10) days after the date on which Purchaser is given or obtains actual knowledge of the occurrence of a Substitution Event, elect to either (i) ignore the Substitution Event and proceed to Closing with no adjustment in the Purchase Price, or (ii) request that Seller offer a Substitute Property or Substitute Properties (both as hereinafter defined) to Purchaser valued in the aggregate amount of the Purchase Price allocated to the Property or Properties (“Removed Property” or “Removed Properties”) subject to the Substitution Event.

In the event that Purchaser elects under (ii) above to have Seller provide a Substitute Property or Substitute Properties, Seller, if it chooses to do so, in its sole and absolute discretion, shall have a period of thirty (30) days from the date of Purchaser’s Event Notice to correct the condition giving rise to the Substitution Event, and further, provided, however, if such condition is of a nature which is not capable of cure within said thirty (30) day period and Seller has commenced to cure within such thirty (30) day period, then Seller shall have such reasonable period of time from and after the date of Purchaser’s Event Notice to correct the condition giving rise to the Substitution Event.  In the event Purchaser exercises its rights under (ii) above, and Seller elects to and cures the condition giving rise to the Substitution Event prior to the time that the Closing with respect to the Substitute Property occurs, the Scheduled Closing Date for the Removed Property shall be extended to the fifteenth (15th) day after the condition giving rise to the Substitution Event has been cured.

In the event that Purchaser fails to elect (i) or (ii) above within ten (10) days after Purchaser is given or obtains actual knowledge of a Substitution Event, Purchaser shall be deemed to have elected to waive such condition and proceed to Closing on the Closing Date with no adjustment in the Purchase Price.  In the event that within said ten (10) day period Purchaser elects its rights under (ii) above and Seller elects not to cure or elects to cure the condition but fails to do so within the time period set forth above, Seller shall use reasonable efforts to provide a Substitute Property or Substitute Properties as described in Section 9.9.2.  Notwithstanding any other term or condition contained herein, (i) in no event shall the Closing with respect to the Properties which are not subject to a Substitution Event be

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delayed, and (ii) in the event of the occurrence of a Substitution Event, Seller shall not be in default under this Agreement, Seller shall not be liable for damages and Purchaser’s sole right and remedy shall be to exercise its rights under this Section 9.9.1.

The term “Substitution Event” shall mean any one or more of the following: (i) written notice to Purchaser that a tenant under its lease (“Right of First Refusal Lease”)  has exercised a right of first refusal, right of first offer or option to purchase a Property prior to Closing pursuant to the existing terms of its lease, (ii) the taking of one hundred percent (100%) of a Property by condemnation or eminent domain or (iii) any one or more of the following, to the extent the existence of the condition hereinafter described has a “Material Adverse Effect” on the use, value or marketability of the applicable Property: (a) the existence of a title exception other than a Permitted Exception on an Owner’s Policy to be issued by the Title Company at the time of the Closing; provided, however that Seller shall, at Seller’s expense, use reasonable efforts to obtain a title insurance endorsement to the Owner’s Policy (defined below) insuring over any unpermitted title exception, (b) the existence of a difference on a Survey not reflected on the Initial Surveys; (c) if Purchaser has not been provided with a copy of a zoning endorsement issued by the Title Company with respect to any Properties (whether in favor of Seller or Purchaser) prior to the Effective Date and it is determined that the present use of the Property is not permitted under the zoning ordinance in effect on the Effective Date; (d) the physical or environmental condition of the Properties are not the same as on the Effective Date, ordinary wear and tear and damage by casualty excepted, provided, however, that under this subsection (d) it shall not be a Substitution Event if a tenant of the Property is responsible under its lease for maintaining, repairing or restoring the physical or environmental condition in question; and (e) the existence of a breach of a warranty or representation made by Seller under Sections 7.1.4, 7.1.6, 7.1.7 and 7.1.9 of this Agreement (or any change in the schedules thereto).  The term “Material Adverse Effect” as used herein shall mean that a liability or loss reasonably anticipated to arise out of the condition under (a) Sections 9.9.1(iii)(a) or (b) which exceeds $150,000.00 for the affected Property, or (b) under Sections 9.9.1iii(c), (d) or (e) which exceeds seven and one-half percent (7.5%) of the Purchase Price for the affected Property.

9.9.2                        In the event of the occurrence of a Substitution Event (and notwithstanding any election by Seller to attempt to cure the condition giving rise to the Substitution Event), Seller shall use reasonable efforts to substitute another Property or Properties owned by Seller that the parties mutually agree in their reasonable opinion is comparable (individually, a “Substitute Property” and collectively, the “Substitute Properties”).  Seller shall use reasonable efforts to identify a Substitute Property within thirty (30) days after receipt of an Event Notice.  Commencing on the date that Purchaser receives a notice from Seller identifying a Substitute Property or Substitute Properties to replace a Removed Property or Removed Properties (“Substitution of Assets Notice”), and continuing until 5:00 p.m. Central time on the thirtieth (30th) day thereafter (“Substitute Properties Feasibility Period”), Purchaser and its agents shall have the right to conduct inspections and tests of the Substitute Properties in the manner hereby provided in Section 9.9.5 and subject to the provisions as provided in Section 9.9.6.  In the event that Purchaser approves all of the Substitute Properties prior to the expiration of the Substitute Properties Feasibility Period, all of the Substitute Properties shall be subject to this Agreement, and the Purchase Price shall be adjusted as provided below in Section 9.9.3.  In the event that Purchaser does not approve one or more of the Substitute Properties prior to the expiration of the Substitute Properties Feasibility Period, the Substitute Property or Properties not approved by Purchaser and the Removed Property or Removed Properties shall not be subject to this Agreement, and the Purchase Price shall be reduced by the value of the Removed Property or Removed Properties, as the case may be, as set forth on Schedule 9.8.  All Substitute Properties approved by Purchaser shall be deemed to be Properties subject to this Agreement, except that all warranties and representations shall be modified to reflect the

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circumstances relating to the Substitute Properties.  Within fifteen (15) days after the Substitution of Assets Notice, Seller shall deliver Schedules similar to those attached hereto as Schedules 7.1.4, 7.1.5, 7.1.6, 7.1.7, 7.1.8, 7.1.9 and 7.1.10, with respect to the Substitute Properties.

9.9.3                        For the purposes of this Section 9.9, the purchase price for a Removed Property shall be based on Schedule 9.8 attached hereto, and the purchase price for a Substitute Property shall be calculated using a capitalization rate equal to the capitalization rate that was used to determine the Purchase Price of the Removed Property and the annual net rent of the Substitute Property, without deductions (“Substitute Property Purchase Price”).  In the event that the Seller delivers the Substitution of Assets Notice to Purchaser within the time frame set forth above, the Closing of all Properties not subject to the Substitution of Assets Notice shall take place on the date of the Scheduled Closing Date.  Subject to the right of Purchaser to disapprove one or more of the Substitute Properties during the Substitute Properties Feasibility Period, and further subject to the provisions of Section 4.1 above, the Closing with respect to each Substitute Property shall take place on the thirtieth (30th) day following the expiration of the applicable Substitute Property Feasibility Period.

9.9.4                        Seller shall deliver to Purchaser copies of all notices sent by Seller to tenants under Right of First Refusal Leases as required under the Right of First Refusal Leases, and shall notify Purchaser promptly if it receives a notice from an Exercising Tenant.

9.9.5                        During the Substitute Properties Feasibility Period, Purchaser and its agents shall have the right during business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense and at Purchaser’s and its agents’ sole risk, to perform inspections and tests of the Substitute Properties and to perform such other analyses, inquiries and investigations as Purchaser shall deem reasonably necessary or appropriate; provided, however, that in no event shall (i) such inspections or tests unreasonably disrupt or disturb the on-going operation of the Substitute Properties or the rights of the tenants at the Substitute Properties, or (ii) Purchaser or its agents or representatives conduct any physical testing, drilling, boring, sampling or removal of, on or through the surface of the Substitute Properties (or any part or portion thereof) including, without limitation, any ground borings or invasive testing of the Improvements (collectively, “Physical Testing”), without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion.  Seller acknowledges and agrees that the performance of a phase I environmental assessment on behalf of Purchaser (“Phase I Assessments”) shall not be considered Physical Testing for purposes hereof and shall be permitted without Purchaser obtaining the consent of Seller.  In the event Purchaser desires to conduct any such Physical Testing of a Substitute Property, then Purchaser shall submit to Seller, for Seller’s approval, a written detailed description of the scope and extent of the proposed Physical Testing, which approval may be given or withheld in Seller’s sole and absolute discretion.  In no event shall Seller be obligated as a condition of this transaction to perform or pay for any environmental remediation of the Substitute Properties recommended by any such Physical Testing.  After making such tests and inspections, Purchaser agrees to promptly restore the Substitute Properties to their condition prior to such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement).  In addition to the rights available to the Purchaser during the Substitute Properties Feasibility Period, as set forth above, Purchaser and its agents shall have access to the Substitute Properties prior to the Closing Date, but during normal business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense, and at Purchaser’s and its agents’ sole risk, to inspect the applicable Substitute Properties; provided, however, Purchaser shall not be entitled to conduct any Physical Testing or any

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Phase I Assessment after the expiration of the Substitute Properties Feasibility Period.  Prior to Purchaser entering the Substitute Properties to conduct the inspections and tests described above, including, but not limited to, the Phase I Assessments, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its agents and contractors to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage:  general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of Five Million and No/100 Dollars ($5,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and tests (“Due Diligence Insurance”).  Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided Seller or its agents do not unreasonably interfere with Purchaser’s inspection.

9.9.6                        Purchaser and its agents and representatives shall:  (a) not unreasonably disturb the tenants of the Substitute Properties or interfere with their use of the Substitute Properties pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Substitute Properties; (c) not damage any part of the Substitute Properties or any personal property owned or held by any tenant; (d) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (e) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Substitute Properties; (f) not permit any liens to attach to the Substitute Properties by reason of the exercise of its rights hereunder; (g) restore the Improvements and the surface of the Substitute Properties to the condition in which the same was found before any such inspection or tests were undertaken; and (h) except to the extent required by applicable laws, not reveal or disclose any information obtained pursuant to its right to evaluate set forth in Section 9.9.5 above concerning the Substitute Properties to anyone other than a Purchaser Party/Representative.  Purchaser shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting its inspection of the Substitute Properties, the Purchaser’s Phase I Assessments and the Physical Testing.  Purchaser shall, and does hereby agree to indemnify, defend and hold the Seller, its partners, members, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including but not limited to attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Substitute Properties in the exercise of the inspection right granted pursuant to Section 9.9.5, including, without limitation, (i) claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use or damage to its premises or property in connection with Purchaser’s review of the Substitute Properties, and (ii) Purchaser’s obligations pursuant to this Section 9.9.6.  This Section 9.9.6 shall survive the Closing of the Substitute Properties and/or any termination of this Agreement without limitation.

9.9.7                        With respect to the Substitute Properties, Seller shall deliver to Purchaser or make available at the applicable Substitute Property or Seller’s office in Oak Brook, Illinois, at Seller’s option, the following: operating statements, leases, reports relating to the physical and/or environmental condition of the applicable Substitute Properties, a statement of the estimated value of the applicable Substitute Properties from an independent industrial real estate broker with at least ten (10) years experience in the marketplace (which value shall not be binding on Seller or Purchaser), rent rolls and revenue and expense statements,

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Seller and Purchaser shall use reasonable efforts to agree upon the format and scope of such materials, but agree that the format and scope shall be similar to the materials typically provided by Seller to Purchaser in connection with the sale of the Properties in accordance with Section 5.1 hereof (the “Substitute Property Documents”); provided, however, that except for the representations and warranties made in Article VII hereof, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such Substitute Properties Documents.  Except with respect to claims arising out of a breach by Seller of a representation or warranty made in Article VII hereof, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials.  Notwithstanding anything contained in the preceding sentence, Seller shall not deliver or make available to Purchaser Seller’s internal memoranda, attorney-client privileged materials, internal appraisals and economic evaluations of the Substitute Properties, and reports regarding the Substitute Properties prepared by Seller or its affiliates solely for internal use or for the information of the investors in Seller.  Purchaser acknowledges that any and all of the Substitute Properties Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Substitute Properties.  Purchaser agrees not to disclose such non-public documents, or any of the provisions, terms or conditions thereof, to any party other than a Purchaser Party/Representative.  Purchaser shall return all of the Substitute Properties Documents, on or before three (3) Business Days after the first to occur of (a) such time as Purchaser notifies Seller in writing that it shall not acquire the Substitute Properties, or (b) such time as this Agreement is terminated for any reason.  This Section 9.9.7 shall survive any termination of this Agreement without limitation.

9.9.8                        Purchaser hereby acknowledges that it will have been given, prior to the termination of the Substitute Properties Feasibility Period, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Substitute Properties.  Purchaser will be relying upon its own independent examination of the Substitute Properties and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Substitute Properties.  Except as may be provided in Article VII hereof, Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser relating to the Substitute Properties.  The provisions of this Section 9.9.8 shall survive Closing and/or termination of this Agreement without limitation.

9.10                        Contracts.  Seller shall not, with respect to a Contract that will survive Closing, from and after the Effective Date, terminate an existing Contract, enter into a new Contract or modify an existing Contract without the prior written approval of Purchaser, which consent in each case shall not be unreasonably conditioned, withheld or delayed and which shall be deemed granted if Purchaser fails to respond to a request for approval within five (5) Business Days after receipt of the request therefor together with a summary of the terms of the Contract (an “Approved New Contract”).  Schedule 9.10 attached hereto contains a list of Contracts for the Properties that Purchaser will assume as of the Closing, and a list of Contracts for the Properties that Purchaser is requesting Seller to terminate as of the Closing (the “Unassumed Contracts”).  Provided that the Closing occurs hereunder, Seller shall terminate such applicable Unassumed Contracts effective as of the Closing Date and deliver evidence at such Closing of such termination.

9.11                        Intentionally Deleted.

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9.12                        REA Estoppels.  Attached hereto as Schedule 9.12 is a list of REA and other Property-related estoppels that Purchaser would like to obtain prior to Closing (collectively, the “REA Estoppels”).  Purchaser shall prepare and deliver to Seller REA Estoppel Certificates for each of the REA Estoppels (the “REA Estoppel Certificates”), and Seller shall send out the REA Estoppel Certificates for execution prior to the Closing Date, it being understood that obtaining the REA Estoppel Certificates shall not be a condition to Purchaser’s obligation to close.

ARTICLE X

Closing Conditions

10.1                        Conditions to Obligations of Purchaser.  The obligations of Purchaser under this Agreement to purchase the Properties and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Scheduled Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing.

10.1.1                  Tenant Estoppels.  Purchaser shall have received tenant estoppel certificates dated not more than thirty (30) days prior to the Closing from seventy-five percent (75%) of the occupied square footage in the Properties.  Seller agrees to deliver to each tenant a tenant estoppel certificate substantially in the form attached hereto as Exhibit K.  Notwithstanding the foregoing, in the event that a Lease requires a different form of estoppel certificate or requires specific provisions, Purchaser shall be required to accept a tenant estoppel certificate that is substantially in the form required by said Lease or substantially in the form of Exhibit K as modified to comply with the specific provisions required by said Lease.  Additionally, Purchaser acknowledges that while the statements set forth in paragraphs 8 and 9 of Exhibit K are not qualified to the knowledge or best knowledge of the tenant, Purchaser shall be required to accept any tenant estoppel certificate that has been qualified to the knowledge or best knowledge of the tenant with respect to said paragraphs.  Notwithstanding the foregoing, at Seller’s sole option, Seller may (i) extend the Scheduled Closing Date solely with respect to up to five (5) of the Properties for up to an additional thirty (30) days in order to satisfy the foregoing requirement for such Properties, in which event Seller shall deliver notice of such extension with respect to such Properties to Purchaser prior to the Scheduled Closing Date (and the Closing shall proceed as scheduled with respect to all other Properties), and/or (ii) provide its own estoppel (“Seller’s Estoppel”) in the form attached as Exhibit L to Purchaser in satisfaction of the foregoing requirements with respect to not more than twenty-five percent (25%) of the occupied square footage of the Properties.  In the event that Seller has not complied with the provisions of this Section 10.1.1, Purchaser may (i) elect to consummate the Closing, or (ii) notify Seller of its intent to terminate this Agreement by written notice (the “Tenant Estoppel Termination Notice”) on or before the Scheduled Closing Date.  In the event that, after the Closing, Seller delivers to Purchaser a tenant estoppel certificate from a tenant for whom Seller executed a Seller’s Estoppel at the Closing and such tenant estoppel certificate contains no information which is contradictory to or inconsistent with the information contained in the Seller’s Estoppel, then Seller thereafter shall be released from all liability relating to Seller’s Estoppel with respect to such tenant’s Lease.  In no event shall Seller be obligated to deliver updates to the tenant estoppel certificate or Seller’s Estoppel.

10.1.2                  Title Policy.  The Title Company shall be prepared to issue to Purchaser on the Closing Date an extended coverage ALTA Form B policy of title insurance, amended October 17, 1970 (the “Owner’s Policy”), or equivalent form Owner’s Policy acceptable to Purchaser, with respect to each Property in the Properties, in the face amount of the applicable Purchase Price attributable to such Property, and dated as of the Closing Date,

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indicating title to such Property is vested of record in Purchaser, subject solely to the applicable Permitted Exceptions.

10.1.3                  Possession of the Property.  Delivery by Seller of possession of the applicable Property, subject to the Permitted Exceptions and the rights of tenants under the applicable Leases and Approved New Leases.

ARTICLE XI

Closing

11.1                        Purchaser’s Closing Obligations.  Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller and the Title Company at each Closing the following, as same relates to the Properties:

11.1.1                  The applicable portion of the Purchase Price, after all adjustments are made at the Closing as herein provided, by wire transfer or other immediately available federal funds, which amount shall be received in escrow by the Title Company at or before 11:00 a.m. Central time.

11.1.2                  An assumption of a blanket conveyance and bill of sale, substantially in the form attached hereto as Exhibit M (“General Assignment”), duly executed by Purchaser, conveying and assigning to Purchaser the applicable Personal Property, Leases, Contracts, records and plans, and Intangible Property.

11.1.3                  Executed counterparts of the Master Lease and the Amendment to Management Agreement with respect to the Closing, and such other documents to be provided in accordance with Sections 9.5 and 9.6 hereof with respect to the Closing.

11.1.4                  Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, but not limited to, ALTA Statements and GAP Undertakings, if requested by the Title Company.

11.2                        Seller’s Closing Obligations.  Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser and the Title Company the following, as same relates to each of the Properties and the Properties, as the case may be:

11.2.1                  A Special warranty deed (a “Deed”) in recordable form properly executed by Seller conveying to Purchaser the Land and Improvements in fee simple, subject only to the Permitted Exceptions, substantially in the form attached hereto as Exhibit N (as modified in order to satisfy any State-specific requirements with respect to the States of Indiana and Wisconsin, if applicable).

11.2.2                  A General Assignment, duly executed by Seller, conveying and assigning to Purchaser the Personal Property, the Leases, the Contracts and the Intangible Property.

11.2.3                  Written notice to the tenant(s) (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for any security deposits identified in the rent roll, and (iii) indicating that rent should thereafter be paid to Purchaser, substantially in the form attached hereto as Exhibit O.

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11.2.4                  A certificate substantially in the form attached hereto as Exhibit P (“Non-foreign Entity Certification”) certifying that Seller is not a “foreign person” as defined in the Code.

11.2.5                  Executed counterparts of the Master Lease and the Amendment to Management Agreement with respect to the Closing, and such other documents to be provided in accordance with Sections 9.5 and 9.6 hereof with respect to the Closing.

11.2.6                  Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, but not limited to, ALTA Statements and GAP Undertakings.

11.2.7                  Purchaser and Seller have agreed that possession (but not ownership) of all original Leases, tenant files and Contracts shall remain with Seller following Closing, in its capacity as Property Manager but that ownership of such items shall pass to Purchaser.  Any duplicate originals of Leases and Contracts in Seller’s possession or control shall be delivered to Purchaser promptly after Closing.

11.2.8                  All REA Estoppel Certificates received by Seller, if any.

11.2.9                  A certificate of Seller by which Seller reaffirms the truth and accuracy in all material respects of the representations and warranties set forth in Sections 7.1 above, subject to and setting forth any changes thereto occurring since the Effective Date.

11.2.10  Reliance letters with respect to and permitting Purchaser to rely on the most recent Phase 1 environmental reports provided by Seller to Purchaser from the consultant who prepared the applicable environmental report.

11.3                        Joint Closing Obligations.  Purchaser and Seller shall execute and deliver a closing statement for each of the Properties setting forth the applicable Purchase Price, and any and all prorations and credits between the parties, as determined pursuant to this Agreement, together with real estate transfer tax declarations as required.

ARTICLE XII

Risk of Loss

12.1                        Condemnation and Casualty.  If, prior to the Closing Date, any portion of the applicable Properties are taken by condemnation or eminent domain, or is the subject of a pending taking which has not been consummated, or is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser of such fact promptly after Seller obtains knowledge thereof.  If such condemnation or casualty is “Material” (as hereinafter defined), Purchaser shall have the option to either (i) extend the Scheduled Closing Date solely with respect to the applicable Property for a time reasonably required by Seller to repair any damage or destruction with respect to the applicable Property (and the Scheduled Closing Date shall proceed as scheduled with respect to all other Properties), or (ii) proceed to Closing in accordance with the terms of Section 12.1. If Purchaser elects to proceed to Closing, then Seller shall not be obligated to repair any damage or destruction with respect to the applicable Property, but (x) Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds or condemnation proceeds, as applicable, net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty or condemnation including any rent abatement insurance for such casualty or condemnation and (y) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price except for a credit in the amount of the applicable insurance deductible.

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12.2                        Condemnation Not Material.  If the condemnation is not Material, then the Closing shall occur without abatement of the Purchase Price and, after deducting Seller’s reasonable costs and expenses incurred in collecting any award, Seller shall assign, without recourse, all awards or any rights to collect awards to Purchaser on the Closing Date.

12.3                        Casualty Not Material.  If the Casualty is not Material, then the Closing shall occur without abatement of the Purchase Price except for a credit in the amount of the applicable deductible and Seller shall not be obligated to repair such damage or destruction and Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds net of any costs of repairs completed to date and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or such casualty including any rent abatement insurance for such casualty.

12.4                        Materiality.  For purposes of this Article XII, (i) with respect to a taking by condemnation or eminent domain, the term “Material” shall mean any condemnation or taking which would materially impede access to a Property, reduce available parking at a Property below that required by applicable law or any other agreement affecting such Property, result in the termination of any Lease of more than ten percent (10%) of the space in the applicable Property, or result in a condemnation award reasonably estimated to exceed ten percent (10%) of the Purchase Price applicable to such Property; and (ii) with respect to a casualty, the term “Material” shall mean any casualty such that the cost of repair, as reasonably estimated by an engineer designated by Seller and Purchaser, is in excess of ten percent (10%) of the Purchase Price applicable to such Property.

ARTICLE XIII

Default

13.1                        Default by Seller.  IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF SELLER, WHICH DEFAULT IS NOT CURED WITHIN TWO (2) DAYS AFTER WRITTEN NOTICE FROM PURCHASER TO SELLER, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH PURCHASER MAY SUFFER.  THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT PURCHASER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE PROCEEDS OF THE SELLER LETTER OF CREDIT,  AS LIQUIDATED DAMAGES, AS PURCHASER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT.  SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAWS.  Notwithstanding the foregoing, nothing contained herein shall limit Purchaser’s remedies at law or in equity, as to the Surviving Termination Obligations.

13.2                        Default by Purchaser; Liquidated Damages.  IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF PURCHASER, WHICH DEFAULT IS NOT CURED WITHIN TWO (2) DAYS AFTER WRITTEN NOTICE FROM SELLER TO PURCHASER, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER.  THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE PROCEEDS OF THE PURCHASE LETTER OF CREDIT, AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT.  SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAWS.  Notwithstanding the foregoing, nothing contained herein shall limit Seller’s remedies at law or in equity, as to the Surviving Termination Obligations.

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ARTICLE XIV

Brokers

14.1                        Brokers.  Purchaser and Seller each represents and warrants to the other that it has not dealt with any person or entity entitled to a brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby.  Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Seller by reason of any breach or inaccuracy of the Purchaser’s ( or its nominee’s) representations and warranties contained in this Article XIV.  Seller hereby agrees to indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Purchaser by reason of any breach or inaccuracy of Seller’s representations and warranties contained in this Article XIV.  The provisions of this Article XIV shall survive the Closing and/or termination of this Agreement.

ARTICLE XV

Confidentiality

15.1                        Confidentiality.  Purchaser expressly acknowledges and agrees that the transactions contemplated by this Agreement, the Documents that are not otherwise known by or readily available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Purchaser and shall not be disclosed by Purchaser except to a Purchaser Party/Representative, and except and only to the extent that such disclosure may be necessary for its performance hereunder.  Purchaser agrees that it shall instruct each of its Purchaser Party/Representatives to maintain the confidentiality of such information and at the request of Seller, to promptly inform Seller of the identity of each such Purchaser Party/Representative.  Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Purchaser in connection with the Properties that are not otherwise known by or readily available to the public will not be disclosed by Purchaser to any third persons (other than to its Purchaser Party/Representatives) without the prior written consent of Seller.  If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Purchaser shall promptly return to Seller, and shall instruct its Purchaser Party/Representatives to return to Seller, all copies and originals of all documents and information provided to Purchaser.  Nothing contained in Section 5.2 of this Agreement or this Section 15.1 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under Section 5.2 or this Section 15.1 in connection with the party’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings or disclosures with any applicable Authorities (In the Unites States and/or Australia) required by reason of the transactions provided for herein and/or any filings or disclosures required in accordance with the laws or market rules (including stock exchange rules) of the United States and/or Australia.  The provisions of this Section 15.1 shall survive any termination of this Agreement without limitation.

15.2                        Post Closing Publication.  Notwithstanding the foregoing, following Closing, Purchaser and Seller shall have the right to announce the acquisition of the Properties in newspapers and real estate trade publications (including “tombstones”) publicizing the purchase provided that Purchaser and Seller shall consult one another with respect to any such notice or publication, and shall implement any reasonable comments or objections of the other.  Seller may also publicize the sale of the Property in the ordinary course of its business.  The provisions of this Section 15.2 shall survive Closing and/or any termination of this Agreement without limitation.

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ARTICLE XVI

1031 Exchange

16.1                        1031 Exchange.  Purchaser agrees to cooperate with Seller for purposes of effecting and structuring, in conjunction with the sale of the Properties, for the benefit of Seller, a like-kind exchange of real property, whether simultaneous or a deferred exchange, pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.  Purchaser specifically agrees to execute such documents and instruments as are reasonably necessary to implement such an exchange.  Seller shall be solely responsible for assuring that the structure of any proposed exchange is effective for Seller’s tax purposes.  Furthermore, Purchaser specifically agrees that Seller may assign this Agreement and any of its rights or obligations hereunder, in whole or in part, as necessary or appropriate in furtherance of effectuating a Section 1031 like-kind exchange for the Properties, provided that such assignment shall not serve to relieve Seller of any liability for Seller’s obligations hereunder.  Purchaser shall have no obligation to pay costs or expenses of effectuating such exchange, no such exchange shall alter the time for performance set forth herein, and Purchaser shall not be required to take title to any exchange property or (except for customary consent to assignment of this Agreement to an exchange intermediary) to incur obligations to third parties.

ARTICLE XVII

Miscellaneous

17.1                        Notices.  Any and all notices, requests, demands or other communications hereunder shall be in writing and shall be deemed properly served (i) on the date sent if transmitted by hand delivery with receipt therefor, (ii) on the date sent if transmitted by facsimile (with confirmation by hard copy to follow by overnight delivery service), (iii) on the date sent if scanned to a .pdf file and transmitted by e-mail (with confirmation by hard copy to follow by overnight delivery service) (iv) on day after the notice is deposited with a nationally recognized overnight courier, or (v) upon receipt after being sent by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

To Purchaser:	CenterPoint James Fielding, LLC Level 5, 40 Miller Street North Sydney, NSW 2060 Australia Attn: Mr. Ben Hindmarsh Fax No.: 61 2 9004 8462 E-Mail: benhindmarsh@mirvac.com.au

With a copy to:	Wildman Harrold Allen & Dixon LLP 225 W. Wacker Drive, Suite 3000 Chicago, Illinois 60606 Attn: Kathleen M. Gilligan, Esq. Fax No.: (312) 201-2555 E-Mail:gilligan@wildmanharrold.com

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To Seller:	CenterPoint Properties Trust 1808 Swift Drive Oak Brook, Illinois60523
	Attn:	Mr. James N. Clewlow
and Mr. Michael M. Mullen
Fax No.: (630) 586-8010
	E-Mail:	jclewlow@centerpoint-prop.com
	E-Mail:	mmullen@centerpoint-prop.com

With a copy to:	Weinberg Richmond LLP 333 West Wacker Drive, Suite 1800 Chicago, Illinois 60606 Attn: Mark S. Richmond, Esq.
	Fax No.:	(312) 807-3903
	E-Mail	mrichmond@wr-llp.com

17.2                        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Illinois, without regard to the conflict of laws principles thereof.

17.3                        Headings.  The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

17.4                        Effective Date.  This Agreement shall be effective upon delivery of this Agreement fully executed by the Seller and Purchaser, which date shall be deemed the Effective Date hereof.  Either party may request that the other party promptly execute a memorandum specifying the Effective Date.

17.5                        Business Days.  If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.  As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

17.6                        Counterpart Copies.  This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

17.7                        Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

17.8                        Assignment.  Purchaser shall not have the right to assign this Agreement without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion; provided, however, Purchaser may designate a wholly owned subsidiary to acquire title to the Properties at Closing or assign its right, title and interest under this Agreement to a wholly owned subsidiary, provided that in no event will Purchaser be released from any of its obligations or liabilities under this Agreement.  Seller may assign this Agreement in whole or in part to any corporate, limited liability company or partnership entity affiliated with, or related to, Seller (“Affiliate”) without Purchaser’s consent; provided that Seller shall in no event be released from any of its obligations or liabilities hereunder as a result of any such assignment.  In the event that an Affiliate shall be designated as a transferee hereunder, the Affiliate shall have the benefit of all of the

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representations and rights that would otherwise have run in favor of Seller, which, by the terms of this Agreement, are incorporated or relate to the conveyance in question.  All transferees and assignees of Purchaser (“Assignee”) shall assume all of Purchaser’s obligations under this Agreement pursuant to an Assignment and Assumption Agreement reasonably acceptable to Seller, and consented to in writing by Seller.  In the event the rights and obligations of Purchaser shall be transferred, assigned and assumed as permitted under this Agreement, then such Assignee will be substituted in place of such assignor in the above-provided-for documents and it shall be entitled to the benefit of and may enforce Seller’s covenants, representations and warranties hereunder provided that Purchaser shall in no event be released from any of its obligations or liabilities hereunder as a result of such assignment.  Upon any such assignment by Purchaser or any successor or assign of Purchaser, then the assignor’s liabilities and obligations hereunder or under any instruments, documents or agreements made pursuant hereto shall be binding upon Assignee; provided, however, that Assignee shall have the benefit of any limitations of such liabilities and obligations applicable to either the assignor or Assignee, provided by law or by the terms hereof or such instruments, documents or agreements.  Whenever reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Agreement.  Purchaser may assign this Agreement for collateral purposes only to Purchaser’s lender.

17.9                        Interpretation.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

17.10                 Entire Agreement.  This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings.  Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein.  No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived.  Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

17.11                 Severability.  If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17.12                 Survival.  Except for obligations that survive the Closing pursuant to the provisions of Sections (and related subparagraphs) 4.2, 5.1, 5.2, 5.3, 6.2, 7.4, 7.5, 7.6, 8.3, 8.4, 9.4, 9.9, 9.11, 10.2, 14.1, 15.1, 15.2, 17.15, 17.16, 17.20 and 17.23 (collectively, the “Surviving Termination Obligations”), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein.

17.13                 Exhibits and Schedules.  Exhibits A through S and Schedules 7.1.4 through 9.12 attached hereto are incorporated herein by reference.

17.14                 Time.  Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

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17.15                 Limitation of Liability.  No present or future partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of or in Purchaser or any affiliate of Purchaser shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Purchaser’s assets for the payment of any claim or for any performance, and Seller hereby waives any and all such personal liability.  For purposes of this Section 17.15, no negative capital account or any contribution or payment obligation of any partner or member in Purchaser shall constitute an asset of Purchaser.  The limitations of liability contained in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Purchaser provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by Purchaser shall also contain the foregoing exculpation.

No present or future partner, member, director, officer, shareholder, employee, advisor, affiliate or agent of or in Seller or any affiliate of Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser hereby waives any and all such personal liability.  For purposes of this Section 17.15, no negative capital account or any contribution or payment obligation of any partner or member in Seller shall constitute an asset of Seller.  The limitations of liability contained in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by Seller shall also contain the foregoing exculpation.  The provisions of this Section 17.15 shall survive Closing and/or any termination of this Agreement.

17.16                 Prevailing Party.  Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.  The provisions of this Section 17.16 shall survive Closing and/or any termination of this Agreement.

17.17                 No Recording.  Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

17.18                 Waiver of Trial by Jury.  The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

17.19                 Cooperation between Seller and Purchaser.  Seller agrees to reasonably cooperate with Purchaser in connection with the preparation and delivery of any Subordination, Non-Disturbance and Attornment Agreements required by Purchaser’s lenders in connection with the closing of the transaction described herein.

17.20                 Further Assurances.  Each party shall, from time to time, at the request of the other party, and without further consideration, execute and deliver such further instruments and

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take such further action as may be required or reasonably requested by either party to establish, maintain or protect the respective rights of the parties to carry out and effect the intentions and purposes of this Agreement.

17.21                 Return of Deposit.  Notwithstanding anything to the contrary contained in this Agreement, whenever this Agreement provides that the Deposit shall be delivered or returned to Purchaser, the parties acknowledge and agree that said Deposit or a portion thereof shall remain with the Escrow Agent in the event that Purchaser has failed to comply with the provisions of this Agreement.  Notwithstanding anything to the contrary contained in this Section 17.21, Seller agrees that if the provisions of this Agreement provide for the return of the Deposit to Purchaser that Seller will not unreasonably withhold its consent to the return of the Deposit to Purchaser.  Notwithstanding anything to the contrary contained in this Section 17.21, Purchaser agrees that if the provisions of this Agreement provide for the return of the Seller Earnest Money to Seller that Purchaser will not unreasonably withhold its consent to the return of the Seller Earnest Money to Seller.

17.22                 Other Agreements.  Seller and Purchaser have a business relationship with each other and in connection therewith Seller and Purchaser have entered into various other agreements as of the date hereof (“Other Agreements”).  A default by either party under any Other Agreement not cured within any applicable cure period shall be deemed to be a default by such party under this Agreement.

17.23                 Seller Environmental Obligations.  Notwithstanding anything to the contrary contained in this Agreement, based on conditions existing as of the Effective Date, Seller agrees to conduct and complete, for Purchaser’s benefit and solely at Seller’s expense except as provided below, all investigation and remediation measures necessary for Seller to obtain (a) with respect to the Properties identified on Exhibit S, a No Further Remediation (“NFR”) letter from the Illinois Environmental Protection Agency, and (b) with respect to the Properties identified on Exhibit S, a Certificate of Completion in the Voluntary Remediation Program administered by the Indiana Department of Environmental Management and a Covenant Not to Sue from the office of the Governor of Indiana (the NFR Letter, the Certificates of Completion, the Covenants Not to Sue, and all other necessary closure certification records shall be referred to collectively herein as the “Completion Documents”).

17.23.1            Schedule.  Seller shall act with diligence in conducting investigation and remediation measures, in pursuing issuance of the Completion Documents, and in complying with any applicable requirements of the respective state voluntary cleanup program, including without limitation the following, to the extent required by the respective state voluntary cleanup program: causing the Completion Documents to be recorded in the property records and filed with governmental agencies, and notifying third parties such as off-site landowners. Seller shall make reasonable efforts to cause the Completion Documents to be issued by no later than the LLC Expiration Date (as defined in that certain Limited Liability Company Agreement of even date herewith by and between CenterPoint Properties Trust and JF US Industrial Property Trust).  If Seller fails to cause the Completion Documents to be issued by no later than the LLC Expiration Date for any individual Property (“NFR Substitution Event”), Purchaser may, at its option, by written notice to Seller within thirty (30) days after the occurrence of an NFR Substitution Event, request that Seller offer a Substitute Property in accordance with Section 9.9.2 above. (“NFR Substitution Notice”); provided, however, in the event that Purchaser elects to have Seller provide a Substitute Property, Seller, if it chooses to do so, in its sole and absolute discretion, shall have a period of thirty (30) days from the date Seller is given the NFR Substitution Notice to obtain the Completion Documents, and further, provided, however, if the Completion Documents are not capable of being obtained within said thirty (30) day period through no fault of Seller and Seller has commenced to obtain the Completion Documents within such thirty (30) day

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period, then Seller shall have such reasonable period of time from and after the date of the NFR Completion Notice to obtain the Completion Documents; provided, further, that such additional period shall not extend beyond the date of the Closing with respect to the Substitute Property.  In the event Seller cures the condition giving rise to the NFR Substitution Event prior to the time that a Closing with respect to the Substitute Property occurs, the Scheduled Closing Date for the Removed Property shall be extended to the fifteenth (15th) day after the condition giving rise to the NFR Substitution Event has been cured.

In the event Seller does not obtain the Completion Documents within the time periods referenced above, Seller shall repurchase the Property in question at such time as Purchaser acquires a Substitute Property.  Seller shall repurchase the Removed Property for the same price paid by Purchaser to purchase such Property from Seller and Seller shall repurchase such Property on the same terms and conditions of this Agreement applicable to Purchaser’s acquisition of a Substitute Property. Seller shall be obligated to repurchase the Property in question only if Purchaser agrees to purchase the Substitute Property, and Purchaser and Seller shall agree to close on both transactions on the same day at the same time.  Seller and Purchaser agree to follow the same terms, conditions and procedures for purposes of this exchange as are generally consistent with Sections 9.9.5, 9.9.6, 9.9.7 and 9.9.8 of this Agreement.

17.23.2            Cooperation.  From and after the Effective Date of this Agreement, Seller and Purchaser shall cooperate with each other to facilitate the successful completion of the voluntary remediation process for each Property.  Seller and Purchaser shall consult in good faith about all draft workplans and proposed submissions to regulatory authorities, and Seller shall make changes reasonably requested by Purchaser.  Seller shall provide at least two (2) Business Days advance written notice of entry onto a Property and identify the general nature of the work to be performed and the portion(s) of the Property on which the work will be performed.  To the extent practical, Seller shall provide advance notice to Purchaser of, and shall allow Purchaser to participate in, meetings and telephone conferences with regulatory authorities.  Seller shall provide Purchaser with a copy of all test results, final submissions to regulatory agencies and final documents received from such agencies within a reasonable period of time after they are received or created by Seller.

17.23.3            Scope of Testing Activities.  Pursuant to this Section 17.23, Seller shall conduct initial testing sufficient to reasonably identify all potential contaminants of concern materially related to the industrial/commercial use at the Properties (reasonably taking into consideration potentially significant environmental conditions indicated in Phase 1 reports or in prior testing).  Subsequent testing shall be conducted by Seller as reasonably necessary to satisfy regulatory authorities for issuance of the Completion Documents.

17.23.4            Institutional Controls.  The Completion Documents may be qualified or conditioned by institutional controls (e.g., deed restrictions, engineered barriers) to the extent such controls are consistent with the Properties’ industrial/commercial use as of the Effective Date and are necessary for issuance of the Completion Documents; provided, however, Seller shall have sole discretion to select the remedial approach for obtaining the Completion Documents.  Any such institutional controls are subject to Purchaser’s review and approval, which approval shall not be unreasonably withheld.

17.23.5            Execution of Documents.  Solely relating to and limited by Seller’s obligations as set forth in Article 17 hereto, Seller shall arrange for any offsite disposal of hazardous substances, required in order to obtain the Completion Documents, and shall execute all manifests and similar documents, reflecting itself or its designee as the generator of such hazardous substances, and in no event shall Seller name or identify Purchaser as

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the generator of such hazardous substances; provided, however, the Seller has no duty or obligation whatsoever for any hazardous substances transported to, released upon or generated by Purchaser, its agents, representatives and assigns, at, on, beneath or adjacent to the Properties. Purchaser shall execute other documents reasonably requested by Seller that are necessary and consistent with this Section 17.23.

17.23.6            Access. Purchaser shall provide necessary access to Seller to carry out the provisions of this section.  Seller shall use all reasonable efforts to avoid any disruption of tenant activities, and shall promptly repair at Seller’s sole cost and expense any damage caused by its investigation or remediation activities.

17.23.7            Indemnification. Until the earlier of the date the Seller procures and provides to Purchaser the requisite Completion Documents as set forth herein for each Property, or an appropriate substitute is exchanged pursuant to Section 17.23.1 hereof, Seller shall protect, defend, indemnify and hold Purchaser harmless from and against any claim or loss arising out of (a) any investigation, remediation or disposal activities conducted by Seller or its agents pursuant to this Section 17.23, and (b) any failure by Seller to obtain the Completion Documents as provided in this section.

17.23.8            Voidance. In the event any of the Completion Documents are voided as a result of any fraudulent misrepresentation or other fraudulent act or omission of Seller, Seller shall be responsible for implementing at its expense any measures necessary to have the Completion Documents reinstated.

17.23.9            Assignment.  To the extent allowed by contract and law, Seller shall use reasonable efforts to assign to Purchaser its environmental rights under current vendor and tenant agreements, including all indemnities, escrows, representations, and warranties (“Seller’s Environmental Rights”).  Where Seller is unable to assign Seller’s Environmental Rights, Seller will use commercially reasonable efforts to enforce such rights on behalf of Purchaser (at Purchaser’s expense).

17.23.10      Survival.  The terms of this Section 17.23 shall expressly survive, without limitation, the Closing.

17.24                 Currency. All payments and amounts referenced or described in this Agreement shall be deemed to require payments in and refer to amounts in the currency of the United States of America.

17.25                 Facsimile Signatures. The parties hereto agree that the use of facsimile signatures for the execution of this Agreement shall be legal and binding and shall have the same force and effect as if originally signed.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth below.

PURCHASER:

CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company

By	/s/ Adrian Harrington
	Name:	Adrian Harrington
	Title:	Vice President

By	/s/ Adrienne Parkinson
	Name:	Adrienne Parkinson
	Title:	Assistant Secretary

Date:	April 6, 2005

Tax I.D. # 98-0450460

SELLER:

CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust

By	/s/ Michael M. Mullen
	Name:	Michael M. Mullen
	Title:	Chief Executive Officer

By	/s/ James N. Clewlow
	Name:	James N. Clewlow
	Title:	Chief Investment Officer

Date:		April 6, 2005

CENTERPOINT VENTURE, LLC, a Delaware limited liability company

By	/s/ Michael M. Mullen
	Name:	Michael M. Mullen
	Title:	Vice President

By	/s/ James N. Clewlow
	Name:	James N. Clewlow
	Title:	Vice President

Date:	April 6, 2005

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Exhibits

Exhibit A	Properties
Exhibit B-1 - B-8	Legal Descriptions
Exhibit C-1 - C-8	Schedule of Leases
Exhibit D -	Intentionally Deleted
Exhibit E -	Escrow Agreement
Exhibit F -	Documents
Exhibit G-1 - G-8	Permitted Exceptions
Exhibit H-	Master Lease
Exhibit I -	Intentionally Deleted
Exhibit J -	Intentionally Deleted
Exhibit K -	Tenant Estoppel Certificate
Exhibit L -	Seller’s Estoppel Certificate
Exhibit M -	General Assignment
Exhibit N -	Deed
Exhibit O -	Notice of Sale to Tenant
Exhibit P -	Non-Foreign Entity Certification
Exhibit Q -	Survey Certification
Exhibit R -	Planned Expenditures
Exhibit S -	NFR Properties

Schedules
7.1.4 -	No Violations of Laws
7.1.5	Eminent Domain
7.1.6	Hazardous Material
7.1.7	Litigation
7.1.8	Leases
7.1.9	Contracts
7.1.10	Defaults
9.8	Purchase Price Schedule
9.10	Contracts
9.12	REA Estoppels

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TRANCHE 3

SALE AGREEMENT

THIS SALE AGREEMENT (“Agreement”) is made and entered into as of the 6th day of April, 2005, by and between CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust (“SELLER”), and CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company (“PURCHASER”).

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

Sale of Properties

1.1                               Sale of Properties.  Seller agrees to sell, assign and convey to Purchaser, or cause to be sold, assigned and conveyed to Purchaser, in the event that one or more of the Properties is currently owned by an entity affiliated with Seller (hereinafter collectively referred to as “Seller Affiliates”), and Purchaser agrees to purchase from Seller, the following:

1.1.1                        Land and Improvements.  That certain real property commonly described on Exhibit A, being more particularly described on Exhibits B-1 through B-11 respectively, attached hereto (collectively, the “Land”), together with any improvements located thereon (collectively, the “Improvements”);

1.1.2                        Leases.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all leases, subleases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto (hereafter referred to collectively as the “Leases”), being more particularly described on Exhibits C-1 through C-11 respectively, attached hereto, and all prepaid rent attributable to the period following Closing, as herein defined, and subject to Section 4.2.4 below, the security deposits under such Leases (collectively, the “Leasehold Property”);

1.1.3                        Real Property.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all easements and appurtenances to Seller’s or Seller Affiliates’, as the case may be, interest in the Land and the Improvements, including, without limitation, all mineral and water rights and all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances are sometimes collectively referred to as the “Real Property”);

1.1.4                        Personal Property.  All personal property (including equipment), if any, owned by Seller or Seller Affiliates, as the case may be, and located on the Real Property as of the date hereof, and all fixtures, if any, located on the Real Property as of the date hereof or as of the Closing Date (collectively, the “Personal Property”); and

1.1.5                        Intangible Property.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all service, equipment, supply and maintenance contracts (collectively, the “Contracts”), guarantees, licenses, side track agreements (and other agreements including leasehold agreements attendant to the Property), approvals, utility contracts, plans and specifications, governmental approvals and development rights, certificates, permits and warranties (and including all escrows, indemnities, representations, warranties and guarantees Seller received from any and all vendors from when Seller acquired the Properties), including, without limitation environmental insurance policies (to the extent same can be assigned with a reservation of rights for the benefit of Seller as well) and other environmental escrows and indemnities (to the extent same can be assigned with a reservation of rights for the benefit of Seller as well), if any, relating to the Real Property or the Personal Property, to the extent assignable (collectively, the “Intangible Property”).  (For each individual parcel, the Real Property, the Leasehold Property, the Personal Property and the Intangible Property are sometimes collectively hereinafter referred to as the “Property”, and for all parcels, taken together, the Real Property, the Leasehold Property, the Personal Property and the Intangible Property are collectively referred to as the “Properties”).  It is hereby acknowledged by the parties that Seller shall not convey to Purchaser claims relating to any real property tax refunds or rebates for periods accruing prior to the Closing, to the extent such taxes have been paid by Seller prior to the Closing, existing insurance claims and any existing claims against previous tenants of the Properties, which claims are hereby reserved by Seller, subject to the terms and provisions of Section 4.2.4 below.

ARTICLE II

Purchase Price

2.1                               Purchase Price.  Subject to the provisions of Section 9.9 below, the purchase price for the Properties shall be Sixty-Five Million Four Hundred Thousand and No/100 Dollars ($65,400,000.00) (“Purchase Price”) in currency of the United States of America. The Purchase Price, as adjusted by all prorations as provided for herein, shall be paid by Purchaser at Closing as directed by the Seller by wire transfer of immediately available federal funds of The United States of America.

ARTICLE III

Deposit

3.1                               Purchaser Deposit.  Purchaser will deposit a Fifteen Million and No/100 Dollars ($15,000,000.00) Letter of Credit (“Purchaser Letter of Credit”) on the date of the first Closing to occur under any of the Sale Agreements (defined below) with Chicago Title Insurance Company (“Escrow Agent” or “Title Company”).  The Purchaser Letter of Credit shall be held by Escrow Agent pursuant to an Escrow Agreement in the form attached hereto as Exhibit E modified to conform to the terms of this Agreement and as required by Title Company when Title Company holds a letter of credit (“Escrow Agreement”).  The Purchaser Letter of Credit shall (i) be unconditional and irrevocable, (ii) be in a form reasonably acceptable to Seller, (iii) be issued by a financial institution doing business in the United States of America, with offices in Chicago, Illinois and (iv) expire no earlier than March 15, 2006.  The cost of issuing and maintaining the Purchaser Letter of Credit shall be paid by Seller and Seller’s failure to do so shall not be a breach or a default by Purchaser under this Agreement or any Other Agreements (as defined in Section 17.22 below) nor shall Seller have any right to direct Escrow Agent to draw upon the Purchaser Letter of Credit as a result of Seller’s failure as aforesaid.  The Purchaser Letter of Credit and the proceeds of the Purchaser Letter of Credit (“Purchaser Proceeds”) have been provided to assure performance and observance by Purchaser of all of its closing obligations under this Agreement and five (5) other sale agreements entered into by and between Seller and Purchaser and dated of even date herewith relating to the sale of properties by Seller to Purchaser (this Agreement and the other five (5) Sale Agreements are herein collectively referred to as the “Sale Agreements”).   Accordingly, in the event of the occurrence of a default under Section 13.2 of this Agreement or any of the other Sale Agreements or in the event that the Purchaser Letter of Credit will expire within thirty (30) days or less, Seller shall have the right to direct Escrow Agent to draw upon the Purchaser Letter of Credit.  All Purchaser Proceeds received by Escrow Agent shall be retained by Escrow Agent and held or disbursed pursuant to the terms of the Escrow Agreement and this Agreement.  At the time of the final Closing of all Properties, including, but not limited to, Substitute Properties (defined below)

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under all of the Sale Agreements, the Purchaser Letter of Credit shall be delivered to Purchaser.  In the event any Closing under any of the Sale Agreements does not occur through no fault of Purchaser, Purchaser Letter of Credit shall be returned to Purchaser.

3.2                               Seller Deposit.  Seller will deposit a Three Million and No/100 Dollars ($3,000,000.00) Letter of Credit (“Seller Letter of Credit”) on the date of the first Closing to occur under the Sale Agreements with Escrow Agent.  The Seller Letter of Credit shall be held by Escrow Agent pursuant to an Escrow Agreement in the form attached hereto as Exhibit E modified to conform to the terms of this Agreement and as required by Title Company when Title Company holds a letter of credit.  The Seller Letter of Credit shall (i) be unconditional and irrevocable, (ii) be in a form reasonably acceptable to Purchaser, (iii) be issued by a financial institution doing business in the United States of America, with offices in Chicago, Illinois and (iv) expire no earlier than March 15, 2006.  The cost of issuing and maintaining the Seller Letter of Credit shall be paid by Seller.  The Seller Letter of Credit and the proceeds of the Seller Letter of Credit have been provided to assure performance and observance by Seller of all of its closing obligations under the Sale Agreements.  Accordingly, in the event of the occurrence of a default under Section 13.1 of this Agreement or any of the other Sale Agreements or in the event that the Seller Letter of Credit will expire within thirty (30) days or less, Purchaser shall have the right to direct Escrow Agent to draw upon the Seller Letter of Credit.  All Proceeds received by Escrow Agent shall be retained by Escrow Agent and held or disbursed pursuant to the terms of the Escrow Agreement and this Agreement.  At the time of the final Closing of all Properties, including, but not limited to, Substitute Properties under all of the Sale Agreements, the Seller Letter of Credit shall be delivered to Seller.  In the event any Closing under any of the Sale Agreements does not occur through no fault of Seller, Seller Letter of Credit shall be returned to Seller.

ARTICLE IV

Closing, Prorations and Closing Costs

4.1                               Closing.  The closing of the purchase and sale of the Properties shall occur on or before 10:00 a.m. Central time on October 28, 2005 (the “Scheduled Closing Date”) and shall be held at the offices of Escrow Agent, or at such other place agreed to by Seller and Purchaser (said closing is hereinafter referred to as the “Closing”).  Notwithstanding anything to the contrary contained in this Section 4.1, Seller or Purchaser, as the case may be, shall have the right to extend the closing date for one or more of the Properties in accordance with the provisions of Sections 9.9, 10.1 and 12.1 hereof.  “Closing” shall be deemed to have occurred when the Title Company has been instructed by both parties to pay the applicable portion of the Purchase Price to Seller and to record the applicable Deeds, as hereunder defined.  The date of the Closing is sometimes referred to in this Agreement as a “Closing Date.”  The transactions contemplated by this Agreement shall be closed through an escrow with Escrow Agent on the Closing Date, in accordance with the general provisions of the usual form “New York Style” Deed and Money Escrow Agreement used by Escrow Agent, with such provisions required to conform to the terms of this Agreement.

4.2                               Prorations.  All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this Section 4.2.  Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of midnight of the day immediately preceding a Closing Date, with Purchaser to be treated as the owner of the applicable Properties, for purposes of prorations of income and expenses, on and after a Closing Date.

4.2.1                        Taxes.  Subject to the provisions of this Section 4.2.1, real estate and personal property taxes, if any, accrued, but not yet due and owing as of the Closing and installments of special assessments, if any, due and owing during the installment year in which the Closing occurs (hereinafter collectively referred to as “Taxes”) shall be prorated as

3

of the Closing Date, and, notwithstanding any other provision contained in this Agreement, shall not be reprorated.  Seller shall pay all Taxes due and payable as of the Closing Date.  If the Taxes have not been set for the year in which Closing occurs or any prior year, then the proration of such Taxes shall be based upon the most recent ascertainable tax bills.  Notwithstanding any other provision of this Agreement, (a) there shall be no proration of Taxes with respect to tenants whose leases obligate said tenants to pay Taxes when the tax bills are issued, and (b) the amount otherwise due Purchaser under this Section 4.2.1 shall be reduced by an amount equal to all tenant deposits held by Seller for Taxes at the time of Closing (collectively, the “Tenant Tax Deposits”) and the Tenant Tax Deposits shall be turned over to Purchaser at Closing.  Tenant Tax Deposits received by Seller following Closing for any period of time after Closing shall be paid to Purchaser.  The amount due under this Section 4.2.1 shall not be credited to Purchaser at Closing but shall be deposited into the operating account for the Properties and held by Seller as property manager pursuant to the Management Agreement described in Section 9.6 below.

Seller shall contest real estate taxes and/or assessment levels, as the case may be, prior to Closing if Seller deems reasonable in its judgment as a commercially prudent owner of real estate.  All costs incurred in connection with such contest shall be paid by the parties in proportion to benefit received by the parties in connection with any reduction of such real estate taxes or assessments as the case may be.

4.2.2                        Insurance.  Seller shall assign its existing insurance policies to Purchaser upon Closing.  Purchaser shall be named as a named insured thereon and all premiums with respect thereto shall be prorated between the parties as of Closing.

4.2.3                        Utilities.  Purchaser and Seller hereby acknowledge and agree that the amounts of all electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses relating to the applicable Properties not paid by tenants under Leases and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Purchaser and Seller immediately after the same have been determined.  Seller shall attempt to have all utility meters, or utility services not paid by tenants under Leases, read as of the Closing Date.  Purchaser shall cause all utility services to be placed in Purchaser’s name as of the Closing Date.  If permitted by the applicable utilities, all utility deposits in Seller’s name shall be assigned to Purchaser as of the Closing Date, and Seller shall receive a credit therefor at Closing.

4.2.4                        Rents.  Rent [(including estimated pass-through payments for common area/operating expenses, but not for Taxes), collectively “Rents”] for the month in which Closing occurs shall be prorated for said month based upon the Rents estimated to have been collected by Seller as of the Closing Date.  Rents for said month shall be reprorated within seven (7) Business Days after the end of said month based on Rents actually received.  During the period after Closing, (i) Purchaser shall deliver to Seller any and all Rents accrued but uncollected as of the Closing Date, to the extent subsequently collected by Purchaser; provided, however, Purchaser shall apply Rents received after Closing first to payment of current Rents then due, and thereafter to delinquent Rents (other than “true up” payments received from tenants attributable to a year-end reconciliation of actual and budgeted pass-through payments, which shall be allocated among Seller and Purchaser pro rata in accordance with their respective period of ownership as set forth in Section 4.2.5 below), and (ii) Seller shall deliver to Purchaser any and all Rents collected by Seller for any period after Closing.

Subject to the provisions of the following sentence, Seller shall be entitled, after the Closing, to take any action against a tenant which would not result in a termination of any

4

Lease or a tenant’s right of occupancy thereunder (“Seller Action”).  Notwithstanding the foregoing, Seller shall not take any Seller Action unless Seller shall have first provided Purchaser with not less than five (5) Business Days’ notice of its intent to take action against a tenant, together with a description of the subject matter of the proposed Seller Action.  Purchaser agrees that it shall use commercially reasonable efforts to collect all pass-through rents payable by tenants and any delinquent Rents (provided, however, that Purchaser shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent Rents).

The amount of any unapplied security deposits (plus accrued interest thereon if payable to a tenant under its lease) under the Leases held by Seller in cash at the time of Closing shall be credited against the Purchase Price; accordingly, Seller shall retain the actual cash deposits.  Notwithstanding anything in this Section 4.2.4 to the contrary, if any security deposits are in the form of a letter of credit, such security deposits shall not be prorated, but shall be turned over by Seller to Purchaser at the Closing by the delivery thereof by Seller to Purchaser in accordance with this provision.  In addition, Seller shall use reasonable efforts to deliver appropriate duly executed instruments of transfer or assignment of such letters of credit which are required to establish Purchaser as the new beneficiary thereunder and any consents required by the issuing bank for the transfer of such letters of credit.  If required, Seller shall use reasonable efforts to arrange for the issuance by the issuing bank of any authorization to the transfer, together with the delivery of such letters of credit (and any letter of transfer that is required by such letter of credit).  Any fees imposed by such issuing banks in connection with such transfers which are not the obligation of the applicable tenant to pay shall be paid by Seller.  In the event that any letter of credit is not transferable as of Closing, Seller shall cooperate with Purchaser in all reasonable respects following the Closing so as to transfer the same to Purchaser or to obtain a replacement letter of credit with respect thereto in favor of Purchaser, in either case at no cost or expense to Purchaser.  Until any such letter of credit shall be transferred or replaced, Seller shall present such letter of credit for payment and deliver the proceeds received by Seller, if any, to Purchaser within a reasonable period of time following receipt of Purchaser’s written request.  Notwithstanding the foregoing, Seller shall not be in default under this Agreement in the event that any such letter of credit is not assigned to Purchaser for any reason other than the failure of Seller to sign the documents required of it to transfer the letter of credit or the failure of Seller to pay any fees imposed by an issuing bank in connection with such transfers.  In such event, Purchaser may terminate this Agreement with respect to the applicable Property upon written notice to Seller on or before ten (10) days after Purchaser becomes aware that a letter of credit will not be assigned on the Closing Date; provided, however, Purchaser’s right to terminate shall not be effective in the event that Seller, in its sole and absolute discretion, gives Purchaser a credit against the Purchase Price in the amount of the security deposit or provides a substitute letter of credit in that amount.

4.2.5                        Calculations.  For purposes of calculating prorations, Purchaser shall be deemed to be in title to that portion of the Properties being acquired on the Closing Date, and, therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs.  All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and year in question.  Except as set forth in this Section 4.2, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser.  Purchaser and Seller shall each submit or cause to be submitted to the other (i) on or about the 90th day after Closing, and (ii) on or about the one year anniversary of the Closing, a statement which sets forth necessary adjustments to items subject to proration pursuant to the provisions of this Section 4.2, if any; provided, however, no adjustment shall

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be made with respect to Taxes.  Within fifteen (15) days following delivery of such statements, the parties shall make such adjustments among themselves as shall be necessary to carry out the prorations as contemplated in this Section 4.2.  In the event any prorations made under this Section 4.2 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same.

4.2.6                        Leasing Commissions and Leasing Costs.  Seller shall be responsible for all leasing commissions, tenant improvement costs and other usual and customary leasing costs, due and owing with respect to the current term of all Leases executed prior to the Effective Date, whether such leasing commissions, tenant improvement costs and other usual and customary leasing costs are due to be paid prior to or after the Closing Date.

4.2.7                        Prepaid Items.  Any prepaid items, including, without limitation, fees for licenses which are transferred to the Purchaser at the Closing and annual permit and inspection fees shall be apportioned between the Seller and the Purchaser at the Closing.

4.2.8                        Allocation of Closing Costs and Expenses.  Seller shall bear the cost of the title policy to be issued and extended coverage charges, the cost of the Surveys (as hereinafter defined), the cost to record any instruments necessary to clear Seller’s title, one-half the cost of the Closing Escrow and one-half the cost of the “New York Style” closing fee. Purchaser shall bear the cost of any recording fees with respect to the Deeds, all costs incurred in connection with obtaining Purchaser’s financing for this transaction, if any, the cost of all title endorsements (other than with respect to extended coverage), if any, one-half the cost of the Closing Escrow and one-half the cost of the “New York Style” closing fee.  The cost of state and county transfer taxes shall be paid by the Seller, and the cost of local transfer taxes shall be paid by the party designated in the applicable local ordinance or local custom.  If no such designation or custom exists, and a local transfer tax must be paid, the cost thereof shall be shared equally by Seller and Purchaser.

4.2.9                        Operating Expenses.  All operating expenses (including all charges under Contracts and agreements assumed by Purchaser under the General Assignment, as hereinafter defined and fees to any owner’s association) shall be prorated as of the Closing Date.  As to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing Date occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Purchaser), and assuming that all charges are incurred uniformly during the Current Billing Period.  If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment within thirty (30) days of receipt of actual bills.  Notwithstanding the foregoing, no prorations or adjustments shall be made for portions of operating costs of the Properties to the extent a tenant under the Leases is required to pay same pursuant to the terms of any of the Leases. Purchaser shall be credited with an amount equal to all deposits made by tenants and held by Seller at Closing towards the tenant’s obligation to pay any such operating expenses.

ARTICLE V

Inspection

5.1                               Seller Deliveries.  Purchaser acknowledges that Seller has heretofore delivered or caused to be delivered or made available to Purchaser at the Properties all of the items relating to the Properties specified on Exhibit F, attached hereto, to the extent that such items were in Seller’s possession (“Documents”); provided, however, that except for the representations and warranties

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made in Article VII hereof, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such documents, if any, relating to the Properties.  Except with respect to claims arising out of a breach by Seller of a representation or warranty made in Article VII hereof, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials.  Purchaser acknowledges that any and all of the Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and were delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Properties.  Purchaser agrees not to disclose such non-public documents, or any of the provisions, terms or conditions thereof, to any party other than a Purchaser Party/Representative, as hereinafter defined.  Purchaser shall return all of the Documents, at such time as this Agreement is terminated for any reason.  This Section 5.1 shall survive Closing and/or termination of this Agreement without limitation.

5.2                               Independent Examination/Right to Access.  Purchaser hereby acknowledges that it has been given, prior to the execution hereof, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Properties.  Purchaser further acknowledges that Purchaser is relying upon its own independent examination of the Properties and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Properties.  Except as may be provided in Article VII hereof, Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser.  Notwithstanding anything to the contrary contained in this Section 5.2, Purchaser and its agents shall have access to the Properties and the Documents prior to the Closing Date, but during normal business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense, and at Purchaser’s and its agents’ sole risk, to inspect the applicable Properties, provided, however, Purchaser shall not be entitled to conduct Physical Testing or any Phase I Assessments, as said terms are hereinafter defined, without the approval of Seller, which approval shall not be unreasonably withheld, and further provided that prior to Purchaser entering the Properties, Purchaser shall deliver to Seller evidence of Due Diligence Insurance, as hereinafter defined.  Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided that Seller does not unreasonably interfere with Purchaser’s inspection.  The provisions of this Section 5.2 shall survive Closing and/or termination of this Agreement without limitation.  Purchaser acknowledges and agrees that the Documents and investigation available to it have been sufficient to allow Purchaser to decide whether or not to enter into this Agreement and consummate the transaction contemplated hereby.

5.3                               Inspection Obligations and Indemnity.  Purchaser and its agents and representatives shall (a) not unreasonably disturb the tenants of the Improvements or interfere with their use of the Real Property pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Real Property; (c) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (d) promptly repair any damage to any part of the Properties or any personal property owned or held by any tenant caused by Purchaser’s inspection of the Properties; (e) promptly pay when due the costs of all tests, investigations and examinations done by Purchaser with regard to the Properties; (f) not permit any liens to attach to the Properties as a result of Purchaser’s inspection of the Properties; (g) restore the Improvements and the surface of the Real Property to the condition in which the same was found before any such inspection or tests were undertaken by Purchaser; and (h) except to the extent required by law, not reveal or disclose any information obtained pursuant to its inspections of the Properties to anyone other than

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the following persons or entities (each a “Purchaser Party/Representative”): (x) Purchaser’s prospective lenders, members, managers, partners or other co-venturers or investors, in connection with the proposed purchase of the Properties and their respective representatives; and (y) Purchaser’s directors, officers, partners, members, managers, affiliates, shareholders, employees, legal counsel, accountants, engineers, architects, financial advisors and similar professionals and consultants to the extent Purchaser deems it necessary or appropriate in connection with its evaluation of the Properties.  Purchaser shall, and does hereby agree to indemnify, defend and hold Seller, its partners, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including, but not limited to, attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Properties in the exercise of the inspections of Purchaser prior to the Effective Date, including, without limitation, claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use of or damage to its premises or property in connection with Purchaser’s review of the Properties.  This Section 5.3 shall survive the Closing and/or any termination of this Agreement without limitation. Purchaser acknowledges and agrees that the Documents and investigation available to it have been sufficient to allow Purchaser to decide whether or not to enter into this Agreement and consummate the transaction contemplated hereby.

ARTICLE VI

Title and Survey Matters

6.1                               Title.  Purchaser acknowledges that, prior to the Effective Date, Seller has delivered to Purchaser, with respect to each Property, a title insurance commitment or a prior title insurance policy (a “Commitment”), together with a copy of all underlying documents referenced therein (collectively, the “Title Documents”).  Except as hereinafter provided, Purchaser and Seller hereby agree that (i) all Taxes that are not due and payable prior to Closing, (ii) the rights of the tenants under the Leases and Approved New Leases (as defined in Section 9.3 of this Agreement), as parties in possession only, (iii) all matters created by or on behalf of Purchaser and (iv) the exceptions to title identified on Exhibits G-1 through G-11, respectively, shall constitute “ Permitted Exceptions”.  Notwithstanding anything to the contrary contained herein, Seller shall be obligated to cause all of the following resulting from the act or omission of, or caused by, Seller or grantor under the Deeds to be fully satisfied, released and discharged of record or insured or bonded over on or prior to the Closing Date:  all mortgages, deeds of trust and monetary liens [including liens for delinquent taxes, mechanics’ liens and judgment liens] affecting the Properties and all indebtedness secured thereby.

6.2                               Survey.  Purchaser acknowledges receipt of Seller’s existing surveys (“Initial Surveys”) for each of the Properties.  Seller has ordered a current ALTA/ACSM survey for each Property to be certified to Purchaser, as well as any affiliates and lender designated by Purchaser to Seller at least thirty (30) days prior to Closing and Title Company (collectively, the “Surveys”) and shall deliver a copy of the Surveys to Purchaser promptly upon receipt thereof but in all events prior to Closing.  The surveyors shall certify the Surveys in accordance with the form of certification attached hereto as Exhibit Q.

ARTICLE VII

Representations and Warranties of the Seller

7.1                               Seller’s Representations.  Seller represents and warrants that the following matters are true and correct as of the Effective Date:

7.1.1                        Authority.  Seller is a real estate investment trust, duly organized, validly existing and in good standing under the laws of the State of Maryland.  This Agreement has

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been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and does not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject.  All documents to be executed by Seller or Seller Affiliates which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Seller or Seller Affiliates, as the case may be, (ii) be legal, valid and binding obligations of Seller or Seller Affiliates, as the case may be, and (iii) not violate any provision of any agreement or judicial order to which Seller or Seller Affiliates, as the case may be is a party or to which Seller or Seller Affiliates, as the case may be, is subject.

7.1.2                        Bankruptcy or Debt of Seller.  Neither Seller nor any Seller Affiliates has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Neither Seller nor any Seller Affiliates has received any written notice of (a) the filing of an involuntary petition by Seller’s creditors or the creditors of Seller Affiliates, (b) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets or the assets of Seller Affiliates, or (c) the attachment or other judicial seizure of all, or substantially all, of Seller’s assets or the assets of Seller Affiliates.

7.1.3                        Foreign Person.  Neither Seller nor any of the Seller Affiliates is a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code (“Code”), and Seller agrees to execute and cause the Seller Affiliates to execute any and all documents necessary or required by the Internal Revenue Service or Purchaser in connection with such declaration(s).

7.1.4                        No Violation of Laws.  Except as set forth on Schedule 7.1.4, to Seller’s knowledge, neither Seller nor Seller Affiliates have received any currently effective written notice from a governmental authority that the Properties violate any applicable ordinance of the city or village in which the Properties are located.

7.1.5                        Eminent Domain.  Except as set forth on Schedule 7.1.5, to Seller’s knowledge, neither Seller nor Seller Affiliates have received any currently effective written notice of an eminent domain or condemnation of the Land or Improvements relating to the Properties.

7.1.6                        Hazardous Materials.  Except as set forth on Schedule 7.1.6, to Seller’s knowledge, except as set forth in any environmental report provided by Seller to Purchaser, or as referenced or referred to in Section 17.23, (i) neither Seller nor Seller Affiliates have received any uncured written notice from the United States Environmental Protection Agency or the Illinois Environmental Protection Agency (or any Indiana or Wisconsin agency comparable to the Illinois Environmental Protection Agency) alleging that the Properties are in violation of any applicable Environmental Laws or contain any Hazardous Materials, (ii) since the date of the most recent environmental report, there have been no Hazardous Materials installed or stored in or otherwise existing at, on, in or under the Properties in violation of applicable Environmental Laws, and (iii) Seller has acted in the manner that a commercially prudent property owner would act with respect to any written recommendations made by Seller’s environmental consultants.  “Hazardous Materials” shall mean any hazardous, toxic waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, or any other federal, state or local laws, ordinances, rules, regulations or policies governing use, storage, treatment,

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transportation, manufacture, refinement, handling, production or disposal of such materials (collectively, “Environmental Laws”).

7.1.7                        Litigation.  Except as set forth on Schedule 7.1.7, to Seller’s knowledge, (i) neither Seller nor Seller’s Affiliates have received any currently effective written notice of any pending litigation affecting the Properties, and (ii) there is no action, suit or proceeding threatened before or by any judicial, administrative or union body, any arbitrator or any governmental authority, against or affecting the Properties.

7.1.8                        Leases.  Except as set forth on Schedule 7.1.8, (i) the Rent Roll delivered to Purchaser by Seller lists all of the Leases affecting the Properties owned by Seller or Seller’s Affiliates, (ii) the Leases affecting the Properties delivered to Purchaser by Seller are true, correct and complete copies of the Leases provided to or entered into by Seller or Seller’s Affiliates relating to the Properties, and (iii) to Seller’s knowledge, no tenant has commenced any action or given any written notice to Seller or any Seller Affiliate for the purpose of terminating its lease in whole or in part, whether by exercise of an express termination right in its lease or otherwise.

7.1.9                        Contracts.  Except as set forth on Schedule 7.1.9, to Seller’s knowledge, Seller has delivered to Purchaser complete copies of each Contract provided to or entered into by Seller or Seller Affiliate relating to the Properties.

7.1.10                  Defaults.  Except as set forth on Schedule 7.1.10, or any other exhibit to this Agreement, (i) no notice of default has been given by Seller or Seller Affiliates to any tenant or received by Seller from any tenant under any Lease relating to the Properties which remains uncured and (ii) no base or additional rent due under any Lease relating to the Properties is more than thirty (30) days past due.

7.1.11                  Operating Statements.  To Seller’s knowledge, the operating statements relating to the Properties delivered by Seller to Purchaser in accordance with Section 5.1 hereof are true and correct in all material respects and no material adverse change has occurred since the respective dates thereof.

7.1.12                  Bulk Sale Act. The provisions of Section 9.02(d) of the Illinois Income Tax Act and the applicable provisions of the Retailer’s Occupation Tax Act do not apply to this transaction.

7.1.13                  REIT REP The Properties consist solely of land, buildings, and other structural components thereof, and other assets described in Section 856(c)(4)(A) of the Code.  The total gross revenues generated by the Properties between January 1, 2003 and the Closing Date has consisted and will consist solely of income from rents from real property and other revenue which constitute qualifying income under Section 856(c)(3) of the Code (“Qualifying Income”), and based on historical experience, Seller believes that the gross revenues generated by the Properties after the Closing Date will consist solely of Qualifying Income.

Seller shall remake all representations and warranties as of the date of the Closing; provided, however, at the time such warranties and representations are remade, Seller shall provide Purchaser with updates of the Schedules referred to in the representations and warranties set forth above and an updated operating statement.  Purchaser acknowledges and agrees that the representations and warranties that are made as of the Closing Date shall refer to the updated Schedules and operating statements.

7.2                               Intentionally Deleted.

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7.3                               Knowledge.  For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to the best of Seller’s knowledge”, “to the actual knowledge of Seller” or “to the knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the current, actual knowledge only, and not any implied, imputed or constructive knowledge of Michael M. Mullen and James N. Clewlow, after consultation with the property managers of each Property owned by Seller (collectively, the “Seller Property Managers”).  Except for the obligation to consult with the Seller Property Managers, neither Michael M. Mullen nor James N. Clewlow shall be obligated to conduct any independent investigation, and no implied duty to investigate shall be imputed.  Nothing contained in this Agreement shall be deemed to impose any personal liability of any kind on any person named in Section 7.3.

For purposes of this Agreement, and any document delivered at Closing, whenever the phrase “to the best of Purchaser’s knowledge”, “to the actual knowledge of Purchaser” or “to the knowledge of Purchaser” or words of similar import are used, they shall be deemed to refer to the current, actual knowledge only, and not any implied, imputed or constructive knowledge, of Andrew Martin and Ben Hindmarsh; provided, however, that nothing in this Agreement shall be deemed to create or impose any personal liability of any kind on Andrew Martin or Ben Hindmarsh.

7.4                               Change in Representation/Waiver.  Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to rely on any representation or warranty made by Seller in this Article VII to the extent, prior to or at Closing, Purchaser shall have or obtain actual knowledge of any information that was contradictory to such representation or warranty; provided, however, if Purchaser determines prior to Closing that there is a breach of any of the representations and warranties made by Seller above, then Purchaser may, at its option, by sending to Seller written notice of its election either (i) exercise its rights under Section 9.9 below if applicable, (ii) waive such breach and/or conditions and proceed to Closing with no adjustment in the Purchase Price and in such event Seller shall have no further liability as to such matter thereafter, or (iii) as its sole remedy, terminate this Agreement in its entirety in the event of any untruth or inaccuracy of (x) the representations or warranties set forth in Sections 7.1.1, 7.1.2 or 7.1.3, or (y) the representations and warranties set forth in the other sections of Article VII, but only if such representations and warranties were not true or were inaccurate on the Effective Date and such untruth or inaccuracy is “Material” (defined below). The term “Material” as used in this Section 7.4 shall mean a liability or loss reasonably anticipated to arise out of an untruth or inaccuracy of the representations or warranties set forth in Article VII which (i) exceeds $500,000.00 for each affected Property, or (ii) results from fraud or willful misconduct on the part of Seller.  In the event that Purchaser elects to terminate this Agreement, the parties shall have no liability to each other hereunder and the Deposit shall be returned to Purchaser and the Seller Letter of Credit shall be returned to Seller.  Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Purchaser, to the extent that, prior to the Closing, Purchaser discovers or learns of information (from whatever source, including, without limitation the property manager, the tenant estoppel certificates or the Seller’s Estoppel Certificates delivered pursuant to Section 10.1.1 below, as a result of Purchaser’s due diligence tests, investigations and inspections of the Property, or disclosure by Seller or Seller’s agents and employees) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

7.5                               Post Closing Rights.  Following Closing, Purchaser will have the right to bring any action against Seller as a result of any untruth or inaccuracy of representations and warranties made herein if (i) such untruth or inaccuracy is “Material,” and (ii) prior to Closing Purchaser did not discover or learn information (from whatever source) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect.  The term “Material” as used in this Section 7.5 shall mean a liability or loss reasonably anticipated to arise out

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of an untruth or inaccuracy of the representations or warranties set forth in Article VII which results from fraud or willful misconduct on the part of Seller or exceeds $500,000 for each such affected Property, it being understood that the foregoing limitation is a threshold which must be exceeded, but that once such threshold has been exceeded, any post closing claim may be pursued for its full value.  In addition, in no event will Seller’s liability for all such breaches relating to a specific Property, exceed, in the aggregate, the allocated Purchase Price of the Property in question, calculated in accordance with Schedule 9.8.

7.6                               Survival.  The express representations and warranties made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of representations and warranties set forth in Sections other than Sections 7.1.1, 7.1.2 and 7.1.3 shall be commenced, if at all, on or before the date which is twelve (12) months after the date of a Closing and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect as to the applicable Closing.

ARTICLE VIII

Representations and Warranties of Purchaser

8.1                               Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date.

8.1.1                        Authority.  Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.  All documents to be executed by Purchaser which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Purchaser, (ii) be legal, valid and binding obligations of Purchaser, and (iii) not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

8.1.2                        Bankruptcy or Debt of Purchaser.  Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Purchaser has received no written notice of (a) the filing of an involuntary petition by Purchaser’s creditors, (b) the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, or (c) the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets.

8.1.3                        No Financing Contingency.  It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency, and no financing for this transaction shall be provided by Seller.

8.2                               Purchaser’s Acknowledgment.  Purchaser acknowledges and agrees that, except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any and all representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, including, but not limited to those representations, warranties, promises, covenants, agreement and guaranties of, as to, concerning or with respect to (a) the nature, quality or condition of the Properties, including, without limitation, the water, soil and geology, (b) the income to be derived from the Properties, (c) the suitability of the Properties for any and all activities and uses which Purchaser may conduct thereon, (d) the compliance of or by the Properties or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including,

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without limitation, the Americans with Disabilities Act and any rules and regulations promulgated thereunder or in connection therewith, (e) the habitability, merchantability or fitness for a particular purpose of the Properties, or (f) any other matter with respect to the Properties, and specifically that except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Properties, of any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and applicable state laws, and regulations promulgated thereunder.  Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement, having been given the opportunity to inspect the Properties, Purchaser is relying solely on its own investigation of the Properties and not on any information provided or to be provided by Seller.  Purchaser further acknowledges and agrees that subject to the representations and warranties of Seller as provided herein and in any other document executed at Closing, any information provided or to be provided with respect to the Properties was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information.  Purchaser further acknowledges and agrees that, as a material inducement to the execution and delivery of this Agreement by Seller, subject to the representations and warranties of Seller provided herein and in any other document executed at Closing, the sale of the Properties as provided for herein is made on an “AS IS, WHERE IS” CONDITION AND BASIS “WITH ALL FAULTS.”  Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this acknowledgment as part of the negotiations for the transaction contemplated by this Agreement; that Purchaser is represented by legal counsel in connection with this transaction.

8.3                               Purchaser’s Release.  Effective as of the date of the Closing, Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment manager, property manager, the partners, trustees, shareholders, beneficiaries, directors, officers, employees, attorneys and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, causes of action, fines, liens, judgments, costs and expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Properties, except, subject to Section 7.5 hereof, such as arises out of (i) a breach of any of the representations and warranties of Seller set forth in Article VII and (ii) any of the provisions of this Agreement that survive Closing pursuant to the provisions of Section 17.12 below.  The terms and provisions of this Section 8.3 shall survive Closing and/or termination of this Agreement without limitation.

8.4                               Survival.  The express representations and warranties made in this Agreement by Purchaser shall not merge into any instrument of conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of all such representations and warranties shall be commenced, if at all, on or before the date which is twelve (12) months after the date of the Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect as to the applicable Closing.

ARTICLE IX

Seller’s Interim Operating Covenants/Seller’s and Purchaser’s Covenants

9.1                               Operations.  Seller agrees to continue to operate, manage and maintain the Improvements through the Closing Date in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Article XII of this Agreement.  As of, and at all times after the Effective Date until Closing, Seller shall

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name Purchaser as an additional insured on all liability insurance policies maintained by Seller relating to the Properties.

9.2                               No Sales.  Except for the execution of tenant Leases pursuant to Section 9.3, Seller agrees that it shall not convey any interest in the Properties to any third party.

9.3                               Tenant Leases.  From and after the Effective Date, Seller shall not (i) grant any consent or waive any material rights under the Leases, (ii) terminate any Lease, or (iii) enter into a new lease, modify an existing Lease or renew, extend or expand an existing Lease in any material respect without the prior written approval of Purchaser (an “Approved New Lease”), which in each case shall not be unreasonably withheld, conditioned or delayed.  Any Approved New Lease shall meet all of the following parameters: (i) such proposed lease has an initial term (excluding any options to extend such term) of not less than three (3) years and not more than ten (10) years; (ii) such proposed lease has no free-rent period extending beyond the term of the Master Lease (defined below); (iii) such proposed lease has no above-market obligation of Purchaser to provide or fund any tenant improvements; (iv) such proposed lease provides for base rent payable at a rate per month that is never less than 95% of the base rent per month required to be paid for such space under the Master Lease; (v) leasing commissions for such proposed lease do not exceed market rates; (vi) such proposed lease does not require the landlord thereunder, and will not result in an obligation for the landlord thereunder to alter or improve or pay for the altering or improving of the building (other than tenant improvements as limited by clause (iii) above and responsibility for repairing and replacing the roof and structure, but excluding the obligation for internal wall changes); (vii) such lease shall be on the form customarily used by Seller with such revisions which Seller approves using its judgment as a commercially prudent landlord; (viii) the creditworthiness of the tenant and intended use of the premises by the tenant shall be consistent with Seller’s historical and customary requirements as a commercially prudent landlord; and (ix) the income to be generated from the proposed lease shall constitute qualifying income under Section 856(c)(3) of the Code.  Additionally, the parties expressly agree that it shall not be deemed unreasonable for Purchaser to withhold, condition or delay its consent to any Approved New Lease that includes above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs that Purchaser would be obligated to pay or incur; provided, however, in such event, Purchaser and Seller agree to negotiate in good faith to agree upon such tenant improvement costs, leasing commission and other leasing costs to render such Approved New Lease and the terms thereof acceptable to Purchaser.  Any lease proposed by Seller, which satisfies the criteria set forth in this Section 9.3 and would otherwise be reasonably acceptable to Purchaser, but for the fact that such lease includes above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs, may, nonetheless, be approved and executed by Seller, in its sole and absolute discretion, and in such event such proposed lease shall be deemed an Approved New Lease, provided that Seller pays all such above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs.  Purchaser’s failure to respond within five (5) Business Days after receipt of a request for approval, together with a copy of the proposed Approved New Lease or letter of intent to lease and credit information on the proposed replacement tenant or tenants, shall be deemed approval by Purchaser. Seller shall pay the portion of the tenant improvement costs, leasing commissions and other usual and customary leasing costs with respect to any Approved New Lease, allocated on a prorata basis over the term of the Approved New Lease with respect to the portion of the term of the Approved New Lease prior to a Closing and Purchaser shall pay the portion of the tenant improvement costs, lease commissions and other usual and customary leasing costs with respect to an Approved New Lease, allocated on a prorata basis over the term of the Approved New Lease with respect to the portion of the term of the Approved New Lease after the Closing.

9.4.                            Planned Expenditures.  Seller shall effect and complete the planned expenditures for nominated work and items in accordance with the description and budget set forth on Exhibit R attached hereto as a prudent manager/owner in consultation with Purchaser, and to Purchaser’s

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commercially reasonable satisfaction; in the event that upon completion of such work and items,  the total cost of such work is less than the total budget allocated for same, Seller shall be entitled to retain all such unexpended amounts.  In the event that Exhibit R reflects that certain work is to be performed after Closing, the obligations of Seller under this Section 9.4 with respect to that work shall survive Closing.

9.5                               Master Lease.  At the Closing, Seller and Purchaser shall execute and deliver to each other a master lease (“Master Lease”) in the form of Exhibit H attached hereto.

9.6                               Management Agreement.  At the Closing, Seller and Purchaser shall execute an Amendment to the Property Management Agreement between Purchaser and CenterPoint Properties Trust adding the Properties to the definition of “Properties” under such Management Agreement.  Seller shall terminate any existing property management agreements pertaining to the Properties as of the Closing Date.

9.7                               Intentionally Deleted.

9.8                               Transfer Tax Declaration Allocation.  Purchaser and Seller agree that the Purchase Price shall be allocated amongst the Properties as set forth on Schedule 9.8 for the purpose of completing real estate transfer declarations to be executed by Seller and Purchaser at Closing (the “Transfer Tax Declaration Allocation”).

9.9                               Substitution of Properties

9.9.1                        In the event of the occurrence of a Substitution Event (defined below) prior to Closing, Purchaser may, at its option, by written notice to Seller (“Event Notice”) within ten (10) days after the date on which Purchaser is given or obtains actual knowledge of the occurrence of a Substitution Event, elect to either (i) ignore the Substitution Event and proceed to Closing with no adjustment in the Purchase Price, or (ii) request that Seller offer a Substitute Property or Substitute Properties (both as hereinafter defined) to Purchaser valued in the aggregate amount of the Purchase Price allocated to the Property or Properties (“Removed Property” or “Removed Properties”) subject to the Substitution Event.

In the event that Purchaser elects under (ii) above to have Seller provide a Substitute Property or Substitute Properties, Seller, if it chooses to do so, in its sole and absolute discretion, shall have a period of thirty (30) days from the date of Purchaser’s Event Notice to correct the condition giving rise to the Substitution Event, and further, provided, however, if such condition is of a nature which is not capable of cure within said thirty (30) day period and Seller has commenced to cure within such thirty (30) day period, then Seller shall have such reasonable period of time from and after the date of Purchaser’s Event Notice to correct the condition giving rise to the Substitution Event.  In the event Purchaser exercises its rights under (ii) above, and Seller elects to and cures the condition giving rise to the Substitution Event prior to the time that the Closing with respect to the Substitute Property occurs, the Scheduled Closing Date for the Removed Property shall be extended to the fifteenth (15th) day after the condition giving rise to the Substitution Event has been cured.

In the event that Purchaser fails to elect (i) or (ii) above within ten (10) days after Purchaser is given or obtains actual knowledge of a Substitution Event, Purchaser shall be deemed to have elected to waive such condition and proceed to Closing on the Closing Date with no adjustment in the Purchase Price.  In the event that within said ten (10) day period Purchaser elects its rights under (ii) above and Seller elects not to cure or elects to cure the condition but fails to do so within the time period set forth above, Seller shall use reasonable

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efforts to provide a Substitute Property or Substitute Properties as described in Section 9.9.2.  Notwithstanding any other term or condition contained herein, (i) in no event shall the Closing with respect to the Properties which are not subject to a Substitution Event be delayed, and (ii) in the event of the occurrence of a Substitution Event, Seller shall not be in default under this Agreement, Seller shall not be liable for damages and Purchaser’s sole right and remedy shall be to exercise its rights under this Section 9.9.1.

The term “Substitution Event” shall mean any one or more of the following: (i) written notice to Purchaser that a tenant under its lease (“Right of First Refusal Lease”)  has exercised a right of first refusal, right of first offer or option to purchase a Property prior to Closing pursuant to the existing terms of its lease, (ii) the taking of one hundred percent (100%) of a Property by condemnation or eminent domain or (iii) any one or more of the following, to the extent the existence of the condition hereinafter described has a “Material Adverse Effect” on the use, value or marketability of the applicable Property: (a) the existence of a title exception other than a Permitted Exception on an Owner’s Policy to be issued by the Title Company at the time of the Closing; provided, however that Seller shall, at Seller’s expense, use reasonable efforts to obtain a title insurance endorsement to the Owner’s Policy (defined below) insuring over any unpermitted title exception, (b) the existence of a difference on a Survey not reflected on the Initial Surveys; (c) if Purchaser has not been provided with a copy of a zoning endorsement issued by the Title Company with respect to any Properties (whether in favor of Seller or Purchaser) prior to the Effective Date and it is determined that the present use of the Property is not permitted under the zoning ordinance in effect on the Effective Date; (d) the physical or environmental condition of the Properties are not the same as on the Effective Date, ordinary wear and tear and damage by casualty excepted, provided, however, that under this subsection (d) it shall not be a Substitution Event if a tenant of the Property is responsible under its lease for maintaining, repairing or restoring the physical or environmental condition in question; and (e) the existence of a breach of a warranty or representation made by Seller under Sections 7.1.4, 7.1.6, 7.1.7 and 7.1.9 of this Agreement (or any change in the schedules thereto).  The term “Material Adverse Effect” as used herein shall mean that a liability or loss reasonably anticipated to arise out of the condition under (a) Sections 9.9.1(iii)(a) or (b) which exceeds $150,000.00 for the affected Property, or (b) under Sections 9.9.1iii(c), (d) or (e) which exceeds seven and one-half percent (7.5%) of the Purchase Price for the affected Property.

9.9.2                        In the event of the occurrence of a Substitution Event (and notwithstanding any election by Seller to attempt to cure the condition giving rise to the Substitution Event), Seller shall use reasonable efforts to substitute another Property or Properties owned by Seller that the parties mutually agree in their reasonable opinion is comparable (individually, a “Substitute Property” and collectively, the “Substitute Properties”).  Seller shall use reasonable efforts to identify a Substitute Property within thirty (30) days after receipt of an Event Notice.  Commencing on the date that Purchaser receives a notice from Seller identifying a Substitute Property or Substitute Properties to replace a Removed Property or Removed Properties (“Substitution of Assets Notice”), and continuing until 5:00 p.m. Central time on the thirtieth (30th) day thereafter (“Substitute Properties Feasibility Period”), Purchaser and its agents shall have the right to conduct inspections and tests of the Substitute Properties in the manner hereby provided in Section 9.9.5 and subject to the provisions as provided in Section 9.9.6.  In the event that Purchaser approves all of the Substitute Properties prior to the expiration of the Substitute Properties Feasibility Period, all of the Substitute Properties shall be subject to this Agreement, and the Purchase Price shall be adjusted as provided below in Section 9.9.3.  In the event that Purchaser does not approve one or more of the Substitute Properties prior to the expiration of the Substitute Properties Feasibility Period, the Substitute Property or Properties not approved by Purchaser and the Removed Property or Removed Properties shall not be subject to this Agreement, and the Purchase Price shall be reduced by the value of the Removed Property

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or Removed Properties, as the case may be, as set forth on Schedule 9.8.  All Substitute Properties approved by Purchaser shall be deemed to be Properties subject to this Agreement, except that all warranties and representations shall be modified to reflect the circumstances relating to the Substitute Properties.  Within fifteen (15) days after the Substitution of Assets Notice, Seller shall deliver Schedules similar to those attached hereto as Schedules 7.1.4, 7.1.5, 7.1.6, 7.1.7, 7.1.8, 7.1.9 and 7.1.10, with respect to the Substitute Properties.

9.9.3                        For the purposes of this Section 9.9, the purchase price for a Removed Property shall be based on Schedule 9.8 attached hereto, and the purchase price for a Substitute Property shall be calculated using a capitalization rate equal to the capitalization rate that was used to determine the Purchase Price of the Removed Property and the annual net rent of the Substitute Property, without deductions (“Substitute Property Purchase Price”).  In the event that the Seller delivers the Substitution of Assets Notice to Purchaser within the time frame set forth above, the Closing of all Properties not subject to the Substitution of Assets Notice shall take place on the date of the Scheduled Closing Date.  Subject to the right of Purchaser to disapprove one or more of the Substitute Properties during the Substitute Properties Feasibility Period, and further subject to the provisions of Section 4.1 above, the Closing with respect to each Substitute Property shall take place on the thirtieth (30th) day following the expiration of the applicable Substitute Property Feasibility Period.

9.9.4                        Seller shall deliver to Purchaser copies of all notices sent by Seller to tenants under Right of First Refusal Leases as required under the Right of First Refusal Leases, and shall notify Purchaser promptly if it receives a notice from an Exercising Tenant.

9.9.5                        During the Substitute Properties Feasibility Period, Purchaser and its agents shall have the right during business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense and at Purchaser’s and its agents’ sole risk, to perform inspections and tests of the Substitute Properties and to perform such other analyses, inquiries and investigations as Purchaser shall deem reasonably necessary or appropriate; provided, however, that in no event shall (i) such inspections or tests unreasonably disrupt or disturb the on-going operation of the Substitute Properties or the rights of the tenants at the Substitute Properties, or (ii) Purchaser or its agents or representatives conduct any physical testing, drilling, boring, sampling or removal of, on or through the surface of the Substitute Properties (or any part or portion thereof) including, without limitation, any ground borings or invasive testing of the Improvements (collectively, “Physical Testing”), without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion.  Seller acknowledges and agrees that the performance of a phase I environmental assessment on behalf of Purchaser (“Phase I Assessments”) shall not be considered Physical Testing for purposes hereof and shall be permitted without Purchaser obtaining the consent of Seller.  In the event Purchaser desires to conduct any such Physical Testing of a Substitute Property, then Purchaser shall submit to Seller, for Seller’s approval, a written detailed description of the scope and extent of the proposed Physical Testing, which approval may be given or withheld in Seller’s sole and absolute discretion.  In no event shall Seller be obligated as a condition of this transaction to perform or pay for any environmental remediation of the Substitute Properties recommended by any such Physical Testing.  After making such tests and inspections, Purchaser agrees to promptly restore the Substitute Properties to their condition prior to such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement).  In addition to the rights available to the Purchaser during the Substitute Properties Feasibility Period, as set forth above, Purchaser and its agents shall have access to the Substitute Properties prior to the Closing Date, but during normal business hours (with reasonable advance notice to Seller and

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subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense, and at Purchaser’s and its agents’ sole risk, to inspect the applicable Substitute Properties; provided, however, Purchaser shall not be entitled to conduct any Physical Testing or any Phase I Assessment after the expiration of the Substitute Properties Feasibility Period.  Prior to Purchaser entering the Substitute Properties to conduct the inspections and tests described above, including, but not limited to, the Phase I Assessments, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its agents and contractors to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage:  general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of Five Million and No/100 Dollars ($5,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and tests (“Due Diligence Insurance”).  Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided Seller or its agents do not unreasonably interfere with Purchaser’s inspection.

9.9.6                        Purchaser and its agents and representatives shall:  (a) not unreasonably disturb the tenants of the Substitute Properties or interfere with their use of the Substitute Properties pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Substitute Properties; (c) not damage any part of the Substitute Properties or any personal property owned or held by any tenant; (d) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (e) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Substitute Properties; (f) not permit any liens to attach to the Substitute Properties by reason of the exercise of its rights hereunder; (g) restore the Improvements and the surface of the Substitute Properties to the condition in which the same was found before any such inspection or tests were undertaken; and (h) except to the extent required by applicable laws, not reveal or disclose any information obtained pursuant to its right to evaluate set forth in Section 9.9.5 above concerning the Substitute Properties to anyone other than a Purchaser Party/Representative.  Purchaser shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting its inspection of the Substitute Properties, the Purchaser’s Phase I Assessments and the Physical Testing.  Purchaser shall, and does hereby agree to indemnify, defend and hold the Seller, its partners, members, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including but not limited to attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Substitute Properties in the exercise of the inspection right granted pursuant to Section 9.9.5, including, without limitation, (i) claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use or damage to its premises or property in connection with Purchaser’s review of the Substitute Properties, and (ii) Purchaser’s obligations pursuant to this Section 9.9.6.  This Section 9.9.6 shall survive the Closing of the Substitute Properties and/or any termination of this Agreement without limitation.

9.9.7                        With respect to the Substitute Properties, Seller shall deliver to Purchaser or make available at the applicable Substitute Property or Seller’s office in Oak Brook, Illinois, at Seller’s option, the following: operating statements, leases, reports relating to the physical and/or environmental condition of the applicable Substitute Properties, a statement of the

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estimated value of the applicable Substitute Properties from an independent industrial real estate broker with at least ten (10) years experience in the marketplace (which value shall not be binding on Seller or Purchaser), rent rolls and revenue and expense statements, Seller and Purchaser shall use reasonable efforts to agree upon the format and scope of such materials, but agree that the format and scope shall be similar to the materials typically provided by Seller to Purchaser in connection with the sale of the Properties in accordance with Section 5.1 hereof (the “Substitute Property Documents”); provided, however, that except for the representations and warranties made in Article VII hereof, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such Substitute Properties Documents.  Except with respect to claims arising out of a breach by Seller of a representation or warranty made in Article VII hereof, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials.  Notwithstanding anything contained in the preceding sentence, Seller shall not deliver or make available to Purchaser Seller’s internal memoranda, attorney-client privileged materials, internal appraisals and economic evaluations of the Substitute Properties, and reports regarding the Substitute Properties prepared by Seller or its affiliates solely for internal use or for the information of the investors in Seller.  Purchaser acknowledges that any and all of the Substitute Properties Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Substitute Properties.  Purchaser agrees not to disclose such non-public documents, or any of the provisions, terms or conditions thereof, to any party other than a Purchaser Party/Representative.  Purchaser shall return all of the Substitute Properties Documents, on or before three (3) Business Days after the first to occur of (a) such time as Purchaser notifies Seller in writing that it shall not acquire the Substitute Properties, or (b) such time as this Agreement is terminated for any reason.  This Section 9.9.7 shall survive any termination of this Agreement without limitation.

9.9.8                        Purchaser hereby acknowledges that it will have been given, prior to the termination of the Substitute Properties Feasibility Period, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Substitute Properties.  Purchaser will be relying upon its own independent examination of the Substitute Properties and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Substitute Properties.  Except as may be provided in Article VII hereof, Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser relating to the Substitute Properties.  The provisions of this Section 9.9.8 shall survive Closing and/or termination of this Agreement without limitation.

9.10                        Contracts.  Seller shall not, with respect to a Contract that will survive Closing, from and after the Effective Date, terminate an existing Contract, enter into a new Contract or modify an existing Contract without the prior written approval of Purchaser, which consent in each case shall not be unreasonably conditioned, withheld or delayed and which shall be deemed granted if Purchaser fails to respond to a request for approval within five (5) Business Days after receipt of the request therefor together with a summary of the terms of the Contract (an “Approved New Contract”).  Schedule 9.10 attached hereto contains a list of Contracts for the Properties that Purchaser will assume as of the Closing, and a list of Contracts for the Properties that Purchaser is requesting Seller to terminate as of the Closing (the “Unassumed Contracts”).  Provided that the

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Closing occurs hereunder, Seller shall terminate such applicable Unassumed Contracts effective as of the Closing Date and deliver evidence at such Closing of such termination.

9.11                        Intentionally Deleted.

9.12                        REA Estoppels.  Attached hereto as Schedule 9.12 is a list of REA and other Property-related estoppels that Purchaser would like to obtain prior to Closing (collectively, the “REA Estoppels”).  Purchaser shall prepare and deliver to Seller REA Estoppel Certificates for each of the REA Estoppels (the “REA Estoppel Certificates”), and Seller shall send out the REA Estoppel Certificates for execution prior to the Closing Date, it being understood that obtaining the REA Estoppel Certificates shall not be a condition to Purchaser’s obligation to close.

ARTICLE X

Closing Conditions

10.1                        Conditions to Obligations of Purchaser.  The obligations of Purchaser under this Agreement to purchase the Properties and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Scheduled Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing.

10.1.1                  Tenant Estoppels.  Purchaser shall have received tenant estoppel certificates dated not more than thirty (30) days prior to the Closing from seventy-five percent (75%) of the occupied square footage in the Properties.  Seller agrees to deliver to each tenant a tenant estoppel certificate substantially in the form attached hereto as Exhibit K.  Notwithstanding the foregoing, in the event that a Lease requires a different form of estoppel certificate or requires specific provisions, Purchaser shall be required to accept a tenant estoppel certificate that is substantially in the form required by said Lease or substantially in the form of Exhibit K as modified to comply with the specific provisions required by said Lease.  Additionally, Purchaser acknowledges that while the statements set forth in paragraphs 8 and 9 of Exhibit K are not qualified to the knowledge or best knowledge of the tenant, Purchaser shall be required to accept any tenant estoppel certificate that has been qualified to the knowledge or best knowledge of the tenant with respect to said paragraphs.  Notwithstanding the foregoing, at Seller’s sole option, Seller may (i) extend the Scheduled Closing Date solely with respect to up to five (5) of the Properties for up to an additional thirty (30) days in order to satisfy the foregoing requirement for such Properties, in which event Seller shall deliver notice of such extension with respect to such Properties to Purchaser prior to the Scheduled Closing Date (and the Closing shall proceed as scheduled with respect to all other Properties), and/or (ii) provide its own estoppel (“Seller’s Estoppel”) in the form attached as Exhibit L to Purchaser in satisfaction of the foregoing requirements with respect to not more than twenty-five percent (25%) of the occupied square footage of the Properties.  In the event that Seller has not complied with the provisions of this Section 10.1.1, Purchaser may (i) elect to consummate the Closing, or (ii) notify Seller of its intent to terminate this Agreement by written notice (the “Tenant Estoppel Termination Notice”) on or before the Scheduled Closing Date.  In the event that, after the Closing, Seller delivers to Purchaser a tenant estoppel certificate from a tenant for whom Seller executed a Seller’s Estoppel at the Closing and such tenant estoppel certificate contains no information which is contradictory to or inconsistent with the information contained in the Seller’s Estoppel, then Seller thereafter shall be released from all liability relating to Seller’s Estoppel with respect to such tenant’s Lease.  In no event shall Seller be obligated to deliver updates to the tenant estoppel certificate or Seller’s Estoppel.

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10.1.2                  Title Policy.  The Title Company shall be prepared to issue to Purchaser on the Closing Date an extended coverage ALTA Form B policy of title insurance, amended October 17, 1970 (the “Owner’s Policy”), or equivalent form Owner’s Policy acceptable to Purchaser, with respect to each Property in the Properties, in the face amount of the applicable Purchase Price attributable to such Property, and dated as of the Closing Date, indicating title to such Property is vested of record in Purchaser, subject solely to the applicable Permitted Exceptions.

10.1.3                  Possession of the Property.  Delivery by Seller of possession of the applicable Property, subject to the Permitted Exceptions and the rights of tenants under the applicable Leases and Approved New Leases.

ARTICLE XI

Closing

11.1                        Purchaser’s Closing Obligations.  Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller and the Title Company at each Closing the following, as same relates to the Properties:

11.1.1                  The applicable portion of the Purchase Price, after all adjustments are made at the Closing as herein provided, by wire transfer or other immediately available federal funds, which amount shall be received in escrow by the Title Company at or before 11:00 a.m. Central time.

11.1.2                  An assumption of a blanket conveyance and bill of sale, substantially in the form attached hereto as Exhibit M (“General Assignment”), duly executed by Purchaser, conveying and assigning to Purchaser the applicable Personal Property, Leases, Contracts, records and plans, and Intangible Property.

11.1.3                  Executed counterparts of the Master Lease and the Amendment to Management Agreement with respect to the Closing, and such other documents to be provided in accordance with Sections 9.5 and 9.6 hereof with respect to the Closing.

11.1.4                  Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, but not limited to, ALTA Statements and GAP Undertakings, if requested by the Title Company.

11.2                        Seller’s Closing Obligations.  Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser and the Title Company the following, as same relates to each of the Properties and the Properties, as the case may be:

11.2.1                  A Special warranty deed (a “Deed”) in recordable form properly executed by Seller conveying to Purchaser the Land and Improvements in fee simple, subject only to the Permitted Exceptions, substantially in the form attached hereto as Exhibit N (as modified in order to satisfy any State-specific requirements with respect to the States of Indiana and Wisconsin, if applicable).

11.2.2                  A General Assignment, duly executed by Seller, conveying and assigning to Purchaser the Personal Property, the Leases, the Contracts and the Intangible Property.

11.2.3                  Written notice to the tenant(s) (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for any

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security deposits identified in the rent roll, and (iii) indicating that rent should thereafter be paid to Purchaser, substantially in the form attached hereto as Exhibit O.

11.2.4                  A certificate substantially in the form attached hereto as Exhibit P (“Non-foreign Entity Certification”) certifying that Seller is not a “foreign person” as defined in the Code.

11.2.5                  Executed counterparts of the Master Lease and the Amendment to Management Agreement with respect to the Closing, and such other documents to be provided in accordance with Sections 9.5 and 9.6 hereof with respect to the Closing.

11.2.6                  Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, but not limited to, ALTA Statements and GAP Undertakings.

11.2.7                  Purchaser and Seller have agreed that possession (but not ownership) of all original Leases, tenant files and Contracts shall remain with Seller following Closing, in its capacity as Property Manager but that ownership of such items shall pass to Purchaser.  Any duplicate originals of Leases and Contracts in Seller’s possession or control shall be delivered to Purchaser promptly after Closing.

11.2.8                  All REA Estoppel Certificates received by Seller, if any.

11.2.9                  A certificate of Seller by which Seller reaffirms the truth and accuracy in all material respects of the representations and warranties set forth in Sections 7.1 above, subject to and setting forth any changes thereto occurring since the Effective Date.

11.2.10  Reliance letters with respect to and permitting Purchaser to rely on the most recent Phase 1 environmental reports provided by Seller to Purchaser from the consultant who prepared the applicable environmental report.

11.3                        Joint Closing Obligations.  Purchaser and Seller shall execute and deliver a closing statement for each of the Properties setting forth the applicable Purchase Price, and any and all prorations and credits between the parties, as determined pursuant to this Agreement, together with real estate transfer tax declarations as required.

ARTICLE XII

Risk of Loss

12.1                        Condemnation and Casualty.  If, prior to the Closing Date, any portion of the applicable Properties are taken by condemnation or eminent domain, or is the subject of a pending taking which has not been consummated, or is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser of such fact promptly after Seller obtains knowledge thereof.  If such condemnation or casualty is “Material” (as hereinafter defined), Purchaser shall have the option to either (i) extend the Scheduled Closing Date solely with respect to the applicable Property for a time reasonably required by Seller to repair any damage or destruction with respect to the applicable Property (and the Scheduled Closing Date shall proceed as scheduled with respect to all other Properties), or (ii) proceed to Closing in accordance with the terms of Section 12.1. If Purchaser elects to proceed to Closing, then Seller shall not be obligated to repair any damage or destruction with respect to the applicable Property, but (x) Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds or condemnation proceeds, as applicable, net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty or condemnation including any rent abatement insurance for such casualty or condemnation and (y) the parties shall

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proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price except for a credit in the amount of the applicable insurance deductible.

12.2                        Condemnation Not Material.  If the condemnation is not Material, then the Closing shall occur without abatement of the Purchase Price and, after deducting Seller’s reasonable costs and expenses incurred in collecting any award, Seller shall assign, without recourse, all awards or any rights to collect awards to Purchaser on the Closing Date.

12.3                        Casualty Not Material.  If the Casualty is not Material, then the Closing shall occur without abatement of the Purchase Price except for a credit in the amount of the applicable deductible and Seller shall not be obligated to repair such damage or destruction and Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds net of any costs of repairs completed to date and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or such casualty including any rent abatement insurance for such casualty.

12.4                        Materiality.  For purposes of this Article XII, (i) with respect to a taking by condemnation or eminent domain, the term “Material” shall mean any condemnation or taking which would materially impede access to a Property, reduce available parking at a Property below that required by applicable law or any other agreement affecting such Property, result in the termination of any Lease of more than ten percent (10%) of the space in the applicable Property, or result in a condemnation award reasonably estimated to exceed ten percent (10%) of the Purchase Price applicable to such Property; and (ii) with respect to a casualty, the term “Material” shall mean any casualty such that the cost of repair, as reasonably estimated by an engineer designated by Seller and Purchaser, is in excess of ten percent (10%) of the Purchase Price applicable to such Property.

ARTICLE XIII

Default

13.1                        Default by Seller.  IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF SELLER, WHICH DEFAULT IS NOT CURED WITHIN TWO (2) DAYS AFTER WRITTEN NOTICE FROM PURCHASER TO SELLER, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH PURCHASER MAY SUFFER.  THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT PURCHASER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE PROCEEDS OF THE SELLER LETTER OF CREDIT,  AS LIQUIDATED DAMAGES, AS PURCHASER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT.  SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAWS.  Notwithstanding the foregoing, nothing contained herein shall limit Purchaser’s remedies at law or in equity, as to the Surviving Termination Obligations.

13.2                        Default by Purchaser; Liquidated Damages.  IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF PURCHASER, WHICH DEFAULT IS NOT CURED WITHIN TWO (2) DAYS AFTER WRITTEN NOTICE FROM SELLER TO PURCHASER, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER.  THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE PROCEEDS OF THE PURCHASE LETTER OF CREDIT, AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT.  SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR

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PENALTY WITHIN THE MEANING OF APPLICABLE LAWS.  Notwithstanding the foregoing, nothing contained herein shall limit Seller’s remedies at law or in equity, as to the Surviving Termination Obligations.

ARTICLE XIV

Brokers

14.1                        Brokers.  Purchaser and Seller each represents and warrants to the other that it has not dealt with any person or entity entitled to a brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby.  Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Seller by reason of any breach or inaccuracy of the Purchaser’s ( or its nominee’s) representations and warranties contained in this Article XIV.  Seller hereby agrees to indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Purchaser by reason of any breach or inaccuracy of Seller’s representations and warranties contained in this Article XIV.  The provisions of this Article XIV shall survive the Closing and/or termination of this Agreement.

ARTICLE XV

Confidentiality

15.1                        Confidentiality.  Purchaser expressly acknowledges and agrees that the transactions contemplated by this Agreement, the Documents that are not otherwise known by or readily available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Purchaser and shall not be disclosed by Purchaser except to a Purchaser Party/Representative, and except and only to the extent that such disclosure may be necessary for its performance hereunder.  Purchaser agrees that it shall instruct each of its Purchaser Party/Representatives to maintain the confidentiality of such information and at the request of Seller, to promptly inform Seller of the identity of each such Purchaser Party/Representative.  Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Purchaser in connection with the Properties that are not otherwise known by or readily available to the public will not be disclosed by Purchaser to any third persons (other than to its Purchaser Party/Representatives) without the prior written consent of Seller.  If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Purchaser shall promptly return to Seller, and shall instruct its Purchaser Party/Representatives to return to Seller, all copies and originals of all documents and information provided to Purchaser.  Nothing contained in Section 5.2 of this Agreement or this Section 15.1 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under Section 5.2 or this Section 15.1 in connection with the party’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings or disclosures with any applicable Authorities (In the Unites States and/or Australia) required by reason of the transactions provided for herein and/or any filings or disclosures required in accordance with the laws or market rules (including stock exchange rules) of the United States and/or Australia.  The provisions of this Section 15.1 shall survive any termination of this Agreement without limitation.

15.2                        Post Closing Publication.  Notwithstanding the foregoing, following Closing, Purchaser and Seller shall have the right to announce the acquisition of the Properties in newspapers and real estate trade publications (including “tombstones”) publicizing the purchase provided that Purchaser and Seller shall consult one another with respect to any such notice or publication, and shall implement any reasonable comments or objections of the other.  Seller may also publicize the sale of the Property in the ordinary course of its business.  The provisions of this Section 15.2 shall survive Closing and/or any termination of this Agreement without limitation.

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ARTICLE XVI

1031 Exchange

16.1                        1031 Exchange.  Purchaser agrees to cooperate with Seller for purposes of effecting and structuring, in conjunction with the sale of the Properties, for the benefit of Seller, a like-kind exchange of real property, whether simultaneous or a deferred exchange, pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.  Purchaser specifically agrees to execute such documents and instruments as are reasonably necessary to implement such an exchange.  Seller shall be solely responsible for assuring that the structure of any proposed exchange is effective for Seller’s tax purposes.  Furthermore, Purchaser specifically agrees that Seller may assign this Agreement and any of its rights or obligations hereunder, in whole or in part, as necessary or appropriate in furtherance of effectuating a Section 1031 like-kind exchange for the Properties, provided that such assignment shall not serve to relieve Seller of any liability for Seller’s obligations hereunder.  Purchaser shall have no obligation to pay costs or expenses of effectuating such exchange, no such exchange shall alter the time for performance set forth herein, and Purchaser shall not be required to take title to any exchange property or (except for customary consent to assignment of this Agreement to an exchange intermediary) to incur obligations to third parties.

ARTICLE XVII

Miscellaneous

17.1                        Notices.  Any and all notices, requests, demands or other communications hereunder shall be in writing and shall be deemed properly served (i) on the date sent if transmitted by hand delivery with receipt therefor, (ii) on the date sent if transmitted by facsimile (with confirmation by hard copy to follow by overnight delivery service), (iii) on the date sent if scanned to a .pdf file and transmitted by e-mail (with confirmation by hard copy to follow by overnight delivery service) (iv) on day after the notice is deposited with a nationally recognized overnight courier, or (v) upon receipt after being sent by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

To Purchaser:	CenterPoint James Fielding, LLC
Level 5, 40 Miller Street
North Sydney, NSW 2060
Australia
Attn: Mr. Ben Hindmarsh
Fax No.: 61 2 9004 8462
E-Mail: benhindmarsh@mirvac.com.au

With a copy to:	Wildman Harrold Allen & Dixon LLP
225 W. Wacker Drive, Suite 3000
Chicago, Illinois 60606
Attn: Kathleen M. Gilligan, Esq.
Fax No.: (312) 201-2555
E-Mail: gilligan@wildmanharrold.com

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To Seller:	CenterPoint Properties Trust
1808 Swift Drive
Oak Brook, Illinois 60523
	Attn:	Mr. James N. Clewlow
and Mr. Michael M. Mullen
Fax No.: (630) 586-8010
	E-Mail:	jclewlow@centerpoint-prop.com
	E-Mail:	mmullen@centerpoint-prop.com

With a copy to:	Weinberg Richmond LLP
333 West Wacker Drive, Suite 1800
Chicago, Illinois 60606
Attn: Mark S. Richmond, Esq.
	Fax No.:	(312) 807-3903
	E-Mail:	mrichmond@wr-llp.com

17.2                        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Illinois, without regard to the conflict of laws principles thereof.

17.3                        Headings.  The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

17.4                        Effective Date.  This Agreement shall be effective upon delivery of this Agreement fully executed by the Seller and Purchaser, which date shall be deemed the Effective Date hereof.  Either party may request that the other party promptly execute a memorandum specifying the Effective Date.

17.5                        Business Days.  If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.  As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

17.6                        Counterpart Copies.  This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

17.7                        Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

17.8                        Assignment.  Purchaser shall not have the right to assign this Agreement without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion; provided, however, Purchaser may designate a wholly owned subsidiary to acquire title to the Properties at Closing or assign its right, title and interest under this Agreement to a wholly owned subsidiary, provided that in no event will Purchaser be released from any of its obligations or liabilities under this Agreement.  Seller may assign this Agreement in whole or in part to any corporate, limited liability company or partnership entity affiliated with, or related to, Seller (“Affiliate”) without Purchaser’s consent; provided that Seller shall in no event be released from any of its obligations or liabilities hereunder as a result of any such assignment.  In the event that an Affiliate shall be designated as a transferee hereunder, the Affiliate shall have the benefit of all of the

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representations and rights that would otherwise have run in favor of Seller, which, by the terms of this Agreement, are incorporated or relate to the conveyance in question.  All transferees and assignees of Purchaser (“Assignee”) shall assume all of Purchaser’s obligations under this Agreement pursuant to an Assignment and Assumption Agreement reasonably acceptable to Seller, and consented to in writing by Seller.  In the event the rights and obligations of Purchaser shall be transferred, assigned and assumed as permitted under this Agreement, then such Assignee will be substituted in place of such assignor in the above-provided-for documents and it shall be entitled to the benefit of and may enforce Seller’s covenants, representations and warranties hereunder provided that Purchaser shall in no event be released from any of its obligations or liabilities hereunder as a result of such assignment.  Upon any such assignment by Purchaser or any successor or assign of Purchaser, then the assignor’s liabilities and obligations hereunder or under any instruments, documents or agreements made pursuant hereto shall be binding upon Assignee; provided, however, that Assignee shall have the benefit of any limitations of such liabilities and obligations applicable to either the assignor or Assignee, provided by law or by the terms hereof or such instruments, documents or agreements.  Whenever reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Agreement.  Purchaser may assign this Agreement for collateral purposes only to Purchaser’s lender.

17.9                        Interpretation.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

17.10                 Entire Agreement.  This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings.  Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein.  No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived.  Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

17.11                 Severability.  If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17.12                 Survival.  Except for obligations that survive the Closing pursuant to the provisions of Sections (and related subparagraphs) 4.2, 5.1, 5.2, 5.3, 6.2, 7.4, 7.5, 7.6, 8.3, 8.4, 9.4, 9.9, 9.11, 10.2, 14.1, 15.1, 15.2, 17.15, 17.16, 17.20 and 17.23 (collectively, the “Surviving Termination Obligations”), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein.

17.13                 Exhibits and Schedules.  Exhibits A through S and Schedules 7.1.4 through 9.12 attached hereto are incorporated herein by reference.

17.14                 Time.  Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

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17.15                 Limitation of Liability.  No present or future partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of or in Purchaser or any affiliate of Purchaser shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Purchaser’s assets for the payment of any claim or for any performance, and Seller hereby waives any and all such personal liability.  For purposes of this Section 17.15, no negative capital account or any contribution or payment obligation of any partner or member in Purchaser shall constitute an asset of Purchaser.  The limitations of liability contained in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Purchaser provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by Purchaser shall also contain the foregoing exculpation.

No present or future partner, member, director, officer, shareholder, employee, advisor, affiliate or agent of or in Seller or any affiliate of Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser hereby waives any and all such personal liability.  For purposes of this Section 17.15, no negative capital account or any contribution or payment obligation of any partner or member in Seller shall constitute an asset of Seller.  The limitations of liability contained in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by Seller shall also contain the foregoing exculpation.  The provisions of this Section 17.15 shall survive Closing and/or any termination of this Agreement.

17.16                 Prevailing Party.  Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.  The provisions of this Section 17.16 shall survive Closing and/or any termination of this Agreement.

17.17                 No Recording.  Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

17.18                 Waiver of Trial by Jury.  The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

17.19                 Cooperation between Seller and Purchaser.  Seller agrees to reasonably cooperate with Purchaser in connection with the preparation and delivery of any Subordination, Non-Disturbance and Attornment Agreements required by Purchaser’s lenders in connection with the closing of the transaction described herein.

17.20                 Further Assurances.  Each party shall, from time to time, at the request of the other party, and without further consideration, execute and deliver such further instruments and

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take such further action as may be required or reasonably requested by either party to establish, maintain or protect the respective rights of the parties to carry out and effect the intentions and purposes of this Agreement.

17.21                 Return of Deposit.  Notwithstanding anything to the contrary contained in this Agreement, whenever this Agreement provides that the Deposit shall be delivered or returned to Purchaser, the parties acknowledge and agree that said Deposit or a portion thereof shall remain with the Escrow Agent in the event that Purchaser has failed to comply with the provisions of this Agreement.  Notwithstanding anything to the contrary contained in this Section 17.21, Seller agrees that if the provisions of this Agreement provide for the return of the Deposit to Purchaser that Seller will not unreasonably withhold its consent to the return of the Deposit to Purchaser.  Notwithstanding anything to the contrary contained in this Section 17.21, Purchaser agrees that if the provisions of this Agreement provide for the return of the Seller Earnest Money to Seller that Purchaser will not unreasonably withhold its consent to the return of the Seller Earnest Money to Seller.

17.22                 Other Agreements.  Seller and Purchaser have a business relationship with each other and in connection therewith Seller and Purchaser have entered into various other agreements as of the date hereof (“Other Agreements”).  A default by either party under any Other Agreement not cured within any applicable cure period shall be deemed to be a default by such party under this Agreement.

17.23                 Seller Environmental Obligations.  Notwithstanding anything to the contrary contained in this Agreement, based on conditions existing as of the Effective Date, Seller agrees to conduct and complete, for Purchaser’s benefit and solely at Seller’s expense except as provided below, all investigation and remediation measures necessary for Seller to obtain (a) with respect to the Properties identified on Exhibit S, a No Further Remediation (“NFR”) letter from the Illinois Environmental Protection Agency, and (b) with respect to the Properties identified on Exhibit S, a Certificate of Completion in the Voluntary Remediation Program administered by the Indiana Department of Environmental Management and a Covenant Not to Sue from the office of the Governor of Indiana (the NFR Letter, the Certificates of Completion, the Covenants Not to Sue, and all other necessary closure certification records shall be referred to collectively herein as the “Completion Documents”).

17.23.1            Schedule.  Seller shall act with diligence in conducting investigation and remediation measures, in pursuing issuance of the Completion Documents, and in complying with any applicable requirements of the respective state voluntary cleanup program, including without limitation the following, to the extent required by the respective state voluntary cleanup program: causing the Completion Documents to be recorded in the property records and filed with governmental agencies, and notifying third parties such as off-site landowners. Seller shall make reasonable efforts to cause the Completion Documents to be issued by no later than the LLC Expiration Date (as defined in that certain Limited Liability Company Agreement of even date herewith by and between CenterPoint Properties Trust and JF US Industrial Property Trust).  If Seller fails to cause the Completion Documents to be issued by no later than the LLC Expiration Date for any individual Property (“NFR Substitution Event”), Purchaser may, at its option, by written notice to Seller within thirty (30) days after the occurrence of an NFR Substitution Event, request that Seller offer a Substitute Property in accordance with Section 9.9.2 above (“NFR Substitution Notice”); provided, however, in the event that Purchaser elects to have Seller provide a Substitute Property, Seller, if it chooses to do so, in its sole and absolute discretion, shall have a period of thirty (30) days from the date Seller is given the NFR Substitution Notice to obtain the Completion Documents, and further, provided, however, if the Completion Documents are not capable of being obtained within said thirty (30) day period through no fault of Seller and Seller has commenced to obtain the Completion Documents within such thirty (30) day

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period, then Seller shall have such reasonable period of time from and after the date of the NFR Completion Notice to obtain the Completion Documents; provided, further, that such additional period shall not extend beyond the date of the Closing with respect to the Substitute Property.  In the event Seller cures the condition giving rise to the NFR Substitution Event prior to the time that a Closing with respect to the Substitute Property occurs, the Scheduled Closing Date for the Removed Property shall be extended to the fifteenth (15th) day after the condition giving rise to the NFR Substitution Event has been cured.

In the event Seller does not obtain the Completion Documents within the time periods referenced above, Seller shall repurchase the Property in question at such time as Purchaser acquires a Substitute Property.  Seller shall repurchase the Removed Property for the same price paid by Purchaser to purchase such Property from Seller and Seller shall repurchase such Property on the same terms and conditions of this Agreement applicable to Purchaser’s acquisition of a Substitute Property. Seller shall be obligated to repurchase the Property in question only if Purchaser agrees to purchase the Substitute Property, and Purchaser and Seller shall agree to close on both transactions on the same day at the same time.  Seller and Purchaser agree to follow the same terms, conditions and procedures for purposes of this exchange as are generally consistent with Sections 9.9.5, 9.9.6, 9.9.7 and 9.9.8 of this Agreement.

17.23.2            Cooperation.  From and after the Effective Date of this Agreement, Seller and Purchaser shall cooperate with each other to facilitate the successful completion of the voluntary remediation process for each Property.  Seller and Purchaser shall consult in good faith about all draft workplans and proposed submissions to regulatory authorities, and Seller shall make changes reasonably requested by Purchaser.  Seller shall provide at least two (2) Business Days advance written notice of entry onto a Property and identify the general nature of the work to be performed and the portion(s) of the Property on which the work will be performed.  To the extent practical, Seller shall provide advance notice to Purchaser of, and shall allow Purchaser to participate in, meetings and telephone conferences with regulatory authorities.  Seller shall provide Purchaser with a copy of all test results, final submissions to regulatory agencies and final documents received from such agencies within a reasonable period of time after they are received or created by Seller.

17.23.3            Scope of Testing Activities.  Pursuant to this Section 17.23, Seller shall conduct initial testing sufficient to reasonably identify all potential contaminants of concern materially related to the industrial/commercial use at the Properties (reasonably taking into consideration potentially significant environmental conditions indicated in Phase 1 reports or in prior testing).  Subsequent testing shall be conducted by Seller as reasonably necessary to satisfy regulatory authorities for issuance of the Completion Documents.

17.23.4            Institutional Controls.  The Completion Documents may be qualified or conditioned by institutional controls (e.g., deed restrictions, engineered barriers) to the extent such controls are consistent with the Properties’ industrial/commercial use as of the Effective Date and are necessary for issuance of the Completion Documents; provided, however, Seller shall have sole discretion to select the remedial approach for obtaining the Completion Documents.  Any such institutional controls are subject to Purchaser’s review and approval, which approval shall not be unreasonably withheld.

17.23.5            Execution of Documents.  Solely relating to and limited by Seller’s obligations as set forth in Article 17 hereto, Seller shall arrange for any offsite disposal of hazardous substances, required in order to obtain the Completion Documents, and shall execute all manifests and similar documents, reflecting itself or its designee as the generator of such hazardous substances, and in no event shall Seller name or identify Purchaser as

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the generator of such hazardous substances; provided, however, the Seller has no duty or obligation whatsoever for any hazardous substances transported to, released upon or generated by Purchaser, its agents, representatives and assigns, at, on, beneath or adjacent to the Properties. Purchaser shall execute other documents reasonably requested by Seller that are necessary and consistent with this Section 17.23.

17.23.6            Access. Purchaser shall provide necessary access to Seller to carry out the provisions of this section.  Seller shall use all reasonable efforts to avoid any disruption of tenant activities, and shall promptly repair at Seller’s sole cost and expense any damage caused by its investigation or remediation activities.

17.23.7            Indemnification. Until the earlier of the date the Seller procures and provides to Purchaser the requisite Completion Documents as set forth herein for each Property, or an appropriate substitute is exchanged pursuant to Section 17.23.1 hereof, Seller shall protect, defend, indemnify and hold Purchaser harmless from and against any claim or loss arising out of (a) any investigation, remediation or disposal activities conducted by Seller or its agents pursuant to this Section 17.23, and (b) any failure by Seller to obtain the Completion Documents as provided in this section.

17.23.8            Voidance. In the event any of the Completion Documents are voided as a result of any fraudulent misrepresentation or other fraudulent act or omission of Seller, Seller shall be responsible for implementing at its expense any measures necessary to have the Completion Documents reinstated.

17.23.9            Assignment.  To the extent allowed by contract and law, Seller shall use reasonable efforts to assign to Purchaser its environmental rights under current vendor and tenant agreements, including all indemnities, escrows, representations, and warranties (“Seller’s Environmental Rights”).  Where Seller is unable to assign Seller’s Environmental Rights, Seller will use commercially reasonable efforts to enforce such rights on behalf of Purchaser (at Purchaser’s expense).

17.23.10      Survival.  The terms of this Section 17.23 shall expressly survive, without limitation, the Closing.

17.24                 Currency. All payments and amounts referenced or described in this Agreement shall be deemed to require payments in and refer to amounts in the currency of the United States of America.

17.25                 Facsimile Signatures. The parties hereto agree that the use of facsimile signatures for the execution of this Agreement shall be legal and binding and shall have the same force and effect as if originally signed.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth below.

PURCHASER:

CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company

By	/s/ Adrian Harrington
	Name:	Adrian Harrington
	Title:	Vice President

By	/s/ Adrienne Parkinson
	Name:	Adrienne Parkinson
	Title:	Assistant Secretary

Date: April 6, 2005

Tax I.D. # 98-0450460

SELLER:

CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust

By	/s/ Michael M. Mullen
	Name:	Michael M. Mullen
	Title:	Chief Executive Officer

By	/s/ James N. Clewlow
	Name:	James N. Clewlow
	Title:	Chief Investment Officer

Date:		April 6, 2005

CENTERPOINT VENTURE, LLC, a Delaware limited liability company

By	/s/ Michael M. Mullen
	Name:	Michael M. Mullen
	Title:	Vice President

By	/s/ James N. Clewlow
	Name:	James N. Clewlow
	Title:	Vice President

Date:		April 6, 2005

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Exhibits

Exhibit A	Properties
Exhibit B-1 - B-11	Legal Descriptions
Exhibit C-1 - C-11	Schedule of Leases
Exhibit D -	Intentionally Deleted
Exhibit E -	Escrow Agreement
Exhibit F -	Documents
Exhibit G-1 - G-11	Permitted Exceptions
Exhibit H-	Master Lease
Exhibit I -	Intentionally Deleted
Exhibit J -	Intentionally Deleted
Exhibit K -	Tenant Estoppel Certificate
Exhibit L -	Seller’s Estoppel Certificate
Exhibit M -	General Assignment
Exhibit N -	Deed
Exhibit O -	Notice of Sale to Tenant
Exhibit P -	Non-Foreign Entity Certification
Exhibit Q -	Survey Certification
Exhibit R -	Planned Expenditures
Exhibit S -	NFR Properties

Schedules
7.1.4 -	No Violations of Laws
7.1.5	Eminent Domain
7.1.6	Hazardous Material
7.1.7	Litigation
7.1.8	Leases
7.1.9	Contracts
7.1.10	Defaults
9.8	Purchase Price Schedule
9.10	Contracts
9.12	REA Estoppels

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TRANCHE 3/1031

SALE AGREEMENT

THIS SALE AGREEMENT (“Agreement”) is made and entered into as of the 6th day of April, 2005, by and between CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust (“SELLER”), and CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company (“PURCHASER”).

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

Sale of Properties

1.1                               Sale of Properties.  Seller agrees to sell, assign and convey to Purchaser, or cause to be sold, assigned and conveyed to Purchaser, in the event that one or more of the Properties is currently owned by an entity affiliated with Seller (hereinafter collectively referred to as “Seller Affiliates”), and Purchaser agrees to purchase from Seller, the following:

1.1.1                        Land and Improvements.  That certain real property commonly described on Exhibit A, being more particularly described on Exhibits B-1 through B-3 respectively, attached hereto (collectively, the “Land”), together with any improvements located thereon (collectively, the “Improvements”);

1.1.2                        Leases.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all leases, subleases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto (hereafter referred to collectively as the “Leases”), being more particularly described on Exhibits C-1 through C-3 respectively, attached hereto, and all prepaid rent attributable to the period following Closing, as herein defined, and subject to Section 4.2.4 below, the security deposits under such Leases (collectively, the “Leasehold Property”);

1.1.3                        Real Property.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all easements and appurtenances to Seller’s or Seller Affiliates’, as the case may be, interest in the Land and the Improvements, including, without limitation, all mineral and water rights and all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances are sometimes collectively referred to as the “Real Property”);

1.1.4                        Personal Property.  All personal property (including equipment), if any, owned by Seller or Seller Affiliates, as the case may be, and located on the Real Property as of the date hereof, and all fixtures, if any, located on the Real Property as of the date hereof or as of the Closing Date (collectively, the “Personal Property”); and

1.1.5                        Intangible Property.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all service, equipment, supply and maintenance contracts (collectively, the “Contracts”), guarantees, licenses, side track agreements (and other agreements including leasehold agreements attendant to the Property), approvals, utility contracts, plans and specifications, governmental approvals and development rights, certificates, permits and warranties (and including all escrows, indemnities, representations, warranties and guarantees Seller received from any and all vendors from when Seller acquired the Properties), including, without limitation environmental insurance policies (to the extent same can be assigned with a reservation of rights for the benefit of Seller as well) and other environmental escrows and indemnities (to the extent same can be assigned with a reservation of rights for the benefit of Seller as well), if any, relating to the Real Property or the Personal Property, to the extent assignable (collectively, the “Intangible Property”).  (For each individual parcel, the Real Property, the Leasehold Property, the Personal Property and the Intangible Property are sometimes collectively hereinafter referred to as the “Property”, and for all parcels, taken together, the Real Property, the Leasehold Property, the Personal Property and the Intangible Property are collectively referred to as the “Properties”).  It is hereby acknowledged by the parties that Seller shall not convey to Purchaser claims relating to any real property tax refunds or rebates for periods accruing prior to the Closing, to the extent such taxes have been paid by Seller prior to the Closing, existing insurance claims and any existing claims against previous tenants of the Properties, which claims are hereby reserved by Seller, subject to the terms and provisions of Section 4.2.4 below.

ARTICLE II

Purchase Price

2.1                               Purchase Price.  Subject to the provisions of Section 9.9 below, the purchase price for the Properties shall be Twenty-Two Million Three Hundred Thousand and No/100 Dollars ($22,300,000.00) (“Purchase Price”) in currency of the United States of America. The Purchase Price, as adjusted by all prorations as provided for herein, shall be paid by Purchaser at Closing as directed by the Seller by wire transfer of immediately available federal funds of The United States of America.

ARTICLE III

Deposit

3.1                               Purchaser Deposit.  Purchaser will deposit a Fifteen Million and No/100 Dollars ($15,000,000.00) Letter of Credit (“Purchaser Letter of Credit”) on the date of the first Closing to occur under any of the Sale Agreements (defined below) with Chicago Title Insurance Company (“Escrow Agent” or “Title Company”).  The Purchaser Letter of Credit shall be held by Escrow Agent pursuant to an Escrow Agreement in the form attached hereto as Exhibit E modified to conform to the terms of this Agreement and as required by Title Company when Title Company holds a letter of credit (“Escrow Agreement”).  The Purchaser Letter of Credit shall (i) be unconditional and irrevocable, (ii) be in a form reasonably acceptable to Seller, (iii) be issued by a financial institution doing business in the United States of America, with offices in Chicago, Illinois and (iv) expire no earlier than March 15, 2006.  The cost of issuing and maintaining the Purchaser Letter of Credit shall be paid by Seller and Seller’s failure to do so shall not be a breach or a default by Purchaser under this Agreement or any Other Agreements (as defined in Section 17.22 below) nor shall Seller have any right to direct Escrow Agent to draw upon the Purchaser Letter of Credit as a result of Seller’s failure as aforesaid.  The Purchaser Letter of Credit and the proceeds of the Purchaser Letter of Credit (“Purchaser Proceeds”) have been provided to assure performance and observance by Purchaser of all of its closing obligations under this Agreement and five (5) other sale agreements entered into by and between Seller and Purchaser and dated of even date herewith relating to the sale of properties by Seller to Purchaser (this Agreement and the other five (5) Sale Agreements are herein collectively referred to as the “Sale Agreements”).   Accordingly, in the event of the occurrence of a default under Section 13.2 of this Agreement or any of the other Sale Agreements or in the event that the Purchaser Letter of Credit will expire within thirty (30) days or less, Seller shall have the right to direct Escrow Agent to draw upon the Purchaser Letter of Credit.  All Purchaser Proceeds received by Escrow Agent shall be retained by Escrow Agent and held or disbursed pursuant to the terms of the Escrow Agreement and this Agreement.  At the time of the final Closing of all Properties, including, but not limited to, Substitute Properties (defined below) under all of the Sale Agreements, the Purchaser Letter of Credit shall be delivered to Purchaser.  In

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the event any Closing under any of the Sale Agreements does not occur through no fault of Purchaser, Purchaser Letter of Credit shall be returned to Purchaser.

3.2          Seller Deposit.  Seller will deposit a Three Million and No/100 Dollars ($3,000,000.00) Letter of Credit (“Seller Letter of Credit”) on the date of the first Closing to occur under the Sale Agreements with Escrow Agent.  The Seller Letter of Credit shall be held by Escrow Agent pursuant to an Escrow Agreement in the form attached hereto as Exhibit E modified to conform to the terms of this Agreement and as required by Title Company when Title Company holds a letter of credit.  The Seller Letter of Credit shall (i) be unconditional and irrevocable, (ii) be in a form reasonably acceptable to Purchaser, (iii) be issued by a financial institution doing business in the United States of America, with offices in Chicago, Illinois and (iv) expire no earlier than March 15, 2006.  The cost of issuing and maintaining the Seller Letter of Credit shall be paid by Seller.  The Seller Letter of Credit and the proceeds of the Seller Letter of Credit have been provided to assure performance and observance by Seller of all of its closing obligations under the Sale Agreements.  Accordingly, in the event of the occurrence of a default under Section 13.1 of this Agreement or any of the other Sale Agreements or in the event that the Seller Letter of Credit will expire within thirty (30) days or less, Purchaser shall have the right to direct Escrow Agent to draw upon the Seller Letter of Credit.  All Proceeds received by Escrow Agent shall be retained by Escrow Agent and held or disbursed pursuant to the terms of the Escrow Agreement and this Agreement.  At the time of the final Closing of all Properties, including, but not limited to, Substitute Properties under all of the Sale Agreements, the Seller Letter of Credit shall be delivered to Seller.  In the event any Closing under any of the Sale Agreements does not occur through no fault of Seller, Seller Letter of Credit shall be returned to Seller.

ARTICLE IV

Closing, Prorations and Closing Costs

4.1          Closing.  The closing of the purchase and sale of the Properties shall occur on or before 10:00 a.m. Central time on October 28, 2005 (the “Scheduled Closing Date”) and shall be held at the offices of Escrow Agent, or at such other place agreed to by Seller and Purchaser (said closing is hereinafter referred to as the “Closing”).  Notwithstanding anything to the contrary contained in this Section 4.1, Seller or Purchaser, as the case may be, shall have the right to extend the closing date for one or more of the Properties in accordance with the provisions of Sections 9.9, 10.1 and 12.1 hereof.  “Closing” shall be deemed to have occurred when the Title Company has been instructed by both parties to pay the applicable portion of the Purchase Price to Seller and to record the applicable Deeds, as hereunder defined.  The date of the Closing is sometimes referred to in this Agreement as a “Closing Date.”  The transactions contemplated by this Agreement shall be closed through an escrow with Escrow Agent on the Closing Date, in accordance with the general provisions of the usual form “New York Style” Deed and Money Escrow Agreement used by Escrow Agent, with such provisions required to conform to the terms of this Agreement.

4.2          Prorations.  All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this Section 4.2.  Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of midnight of the day immediately preceding a Closing Date, with Purchaser to be treated as the owner of the applicable Properties, for purposes of prorations of income and expenses, on and after a Closing Date.

4.2.1        Taxes.  Subject to the provisions of this Section 4.2.1, real estate and personal property taxes, if any, accrued, but not yet due and owing as of the Closing and installments of special assessments, if any, due and owing during the installment year in which the Closing occurs (hereinafter collectively referred to as “Taxes”) shall be prorated as of the Closing Date, and, notwithstanding any other provision contained in this Agreement,

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shall not be reprorated.  Seller shall pay all Taxes due and payable as of the Closing Date.  If the Taxes have not been set for the year in which Closing occurs or any prior year, then the proration of such Taxes shall be based upon the most recent ascertainable tax bills.  Notwithstanding any other provision of this Agreement, (a) there shall be no proration of Taxes with respect to tenants whose leases obligate said tenants to pay Taxes when the tax bills are issued, and (b) the amount otherwise due Purchaser under this Section 4.2.1 shall be reduced by an amount equal to all tenant deposits held by Seller for Taxes at the time of Closing (collectively, the “Tenant Tax Deposits”) and the Tenant Tax Deposits shall be turned over to Purchaser at Closing.  Tenant Tax Deposits received by Seller following Closing for any period of time after Closing shall be paid to Purchaser.  The amount due under this Section 4.2.1 shall not be credited to Purchaser at Closing but shall be deposited into the operating account for the Properties and held by Seller as property manager pursuant to the Management Agreement described in Section 9.6 below.

Seller shall contest real estate taxes and/or assessment levels, as the case may be, prior to Closing if Seller deems reasonable in its judgment as a commercially prudent owner of real estate.  All costs incurred in connection with such contest shall be paid by the parties in proportion to benefit received by the parties in connection with any reduction of such real estate taxes or assessments as the case may be.

4.2.2        Insurance.  Seller shall assign its existing insurance policies to Purchaser upon Closing.  Purchaser shall be named as a named insured thereon and all premiums with respect thereto shall be prorated between the parties as of Closing.

4.2.3        Utilities.  Purchaser and Seller hereby acknowledge and agree that the amounts of all electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses relating to the applicable Properties not paid by tenants under Leases and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Purchaser and Seller immediately after the same have been determined.  Seller shall attempt to have all utility meters, or utility services not paid by tenants under Leases, read as of the Closing Date.  Purchaser shall cause all utility services to be placed in Purchaser’s name as of the Closing Date.  If permitted by the applicable utilities, all utility deposits in Seller’s name shall be assigned to Purchaser as of the Closing Date, and Seller shall receive a credit therefor at Closing.

4.2.4        Rents.  Rent [(including estimated pass-through payments for common area/operating expenses, but not for Taxes), collectively “Rents”] for the month in which Closing occurs shall be prorated for said month based upon the Rents estimated to have been collected by Seller as of the Closing Date.  Rents for said month shall be reprorated within seven (7) Business Days after the end of said month based on Rents actually received.  During the period after Closing, (i) Purchaser shall deliver to Seller any and all Rents accrued but uncollected as of the Closing Date, to the extent subsequently collected by Purchaser; provided, however, Purchaser shall apply Rents received after Closing first to payment of current Rents then due, and thereafter to delinquent Rents (other than “true up” payments received from tenants attributable to a year-end reconciliation of actual and budgeted pass-through payments, which shall be allocated among Seller and Purchaser pro rata in accordance with their respective period of ownership as set forth in Section 4.2.5 below), and (ii) Seller shall deliver to Purchaser any and all Rents collected by Seller for any period after Closing.

Subject to the provisions of the following sentence, Seller shall be entitled, after the Closing, to take any action against a tenant which would not result in a termination of any Lease or a tenant’s right of occupancy thereunder (“Seller Action”).  Notwithstanding the

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foregoing, Seller shall not take any Seller Action unless Seller shall have first provided Purchaser with not less than five (5) Business Days’ notice of its intent to take action against a tenant, together with a description of the subject matter of the proposed Seller Action.  Purchaser agrees that it shall use commercially reasonable efforts to collect all pass-through rents payable by tenants and any delinquent Rents (provided, however, that Purchaser shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent Rents).

The amount of any unapplied security deposits (plus accrued interest thereon if payable to a tenant under its lease) under the Leases held by Seller in cash at the time of Closing shall be credited against the Purchase Price; accordingly, Seller shall retain the actual cash deposits.  Notwithstanding anything in this Section 4.2.4 to the contrary, if any security deposits are in the form of a letter of credit, such security deposits shall not be prorated, but shall be turned over by Seller to Purchaser at the Closing by the delivery thereof by Seller to Purchaser in accordance with this provision.  In addition, Seller shall use reasonable efforts to deliver appropriate duly executed instruments of transfer or assignment of such letters of credit which are required to establish Purchaser as the new beneficiary thereunder and any consents required by the issuing bank for the transfer of such letters of credit.  If required, Seller shall use reasonable efforts to arrange for the issuance by the issuing bank of any authorization to the transfer, together with the delivery of such letters of credit (and any letter of transfer that is required by such letter of credit).  Any fees imposed by such issuing banks in connection with such transfers which are not the obligation of the applicable tenant to pay shall be paid by Seller.  In the event that any letter of credit is not transferable as of Closing, Seller shall cooperate with Purchaser in all reasonable respects following the Closing so as to transfer the same to Purchaser or to obtain a replacement letter of credit with respect thereto in favor of Purchaser, in either case at no cost or expense to Purchaser.  Until any such letter of credit shall be transferred or replaced, Seller shall present such letter of credit for payment and deliver the proceeds received by Seller, if any, to Purchaser within a reasonable period of time following receipt of Purchaser’s written request.  Notwithstanding the foregoing, Seller shall not be in default under this Agreement in the event that any such letter of credit is not assigned to Purchaser for any reason other than the failure of Seller to sign the documents required of it to transfer the letter of credit or the failure of Seller to pay any fees imposed by an issuing bank in connection with such transfers.  In such event, Purchaser may terminate this Agreement with respect to the applicable Property upon written notice to Seller on or before ten (10) days after Purchaser becomes aware that a letter of credit will not be assigned on the Closing Date; provided, however, Purchaser’s right to terminate shall not be effective in the event that Seller, in its sole and absolute discretion, gives Purchaser a credit against the Purchase Price in the amount of the security deposit or provides a substitute letter of credit in that amount.

4.2.5        Calculations.  For purposes of calculating prorations, Purchaser shall be deemed to be in title to that portion of the Properties being acquired on the Closing Date, and, therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs.  All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and year in question.  Except as set forth in this Section 4.2, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser.  Purchaser and Seller shall each submit or cause to be submitted to the other (i) on or about the 90th day after Closing, and (ii) on or about the one year anniversary of the Closing, a statement which sets forth necessary adjustments to items subject to proration pursuant to the provisions of this Section 4.2, if any; provided, however, no adjustment shall be made with respect to Taxes.  Within fifteen (15) days following delivery of such

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statements, the parties shall make such adjustments among themselves as shall be necessary to carry out the prorations as contemplated in this Section 4.2.  In the event any prorations made under this Section 4.2 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same.

4.2.6        Leasing Commissions and Leasing Costs.  Seller shall be responsible for all leasing commissions, tenant improvement costs and other usual and customary leasing costs, due and owing with respect to the current term of all Leases executed prior to the Effective Date, whether such leasing commissions, tenant improvement costs and other usual and customary leasing costs are due to be paid prior to or after the Closing Date.

4.2.7        Prepaid Items.  Any prepaid items, including, without limitation, fees for licenses which are transferred to the Purchaser at the Closing and annual permit and inspection fees shall be apportioned between the Seller and the Purchaser at the Closing.

4.2.8        Allocation of Closing Costs and Expenses.  Seller shall bear the cost of the title policy to be issued and extended coverage charges, the cost of the Surveys (as hereinafter defined), the cost to record any instruments necessary to clear Seller’s title, one-half the cost of the Closing Escrow and one-half the cost of the “New York Style” closing fee. Purchaser shall bear the cost of any recording fees with respect to the Deeds, all costs incurred in connection with obtaining Purchaser’s financing for this transaction, if any, the cost of all title endorsements (other than with respect to extended coverage), if any, one-half the cost of the Closing Escrow and one-half the cost of the “New York Style” closing fee.  The cost of state and county transfer taxes shall be paid by the Seller, and the cost of local transfer taxes shall be paid by the party designated in the applicable local ordinance or local custom.  If no such designation or custom exists, and a local transfer tax must be paid, the cost thereof shall be shared equally by Seller and Purchaser.

4.2.9        Operating Expenses.  All operating expenses (including all charges under Contracts and agreements assumed by Purchaser under the General Assignment, as hereinafter defined and fees to any owner’s association) shall be prorated as of the Closing Date.  As to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing Date occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Purchaser), and assuming that all charges are incurred uniformly during the Current Billing Period.  If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment within thirty (30) days of receipt of actual bills.  Notwithstanding the foregoing, no prorations or adjustments shall be made for portions of operating costs of the Properties to the extent a tenant under the Leases is required to pay same pursuant to the terms of any of the Leases. Purchaser shall be credited with an amount equal to all deposits made by tenants and held by Seller at Closing towards the tenant’s obligation to pay any such operating expenses.

ARTICLE V

Inspection

5.1          Seller Deliveries.  Purchaser acknowledges that Seller has heretofore delivered or caused to be delivered or made available to Purchaser at the Properties all of the items relating to the Properties specified on Exhibit F, attached hereto, to the extent that such items were in Seller’s possession (“Documents”); provided, however, that except for the representations and warranties made in Article VII hereof, Seller makes no representations or warranties of any kind regarding the

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accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such documents, if any, relating to the Properties.  Except with respect to claims arising out of a breach by Seller of a representation or warranty made in Article VII hereof, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials.  Purchaser acknowledges that any and all of the Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and were delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Properties.  Purchaser agrees not to disclose such non-public documents, or any of the provisions, terms or conditions thereof, to any party other than a Purchaser Party/Representative, as hereinafter defined.  Purchaser shall return all of the Documents, at such time as this Agreement is terminated for any reason.  This Section 5.1 shall survive Closing and/or termination of this Agreement without limitation.

5.2          Independent Examination/Right to Access.  Purchaser hereby acknowledges that it has been given, prior to the execution hereof, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Properties.  Purchaser further acknowledges that Purchaser is relying upon its own independent examination of the Properties and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Properties.  Except as may be provided in Article VII hereof, Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser.  Notwithstanding anything to the contrary contained in this Section 5.2, Purchaser and its agents shall have access to the Properties and the Documents prior to the Closing Date, but during normal business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense, and at Purchaser’s and its agents’ sole risk, to inspect the applicable Properties, provided, however, Purchaser shall not be entitled to conduct Physical Testing or any Phase I Assessments, as said terms are hereinafter defined, without the approval of Seller, which approval shall not be unreasonably withheld, and further provided that prior to Purchaser entering the Properties, Purchaser shall deliver to Seller evidence of Due Diligence Insurance, as hereinafter defined.  Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided that Seller does not unreasonably interfere with Purchaser’s inspection.  The provisions of this Section 5.2 shall survive Closing and/or termination of this Agreement without limitation.  Purchaser acknowledges and agrees that the Documents and investigation available to it have been sufficient to allow Purchaser to decide whether or not to enter into this Agreement and consummate the transaction contemplated hereby.

5.3          Inspection Obligations and Indemnity.  Purchaser and its agents and representatives shall (a) not unreasonably disturb the tenants of the Improvements or interfere with their use of the Real Property pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Real Property; (c) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (d) promptly repair any damage to any part of the Properties or any personal property owned or held by any tenant caused by Purchaser’s inspection of the Properties; (e) promptly pay when due the costs of all tests, investigations and examinations done by Purchaser with regard to the Properties; (f) not permit any liens to attach to the Properties as a result of Purchaser’s inspection of the Properties; (g) restore the Improvements and the surface of the Real Property to the condition in which the same was found before any such inspection or tests were undertaken by Purchaser; and (h) except to the extent required by law, not reveal or disclose any information obtained pursuant to its inspections of the Properties to anyone other than the following persons or entities (each a “Purchaser Party/Representative”): (x) Purchaser’s

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prospective lenders, members, managers, partners or other co-venturers or investors, in connection with the proposed purchase of the Properties and their respective representatives; and (y) Purchaser’s directors, officers, partners, members, managers, affiliates, shareholders, employees, legal counsel, accountants, engineers, architects, financial advisors and similar professionals and consultants to the extent Purchaser deems it necessary or appropriate in connection with its evaluation of the Properties.  Purchaser shall, and does hereby agree to indemnify, defend and hold Seller, its partners, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including, but not limited to, attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Properties in the exercise of the inspections of Purchaser prior to the Effective Date, including, without limitation, claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use of or damage to its premises or property in connection with Purchaser’s review of the Properties.  This Section 5.3 shall survive the Closing and/or any termination of this Agreement without limitation. Purchaser acknowledges and agrees that the Documents and investigation available to it have been sufficient to allow Purchaser to decide whether or not to enter into this Agreement and consummate the transaction contemplated hereby.

ARTICLE VI

Title and Survey Matters

6.1          Title.  Purchaser acknowledges that, prior to the Effective Date, Seller has delivered to Purchaser, with respect to each Property, a title insurance commitment or a prior title insurance policy (a “Commitment”), together with a copy of all underlying documents referenced therein (collectively, the “Title Documents”).  Except as hereinafter provided, Purchaser and Seller hereby agree that (i) all Taxes that are not due and payable prior to Closing, (ii) the rights of the tenants under the Leases and Approved New Leases (as defined in Section 9.3 of this Agreement), as parties in possession only, (iii) all matters created by or on behalf of Purchaser and (iv) the exceptions to title identified on Exhibits G-1 through G-3, respectively, shall constitute “ Permitted Exceptions”.  Notwithstanding anything to the contrary contained herein, Seller shall be obligated to cause all of the following resulting from the act or omission of, or caused by, Seller or grantor under the Deeds to be fully satisfied, released and discharged of record or insured or bonded over on or prior to the Closing Date:  all mortgages, deeds of trust and monetary liens [including liens for delinquent taxes, mechanics’ liens and judgment liens] affecting the Properties and all indebtedness secured thereby.

6.2          Survey.  Purchaser acknowledges receipt of Seller’s existing surveys (“Initial Surveys”) for each of the Properties.  Seller has ordered a current ALTA/ACSM survey for each Property to be certified to Purchaser, as well as any affiliates and lender designated by Purchaser to Seller at least thirty (30) days prior to Closing and Title Company (collectively, the “Surveys”) and shall deliver a copy of the Surveys to Purchaser promptly upon receipt thereof but in all events prior to Closing.  The surveyors shall certify the Surveys in accordance with the form of certification attached hereto as Exhibit Q.

ARTICLE VII

Representations and Warranties of the Seller

7.1          Seller’s Representations.  Seller represents and warrants that the following matters are true and correct as of the Effective Date:

7.1.1        Authority.  Seller is a real estate investment trust, duly organized, validly existing and in good standing under the laws of the State of Maryland.  This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding

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obligation of Seller, and does not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject.  All documents to be executed by Seller or Seller Affiliates which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Seller or Seller Affiliates, as the case may be, (ii) be legal, valid and binding obligations of Seller or Seller Affiliates, as the case may be, and (iii) not violate any provision of any agreement or judicial order to which Seller or Seller Affiliates, as the case may be is a party or to which Seller or Seller Affiliates, as the case may be, is subject.

7.1.2        Bankruptcy or Debt of Seller.  Neither Seller nor any Seller Affiliates has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Neither Seller nor any Seller Affiliates has received any written notice of (a) the filing of an involuntary petition by Seller’s creditors or the creditors of Seller Affiliates, (b) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets or the assets of Seller Affiliates, or (c) the attachment or other judicial seizure of all, or substantially all, of Seller’s assets or the assets of Seller Affiliates.

7.1.3        Foreign Person.  Neither Seller nor any of the Seller Affiliates is a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code (“Code”), and Seller agrees to execute and cause the Seller Affiliates to execute any and all documents necessary or required by the Internal Revenue Service or Purchaser in connection with such declaration(s).

7.1.4        No Violation of Laws.  Except as set forth on Schedule 7.1.4, to Seller’s knowledge, neither Seller nor Seller Affiliates have received any currently effective written notice from a governmental authority that the Properties violate any applicable ordinance of the city or village in which the Properties are located.

7.1.5        Eminent Domain.  Except as set forth on Schedule 7.1.5, to Seller’s knowledge, neither Seller nor Seller Affiliates have received any currently effective written notice of an eminent domain or condemnation of the Land or Improvements relating to the Properties.

7.1.6        Hazardous Materials.  Except as set forth on Schedule 7.1.6, to Seller’s knowledge, except as set forth in any environmental report provided by Seller to Purchaser, or as referenced or referred to in Section 17.23, (i) neither Seller nor Seller Affiliates have received any uncured written notice from the United States Environmental Protection Agency or the Illinois Environmental Protection Agency (or any Indiana or Wisconsin agency comparable to the Illinois Environmental Protection Agency) alleging that the Properties are in violation of any applicable Environmental Laws or contain any Hazardous Materials, (ii) since the date of the most recent environmental report, there have been no Hazardous Materials installed or stored in or otherwise existing at, on, in or under the Properties in violation of applicable Environmental Laws, and (iii) Seller has acted in the manner that a commercially prudent property owner would act with respect to any written recommendations made by Seller’s environmental consultants.  “Hazardous Materials” shall mean any hazardous, toxic waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, or any other federal, state or local laws, ordinances, rules, regulations or policies governing use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of such materials (collectively, “Environmental Laws”).

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7.1.7        Litigation.  Except as set forth on Schedule 7.1.7, to Seller’s knowledge, (i) neither Seller nor Seller’s Affiliates have received any currently effective written notice of any pending litigation affecting the Properties, and (ii) there is no action, suit or proceeding threatened before or by any judicial, administrative or union body, any arbitrator or any governmental authority, against or affecting the Properties.

7.1.8        Leases.  Except as set forth on Schedule 7.1.8, (i) the Rent Roll delivered to Purchaser by Seller lists all of the Leases affecting the Properties owned by Seller or Seller’s Affiliates, (ii) the Leases affecting the Properties delivered to Purchaser by Seller are true, correct and complete copies of the Leases provided to or entered into by Seller or Seller’s Affiliates relating to the Properties, and (iii) to Seller’s knowledge, no tenant has commenced any action or given any written notice to Seller or any Seller Affiliate for the purpose of terminating its lease in whole or in part, whether by exercise of an express termination right in its lease or otherwise.

7.1.9        Contracts.  Except as set forth on Schedule 7.1.9, to Seller’s knowledge, Seller has delivered to Purchaser complete copies of each Contract provided to or entered into by Seller or Seller Affiliate relating to the Properties.

7.1.10      Defaults.  Except as set forth on Schedule 7.1.10, or any other exhibit to this Agreement, (i) no notice of default has been given by Seller or Seller Affiliates to any tenant or received by Seller from any tenant under any Lease relating to the Properties which remains uncured and (ii) no base or additional rent due under any Lease relating to the Properties is more than thirty (30) days past due.

7.1.11      Operating Statements.  To Seller’s knowledge, the operating statements relating to the Properties delivered by Seller to Purchaser in accordance with Section 5.1 hereof are true and correct in all material respects and no material adverse change has occurred since the respective dates thereof.

7.1.12      Bulk Sale Act. The provisions of Section 9.02(d) of the Illinois Income Tax Act and the applicable provisions of the Retailer’s Occupation Tax Act do not apply to this transaction.

7.1.13      REIT REP The Properties consist solely of land, buildings, and other structural components thereof, and other assets described in Section 856(c)(4)(A) of the Code.  The total gross revenues generated by the Properties between January 1, 2003 and the Closing Date has consisted and will consist solely of income from rents from real property and other revenue which constitute qualifying income under Section 856(c)(3) of the Code (“Qualifying Income”), and based on historical experience, Seller believes that the gross revenues generated by the Properties after the Closing Date will consist solely of Qualifying Income.

Seller shall remake all representations and warranties as of the date of the Closing; provided, however, at the time such warranties and representations are remade, Seller shall provide Purchaser with updates of the Schedules referred to in the representations and warranties set forth above and an updated operating statement.  Purchaser acknowledges and agrees that the representations and warranties that are made as of the Closing Date shall refer to the updated Schedules and operating statements.

7.2          Intentionally Deleted.

7.3          Knowledge.  For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to the best of Seller’s knowledge”, “to the actual knowledge of

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Seller” or “to the knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the current, actual knowledge only, and not any implied, imputed or constructive knowledge of Michael M. Mullen and James N. Clewlow, after consultation with the property managers of each Property owned by Seller (collectively, the “Seller Property Managers”).  Except for the obligation to consult with the Seller Property Managers, neither Michael M. Mullen nor James N. Clewlow shall be obligated to conduct any independent investigation, and no implied duty to investigate shall be imputed.  Nothing contained in this Agreement shall be deemed to impose any personal liability of any kind on any person named in Section 7.3.

For purposes of this Agreement, and any document delivered at Closing, whenever the phrase “to the best of Purchaser’s knowledge”, “to the actual knowledge of Purchaser” or “to the knowledge of Purchaser” or words of similar import are used, they shall be deemed to refer to the current, actual knowledge only, and not any implied, imputed or constructive knowledge, of Andrew Martin and Ben Hindmarsh; provided, however, that nothing in this Agreement shall be deemed to create or impose any personal liability of any kind on Andrew Martin or Ben Hindmarsh.

7.4          Change in Representation/Waiver.  Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to rely on any representation or warranty made by Seller in this Article VII to the extent, prior to or at Closing, Purchaser shall have or obtain actual knowledge of any information that was contradictory to such representation or warranty; provided, however, if Purchaser determines prior to Closing that there is a breach of any of the representations and warranties made by Seller above, then Purchaser may, at its option, by sending to Seller written notice of its election either (i) exercise its rights under Section 9.9 below if applicable, (ii) waive such breach and/or conditions and proceed to Closing with no adjustment in the Purchase Price and in such event Seller shall have no further liability as to such matter thereafter, or (iii) as its sole remedy, terminate this Agreement in its entirety in the event of any untruth or inaccuracy of (x) the representations or warranties set forth in Sections 7.1.1, 7.1.2 or 7.1.3, or (y) the representations and warranties set forth in the other sections of Article VII, but only if such representations and warranties were not true or were inaccurate on the Effective Date and such untruth or inaccuracy is “Material” (defined below). The term “Material” as used in this Section 7.4 shall mean a liability or loss reasonably anticipated to arise out of an untruth or inaccuracy of the representations or warranties set forth in Article VII which (i) exceeds $500,000.00 for each affected Property, or (ii) results from fraud or willful misconduct on the part of Seller.  In the event that Purchaser elects to terminate this Agreement, the parties shall have no liability to each other hereunder and the Deposit shall be returned to Purchaser and the Seller Letter of Credit shall be returned to Seller.  Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Purchaser, to the extent that, prior to the Closing, Purchaser discovers or learns of information (from whatever source, including, without limitation the property manager, the tenant estoppel certificates or the Seller’s Estoppel Certificates delivered pursuant to Section 10.1.1 below, as a result of Purchaser’s due diligence tests, investigations and inspections of the Property, or disclosure by Seller or Seller’s agents and employees) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

7.5          Post Closing Rights.  Following Closing, Purchaser will have the right to bring any action against Seller as a result of any untruth or inaccuracy of representations and warranties made herein if (i) such untruth or inaccuracy is “Material,” and (ii) prior to Closing Purchaser did not discover or learn information (from whatever source) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect.  The term “Material” as used in this Section 7.5 shall mean a liability or loss reasonably anticipated to arise out of an untruth or inaccuracy of the representations or warranties set forth in Article VII which results from fraud or willful misconduct on the part of Seller or exceeds $500,000 for each such affected

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Property, it being understood that the foregoing limitation is a threshold which must be exceeded, but that once such threshold has been exceeded, any post closing claim may be pursued for its full value.  In addition, in no event will Seller’s liability for all such breaches relating to a specific Property, exceed, in the aggregate, the allocated Purchase Price of the Property in question, calculated in accordance with Schedule 9.8.

7.6          Survival.  The express representations and warranties made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of representations and warranties set forth in Sections other than Sections 7.1.1, 7.1.2 and 7.1.3 shall be commenced, if at all, on or before the date which is twelve (12) months after the date of a Closing and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect as to the applicable Closing.

ARTICLE VIII

Representations and Warranties of Purchaser

8.1          Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date.

8.1.1        Authority.  Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.  All documents to be executed by Purchaser which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Purchaser, (ii) be legal, valid and binding obligations of Purchaser, and (iii) not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

8.1.2        Bankruptcy or Debt of Purchaser.  Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Purchaser has received no written notice of (a) the filing of an involuntary petition by Purchaser’s creditors, (b) the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, or (c) the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets.

8.1.3        No Financing Contingency.  It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency, and no financing for this transaction shall be provided by Seller.

8.2          Purchaser’s Acknowledgment.  Purchaser acknowledges and agrees that, except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any and all representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, including, but not limited to those representations, warranties, promises, covenants, agreement and guaranties of, as to, concerning or with respect to (a) the nature, quality or condition of the Properties, including, without limitation, the water, soil and geology, (b) the income to be derived from the Properties, (c) the suitability of the Properties for any and all activities and uses which Purchaser may conduct thereon, (d) the compliance of or by the Properties or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act and any rules and regulations promulgated thereunder or in connection therewith, (e) the habitability, merchantability or fitness for a particular

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purpose of the Properties, or (f) any other matter with respect to the Properties, and specifically that except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Properties, of any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and applicable state laws, and regulations promulgated thereunder.  Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement, having been given the opportunity to inspect the Properties, Purchaser is relying solely on its own investigation of the Properties and not on any information provided or to be provided by Seller.  Purchaser further acknowledges and agrees that subject to the representations and warranties of Seller as provided herein and in any other document executed at Closing, any information provided or to be provided with respect to the Properties was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information.  Purchaser further acknowledges and agrees that, as a material inducement to the execution and delivery of this Agreement by Seller, subject to the representations and warranties of Seller provided herein and in any other document executed at Closing, the sale of the Properties as provided for herein is made on an “AS IS, WHERE IS” CONDITION AND BASIS “WITH ALL FAULTS.”  Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this acknowledgment as part of the negotiations for the transaction contemplated by this Agreement; that Purchaser is represented by legal counsel in connection with this transaction.

8.3          Purchaser’s Release.  Effective as of the date of the Closing, Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment manager, property manager, the partners, trustees, shareholders, beneficiaries, directors, officers, employees, attorneys and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, causes of action, fines, liens, judgments, costs and expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Properties, except, subject to Section 7.5 hereof, such as arises out of (i) a breach of any of the representations and warranties of Seller set forth in Article VII and (ii) any of the provisions of this Agreement that survive Closing pursuant to the provisions of Section 17.12 below.  The terms and provisions of this Section 8.3 shall survive Closing and/or termination of this Agreement without limitation.

8.4          Survival.  The express representations and warranties made in this Agreement by Purchaser shall not merge into any instrument of conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of all such representations and warranties shall be commenced, if at all, on or before the date which is twelve (12) months after the date of the Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect as to the applicable Closing.

ARTICLE IX

Seller’s Interim Operating Covenants/Seller’s and Purchaser’s Covenants

9.1          Operations.  Seller agrees to continue to operate, manage and maintain the Improvements through the Closing Date in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Article XII of this Agreement.  As of, and at all times after the Effective Date until Closing, Seller shall name Purchaser as an additional insured on all liability insurance policies maintained by Seller relating to the Properties.

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9.2          No Sales.  Except for the execution of tenant Leases pursuant to Section 9.3, Seller agrees that it shall not convey any interest in the Properties to any third party.

9.3          Tenant Leases.  From and after the Effective Date, Seller shall not (i) grant any consent or waive any material rights under the Leases, (ii) terminate any Lease, or (iii) enter into a new lease, modify an existing Lease or renew, extend or expand an existing Lease in any material respect without the prior written approval of Purchaser (an “Approved New Lease”), which in each case shall not be unreasonably withheld, conditioned or delayed.  Any Approved New Lease shall meet all of the following parameters: (i) such proposed lease has an initial term (excluding any options to extend such term) of not less than three (3) years and not more than ten (10) years; (ii) such proposed lease has no free-rent period extending beyond the term of the Master Lease (defined below); (iii) such proposed lease has no above-market obligation of Purchaser to provide or fund any tenant improvements; (iv) such proposed lease provides for base rent payable at a rate per month that is never less than 95% of the base rent per month required to be paid for such space under the Master Lease; (v) leasing commissions for such proposed lease do not exceed market rates; (vi) such proposed lease does not require the landlord thereunder, and will not result in an obligation for the landlord thereunder to alter or improve or pay for the altering or improving of the building (other than tenant improvements as limited by clause (iii) above and responsibility for repairing and replacing the roof and structure, but excluding the obligation for internal wall changes); (vii) such lease shall be on the form customarily used by Seller with such revisions which Seller approves using its judgment as a commercially prudent landlord; (viii) the creditworthiness of the tenant and intended use of the premises by the tenant shall be consistent with Seller’s historical and customary requirements as a commercially prudent landlord; and (ix) the income to be generated from the proposed lease shall constitute qualifying income under Section 856(c)(3) of the Code.  Additionally, the parties expressly agree that it shall not be deemed unreasonable for Purchaser to withhold, condition or delay its consent to any Approved New Lease that includes above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs that Purchaser would be obligated to pay or incur; provided, however, in such event, Purchaser and Seller agree to negotiate in good faith to agree upon such tenant improvement costs, leasing commission and other leasing costs to render such Approved New Lease and the terms thereof acceptable to Purchaser.  Any lease proposed by Seller, which satisfies the criteria set forth in this Section 9.3 and would otherwise be reasonably acceptable to Purchaser, but for the fact that such lease includes above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs, may, nonetheless, be approved and executed by Seller, in its sole and absolute discretion, and in such event such proposed lease shall be deemed an Approved New Lease, provided that Seller pays all such above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs.  Purchaser’s failure to respond within five (5) Business Days after receipt of a request for approval, together with a copy of the proposed Approved New Lease or letter of intent to lease and credit information on the proposed replacement tenant or tenants, shall be deemed approval by Purchaser. Seller shall pay the portion of the tenant improvement costs, leasing commissions and other usual and customary leasing costs with respect to any Approved New Lease, allocated on a prorata basis over the term of the Approved New Lease with respect to the portion of the term of the Approved New Lease prior to a Closing and Purchaser shall pay the portion of the tenant improvement costs, lease commissions and other usual and customary leasing costs with respect to an Approved New Lease, allocated on a prorata basis over the term of the Approved New Lease with respect to the portion of the term of the Approved New Lease after the Closing.

9.4.         Planned Expenditures.  Seller shall effect and complete the planned expenditures for nominated work and items in accordance with the description and budget set forth on Exhibit R attached hereto as a prudent manager/owner in consultation with Purchaser, and to Purchaser’s commercially reasonable satisfaction; in the event that upon completion of such work and items,  the total cost of such work is less than the total budget allocated for same, Seller shall be entitled to retain all such unexpended amounts.  In the event that Exhibit R reflects that certain work is to be

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performed after Closing, the obligations of Seller under this Section 9.4 with respect to that work shall survive Closing.

9.5          Master Lease.  At the Closing, Seller and Purchaser shall execute and deliver to each other a master lease (“Master Lease”) in the form of Exhibit H attached hereto.

9.6          Management Agreement.  At the Closing, Seller and Purchaser shall execute an Amendment to the Property Management Agreement between Purchaser and CenterPoint Properties Trust adding the Properties to the definition of “Properties” under such Management Agreement. Seller shall terminate any existing property management agreements pertaining to the Properties as of the Closing Date.

9.7          Intentionally Deleted.

9.8          Transfer Tax Declaration Allocation.  Purchaser and Seller agree that the Purchase Price shall be allocated amongst the Properties as set forth on Schedule 9.8 for the purpose of completing real estate transfer declarations to be executed by Seller and Purchaser at Closing (the “Transfer Tax Declaration Allocation”).

9.9          Substitution of Properties

9.9.1        In the event of the occurrence of a Substitution Event (defined below) prior to Closing, Purchaser may, at its option, by written notice to Seller (“Event Notice”) within ten (10) days after the date on which Purchaser is given or obtains actual knowledge of the occurrence of a Substitution Event, elect to either (i) ignore the Substitution Event and proceed to Closing with no adjustment in the Purchase Price, or (ii) request that Seller offer a Substitute Property or Substitute Properties (both as hereinafter defined) to Purchaser valued in the aggregate amount of the Purchase Price allocated to the Property or Properties (“Removed Property” or “Removed Properties”) subject to the Substitution Event.

In the event that Purchaser elects under (ii) above to have Seller provide a Substitute Property or Substitute Properties, Seller, if it chooses to do so, in its sole and absolute discretion, shall have a period of thirty (30) days from the date of Purchaser’s Event Notice to correct the condition giving rise to the Substitution Event, and further, provided, however, if such condition is of a nature which is not capable of cure within said thirty (30) day period and Seller has commenced to cure within such thirty (30) day period, then Seller shall have such reasonable period of time from and after the date of Purchaser’s Event Notice to correct the condition giving rise to the Substitution Event.  In the event Purchaser exercises its rights under (ii) above, and Seller elects to and cures the condition giving rise to the Substitution Event prior to the time that the Closing with respect to the Substitute Property occurs, the Scheduled Closing Date for the Removed Property shall be extended to the fifteenth (15th) day after the condition giving rise to the Substitution Event has been cured.

In the event that Purchaser fails to elect (i) or (ii) above within ten (10) days after Purchaser is given or obtains actual knowledge of a Substitution Event, Purchaser shall be deemed to have elected to waive such condition and proceed to Closing on the Closing Date with no adjustment in the Purchase Price.  In the event that within said ten (10) day period Purchaser elects its rights under (ii) above and Seller elects not to cure or elects to cure the condition but fails to do so within the time period set forth above, Seller shall use reasonable efforts to provide a Substitute Property or Substitute Properties as described in Section 9.9.2.  Notwithstanding any other term or condition contained herein, (i) in no event shall the Closing with respect to the Properties which are not subject to a Substitution Event be

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delayed, and (ii) in the event of the occurrence of a Substitution Event, Seller shall not be in default under this Agreement, Seller shall not be liable for damages and Purchaser’s sole right and remedy shall be to exercise its rights under this Section 9.9.1.

The term “Substitution Event” shall mean any one or more of the following: (i) written notice to Purchaser that a tenant under its lease (“Right of First Refusal Lease”)  has exercised a right of first refusal, right of first offer or option to purchase a Property prior to Closing pursuant to the existing terms of its lease, (ii) the taking of one hundred percent (100%) of a Property by condemnation or eminent domain or (iii) any one or more of the following, to the extent the existence of the condition hereinafter described has a “Material Adverse Effect” on the use, value or marketability of the applicable Property: (a) the existence of a title exception other than a Permitted Exception on an Owner’s Policy to be issued by the Title Company at the time of the Closing; provided, however that Seller shall, at Seller’s expense, use reasonable efforts to obtain a title insurance endorsement to the Owner’s Policy (defined below) insuring over any unpermitted title exception, (b) the existence of a difference on a Survey not reflected on the Initial Surveys; (c) if Purchaser has not been provided with a copy of a zoning endorsement issued by the Title Company with respect to any Properties (whether in favor of Seller or Purchaser) prior to the Effective Date and it is determined that the present use of the Property is not permitted under the zoning ordinance in effect on the Effective Date; (d) the physical or environmental condition of the Properties are not the same as on the Effective Date, ordinary wear and tear and damage by casualty excepted, provided, however, that under this subsection (d) it shall not be a Substitution Event if a tenant of the Property is responsible under its lease for maintaining, repairing or restoring the physical or environmental condition in question; and (e) the existence of a breach of a warranty or representation made by Seller under Sections 7.1.4, 7.1.6, 7.1.7 and 7.1.9 of this Agreement (or any change in the schedules thereto).  The term “Material Adverse Effect” as used herein shall mean that a liability or loss reasonably anticipated to arise out of the condition under (a) Sections 9.9.1(iii)(a) or (b) which exceeds $150,000.00 for the affected Property, or (b) under Sections 9.9.1iii(c), (d) or (e) which exceeds seven and one-half percent (7.5%) of the Purchase Price for the affected Property.

9.9.2        In the event of the occurrence of a Substitution Event (and notwithstanding any election by Seller to attempt to cure the condition giving rise to the Substitution Event), Seller shall use reasonable efforts to substitute another Property or Properties owned by Seller that the parties mutually agree in their reasonable opinion is comparable (individually, a “Substitute Property” and collectively, the “Substitute Properties”).  Seller shall use reasonable efforts to identify a Substitute Property within thirty (30) days after receipt of an Event Notice.  Commencing on the date that Purchaser receives a notice from Seller identifying a Substitute Property or Substitute Properties to replace a Removed Property or Removed Properties (“Substitution of Assets Notice”), and continuing until 5:00 p.m. Central time on the thirtieth (30th) day thereafter (“Substitute Properties Feasibility Period”), Purchaser and its agents shall have the right to conduct inspections and tests of the Substitute Properties in the manner hereby provided in Section 9.9.5 and subject to the provisions as provided in Section 9.9.6.  In the event that Purchaser approves all of the Substitute Properties prior to the expiration of the Substitute Properties Feasibility Period, all of the Substitute Properties shall be subject to this Agreement, and the Purchase Price shall be adjusted as provided below in Section 9.9.3.  In the event that Purchaser does not approve one or more of the Substitute Properties prior to the expiration of the Substitute Properties Feasibility Period, the Substitute Property or Properties not approved by Purchaser and the Removed Property or Removed Properties shall not be subject to this Agreement, and the Purchase Price shall be reduced by the value of the Removed Property or Removed Properties, as the case may be, as set forth on Schedule 9.8.  All Substitute Properties approved by Purchaser shall be deemed to be Properties subject to this Agreement, except that all warranties and representations shall be modified to reflect the

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circumstances relating to the Substitute Properties.  Within fifteen (15) days after the Substitution of Assets Notice, Seller shall deliver Schedules similar to those attached hereto as Schedules 7.1.4, 7.1.5, 7.1.6, 7.1.7, 7.1.8, 7.1.9 and 7.1.10, with respect to the Substitute Properties.

9.9.3        For the purposes of this Section 9.9, the purchase price for a Removed Property shall be based on Schedule 9.8 attached hereto, and the purchase price for a Substitute Property shall be calculated using a capitalization rate equal to the capitalization rate that was used to determine the Purchase Price of the Removed Property and the annual net rent of the Substitute Property, without deductions (“Substitute Property Purchase Price”).  In the event that the Seller delivers the Substitution of Assets Notice to Purchaser within the time frame set forth above, the Closing of all Properties not subject to the Substitution of Assets Notice shall take place on the date of the Scheduled Closing Date.  Subject to the right of Purchaser to disapprove one or more of the Substitute Properties during the Substitute Properties Feasibility Period, and further subject to the provisions of Section 4.1 above, the Closing with respect to each Substitute Property shall take place on the thirtieth (30th) day following the expiration of the applicable Substitute Property Feasibility Period.

9.9.4        Seller shall deliver to Purchaser copies of all notices sent by Seller to tenants under Right of First Refusal Leases as required under the Right of First Refusal Leases, and shall notify Purchaser promptly if it receives a notice from an Exercising Tenant.

9.9.5        During the Substitute Properties Feasibility Period, Purchaser and its agents shall have the right during business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense and at Purchaser’s and its agents’ sole risk, to perform inspections and tests of the Substitute Properties and to perform such other analyses, inquiries and investigations as Purchaser shall deem reasonably necessary or appropriate; provided, however, that in no event shall (i) such inspections or tests unreasonably disrupt or disturb the on-going operation of the Substitute Properties or the rights of the tenants at the Substitute Properties, or (ii) Purchaser or its agents or representatives conduct any physical testing, drilling, boring, sampling or removal of, on or through the surface of the Substitute Properties (or any part or portion thereof) including, without limitation, any ground borings or invasive testing of the Improvements (collectively, “Physical Testing”), without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion.  Seller acknowledges and agrees that the performance of a phase I environmental assessment on behalf of Purchaser (“Phase I Assessments”) shall not be considered Physical Testing for purposes hereof and shall be permitted without Purchaser obtaining the consent of Seller.  In the event Purchaser desires to conduct any such Physical Testing of a Substitute Property, then Purchaser shall submit to Seller, for Seller’s approval, a written detailed description of the scope and extent of the proposed Physical Testing, which approval may be given or withheld in Seller’s sole and absolute discretion.  In no event shall Seller be obligated as a condition of this transaction to perform or pay for any environmental remediation of the Substitute Properties recommended by any such Physical Testing.  After making such tests and inspections, Purchaser agrees to promptly restore the Substitute Properties to their condition prior to such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement).  In addition to the rights available to the Purchaser during the Substitute Properties Feasibility Period, as set forth above, Purchaser and its agents shall have access to the Substitute Properties prior to the Closing Date, but during normal business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense, and at Purchaser’s and its agents’ sole risk, to inspect the applicable Substitute Properties; provided, however, Purchaser shall not be entitled to conduct any Physical Testing or any

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Phase I Assessment after the expiration of the Substitute Properties Feasibility Period.  Prior to Purchaser entering the Substitute Properties to conduct the inspections and tests described above, including, but not limited to, the Phase I Assessments, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its agents and contractors to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage:  general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of Five Million and No/100 Dollars ($5,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and tests (“Due Diligence Insurance”).  Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided Seller or its agents do not unreasonably interfere with Purchaser’s inspection.

9.9.6        Purchaser and its agents and representatives shall:  (a) not unreasonably disturb the tenants of the Substitute Properties or interfere with their use of the Substitute Properties pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Substitute Properties; (c) not damage any part of the Substitute Properties or any personal property owned or held by any tenant; (d) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (e) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Substitute Properties; (f) not permit any liens to attach to the Substitute Properties by reason of the exercise of its rights hereunder; (g) restore the Improvements and the surface of the Substitute Properties to the condition in which the same was found before any such inspection or tests were undertaken; and (h) except to the extent required by applicable laws, not reveal or disclose any information obtained pursuant to its right to evaluate set forth in Section 9.9.5 above concerning the Substitute Properties to anyone other than a Purchaser Party/Representative.  Purchaser shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting its inspection of the Substitute Properties, the Purchaser’s Phase I Assessments and the Physical Testing.  Purchaser shall, and does hereby agree to indemnify, defend and hold the Seller, its partners, members, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including but not limited to attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Substitute Properties in the exercise of the inspection right granted pursuant to Section 9.9.5, including, without limitation, (i) claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use or damage to its premises or property in connection with Purchaser’s review of the Substitute Properties, and (ii) Purchaser’s obligations pursuant to this Section 9.9.6.  This Section 9.9.6 shall survive the Closing of the Substitute Properties and/or any termination of this Agreement without limitation.

9.9.7        With respect to the Substitute Properties, Seller shall deliver to Purchaser or make available at the applicable Substitute Property or Seller’s office in Oak Brook, Illinois, at Seller’s option, the following: operating statements, leases, reports relating to the physical and/or environmental condition of the applicable Substitute Properties, a statement of the estimated value of the applicable Substitute Properties from an independent industrial real estate broker with at least ten (10) years experience in the marketplace (which value shall not be binding on Seller or Purchaser), rent rolls and revenue and expense statements,

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Seller and Purchaser shall use reasonable efforts to agree upon the format and scope of such materials, but agree that the format and scope shall be similar to the materials typically provided by Seller to Purchaser in connection with the sale of the Properties in accordance with Section 5.1 hereof (the “Substitute Property Documents”); provided, however, that except for the representations and warranties made in Article VII hereof, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such Substitute Properties Documents.  Except with respect to claims arising out of a breach by Seller of a representation or warranty made in Article VII hereof, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials.  Notwithstanding anything contained in the preceding sentence, Seller shall not deliver or make available to Purchaser Seller’s internal memoranda, attorney-client privileged materials, internal appraisals and economic evaluations of the Substitute Properties, and reports regarding the Substitute Properties prepared by Seller or its affiliates solely for internal use or for the information of the investors in Seller.  Purchaser acknowledges that any and all of the Substitute Properties Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Substitute Properties.  Purchaser agrees not to disclose such non-public documents, or any of the provisions, terms or conditions thereof, to any party other than a Purchaser Party/Representative.  Purchaser shall return all of the Substitute Properties Documents, on or before three (3) Business Days after the first to occur of (a) such time as Purchaser notifies Seller in writing that it shall not acquire the Substitute Properties, or (b) such time as this Agreement is terminated for any reason.  This Section 9.9.7 shall survive any termination of this Agreement without limitation.

9.9.8        Purchaser hereby acknowledges that it will have been given, prior to the termination of the Substitute Properties Feasibility Period, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Substitute Properties.  Purchaser will be relying upon its own independent examination of the Substitute Properties and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Substitute Properties.  Except as may be provided in Article VII hereof, Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser relating to the Substitute Properties.  The provisions of this Section 9.9.8 shall survive Closing and/or termination of this Agreement without limitation.

9.10        Contracts.  Seller shall not, with respect to a Contract that will survive Closing, from and after the Effective Date, terminate an existing Contract, enter into a new Contract or modify an existing Contract without the prior written approval of Purchaser, which consent in each case shall not be unreasonably conditioned, withheld or delayed and which shall be deemed granted if Purchaser fails to respond to a request for approval within five (5) Business Days after receipt of the request therefor together with a summary of the terms of the Contract (an “Approved New Contract”).  Schedule 9.10 attached hereto contains a list of Contracts for the Properties that Purchaser will assume as of the Closing, and a list of Contracts for the Properties that Purchaser is requesting Seller to terminate as of the Closing (the “Unassumed Contracts”).  Provided that the Closing occurs hereunder, Seller shall terminate such applicable Unassumed Contracts effective as of the Closing Date and deliver evidence at such Closing of such termination.

9.11        Intentionally Deleted.

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9.12        REA Estoppels.  Attached hereto as Schedule 9.12 is a list of REA and other Property-related estoppels that Purchaser would like to obtain prior to Closing (collectively, the “REA Estoppels”).  Purchaser shall prepare and deliver to Seller REA Estoppel Certificates for each of the REA Estoppels (the “REA Estoppel Certificates”), and Seller shall send out the REA Estoppel Certificates for execution prior to the Closing Date, it being understood that obtaining the REA Estoppel Certificates shall not be a condition to Purchaser’s obligation to close.

ARTICLE X

Closing Conditions

10.1        Conditions to Obligations of Purchaser.  The obligations of Purchaser under this Agreement to purchase the Properties and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Scheduled Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing.

10.1.1      Tenant Estoppels.  Purchaser shall have received tenant estoppel certificates dated not more than thirty (30) days prior to the Closing from seventy-five percent (75%) of the occupied square footage in the Properties.  Seller agrees to deliver to each tenant a tenant estoppel certificate substantially in the form attached hereto as Exhibit K.  Notwithstanding the foregoing, in the event that a Lease requires a different form of estoppel certificate or requires specific provisions, Purchaser shall be required to accept a tenant estoppel certificate that is substantially in the form required by said Lease or substantially in the form of Exhibit K as modified to comply with the specific provisions required by said Lease.  Additionally, Purchaser acknowledges that while the statements set forth in paragraphs 8 and 9 of Exhibit K are not qualified to the knowledge or best knowledge of the tenant, Purchaser shall be required to accept any tenant estoppel certificate that has been qualified to the knowledge or best knowledge of the tenant with respect to said paragraphs.  Notwithstanding the foregoing, at Seller’s sole option, Seller may (i) extend the Scheduled Closing Date solely with respect to up to five (5) of the Properties for up to an additional thirty (30) days in order to satisfy the foregoing requirement for such Properties, in which event Seller shall deliver notice of such extension with respect to such Properties to Purchaser prior to the Scheduled Closing Date (and the Closing shall proceed as scheduled with respect to all other Properties), and/or (ii) provide its own estoppel (“Seller’s Estoppel”) in the form attached as Exhibit L to Purchaser in satisfaction of the foregoing requirements with respect to not more than twenty-five percent (25%) of the occupied square footage of the Properties.  In the event that Seller has not complied with the provisions of this Section 10.1.1, Purchaser may (i) elect to consummate the Closing, or (ii) notify Seller of its intent to terminate this Agreement by written notice (the “Tenant Estoppel Termination Notice”) on or before the Scheduled Closing Date.  In the event that, after the Closing, Seller delivers to Purchaser a tenant estoppel certificate from a tenant for whom Seller executed a Seller’s Estoppel at the Closing and such tenant estoppel certificate contains no information which is contradictory to or inconsistent with the information contained in the Seller’s Estoppel, then Seller thereafter shall be released from all liability relating to Seller’s Estoppel with respect to such tenant’s Lease.  In no event shall Seller be obligated to deliver updates to the tenant estoppel certificate or Seller’s Estoppel.

10.1.2      Title Policy.  The Title Company shall be prepared to issue to Purchaser on the Closing Date an extended coverage ALTA Form B policy of title insurance, amended October 17, 1970 (the “Owner’s Policy”), or equivalent form Owner’s Policy acceptable to Purchaser, with respect to each Property in the Properties, in the face amount of the applicable Purchase Price attributable to such Property, and dated as of the Closing Date,

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indicating title to such Property is vested of record in Purchaser, subject solely to the applicable Permitted Exceptions.

10.1.3      Possession of the Property.  Delivery by Seller of possession of the applicable Property, subject to the Permitted Exceptions and the rights of tenants under the applicable Leases and Approved New Leases.

ARTICLE XI

Closing

11.1        Purchaser’s Closing Obligations.  Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller and the Title Company at each Closing the following, as same relates to the Properties:

11.1.1      The applicable portion of the Purchase Price, after all adjustments are made at the Closing as herein provided, by wire transfer or other immediately available federal funds, which amount shall be received in escrow by the Title Company at or before 11:00 a.m. Central time.

11.1.2      An assumption of a blanket conveyance and bill of sale, substantially in the form attached hereto as Exhibit M (“General Assignment”), duly executed by Purchaser, conveying and assigning to Purchaser the applicable Personal Property, Leases, Contracts, records and plans, and Intangible Property.

11.1.3      Executed counterparts of the Master Lease and the Amendment to Management Agreement with respect to the Closing, and such other documents to be provided in accordance with Sections 9.5 and 9.6 hereof with respect to the Closing.

11.1.4      Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, but not limited to, ALTA Statements and GAP Undertakings, if requested by the Title Company.

11.2        Seller’s Closing Obligations.  Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser and the Title Company the following, as same relates to each of the Properties and the Properties, as the case may be:

11.2.1      A Special warranty deed (a “Deed”) in recordable form properly executed by Seller conveying to Purchaser the Land and Improvements in fee simple, subject only to the Permitted Exceptions, substantially in the form attached hereto as Exhibit N (as modified in order to satisfy any State-specific requirements with respect to the States of Indiana and Wisconsin, if applicable).

11.2.2      A General Assignment, duly executed by Seller, conveying and assigning to Purchaser the Personal Property, the Leases, the Contracts and the Intangible Property.

11.2.3      Written notice to the tenant(s) (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for any security deposits identified in the rent roll, and (iii) indicating that rent should thereafter be paid to Purchaser, substantially in the form attached hereto as Exhibit O.

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11.2.4      A certificate substantially in the form attached hereto as Exhibit P (“Non-foreign Entity Certification”) certifying that Seller is not a “foreign person” as defined in the Code.

11.2.5      Executed counterparts of the Master Lease and the Amendment to Management Agreement with respect to the Closing, and such other documents to be provided in accordance with Sections 9.5 and 9.6 hereof with respect to the Closing.

11.2.6      Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, but not limited to, ALTA Statements and GAP Undertakings.

11.2.7      Purchaser and Seller have agreed that possession (but not ownership) of all original Leases, tenant files and Contracts shall remain with Seller following Closing, in its capacity as Property Manager but that ownership of such items shall pass to Purchaser.  Any duplicate originals of Leases and Contracts in Seller’s possession or control shall be delivered to Purchaser promptly after Closing.

11.2.8      All REA Estoppel Certificates received by Seller, if any.

11.2.9      A certificate of Seller by which Seller reaffirms the truth and accuracy in all material respects of the representations and warranties set forth in Sections 7.1 above, subject to and setting forth any changes thereto occurring since the Effective Date.

11.2.10  Reliance letters with respect to and permitting Purchaser to rely on the most recent Phase 1 environmental reports provided by Seller to Purchaser from the consultant who prepared the applicable environmental report.

11.3        Joint Closing Obligations.  Purchaser and Seller shall execute and deliver a closing statement for each of the Properties setting forth the applicable Purchase Price, and any and all prorations and credits between the parties, as determined pursuant to this Agreement, together with real estate transfer tax declarations as required.

ARTICLE XII

Risk of Loss

12.1        Condemnation and Casualty.  If, prior to the Closing Date, any portion of the applicable Properties are taken by condemnation or eminent domain, or is the subject of a pending taking which has not been consummated, or is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser of such fact promptly after Seller obtains knowledge thereof.  If such condemnation or casualty is “Material” (as hereinafter defined), Purchaser shall have the option to either (i) extend the Scheduled Closing Date solely with respect to the applicable Property for a time reasonably required by Seller to repair any damage or destruction with respect to the applicable Property (and the Scheduled Closing Date shall proceed as scheduled with respect to all other Properties), or (ii) proceed to Closing in accordance with the terms of Section 12.1. If Purchaser elects to proceed to Closing, then Seller shall not be obligated to repair any damage or destruction with respect to the applicable Property, but (x) Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds or condemnation proceeds, as applicable, net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty or condemnation including any rent abatement insurance for such casualty or condemnation and (y) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price except for a credit in the amount of the applicable insurance deductible.

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12.2        Condemnation Not Material.  If the condemnation is not Material, then the Closing shall occur without abatement of the Purchase Price and, after deducting Seller’s reasonable costs and expenses incurred in collecting any award, Seller shall assign, without recourse, all awards or any rights to collect awards to Purchaser on the Closing Date.

12.3        Casualty Not Material.  If the Casualty is not Material, then the Closing shall occur without abatement of the Purchase Price except for a credit in the amount of the applicable deductible and Seller shall not be obligated to repair such damage or destruction and Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds net of any costs of repairs completed to date and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or such casualty including any rent abatement insurance for such casualty.

12.4        Materiality.  For purposes of this Article XII, (i) with respect to a taking by condemnation or eminent domain, the term “Material” shall mean any condemnation or taking which would materially impede access to a Property, reduce available parking at a Property below that required by applicable law or any other agreement affecting such Property, result in the termination of any Lease of more than ten percent (10%) of the space in the applicable Property, or result in a condemnation award reasonably estimated to exceed ten percent (10%) of the Purchase Price applicable to such Property; and (ii) with respect to a casualty, the term “Material” shall mean any casualty such that the cost of repair, as reasonably estimated by an engineer designated by Seller and Purchaser, is in excess of ten percent (10%) of the Purchase Price applicable to such Property.

ARTICLE XIII

Default

13.1        Default by Seller.  IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF SELLER, WHICH DEFAULT IS NOT CURED WITHIN TWO (2) DAYS AFTER WRITTEN NOTICE FROM PURCHASER TO SELLER, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH PURCHASER MAY SUFFER.  THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT PURCHASER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE PROCEEDS OF THE SELLER LETTER OF CREDIT,  AS LIQUIDATED DAMAGES, AS PURCHASER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT.  SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAWS.  Notwithstanding the foregoing, nothing contained herein shall limit Purchaser’s remedies at law or in equity, as to the Surviving Termination Obligations.

13.2        Default by Purchaser; Liquidated Damages.  IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF PURCHASER, WHICH DEFAULT IS NOT CURED WITHIN TWO (2) DAYS AFTER WRITTEN NOTICE FROM SELLER TO PURCHASER, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER.  THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE PROCEEDS OF THE PURCHASE LETTER OF CREDIT, AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT.  SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAWS.  Notwithstanding the foregoing, nothing contained herein shall limit Seller’s remedies at law or in equity, as to the Surviving Termination Obligations.

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ARTICLE XIV

Brokers

14.1        Brokers.  Purchaser and Seller each represents and warrants to the other that it has not dealt with any person or entity entitled to a brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby.  Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Seller by reason of any breach or inaccuracy of the Purchaser’s ( or its nominee’s) representations and warranties contained in this Article XIV.  Seller hereby agrees to indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Purchaser by reason of any breach or inaccuracy of Seller’s representations and warranties contained in this Article XIV.  The provisions of this Article XIV shall survive the Closing and/or termination of this Agreement.

ARTICLE XV

Confidentiality

15.1        Confidentiality.  Purchaser expressly acknowledges and agrees that the transactions contemplated by this Agreement, the Documents that are not otherwise known by or readily available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Purchaser and shall not be disclosed by Purchaser except to a Purchaser Party/Representative, and except and only to the extent that such disclosure may be necessary for its performance hereunder.  Purchaser agrees that it shall instruct each of its Purchaser Party/Representatives to maintain the confidentiality of such information and at the request of Seller, to promptly inform Seller of the identity of each such Purchaser Party/Representative.  Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Purchaser in connection with the Properties that are not otherwise known by or readily available to the public will not be disclosed by Purchaser to any third persons (other than to its Purchaser Party/Representatives) without the prior written consent of Seller.  If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Purchaser shall promptly return to Seller, and shall instruct its Purchaser Party/Representatives to return to Seller, all copies and originals of all documents and information provided to Purchaser.  Nothing contained in Section 5.2 of this Agreement or this Section 15.1 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under Section 5.2 or this Section 15.1 in connection with the party’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings or disclosures with any applicable Authorities (In the Unites States and/or Australia) required by reason of the transactions provided for herein and/or any filings or disclosures required in accordance with the laws or market rules (including stock exchange rules) of the United States and/or Australia.  The provisions of this Section 15.1 shall survive any termination of this Agreement without limitation.

15.2        Post Closing Publication.  Notwithstanding the foregoing, following Closing, Purchaser and Seller shall have the right to announce the acquisition of the Properties in newspapers and real estate trade publications (including “tombstones”) publicizing the purchase provided that Purchaser and Seller shall consult one another with respect to any such notice or publication, and shall implement any reasonable comments or objections of the other.  Seller may also publicize the sale of the Property in the ordinary course of its business.  The provisions of this Section 15.2 shall survive Closing and/or any termination of this Agreement without limitation.

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ARTICLE XVI

1031 Exchange

16.1        1031 Exchange.  Purchaser agrees to cooperate with Seller for purposes of effecting and structuring, in conjunction with the sale of the Properties, for the benefit of Seller, a like-kind exchange of real property, whether simultaneous or a deferred exchange, pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.  Purchaser specifically agrees to execute such documents and instruments as are reasonably necessary to implement such an exchange.  Seller shall be solely responsible for assuring that the structure of any proposed exchange is effective for Seller’s tax purposes.  Furthermore, Purchaser specifically agrees that Seller may assign this Agreement and any of its rights or obligations hereunder, in whole or in part, as necessary or appropriate in furtherance of effectuating a Section 1031 like-kind exchange for the Properties, provided that such assignment shall not serve to relieve Seller of any liability for Seller’s obligations hereunder.  Purchaser shall have no obligation to pay costs or expenses of effectuating such exchange, no such exchange shall alter the time for performance set forth herein, and Purchaser shall not be required to take title to any exchange property or (except for customary consent to assignment of this Agreement to an exchange intermediary) to incur obligations to third parties.

ARTICLE XVII

Miscellaneous

17.1        Notices.  Any and all notices, requests, demands or other communications hereunder shall be in writing and shall be deemed properly served (i) on the date sent if transmitted by hand delivery with receipt therefor, (ii) on the date sent if transmitted by facsimile (with confirmation by hard copy to follow by overnight delivery service), (iii) on the date sent if scanned to a .pdf file and transmitted by e-mail (with confirmation by hard copy to follow by overnight delivery service) (iv) on day after the notice is deposited with a nationally recognized overnight courier, or (v) upon receipt after being sent by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

To Purchaser:	CenterPoint James Fielding, LLC Level 5, 40 Miller Street North Sydney, NSW 2060 Australia Attn: Mr. Ben Hindmarsh Fax No.: 61 2 9004 8462 E-Mail: benhindmarsh@mirvac.com.au

With a copy to:	Wildman Harrold Allen & Dixon LLP 225 W. Wacker Drive, Suite 3000 Chicago, Illinois 60606 Attn: Kathleen M. Gilligan, Esq. Fax No.: (312) 201-2555 E-Mail: gilligan@wildmanharrold.com

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To Seller:

CenterPoint Properties Trust
1808 Swift Drive
Oak Brook, Illinois 60523

Attn:       Mr. James N. Clewlow
and Mr. Michael M. Mullen

Fax No.: (630) 586-8010
E-Mail: jclewlow@centerpoint-prop.com
E-Mail: mmullen@centerpoint-prop.com

With a copy to:	Weinberg Richmond LLP 333 West Wacker Drive, Suite 1800 Chicago, Illinois 60606 Attn: Mark S. Richmond, Esq. Fax No.: (312) 807-3903 E-Mail: mrichmond@wr-llp.com

17.2        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Illinois, without regard to the conflict of laws principles thereof.

17.3        Headings.  The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

17.4        Effective Date.  This Agreement shall be effective upon delivery of this Agreement fully executed by the Seller and Purchaser, which date shall be deemed the Effective Date hereof.  Either party may request that the other party promptly execute a memorandum specifying the Effective Date.

17.5        Business Days.  If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.  As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

17.6        Counterpart Copies.  This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

17.7        Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

17.8        Assignment.  Purchaser shall not have the right to assign this Agreement without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion; provided, however, Purchaser may designate a wholly owned subsidiary to acquire title to the Properties at Closing or assign its right, title and interest under this Agreement to a wholly owned subsidiary, provided that in no event will Purchaser be released from any of its obligations or liabilities under this Agreement.  Seller may assign this Agreement in whole or in part to any corporate, limited liability company or partnership entity affiliated with, or related to, Seller (“Affiliate”) without Purchaser’s consent; provided that Seller shall in no event be released from any of its obligations or liabilities hereunder as a result of any such assignment.  In the event that an Affiliate shall be designated as a transferee hereunder, the Affiliate shall have the benefit of all of the

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representations and rights that would otherwise have run in favor of Seller, which, by the terms of this Agreement, are incorporated or relate to the conveyance in question.  All transferees and assignees of Purchaser (“Assignee”) shall assume all of Purchaser’s obligations under this Agreement pursuant to an Assignment and Assumption Agreement reasonably acceptable to Seller, and consented to in writing by Seller.  In the event the rights and obligations of Purchaser shall be transferred, assigned and assumed as permitted under this Agreement, then such Assignee will be substituted in place of such assignor in the above-provided-for documents and it shall be entitled to the benefit of and may enforce Seller’s covenants, representations and warranties hereunder provided that Purchaser shall in no event be released from any of its obligations or liabilities hereunder as a result of such assignment.  Upon any such assignment by Purchaser or any successor or assign of Purchaser, then the assignor’s liabilities and obligations hereunder or under any instruments, documents or agreements made pursuant hereto shall be binding upon Assignee; provided, however, that Assignee shall have the benefit of any limitations of such liabilities and obligations applicable to either the assignor or Assignee, provided by law or by the terms hereof or such instruments, documents or agreements.  Whenever reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Agreement.  Purchaser may assign this Agreement for collateral purposes only to Purchaser’s lender.

17.9        Interpretation.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

17.10      Entire Agreement.  This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings.  Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein.  No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived.  Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

17.11      Severability.  If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17.12      Survival.  Except for obligations that survive the Closing pursuant to the provisions of Sections (and related subparagraphs) 4.2, 5.1, 5.2, 5.3, 6.2, 7.4, 7.5, 7.6, 8.3, 8.4, 9.4, 9.9, 9.11, 10.2, 14.1, 15.1, 15.2, 17.15, 17.16, 17.20 and 17.23 (collectively, the “Surviving Termination Obligations”), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein.

17.13      Exhibits and Schedules.  Exhibits A through S and Schedules 7.1.4 through 9.12 attached hereto are incorporated herein by reference.

17.14      Time.  Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

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17.15      Limitation of Liability.  No present or future partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of or in Purchaser or any affiliate of Purchaser shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Purchaser’s assets for the payment of any claim or for any performance, and Seller hereby waives any and all such personal liability.  For purposes of this Section 17.15, no negative capital account or any contribution or payment obligation of any partner or member in Purchaser shall constitute an asset of Purchaser.  The limitations of liability contained in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Purchaser provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by Purchaser shall also contain the foregoing exculpation.

No present or future partner, member, director, officer, shareholder, employee, advisor, affiliate or agent of or in Seller or any affiliate of Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser hereby waives any and all such personal liability.  For purposes of this Section 17.15, no negative capital account or any contribution or payment obligation of any partner or member in Seller shall constitute an asset of Seller.  The limitations of liability contained in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by Seller shall also contain the foregoing exculpation.  The provisions of this Section 17.15 shall survive Closing and/or any termination of this Agreement.

17.16      Prevailing Party.  Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.  The provisions of this Section 17.16 shall survive Closing and/or any termination of this Agreement.

17.17      No Recording.  Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

17.18      Waiver of Trial by Jury.  The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

17.19      Cooperation between Seller and Purchaser.  Seller agrees to reasonably cooperate with Purchaser in connection with the preparation and delivery of any Subordination, Non-Disturbance and Attornment Agreements required by Purchaser’s lenders in connection with the closing of the transaction described herein.

17.20      Further Assurances.  Each party shall, from time to time, at the request of the other party, and without further consideration, execute and deliver such further instruments and

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take such further action as may be required or reasonably requested by either party to establish, maintain or protect the respective rights of the parties to carry out and effect the intentions and purposes of this Agreement.

17.21      Return of Deposit.  Notwithstanding anything to the contrary contained in this Agreement, whenever this Agreement provides that the Deposit shall be delivered or returned to Purchaser, the parties acknowledge and agree that said Deposit or a portion thereof shall remain with the Escrow Agent in the event that Purchaser has failed to comply with the provisions of this Agreement.  Notwithstanding anything to the contrary contained in this Section 17.21, Seller agrees that if the provisions of this Agreement provide for the return of the Deposit to Purchaser that Seller will not unreasonably withhold its consent to the return of the Deposit to Purchaser.  Notwithstanding anything to the contrary contained in this Section 17.21, Purchaser agrees that if the provisions of this Agreement provide for the return of the Seller Earnest Money to Seller that Purchaser will not unreasonably withhold its consent to the return of the Seller Earnest Money to Seller.

17.22      Other Agreements.  Seller and Purchaser have a business relationship with each other and in connection therewith Seller and Purchaser have entered into various other agreements as of the date hereof (“Other Agreements”).  A default by either party under any Other Agreement not cured within any applicable cure period shall be deemed to be a default by such party under this Agreement.

17.23      Seller Environmental Obligations.  Notwithstanding anything to the contrary contained in this Agreement, based on conditions existing as of the Effective Date, Seller agrees to conduct and complete, for Purchaser’s benefit and solely at Seller’s expense except as provided below, all investigation and remediation measures necessary for Seller to obtain (a) with respect to the Properties identified on Exhibit S, a No Further Remediation (“NFR”) letter from the Illinois Environmental Protection Agency, and (b) with respect to the Properties identified on Exhibit S, a Certificate of Completion in the Voluntary Remediation Program administered by the Indiana Department of Environmental Management and a Covenant Not to Sue from the office of the Governor of Indiana (the NFR Letter, the Certificates of Completion, the Covenants Not to Sue, and all other necessary closure certification records shall be referred to collectively herein as the “Completion Documents”).

17.23.1    Schedule.  Seller shall act with diligence in conducting investigation and remediation measures, in pursuing issuance of the Completion Documents, and in complying with any applicable requirements of the respective state voluntary cleanup program, including without limitation the following, to the extent required by the respective state voluntary cleanup program: causing the Completion Documents to be recorded in the property records and filed with governmental agencies, and notifying third parties such as off-site landowners. Seller shall make reasonable efforts to cause the Completion Documents to be issued by no later than the LLC Expiration Date (as defined in that certain Limited Liability Company Agreement of even date herewith by and between CenterPoint Properties Trust and JF US Industrial Property Trust).  If Seller fails to cause the Completion Documents to be issued by no later than the LLC Expiration Date for any individual Property (“NFR Substitution Event”), Purchaser may, at its option, by written notice to Seller within thirty (30) days after the occurrence of an NFR Substitution Event, request that Seller offer a Substitute Property in accordance with Section 9.9.2 above (“NFR Substitution Notice”); provided, however, in the event that Purchaser elects to have Seller provide a Substitute Property, Seller, if it chooses to do so, in its sole and absolute discretion, shall have a period of thirty (30) days from the date Seller is given the NFR Substitution Notice to obtain the Completion Documents, and further, provided, however, if the Completion Documents are not capable of being obtained within said thirty (30) day period through no fault of Seller and Seller has commenced to obtain the Completion Documents within such thirty (30) day

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period, then Seller shall have such reasonable period of time from and after the date of the NFR Completion Notice to obtain the Completion Documents; provided, further, that such additional period shall not extend beyond the date of the Closing with respect to the Substitute Property.  In the event Seller cures the condition giving rise to the NFR Substitution Event prior to the time that a Closing with respect to the Substitute Property occurs, the Scheduled Closing Date for the Removed Property shall be extended to the fifteenth (15th) day after the condition giving rise to the NFR Substitution Event has been cured.

In the event Seller does not obtain the Completion Documents within the time periods referenced above, Seller shall repurchase the Property in question at such time as Purchaser acquires a Substitute Property.  Seller shall repurchase the Removed Property for the same price paid by Purchaser to purchase such Property from Seller and Seller shall repurchase such Property on the same terms and conditions of this Agreement applicable to Purchaser’s acquisition of a Substitute Property. Seller shall be obligated to repurchase the Property in question only if Purchaser agrees to purchase the Substitute Property, and Purchaser and Seller shall agree to close on both transactions on the same day at the same time.  Seller and Purchaser agree to follow the same terms, conditions and procedures for purposes of this exchange as are generally consistent with Sections 9.9.5, 9.9.6, 9.9.7 and 9.9.8 of this Agreement.

17.23.2    Cooperation.  From and after the Effective Date of this Agreement, Seller and Purchaser shall cooperate with each other to facilitate the successful completion of the voluntary remediation process for each Property.  Seller and Purchaser shall consult in good faith about all draft workplans and proposed submissions to regulatory authorities, and Seller shall make changes reasonably requested by Purchaser.  Seller shall provide at least two (2) Business Days advance written notice of entry onto a Property and identify the general nature of the work to be performed and the portion(s) of the Property on which the work will be performed.  To the extent practical, Seller shall provide advance notice to Purchaser of, and shall allow Purchaser to participate in, meetings and telephone conferences with regulatory authorities.  Seller shall provide Purchaser with a copy of all test results, final submissions to regulatory agencies and final documents received from such agencies within a reasonable period of time after they are received or created by Seller.

17.23.3    Scope of Testing Activities.  Pursuant to this Section 17.23, Seller shall conduct initial testing sufficient to reasonably identify all potential contaminants of concern materially related to the industrial/commercial use at the Properties (reasonably taking into consideration potentially significant environmental conditions indicated in Phase 1 reports or in prior testing).  Subsequent testing shall be conducted by Seller as reasonably necessary to satisfy regulatory authorities for issuance of the Completion Documents.

17.23.4    Institutional Controls.  The Completion Documents may be qualified or conditioned by institutional controls (e.g., deed restrictions, engineered barriers) to the extent such controls are consistent with the Properties’ industrial/commercial use as of the Effective Date and are necessary for issuance of the Completion Documents; provided, however, Seller shall have sole discretion to select the remedial approach for obtaining the Completion Documents.  Any such institutional controls are subject to Purchaser’s review and approval, which approval shall not be unreasonably withheld.

17.23.5    Execution of Documents.  Solely relating to and limited by Seller’s obligations as set forth in Article 17 hereto, Seller shall arrange for any offsite disposal of hazardous substances, required in order to obtain the Completion Documents, and shall execute all manifests and similar documents, reflecting itself or its designee as the generator of such hazardous substances, and in no event shall Seller name or identify Purchaser as the generator of such hazardous substances; provided, however, the Seller has no duty or

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obligation whatsoever for any hazardous substances transported to, released upon or generated by Purchaser, its agents, representatives and assigns, at, on, beneath or adjacent to the Properties. Purchaser shall execute other documents reasonably requested by Seller that are necessary and consistent with this Section 17.23.

17.23.6    Access. Purchaser shall provide necessary access to Seller to carry out the provisions of this section.  Seller shall use all reasonable efforts to avoid any disruption of tenant activities, and shall promptly repair at Seller’s sole cost and expense any damage caused by its investigation or remediation activities.

17.23.7    Indemnification. Until the earlier of the date the Seller procures and provides to Purchaser the requisite Completion Documents as set forth herein for each Property, or an appropriate substitute is exchanged pursuant to Section 17.23.1 hereof, Seller shall protect, defend, indemnify and hold Purchaser harmless from and against any claim or loss arising out of (a) any investigation, remediation or disposal activities conducted by Seller or its agents pursuant to this Section 17.23, and (b) any failure by Seller to obtain the Completion Documents as provided in this section.

17.23.8    Voidance. In the event any of the Completion Documents are voided as a result of any fraudulent misrepresentation or other fraudulent act or omission of Seller, Seller shall be responsible for implementing at its expense any measures necessary to have the Completion Documents reinstated.

17.23.9    Assignment.  To the extent allowed by contract and law, Seller shall use reasonable efforts to assign to Purchaser its environmental rights under current vendor and tenant agreements, including all indemnities, escrows, representations, and warranties (“Seller’s Environmental Rights”).  Where Seller is unable to assign Seller’s Environmental Rights, Seller will use commercially reasonable efforts to enforce such rights on behalf of Purchaser (at Purchaser’s expense).

17.23.10  Survival.  The terms of this Section 17.23 shall expressly survive, without limitation, the Closing.

17.24      Currency. All payments and amounts referenced or described in this Agreement shall be deemed to require payments in and refer to amounts in the currency of the United States of America.

17.25      Facsimile Signatures. The parties hereto agree that the use of facsimile signatures for the execution of this Agreement shall be legal and binding and shall have the same force and effect as if originally signed.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth below.

PURCHASER:

CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company

By	/s/ Adrian Harrington
	Name:	Adrian Harrington
	Title:	Vice President

By	/s/ Adrienne Parkinson
	Name:	Adrienne Parkinson
	Title:	Assistant Secretary

Date: April 6, 2005

Tax I.D. # 98-0450460

SELLER:

CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust

By	/s/ Michael M. Mullen
	Name:	Michael M. Mullen
	Title:	Chief Executive Officer

By	/s/ James N. Clewlow
	Name:	James N. Clewlow
	Title:	Chief Investment Officer

Date: April 6, 2005

CENTERPOINT VENTURE, LLC, a Delaware limited liability company

By	/s/ Michael M. Mullen
	Name:	Michael M. Mullen
	Title:	Vice President

By	/s/ James N. Clewlow
	Name:	James N. Clewlow
	Title:	Vice President

Date: April 6, 2005

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Exhibits

Exhibit A	Properties
Exhibit B-1 - B-3	Legal Descriptions
Exhibit C-1 - C-3	Schedule of Leases
Exhibit D -	Intentionally Deleted
Exhibit E -	Escrow Agreement
Exhibit F -	Documents
Exhibit G-1 - G-3	Permitted Exceptions
Exhibit H-	Master Lease
Exhibit I -	Intentionally Deleted
Exhibit J -	Intentionally Deleted
Exhibit K -	Tenant Estoppel Certificate
Exhibit L -	Seller’s Estoppel Certificate
Exhibit M -	General Assignment
Exhibit N -	Deed
Exhibit O -	Notice of Sale to Tenant
Exhibit P -	Non-Foreign Entity Certification
Exhibit Q -	Survey Certification
Exhibit R -	Planned Expenditures
Exhibit S -	NFR Properties

Schedules
7.1.4	-	No Violations of Laws
7.1.5	Eminent Domain
7.1.6	Hazardous Material
7.1.7	Litigation
7.1.8	Leases
7.1.9	Contracts
7.1.10	Defaults
9.8	Purchase Price Schedule
9.10	Contracts
9.12	REA Estoppels

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TRANCHE 4

SALE AGREEMENT

THIS SALE AGREEMENT (“Agreement”) is made and entered into as of the 6th day of April, 2005, by and between CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust (“CNT”), and CENTERPOINT VENTURE, LLC, a Delaware limited liability company (“Venture”, and CNT and Venture are hereinafter collectively referred to as “Seller”), and CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

Sale of Properties

1.1          Sale of Properties.  CNT, as to the properties listed on Exhibit A-l attached hereto, and Venture, as to the properties listed on Exhibit A-2 attached hereto, agree to sell, assign and convey to Purchaser, or cause to be sold, assigned and conveyed to Purchaser, in the event that one or more of the Properties is currently owned by an entity affiliated with CNT (hereinafter collectively referred to as “CNT Affiliates”), and Purchaser agrees to purchase from Seller, the following:

1.1.1        Land and Improvements.  That certain real property commonly described on Exhibits A-1 and A-2, respectively, being more particularly described on Exhibits B-1 through B-4, respectively, attached hereto (collectively, the “Land”), together with any improvements located thereon (collectively, the “Improvements”);

1.1.2        Leases.  All of Seller’s or CNT Affiliates’, as the case may be, right, title and interest, if any, in and to all leases, subleases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto (hereafter referred to collectively as the “Leases”), being more particularly described on Exhibits C-1 through C-4, respectively, attached hereto, and all prepaid rent attributable to the period following Closing, as herein defined, and subject to Section 4.2.4 below, the security deposits under such Leases (collectively, the “Leasehold Property”);

1.1.3        Real Property.  All of Seller’s or CNT Affiliates’, as the case may be, right, title and interest, if any, in and to all easements and appurtenances to Seller’s or CNT Affiliates’, as the case may be, interest in the Land and the Improvements, including, without limitation, all mineral and water rights and all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances are sometimes collectively referred to as the “Real Property”);

1.1.4        Personal Property.  All personal property (including equipment), if any, owned by Seller or CNT Affiliates, as the case may be, and located on the Real Property as of the date hereof, and all fixtures, if any, located on the Real Property as of the date hereof or as of the Closing Date (collectively, the “Personal Property”); and

1.1.5        Intangible Property.  All of Seller’s or CNT Affiliates’, as the case may be, right, title and interest, if any, in and to all service, equipment, supply and maintenance contracts (collectively, the “Contracts”), guarantees, licenses, side track agreements (and other agreements including leasehold agreements attendant to the Property), approvals, utility contracts, plans and specifications, governmental approvals and development rights, certificates, permits and warranties (and including all escrows, indemnities, representations, warranties and guarantees Seller received from any and all vendors from when Seller acquired the Properties), including, without limitation environmental insurance policies (to the extent same can be assigned with a reservation of rights for the benefit of Seller as well) and other environmental escrows other than the two Properties located in Hammond, Indiana and indemnities (to the extent same can be assigned with a reservation of rights for the benefit of Seller as well) if any) relating to the Real Property or the Personal Property, to the extent assignable (collectively, the “Intangible Property”).  (For each individual parcel, the Real Property, the Leasehold Property, the Personal Property and the Intangible Property are sometimes collectively hereinafter referred to as the “Property”, and for all parcels, taken together, the Real Property, the Leasehold Property, the Personal Property and the Intangible Property are collectively referred to as the “Properties”).  It is hereby acknowledged by the parties that Seller shall not convey to Purchaser claims relating to any real property tax refunds or rebates for periods accruing prior to the Closing, to the extent such taxes have been paid by Seller prior to the Closing, existing insurance claims and any existing claims against previous tenants of the Properties, which claims are hereby reserved by Seller, subject to the terms and provisions of Section 4.2.4 below.

ARTICLE II

Purchase Price

2.1          Purchase Price.  Subject to the provisions of Section 9.9 below, the purchase price for the Properties shall be Thirty-Four Million Six Hundred Thousand and No/100 Dollars ($34,600,000.00) (“Purchase Price”) in currency of the United States of America. The Purchase Price, as adjusted by all prorations as provided for herein, shall be paid by Purchaser at Closing as directed by the Seller by wire transfer of immediately available federal funds of The United States of America.

ARTICLE III

Deposit

3.1          Purchaser Deposit.  Purchaser will deposit a Fifteen Million and No/100 Dollars ($15,000,000.00) Letter of Credit (“Purchaser Letter of Credit”) on the date of the first Closing to occur under any of the Sale Agreements (defined below) with Chicago Title Insurance Company (“Escrow Agent” or “Title Company”).  The Purchaser Letter of Credit shall be held by Escrow Agent pursuant to an Escrow Agreement in the form attached hereto as Exhibit E modified to conform to the terms of this Agreement and as required by Title Company when Title Company holds a letter of credit (“Escrow Agreement”).  The Purchaser Letter of Credit shall (i) be unconditional and irrevocable, (ii) be in a form reasonably acceptable to Seller, (iii) be issued by a financial institution doing business in the United States of America, with offices in Chicago, Illinois and (iv) expire no earlier than March 15, 2006.  The cost of issuing and maintaining the Purchaser Letter of Credit shall be paid by Seller and Seller’s failure to do so shall not be a breach or a default by Purchaser under this Agreement or any Other Agreements (as defined in Section 17.22 below) nor shall Seller have any right to direct Escrow Agent to draw upon the Purchaser Letter of Credit as a result of Seller’s failure as aforesaid.  The Purchaser Letter of Credit and the proceeds of the Purchaser Letter of Credit (“Purchaser Proceeds”) have been provided to assure performance and observance by Purchaser of all of its closing obligations under this Agreement and five (5) other sale agreements entered into by and between Seller and Purchaser and dated of even date herewith relating to the sale of properties by Seller to Purchaser (this Agreement and the other five (5) Sale Agreements are herein collectively referred to as the “Sale Agreements”).   Accordingly, in the event of the occurrence of a default under Section 13.2 of this Agreement or any of the other Sale Agreements or in the event that the Purchaser Letter of Credit will expire within thirty (30) days or less, Seller shall have the right to direct Escrow Agent to draw upon the Purchaser Letter of Credit.  All Purchaser Proceeds received by Escrow Agent shall be retained by Escrow Agent and held or disbursed pursuant to the terms of the Escrow Agreement and this Agreement.  At the time of the final Closing of all Properties, including, but not limited to, Substitute Properties (defined below) under all of the Sale Agreements, the Purchaser Letter of Credit shall be delivered to Purchaser.  In the event any Closing under any of the Sale Agreements does not occur through no fault of Purchaser, Purchaser Letter of Credit shall be returned to Purchaser.

3.2          Seller’s Deposit.  Seller will deposit a Three Million and No/100 Dollars ($3,000,000.00) Letter of Credit (“Seller Letter of Credit”) on the date of the first Closing to occur under the Sale Agreements with Escrow Agent.  The Seller Letter of Credit shall be held by Escrow Agent pursuant to an Escrow Agreement in the form attached hereto as Exhibit E modified to conform to the terms of this Agreement and as required by Title Company when Title Company holds a letter of credit.  The Seller Letter of Credit shall (i) be unconditional and irrevocable, (ii) be in a form reasonably acceptable to Purchaser, (iii) be issued by a financial institution doing business in the United States of America, with offices in Chicago, Illinois and (iv) expire no earlier than March 15, 2006.  The cost of issuing and maintaining the Seller Letter of Credit shall be paid by Seller.  The Seller Letter of Credit and the proceeds of the Seller Letter of Credit have been provided to assure performance and observance by Seller of all of its closing obligations under the Sale Agreements.  Accordingly, in the event of the occurrence of a default under Section 13.1 of this Agreement or any of the other Sale Agreements or in the event that the Seller Letter of Credit will expire within thirty (30) days or less, Purchaser shall have the right to direct Escrow Agent to draw upon the Seller Letter of Credit.  All Proceeds received by Escrow Agent shall be retained by Escrow Agent and held or disbursed pursuant to the terms of the Escrow Agreement and this Agreement.  At the time of the final Closing of all Properties, including, but not limited to, Substitute Properties under all of the Sale Agreements, the Seller Letter of Credit shall be delivered to Seller.  In the event any Closing under any of the Sale Agreements does not occur through no fault of Seller, Seller Letter of Credit shall be returned to Seller.

ARTICLE IV

Closing, Prorations and Closing Costs

4.1          Closing.  The closing of the purchase and sale of the Properties shall occur on or before 10:00 a.m. Central time on February 1, 2006 (the “Scheduled Closing Date”) and shall be held at the offices of Escrow Agent, or at such other place agreed to by Seller and Purchaser (said closing is hereinafter referred to as the “Closing”).  Notwithstanding anything to the contrary contained in this Section 4.1, Seller or Purchaser, as the case may be, shall have the right to extend the closing date for one or more of the Properties in accordance with the provisions of Sections 9.9, 10.1 and 12.1 hereof.  “Closing” shall be deemed to have occurred when the Title Company has been instructed by both parties to pay the applicable portion of the Purchase Price to Seller and to record the applicable Deeds, as hereunder defined.  The date of the Closing is sometimes referred to in this Agreement as a “Closing Date.”  The transactions contemplated by this Agreement shall be closed through an escrow with Escrow Agent on the Closing Date, in accordance with the general provisions of the usual form “New York Style” Deed and Money Escrow Agreement used by Escrow Agent, with such provisions required to conform to the terms of this Agreement.

4.2          Prorations.  All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this Section 4.2.  Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of midnight of the day immediately preceding a Closing Date, with Purchaser to be treated as the owner of the applicable Properties, for purposes of prorations of income and expenses, on and after a Closing Date.

4.2.1        Taxes.  Subject to the provisions of this Section 4.2.1, real estate and personal property taxes, if any, accrued, but not yet due and owing as of the Closing and installments of special assessments, if any, due and owing during the installment year in which the Closing occurs (hereinafter collectively referred to as “Taxes”) shall be prorated as of the Closing Date, and, notwithstanding any other provision contained in this Agreement, shall not be reprorated.  Seller shall pay all Taxes due and payable as of the Closing Date.  If the Taxes have not been set for the year in which Closing occurs or any prior year, then the proration of such Taxes shall be based upon the most recent ascertainable tax bills.  Notwithstanding any other provision of this Agreement, (a) there shall be no proration of Taxes with respect to tenants whose leases obligate said tenants to pay Taxes when the tax bills are issued, and (b) the amount otherwise due Purchaser under this Section 4.2.1 shall be reduced by an amount equal to all tenant deposits held by Seller for Taxes at the time of Closing (collectively, the “Tenant Tax Deposits”) and the Tenant Tax Deposits shall be turned over to Purchaser at Closing.  Tenant Tax Deposits received by Seller following Closing for any period of time after Closing shall be paid to Purchaser.  The amount due under this Section 4.2.1 shall not be credited to Purchaser at Closing but shall be deposited into the operating account for the Properties and held by Seller as property manager pursuant to the Management Agreement described in Section 9.6 below.

Seller shall contest real estate taxes and/or assessment levels, as the case may be, prior to Closing if Seller deems reasonable in its judgment as a commercially prudent owner of real estate.  All costs incurred in connection with such contest shall be paid by the parties in proportion to benefit received by the parties in connection with any reduction of such real estate taxes or assessments as the case may be.

4.2.2        Insurance.  Seller shall assign its existing insurance policies to Purchaser upon Closing.  Purchaser shall be named as a named insured thereon and all premiums with respect thereto shall be prorated between the parties as of Closing.

4.2.3        Utilities.  Purchaser and Seller hereby acknowledge and agree that the amounts of all electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses relating to the applicable Properties not paid by tenants under Leases and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Purchaser and Seller immediately after the same have been determined.  Seller shall attempt to have all utility meters, or utility services not paid by tenants under Leases, read as of the Closing Date.  Purchaser shall cause all utility services to be placed in Purchaser’s name as of the Closing Date.  If permitted by the applicable utilities, all utility deposits in Seller’s name shall be assigned to Purchaser as of the Closing Date, and Seller shall receive a credit therefor at Closing.

4.2.4        Rents.  Rent [(including estimated pass-through payments for common area/operating expenses, but not for Taxes), collectively “Rents”] for the month in which Closing occurs shall be prorated for said month based upon the Rents estimated to have been collected by Seller as of the Closing Date.  Rents for said month shall be reprorated within seven (7) Business Days after the end of said month based on Rents actually received.  During the period after Closing, (i) Purchaser shall deliver to Seller any and all Rents accrued but uncollected as of the Closing Date, to the extent subsequently collected by Purchaser; provided, however, Purchaser shall apply Rents received after Closing first to payment of current Rents then due, and thereafter to delinquent Rents (other than “true up” payments received from tenants attributable to a year-end reconciliation of actual and budgeted pass-through payments, which shall be allocated among Seller and Purchaser pro rata in accordance with their respective period of ownership as set forth in Section 4.2.5 below), and (ii) Seller shall deliver to Purchaser any and all Rents collected by Seller for any period after Closing.

Subject to the provisions of the following sentence, Seller shall be entitled, after the Closing, to take any action against a tenant which would not result in a termination of any Lease or a tenant’s right of occupancy thereunder (“Seller Action”).  Notwithstanding the foregoing, Seller shall not take any Seller Action unless Seller shall have first provided Purchaser with not less than five (5) Business Days’ notice of its intent to take action against a tenant, together with a description of the subject matter of the proposed Seller Action.  Purchaser agrees that it shall use commercially reasonable efforts to collect all pass-through rents payable by tenants and any delinquent Rents (provided, however, that Purchaser shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent Rents).

The amount of any unapplied security deposits (plus accrued interest thereon if payable to a tenant under its lease) under the Leases held by Seller in cash at the time of Closing shall be credited against the Purchase Price; accordingly, Seller shall retain the actual cash deposits.  Notwithstanding anything in this Section 4.2.4 to the contrary, if any security deposits are in the form of a letter of credit, such security deposits shall not be prorated, but shall be turned over by Seller to Purchaser at the Closing by the delivery thereof by Seller to Purchaser in accordance with this provision.  In addition, Seller shall use reasonable efforts to deliver appropriate duly executed instruments of transfer or assignment of such letters of credit which are required to establish Purchaser as the new beneficiary thereunder and any consents required by the issuing bank for the transfer of such letters of credit.  If required, Seller shall use reasonable efforts to arrange for the issuance by the issuing bank of any authorization to the transfer, together with the delivery of such letters of credit (and any letter of transfer that is required by such letter of credit).  Any fees imposed by such issuing banks in connection with such transfers which are not the obligation of the applicable tenant to pay shall be paid by Seller.  In the event that any letter of credit is not transferable as of Closing, Seller shall cooperate with Purchaser in all reasonable respects following the Closing so as to transfer the same to Purchaser or to obtain a replacement letter of credit with respect thereto in favor of Purchaser, in either case at no cost or expense to Purchaser.  Until any such letter of credit shall be transferred or replaced, Seller shall present such letter of credit for payment and deliver the proceeds received by Seller, if any, to Purchaser within a reasonable period of time following receipt of Purchaser’s written request.  Notwithstanding the foregoing, Seller shall not be in default under this Agreement in the event that any such letter of credit is not assigned to Purchaser for any reason other than the failure of Seller to sign the documents required of it to transfer the letter of credit or the failure of Seller to pay any fees imposed by an issuing bank in connection with such transfers.  In such event, Purchaser may terminate this Agreement with respect to the applicable Property upon written notice to Seller on or before ten (10) days after Purchaser becomes aware that a letter of credit will not be assigned on the Closing Date; provided, however, Purchaser’s right to terminate shall not be effective in the event that Seller, in its sole and absolute discretion, gives Purchaser a credit against the Purchase Price in the amount of the security deposit or provides a substitute letter of credit in that amount.

4.2.5        Calculations.  For purposes of calculating prorations, Purchaser shall be deemed to be in title to that portion of the Properties being acquired on the Closing Date, and, therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs.  All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and year in question.  Except as set forth in this Section 4.2, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser.  Purchaser and Seller shall each submit or cause to be submitted to the other (i) on or about the 90th day after Closing, and (ii) on or about the one year anniversary of the Closing, a statement which sets forth necessary adjustments to items subject to proration pursuant to the provisions of this Section 4.2, if any; provided, however, no adjustment shall be made with respect to Taxes.  Within fifteen (15) days following delivery of such statements, the parties shall make such adjustments among themselves as shall be necessary to carry out the prorations as contemplated in this Section 4.2.  In the event any prorations made under this Section 4.2 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same.

4.2.6        Leasing Commissions and Leasing Costs.  Seller shall be responsible for all leasing commissions, tenant improvement costs and other usual and customary leasing costs, due and owing with respect to the current term of all Leases executed prior to the Effective Date, whether such leasing commissions, tenant improvement costs and other usual and customary leasing costs are due to be paid prior to or after the Closing Date.

4.2.7        Prepaid Items.  Any prepaid items, including, without limitation, fees for licenses which are transferred to the Purchaser at the Closing and annual permit and inspection fees shall be apportioned between the Seller and the Purchaser at the Closing.

4.2.8        Allocation of Closing Costs and Expenses.  Seller shall bear the cost of the title policy to be issued and extended coverage charges, the cost of the Surveys (as hereinafter defined), the cost to record any instruments necessary to clear Seller’s title, one-half the cost of the Closing Escrow and one-half the cost of the “New York Style” closing fee. Purchaser shall bear the cost of any recording fees with respect to the Deeds, all costs incurred in connection with obtaining Purchaser’s financing for this transaction, if any, the cost of all title endorsements (other than with respect to extended coverage), if any, one-half the cost of the Closing Escrow and one-half the cost of the “New York Style” closing fee.  The cost of state and county transfer taxes shall be paid by the Seller, and the cost of local transfer taxes shall be paid by the party designated in the applicable local ordinance or local custom.  If no such designation or custom exists, and a local transfer tax must be paid, the cost thereof shall be shared equally by Seller and Purchaser.

4.2.9        Operating Expenses.  All operating expenses (including all charges under Contracts and agreements assumed by Purchaser under the General Assignment, as hereinafter defined and fees to any owner’s association) shall be prorated as of the Closing Date.  As to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing Date occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Purchaser), and assuming that all charges are incurred uniformly during the Current Billing Period.  If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment within thirty (30) days of receipt of actual bills.  Notwithstanding the foregoing, no prorations or adjustments shall be made for portions of operating costs of the Properties to the extent a tenant under the Leases is required to pay same pursuant to the terms of any of the Leases. Purchaser shall be credited with an amount equal to all deposits made by tenants and held by Seller at Closing towards the tenant’s obligation to pay any such operating expenses.

ARTICLE V

Inspection

5.1          Seller Deliveries.  Purchaser acknowledges that Seller has heretofore delivered or caused to be delivered or made available to Purchaser at the Properties all of the items relating to the Properties specified on Exhibit F, attached hereto, to the extent that such items were in Seller’s possession (“Documents”); provided, however, that except for the representations and warranties made in Article VII hereof, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such documents, if any, relating to the Properties.  Except with respect to claims arising out of a breach by Seller of a representation or warranty made in Article VII hereof, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials.  Purchaser acknowledges that any and all of the Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and were delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Properties.  Purchaser agrees not to disclose such non-public documents, or any of the provisions, terms or conditions thereof, to any party other than a Purchaser Party/Representative, as hereinafter defined.  Purchaser shall return all of the Documents, at such time as this Agreement is terminated for any reason.  This Section 5.1 shall survive Closing and/or termination of this Agreement without limitation.

5.2          Independent Examination/Right to Access.  Purchaser hereby acknowledges that it has been given, prior to the execution hereof, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Properties.  Purchaser further acknowledges that Purchaser is relying upon its own independent examination of the Properties and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Properties.  Except as may be provided in Article VII hereof, Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser.  Notwithstanding anything to the contrary contained in this Section 5.2, Purchaser and its agents shall have access to the Properties and the Documents prior to the Closing Date, but during normal business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense, and at Purchaser’s and its agents’ sole risk, to inspect the applicable Properties, provided, however, Purchaser shall not be entitled to conduct Physical Testing or any Phase I Assessments, as said terms are hereinafter defined, without the approval of Seller, which approval shall not be unreasonably withheld, and further provided that prior to Purchaser entering the Properties, Purchaser shall deliver to Seller evidence of Due Diligence Insurance, as hereinafter defined.  Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided that Seller does not unreasonably interfere with Purchaser’s inspection.  The provisions of this Section 5.2 shall survive Closing and/or termination of this Agreement without limitation.  Purchaser acknowledges and agrees that the Documents and investigation available to it have been sufficient to allow Purchaser to decide whether or not to enter into this Agreement and consummate the transaction contemplated hereby.

5.3          Inspection Obligations and Indemnity.  Purchaser and its agents and representatives shall (a) not unreasonably disturb the tenants of the Improvements or interfere with their use of the Real Property pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Real Property; (c) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (d) promptly repair any damage to any part of the Properties or any personal property owned or held by any tenant caused by Purchaser’s inspection of the Properties; (e) promptly pay when due the costs of all tests, investigations and examinations done by Purchaser with regard to the Properties; (f) not permit any liens to attach to the Properties as a result of Purchaser’s inspection of the Properties; (g) restore the Improvements and the surface of the Real Property to the condition in which the same was found before any such inspection or tests were undertaken by Purchaser; and (h) except to the extent required by law, not reveal or disclose any information obtained pursuant to its inspections of the Properties to anyone other than the following persons or entities (each a “Purchaser Party/Representative”): (x) Purchaser’s prospective lenders, members, managers, partners or other co-venturers or investors, in connection with the proposed purchase of the Properties and their respective representatives; and (y) Purchaser’s directors, officers, partners, members, managers, affiliates, shareholders, employees, legal counsel, accountants, engineers, architects, financial advisors and similar professionals and consultants to the extent Purchaser deems it necessary or appropriate in connection with its evaluation of the Properties.  Purchaser shall, and does hereby agree to indemnify, defend and hold Seller, its partners, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including, but not limited to, attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Properties in the exercise of the inspections of Purchaser prior to the Effective Date, including, without limitation, claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use of or damage to its premises or property in connection with Purchaser’s review of the Properties.  This Section 5.3 shall survive the Closing and/or any termination of this Agreement without limitation. Purchaser acknowledges and agrees that the Documents and investigation available to it have been sufficient to allow Purchaser to decide whether or not to enter into this Agreement and consummate the transaction contemplated hereby.

ARTICLE VI

Title and Survey Matters

6.1          Title.  Purchaser acknowledges that, prior to the Effective Date, Seller has delivered to Purchaser, with respect to each Property, a title insurance commitment or a prior title insurance policy (a “Commitment”), together with a copy of all underlying documents referenced therein (collectively, the “Title Documents”).  Except as hereinafter provided, Purchaser and Seller hereby agree that (i) all Taxes that are not due and payable prior to Closing, (ii) the rights of the tenants under the Leases and Approved New Leases (as defined in Section 9.3 of this Agreement), as parties in possession only, (iii) all matters created by or on behalf of Purchaser and (iv) the exceptions to title identified on Exhibits G-1 through G-4, respectively, shall constitute “ Permitted Exceptions”.  Notwithstanding anything to the contrary contained herein, Seller shall be obligated to cause all of the following resulting from the act or omission of, or caused by, Seller or grantor under the Deeds to be fully satisfied, released and discharged of record or insured or bonded over on or prior to the Closing Date:  all mortgages, deeds of trust and monetary liens [including liens for delinquent taxes, mechanics’ liens and judgment liens] affecting the Properties and all indebtedness secured thereby.

6.2          Survey.  Purchaser acknowledges receipt of Seller’s existing surveys (“Initial Surveys”) for each of the Properties.  Seller has ordered a current ALTA/ACSM survey for each Property to be certified to Purchaser, as well as any affiliates and lender designated by Purchaser to Seller at least thirty (30) days prior to Closing and Title Company (collectively, the “Surveys”) and shall deliver a copy of the Surveys to Purchaser promptly upon receipt thereof but in all events prior to Closing.  The surveyors shall certify the Surveys in accordance with the form of certification attached hereto as Exhibit Q.

ARTICLE VII

Representations and Warranties of the Seller

7.1          CNT’s Representations.  CNT represents and warrants that the following matters are true and correct as of the Effective Date with respect to the Properties owned by CNT or CNT Affiliates:

7.1.1        Authority.  CNT is a real estate investment trust, duly organized, validly existing and in good standing under the laws of the State of Maryland.  This Agreement has been duly authorized, executed and delivered by CNT, is the legal, valid and binding obligation of CNT, and does not violate any provision of any agreement or judicial order to which CNT is a party or to which CNT is subject.  All documents to be executed by CNT or CNT Affiliates which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by CNT or CNT Affiliates, as the case may be, (ii) be legal, valid and binding obligations of CNT or CNT Affiliates, as the case may be, and (iii) not violate any provision of any agreement or judicial order to which CNT or CNT Affiliates, as the case may be is a party or to which CNT or CNT Affiliates, as the case may be, is subject.

7.1.2        Bankruptcy or Debt of CNT.  Neither CNT nor any CNT Affiliates has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Neither CNT nor any CNT Affiliates has received any written notice of (a) the filing of an involuntary petition by CNT’s creditors or the creditors of CNT Affiliates, (b) the appointment of a receiver to take possession of all, or substantially all, of CNT’s assets or the assets of CNT Affiliates, or (c) the attachment or other judicial seizure of all, or substantially all, of CNT’s assets or the assets of CNT Affiliates.

7.1.3        Foreign Person.  Neither CNT nor any of the CNT Affiliates is a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code (“Code”), and

CNT agrees to execute and cause the CNT Affiliates to execute any and all documents necessary or required by the Internal Revenue Service or Purchaser in connection with such declaration(s).

7.1.4        No Violation of Laws.  Except as set forth on Schedule 7.1.4, to CNT’s knowledge, neither CNT nor CNT Affiliates have received any currently effective written notice from a governmental authority that the Properties violate any applicable ordinance of the city or village in which the Properties are located.

7.1.5        Eminent Domain.  Except as set forth on Schedule 7.1.5, to CNT’s knowledge, neither CNT nor CNT Affiliates have received any currently effective written notice of an eminent domain or condemnation of the Land or Improvements relating to the Properties.

7.1.6        Hazardous Materials.  Except as set forth on Schedule 7.1.6, to CNT’s knowledge, except as set forth in any environmental report provided by Seller to Purchaser, or as referenced or referred to in Section 17.23, (i) neither CNT nor CNT Affiliates have received any uncured written notice from the United States Environmental Protection Agency or the Illinois Environmental Protection Agency (or any Indiana or Wisconsin agency comparable to the Illinois Environmental Protection Agency) alleging that the Properties are in violation of any applicable Environmental Laws or contain any Hazardous Materials, (ii) since the date of the most recent environmental report, there have been no Hazardous Materials installed or stored in or otherwise existing at, on, in or under the Properties in violation of applicable Environmental Laws, and (iii) Seller has acted in the manner that a commercially prudent property owner would act with respect to any written recommendations made by Seller’s environmental consultants.  “Hazardous Materials” shall mean any hazardous, toxic waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, or any other federal, state or local laws, ordinances, rules, regulations or policies governing use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of such materials (collectively, “Environmental Laws”).

7.1.7        Litigation.  Except as set forth on Schedule 7.1.7, to CNT’s knowledge, (i) neither CNT nor CNT’s Affiliates have received any currently effective written notice of any pending litigation affecting the Properties, and (ii) there is no action, suit or proceeding threatened before or by any judicial, administrative or union body, any arbitrator or any governmental authority, against or affecting the Properties.

7.1.8        Leases.  Except as set forth on Schedule 7.1.8, (i) the Rent Roll delivered to Purchaser by CNT lists all of the Leases affecting the Properties owned by CNT or CNT’s Affiliates, (ii) the Leases affecting the Properties delivered to Purchaser by CNT are true, correct and complete copies of the Leases provided to or entered into by CNT or CNT’s Affiliates relating to the Properties, and (iii) to CNT’s knowledge, no tenant has commenced any action or given any written notice to CNT or any CNT Affiliate for the purpose of terminating its lease in whole or in part, whether by exercise of an express termination right in its lease or otherwise.

7.1.9        Contracts.  Except as set forth on Schedule 7.1.9, to CNT’s knowledge, Seller has delivered to Purchaser complete copies of each Contract provided to or entered into by CNT or CNT Affiliate relating to the Properties.

7.1.10      Defaults.  Except as set forth on Schedule 7.1.10, or any other exhibit to this Agreement, (i) no notice of default has been given by CNT or CNT Affiliates to any tenant or received by Seller from any tenant under any Lease relating to the Properties which remains uncured and (ii) no base or additional rent due under any Lease relating to the Properties is more than thirty (30) days past due.

7.1.11      Operating Statements.  To CNT’s knowledge, the operating statements relating to the Properties delivered by Seller to Purchaser in accordance with Section 5.1 hereof are true and correct in all material respects and no material adverse change has occurred since the respective dates thereof.

7.1.12      Bulk Sale Act. The provisions of Section 9.02(d) of the Illinois Income Tax Act and the applicable provisions of the Retailer’s Occupation Tax Act do not apply to this transaction.

7.1.13      REIT REP The Properties consist solely of land, buildings, and other structural components thereof, and other assets described in Section 856(c)(4)(A) of the Code.  The total gross revenues generated by the Properties between January 1, 2003 and the Closing Date has consisted and will consist solely of income from rents from real property and other revenue which constitute qualifying income under Section 856(c)(3) of the Code (“Qualifying Income”), and based on historical experience, CNT believes that the gross revenues generated by the Properties after the Closing Date will consist solely of Qualifying Income.

Seller shall remake all representations and warranties as of the date of the Closing; provided, however, at the time such warranties and representations are remade, Seller shall provide Purchaser with updates of the Schedules referred to in the representations and warranties set forth above and an updated operating statement.  Purchaser acknowledges and agrees that the representations and warranties that are made as of the Closing Date shall refer to the updated Schedules and operating statements.

7.2          Venture Representations.  Venture represents and warrants that the following matters are true and correct as of the Effective Date with respect to Venture’s interest in the Properties:

7.2.1        Authority.  Venture is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Illinois.  This Agreement has been duly authorized, executed and delivered by Venture, is the legal, valid and binding obligation of Venture, and does not violate any provision of any agreement or judicial order to which Venture is a party or to which Venture is subject.  All documents to be executed by Venture which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Venture, (ii) be legal, valid and binding obligations of Venture, and (iii) not violate any provision of any agreement or judicial order to which Venture is a party or to which Venture is subject.

7.2.2        Bankruptcy or Debt of Venture.  Venture has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Venture has received no written notice of (a) the filing of an involuntary petition by Venture’s creditors, (b) the appointment of a receiver to take possession of all, or substantially all, of Venture’s assets, or (c) the attachment or other judicial seizure of all, or substantially all, of Venture’s assets.

7.2.3        Foreign Person.  Venture is not a foreign person within the meaning of Section 1445(f) of the Code, and Venture agrees to execute any and all documents necessary or required by the Internal Revenue Service or Purchaser in connection with such declaration(s).

7.2.4        No Violation of Laws.  Except as set forth on Schedule 7.2.4, to Venture’s knowledge, Venture has not received any currently effective written notice from a governmental authority that the Properties violate any applicable ordinance of the city or village in which the Properties are located.

7.2.5        Eminent Domain.  Except as set forth on Schedule 7.2.5, to Venture’s knowledge, Venture has not received any currently effective written notice of an eminent domain or condemnation of the Land or Improvements relating to the Properties.

7.2.6        Hazardous Materials.  Except as set forth on Schedule 7.2.6, to Venture’s knowledge, except as set forth in any environmental report provided by Seller to Purchaser, or as referenced or referred to in Section 17.23, (i) Venture has not received any uncured written notice from the United States Environmental Protection Agency or the Illinois Environmental Protection Agency (or any Indiana or Wisconsin agency comparable to the Illinois Environmental Protection Agency) alleging that the Properties are in violation of any applicable Environmental Laws or contain any Hazardous Materials, (ii) since the date of the most recent environmental report, there have been no Hazardous Materials installed or stored in or otherwise existing at, on, in or under the Properties in violation of applicable Environmental Laws, and (iii) Venture has acted in a manner that a commercially prudent property owner would act with respect to any written recommendations made by Venture’s environmental consultants.

7.2.7        Litigation.  Except as set forth on Schedule 7.2.7, to Venture’s knowledge, (i) Venture has not received any currently effective written notice of any pending litigation affecting the Properties and (ii) there is no action, suit or proceeding threatened before or by any judicial, administrative or union body, any arbitrator or any governmental authority, against or affecting the Properties.

7.2.8        Leases.  Except as set forth on Schedule 7.2.8, (i) the Rent Roll delivered to Purchaser by Venture lists all of the Leases affecting the Properties owned by Venture, (ii) the Leases affecting the Properties delivered to Purchaser by Venture are true, correct and complete copies of the Leases provided to or entered into by Venture relating to the Properties, and (iii) to Venture’s knowledge, no tenant has commenced any action or given any written notice to Venture for the purpose of terminating its lease in whole or in part, whether by exercise of an express termination right in its lease or otherwise.

7.2.9        Contracts.  Except as set forth on Schedule 7.2.9, to Venture’s knowledge, Seller has delivered to Purchaser complete copies of each Contract provided to or entered into by Venture relating to the Properties.

7.2.10      Defaults.  Except as set forth on Schedule 7.2.10, or any other exhibit to this Agreement (i) no notice of default has been given by Seller to any tenant or received by Seller from any tenant under any Lease relating to the Properties which remains uncured and (ii) no base or additional rent due under any Lease relating to the Properties is more than thirty (30) days past due.

7.2.11      Operating Statements.  To Venture’s knowledge, the operating statements relating to the Properties delivered by Seller to Purchaser in accordance with Section 5.1 hereof are true and correct in all material respects and no material adverse change has occurred since the respective dates thereof.

7.2.12      Bulk Sale Act.  The provisions of Section 9.02(d) of the Illinois Income Tax Act and the applicable provisions of the Retailer’s Occupation Tax Act do not apply to this transaction.

Venture shall remake all representations and warranties as of the date of the Closing; provided, however, at the time such warranties and representations are remade, Venture shall provide Purchaser with updates of the Schedules referred to in the representations and warranties set forth above and an updated operating statement.  Purchaser acknowledges and agrees that the representations and warranties that are made as of the Closing Date shall refer to the updated Schedules and operating statements.

7.3          Knowledge.  For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to the best of CNT’s knowledge”, “to the actual knowledge of CNT” or “to the knowledge” of CNT or words of similar import are used, they shall be deemed to refer to the current, actual knowledge only, and not any implied, imputed or constructive knowledge of Michael M. Mullen and James N. Clewlow, after consultation with the property managers of each Property owned by CNT (collectively, the “CNT Property Managers”).  Except for the obligation to consult with the CNT Property Managers, neither Michael M. Mullen nor James N. Clewlow shall be obligated to conduct any independent investigation, and no implied duty to investigate shall be imputed.  For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to the best of Venture’s knowledge”, “to the actual knowledge of Venture” or “to the knowledge” of Venture or words of similar import are used, they shall be deemed to refer to the current, actual knowledge only, and not any implied, imputed or constructive knowledge of James N. Clewlow and Daniel C. Witte after consultation with the property managers of all Properties owned by Venture (“Venture Property Managers”).  Except for the obligation to consult with the Venture Property Managers, neither James N. Clewlow nor Daniel C. Witte shall be obligated to conduct any independent investigation, and no implied duty to investigate shall be imputed.  Nothing contained in this Agreement shall be deemed to impose any personal liability of any kind on any person named in Section 7.3.

For purposes of this Agreement, and any document delivered at Closing, whenever the phrase “to the best of Purchaser’s knowledge”, “to the actual knowledge of Purchaser” or “to the knowledge of Purchaser” or words of similar import are used, they shall be deemed to refer to the current, actual knowledge only, and not any implied, imputed or constructive knowledge, of Andrew Martin and Ben Hindmarsh; provided, however, that nothing in this Agreement shall be deemed to create or impose any personal liability of any kind on Andrew Martin or Ben Hindmarsh.

7.4          Change in Representation/Waiver.  Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to rely on any representation or warranty made by Seller in this Article VII to the extent, prior to or at Closing,

Purchaser shall have or obtain actual knowledge of any information that was contradictory to such representation or warranty; provided, however, if Purchaser determines prior to Closing that there is a breach of any of the representations and warranties made by Seller above, then Purchaser may, at its option, by sending to Seller written notice of its election either (i) exercise its rights under Section 9.9 below if applicable, (ii) waive such breach and/or conditions and proceed to Closing with no adjustment in the Purchase Price and in such event Seller shall have no further liability as to such matter thereafter, or (iii) as its sole remedy, terminate this Agreement in its entirety in the event of any untruth or inaccuracy of (x) the representations or warranties set forth in Sections 7.1.1, 7.1.2, 7.1.3, 7.2.1, 7.2.2 or 7.2.3, or (y) the representations and warranties set forth in the other sections of Article VII, but only if such representations and warranties were not true or were inaccurate on the Effective Date and such untruth or inaccuracy is “Material” (defined below). The term “Material” as used in this Section 7.4 shall mean a liability or loss reasonably anticipated to arise out of an untruth or inaccuracy of the representations or warranties set forth in Article VII which (i) exceeds $500,000.00 for each affected Property, or (ii) results from fraud or willful misconduct on the part of Seller.  In the event that Purchaser elects to terminate this Agreement, the parties shall have no liability to each other hereunder and Purchaser Letter of Credit shall be returned to Purchaser and the Seller Letter of Credit shall be returned to Seller.  Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Purchaser, to the extent that, prior to the Closing, Purchaser discovers or learns of information (from whatever source, including, without limitation the property manager, the tenant estoppel certificates or the Seller’s Estoppel Certificates delivered pursuant to Section 10.1.1 below, as a result of Purchaser’s due diligence tests, investigations and inspections of the Property, or disclosure by Seller or Seller’s agents and employees) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

7.5          Post Closing Rights.  Following Closing, Purchaser will have the right to bring any action against Seller as a result of any untruth or inaccuracy of representations and warranties made herein if (i) such untruth or inaccuracy is “Material,” and (ii) prior to Closing Purchaser did not discover or learn information (from whatever source) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect.  The term “Material” as used in this Section 7.5 shall mean a liability or loss reasonably anticipated to arise out of an untruth or inaccuracy of the representations or warranties set forth in Article VII which results from fraud or willful misconduct on the part of Seller or exceeds $500,000.00 for each such affected Property, it being understood that the foregoing limitation is a threshold which must be exceeded, but that once such threshold has been exceeded, any post closing claim may be pursued for its full value.  In addition, in no event will Seller’s liability for all such breaches relating to a specific Property, exceed, in the aggregate, the allocated Purchase Price of the Property in question, calculated in accordance with Schedule 9.8.

7.6          Survival.  The express representations and warranties made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of representations and warranties set forth in Sections other than Sections 7.1.1, 7.1.2, 7.1.3, 7.2.1, 7.2.2 and 7.2.3 shall be commenced, if at all, on or before the date which is twelve (12) months after the date of a Closing and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect as to the applicable Closing.

ARTICLE VIII

Representations and Warranties of Purchaser

8.1          Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date.

8.1.1        Authority.  Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.  All documents to be executed by Purchaser which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Purchaser, (ii) be legal, valid and binding obligations of Purchaser, and (iii) not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

8.1.2        Bankruptcy or Debt of Purchaser.  Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Purchaser has received no written notice of (a) the filing of an involuntary petition by Purchaser’s creditors, (b) the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, or (c) the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets.

8.1.3        No Financing Contingency.  It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency, and no financing for this transaction shall be provided by Seller.

8.2          Purchaser’s Acknowledgment.  Purchaser acknowledges and agrees that, except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any and all representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, including, but not limited to those representations, warranties, promises, covenants, agreement and guaranties of, as to, concerning or with respect to (a) the nature, quality or condition of the Properties, including, without limitation, the water, soil and geology, (b) the income to be derived from the Properties, (c) the suitability of the Properties for any and all activities and uses which Purchaser may conduct thereon, (d) the compliance of or by the Properties or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act and any rules and regulations promulgated thereunder or in connection therewith, (e) the habitability, merchantability or fitness for a particular purpose of the Properties, or (f) any other matter with respect to the Properties, and specifically that except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Properties, of any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and applicable state laws, and regulations promulgated thereunder.  Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement, having been given the opportunity to inspect the Properties, Purchaser is relying solely on its own investigation of the Properties and not on any information provided or to be provided by Seller.  Purchaser further acknowledges and agrees that subject to the representations and warranties of Seller as provided herein and in any other document executed at

Closing, any information provided or to be provided with respect to the Properties was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information.  Purchaser further acknowledges and agrees that, as a material inducement to the execution and delivery of this Agreement by Seller, subject to the representations and warranties of Seller provided herein and in any other document executed at Closing, the sale of the Properties as provided for herein is made on an “AS IS, WHERE IS” CONDITION AND BASIS “WITH ALL FAULTS.”  Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this acknowledgment as part of the negotiations for the transaction contemplated by this Agreement; that Purchaser is represented by legal counsel in connection with this transaction.

8.3          Purchaser’s Release.  Effective as of the date of the Closing, Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment manager, property manager, the partners, trustees, shareholders, beneficiaries, directors, officers, employees, attorneys and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, causes of action, fines, liens, judgments, costs and expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Properties, except, subject to Section 7.5 hereof, such as arises out of (i) a breach of any of the representations and warranties of Seller set forth in Article VII and (ii) any of the provisions of this Agreement that survive Closing pursuant to the provisions of Section 17.12 below.  The terms and provisions of this Section 8.3 shall survive Closing and/or termination of this Agreement without limitation.

8.4          Survival.  The express representations and warranties made in this Agreement by Purchaser shall not merge into any instrument of conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of all such representations and warranties shall be commenced, if at all, on or before the date which is twelve (12) months after the date of the Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect as to the applicable Closing.

ARTICLE IX

Seller’s Interim Operating Covenants/Seller’s and Purchaser’s Covenants

9.1          Operations.  Seller agrees to continue to operate, manage and maintain the Improvements through the Closing Date in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Article XII of this Agreement.  As of, and at all times after the Effective Date until Closing, Seller shall name Purchaser as an additional insured on all liability insurance policies maintained by Seller relating to the Properties.

9.2          No Sales.  Except for the execution of tenant Leases pursuant to Section 9.3, Seller agrees that it shall not convey any interest in the Properties to any third party.

9.3          Tenant Leases.  From and after the Effective Date, Seller shall not (i) grant any consent or waive any material rights under the Leases, (ii) terminate any Lease, or (iii) enter into a new lease, modify an existing Lease or renew, extend or expand an existing Lease in any material respect without the prior written approval of Purchaser (an “Approved New Lease”), which in each case shall not be unreasonably withheld, conditioned or delayed.  Any Approved New Lease shall meet all of the following parameters: (i) such proposed lease has an initial term (excluding any options to extend such term) of not less than three (3) years and not more than ten (10) years; (ii) such proposed lease has no free-rent period extending beyond the term of the Master Lease (defined below); (iii) such proposed lease has no above-market obligation of Purchaser to provide or fund any tenant improvements; (iv) such proposed lease provides for base rent payable at a rate per month that is never less than 95% of the base rent per month required to be paid for such space under the Master Lease; (v) leasing commissions for such proposed lease do not exceed market rates; (vi) such proposed lease does not require the landlord thereunder, and will not result in an obligation for the landlord thereunder to alter or improve or pay for the altering or improving of the building (other than tenant improvements as limited by clause (iii) above and responsibility for repairing and replacing the roof and structure, but excluding the obligation for internal wall changes); (vii) such lease shall be on the form customarily used by Seller with such revisions which Seller approves using its judgment as a commercially prudent landlord; (viii) the creditworthiness of the tenant and intended use of the premises by the tenant shall be consistent with Seller’s historical and customary requirements as a commercially prudent landlord; and (ix) the income to be generated from the proposed lease shall constitute qualifying income under Section 856(c)(3) of the Code.  Additionally, the parties expressly agree that it shall not be deemed unreasonable for Purchaser to withhold, condition or delay its consent to any Approved New Lease that includes above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs that Purchaser would be obligated to pay or incur; provided, however, in such event, Purchaser and Seller agree to negotiate in good faith to agree upon such tenant improvement costs, leasing commission and other leasing costs to render such Approved New Lease and the terms thereof acceptable to Purchaser.  Any lease proposed by Seller, which satisfies the criteria set forth in this Section 9.3 and would otherwise be reasonably acceptable to Purchaser, but for the fact that such lease includes above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs, may, nonetheless, be approved and executed by Seller, in its sole and absolute discretion, and in such event such proposed lease shall be deemed an Approved New Lease, provided that Seller pays all such above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs.  Purchaser’s failure to respond within five (5) Business Days after receipt of a request for approval, together with a copy of the proposed Approved New Lease or letter of intent to lease and credit information on the proposed replacement tenant or tenants, shall be deemed approval by Purchaser. Seller shall pay the portion of the tenant improvement costs, leasing commissions and other usual and customary leasing costs with respect to any Approved New Lease, allocated on a prorata basis over the term of the Approved New Lease with respect to the portion of the term of the Approved New Lease prior to a Closing and Purchaser shall pay the portion of the tenant improvement costs, lease commissions and other usual and customary leasing costs with respect to an Approved New Lease, allocated on a prorata basis over the term of the Approved New Lease with respect to the portion of the term of the Approved New Lease after the Closing.

9.4.         Planned Expenditures.  Seller shall effect and complete the planned expenditures for nominated work and items in accordance with the description and budget set forth on Exhibit R attached hereto as a prudent manager/owner in consultation with Purchaser, and to Purchaser’s commercially reasonable satisfaction; in the event that upon completion of such work and items,  the total cost of such work is less than the total budget allocated for same, Seller shall be entitled to retain all such unexpended amounts.  In the event that Exhibit R reflects that certain work is to be performed after Closing, the obligations of Seller under this Section 9.4 with respect to that work shall survive Closing.

9.5          Master Lease.  At the Closing, Seller and Purchaser shall execute and deliver to each other a master lease (“Master Lease”) in the form of Exhibit H attached hereto.

9.6          Management Agreement.  At the Closing, Seller and Purchaser shall execute an Amendment to the Property Management Agreement between Purchaser and CenterPoint Properties Trust adding the Properties to the definition of “Properties” under such Management Agreement.   Seller shall terminate any existing property management agreements pertaining to the Properties as of the Closing Date.

9.7          Right of First Offer.  INTENTIONALLY OMITTED.

9.8          Transfer Tax Declaration Allocation.  Purchaser and Seller agree that the Purchase Price shall be allocated amongst the Properties as set forth on Schedule 9.8 for the purpose of completing real estate transfer declarations to be executed by Seller and Purchaser at Closing (the “Transfer Tax Declaration Allocation”).

9.9          Substitution of Properties

9.9.1        In the event of the occurrence of a Substitution Event (defined below) prior to Closing, Purchaser may, at its option, by written notice to Seller (“Event Notice”) within ten (10) days after the date on which Purchaser is given or obtains actual knowledge of the occurrence of a Substitution Event, elect to either (i) ignore the Substitution Event and proceed to Closing with no adjustment in the Purchase Price, or (ii) request that Seller offer a Substitute Property or Substitute Properties (both as hereinafter defined) to Purchaser valued in the aggregate amount of the Purchase Price allocated to the Property or Properties (“Removed Property” or “Removed Properties”) subject to the Substitution Event.

In the event that Purchaser elects under (ii) above to have Seller provide a Substitute Property or Substitute Properties, Seller, if it chooses to do so, in its sole and absolute discretion, shall have a period of thirty (30) days from the date of Purchaser’s Event Notice to correct the condition giving rise to the Substitution Event, and further, provided, however, if such condition is of a nature which is not capable of cure within said thirty (30) day period and Seller has commenced to cure within such thirty (30) day period, then Seller shall have such reasonable period of time from and after the date of Purchaser’s Event Notice to correct the condition giving rise to the Substitution Event.  In the event Purchaser exercises its rights under (ii) above, and Seller elects to and cures the condition giving rise to the Substitution Event prior to the time that the Closing with respect to the Substitute Property occurs, the Scheduled Closing Date for the Removed Property shall be extended to the fifteenth (15th) day after the condition giving rise to the Substitution Event has been cured.

In the event that Purchaser fails to elect (i) or (ii) above within ten (10) days after Purchaser is given or obtains actual knowledge of a Substitution Event, Purchaser shall be deemed to have elected to waive such condition and proceed to Closing on the Closing Date with no adjustment in the Purchase Price.  In the event that within said ten (10) day period Purchaser elects its rights under (ii) above and Seller elects not to cure or elects to cure the condition but fails to do so within the time period set forth above, Seller shall use reasonable efforts to provide a Substitute Property or Substitute Properties as described in Section 9.9.2.  Notwithstanding any other term or condition contained herein, (i) in no event shall the Closing with respect to the Properties which are not subject to a Substitution Event be delayed, and (ii) in the event of the occurrence of a Substitution Event, Seller shall not be in default under this Agreement, Seller shall not be liable for damages and Purchaser’s sole right and remedy shall be to exercise its rights under this Section 9.9.1.

The term “Substitution Event” shall mean any one or more of the following: (i) written notice to Purchaser that a tenant under its lease (“Right of First Refusal Lease”)  has exercised a right of first refusal, right of first offer or option to purchase a Property prior to Closing pursuant to the existing terms of its lease, (ii) the taking of one hundred percent (100%) of a Property by condemnation or eminent domain or (iii) any one or more of the following, to the extent the existence of the condition hereinafter described has a “Material Adverse Effect” on the use, value or marketability of the applicable Property: (a) the existence of a title exception other than a Permitted Exception on an Owner’s Policy to be issued by the Title Company at the time of the Closing; provided, however that Seller shall, at Seller’s expense, use reasonable efforts to obtain a title insurance endorsement to the Owner’s Policy (defined below) insuring over any unpermitted title exception, (b) the existence of a difference on a Survey not reflected on the Initial Surveys; (c) if Purchaser has not been provided with a copy of a zoning endorsement issued by the Title Company with respect to any Properties (whether in favor of Seller or Purchaser) prior to the Effective Date and it is determined that the present use of the Property is not permitted under the zoning ordinance in effect on the Effective Date; (d) the physical or environmental condition of the Properties are not the same as on the Effective Date, ordinary wear and tear and damage by casualty excepted, provided, however, that under this subsection (d) it shall not be a Substitution Event if a tenant of the Property is responsible under its lease for maintaining, repairing or restoring the physical or environmental condition in question; and (e) the existence of a breach of a warranty or representation made by Seller under Sections 7.1.4, 7.1.6, 7.1.7, 7.1.9, 7.2.4, 7.2.6, 7.2.7 and 7.2.9 of this Agreement (or any change in the schedules thereto).  The term “Material Adverse Effect” as used herein shall mean that a liability or loss reasonably anticipated to arise out of the condition under (a) Sections 9.9.1(iii)(a) or (b) which exceeds $150,000.00 for the affected Property, or (b) under Sections 9.9.1iii(c), (d) or (e) which exceeds seven and one-half percent (7.5%) of the Purchase Price for the affected Property.

9.9.2        In the event of the occurrence of a Substitution Event (and notwithstanding any election by Seller to attempt to cure the condition giving rise to the Substitution Event), Seller shall use reasonable efforts to substitute another Property or Properties owned by Seller that the parties mutually agree in their reasonable opinion is comparable (individually, a “Substitute Property” and collectively, the “Substitute Properties”).  Seller shall use reasonable efforts to identify a Substitute Property within thirty (30) days after receipt of an Event Notice.  Commencing on the date that Purchaser receives a notice from Seller identifying a Substitute Property or Substitute Properties to replace a Removed Property or Removed Properties (“Substitution of Assets Notice”), and continuing until 5:00 p.m. Central time on the thirtieth (30th) day thereafter (“Substitute Properties Feasibility Period”), Purchaser and its agents shall have the right to conduct inspections and tests of the Substitute Properties in the manner hereby provided in Section 9.9.5 and subject to the provisions as provided in Section 9.9.6.  In the event that Purchaser approves all of the Substitute Properties prior to the expiration of the Substitute Properties Feasibility Period, all of the Substitute Properties shall be subject to this Agreement, and the Purchase Price shall be adjusted as provided below in Section 9.9.3.  In the event that Purchaser does not approve one or more of the Substitute Properties prior to the expiration of the Substitute Properties Feasibility Period, the Substitute Property or Properties not approved by Purchaser and the Removed Property or Removed Properties shall not be subject to this Agreement, and the Purchase Price shall be reduced by the value of the Removed Property or Removed Properties, as the case may be, as set forth on Schedule 9.8.  All Substitute Properties approved by Purchaser shall be deemed to be Properties subject to this

Agreement, except that all warranties and representations shall be modified to reflect the circumstances relating to the Substitute Properties.  Within fifteen (15) days after the Substitution of Assets Notice, Seller shall deliver Schedules similar to those attached hereto as Schedules 7.1.4, 7.1.5, 7.1.6, 7.1.7, 7.1.8, 7.1.9, 7.1.10, 7.2.4, 7.2.5, 7.2.6, 7.2.7, 7.2.8, 7.2.9 and 7.2.10 with respect to the Substitute Properties.

9.9.3        For the purposes of this Section 9.9, the purchase price for a Removed Property shall be based on Schedule 9.8 attached hereto, and the purchase price for a Substitute Property shall be calculated using a capitalization rate equal to the capitalization rate that was used to determine the Purchase Price of the Removed Property and the annual net rent of the Substitute Property, without deductions (“Substitute Property Purchase Price”).  In the event that the Seller delivers the Substitution of Assets Notice to Purchaser within the time frame set forth above, the Closing of all Properties not subject to the Substitution of Assets Notice shall take place on the date of the Scheduled Closing Date.  Subject to the right of Purchaser to disapprove one or more of the Substitute Properties during the Substitute Properties Feasibility Period, and further subject to the provisions of Section 4.1 above, the Closing with respect to each Substitute Property shall take place on the thirtieth (30th) day following the expiration of the applicable Substitute Property Feasibility Period.

9.9.4        Seller shall deliver to Purchaser copies of all notices sent by Seller to tenants under Right of First Refusal Leases as required under the Right of First Refusal Leases, and shall notify Purchaser promptly if it receives a notice from an Exercising Tenant.

9.9.5        During the Substitute Properties Feasibility Period, Purchaser and its agents shall have the right during business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense and at Purchaser’s and its agents’ sole risk, to perform inspections and tests of the Substitute Properties and to perform such other analyses, inquiries and investigations as Purchaser shall deem reasonably necessary or appropriate; provided, however, that in no event shall (i) such inspections or tests unreasonably disrupt or disturb the on-going operation of the Substitute Properties or the rights of the tenants at the Substitute Properties, or (ii) Purchaser or its agents or representatives conduct any physical testing, drilling, boring, sampling or removal of, on or through the surface of the Substitute Properties (or any part or portion thereof) including, without limitation, any ground borings or invasive testing of the Improvements (collectively, “Physical Testing”), without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion. Seller acknowledges and agrees that the performance of a phase I environmental assessment on behalf of Purchaser (“Phase I Assessments”) shall not be considered Physical Testing for purposes hereof and shall be permitted without Purchaser obtaining the consent of Seller.  In the event Purchaser desires to conduct any such Physical Testing of a Substitute Property, then Purchaser shall submit to Seller, for Seller’s approval, a written detailed description of the scope and extent of the proposed Physical Testing, which approval may be given or withheld in Seller’s sole and absolute discretion.  In no event shall Seller be obligated as a condition of this transaction to perform or pay for any environmental remediation of the Substitute Properties recommended by any such Physical Testing.  After making such tests and inspections, Purchaser agrees to promptly restore the Substitute Properties to their condition prior to such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement).  In addition to the rights available to the Purchaser during the Substitute Properties Feasibility Period, as set forth above, Purchaser and its agents shall have access to the Substitute Properties prior to the Closing

Date, but during normal business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense, and at Purchaser’s and its agents’ sole risk, to inspect the applicable Substitute Properties; provided, however, Purchaser shall not be entitled to conduct any Physical Testing or any Phase I Assessment after the expiration of the Substitute Properties Feasibility Period.  Prior to Purchaser entering the Substitute Properties to conduct the inspections and tests described above, including, but not limited to, the Phase I Assessments, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its agents and contractors to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage:  general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of Five Million and No/100 Dollars ($5,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and tests (“Due Diligence Insurance”).  Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided Seller or its agents do not unreasonably interfere with Purchaser’s inspection.

9.9.6        Purchaser and its agents and representatives shall:  (a) not unreasonably disturb the tenants of the Substitute Properties or interfere with their use of the Substitute Properties pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Substitute Properties; (c) not damage any part of the Substitute Properties or any personal property owned or held by any tenant; (d) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (e) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Substitute Properties; (f) not permit any liens to attach to the Substitute Properties by reason of the exercise of its rights hereunder; (g) restore the Improvements and the surface of the Substitute Properties to the condition in which the same was found before any such inspection or tests were undertaken; and (h) except to the extent required by applicable laws, not reveal or disclose any information obtained pursuant to its right to evaluate set forth in Section 9.9.5 above concerning the Substitute Properties to anyone other than a Purchaser Party/Representative.  Purchaser shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting its inspection of the Substitute Properties, the Purchaser’s Phase I Assessments and the Physical Testing.  Purchaser shall, and does hereby agree to indemnify, defend and hold the Seller, its partners, members, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including but not limited to attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Substitute Properties in the exercise of the inspection right granted pursuant to Section 9.9.5, including, without limitation, (i) claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use or damage to its premises or property in connection with Purchaser’s review of the Substitute Properties, and (ii) Purchaser’s obligations pursuant to this Section 9.9.6.  This Section 9.9.6 shall survive the Closing of the Substitute Properties and/or any termination of this Agreement without limitation.

9.9.7        With respect to the Substitute Properties, Seller shall deliver to Purchaser or make available at the applicable Substitute Property or Seller’s office in Oak Brook, Illinois, at Seller’s option, the following: operating statements, leases, reports relating to the physical and/or environmental condition of the applicable Substitute Properties, a statement of the estimated value of the applicable Substitute Properties from an independent industrial real estate broker with at least ten (10) years experience in the marketplace (which value shall not be binding on Seller or Purchaser), rent rolls and revenue and expense statements, Seller and Purchaser shall use reasonable efforts to agree upon the format and scope of such materials, but agree that the format and scope shall be similar to the materials typically provided by Seller to Purchaser in connection with the sale of the Properties in accordance with Section 5.1 hereof (the “Substitute Property Documents”); provided, however, that except for the representations and warranties made in Article VII hereof, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such Substitute Properties Documents.  Except with respect to claims arising out of a breach by Seller of a representation or warranty made in Article VII hereof, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials.  Notwithstanding anything contained in the preceding sentence, Seller shall not deliver or make available to Purchaser Seller’s internal memoranda, attorney-client privileged materials, internal appraisals and economic evaluations of the Substitute Properties, and reports regarding the Substitute Properties prepared by Seller or its affiliates solely for internal use or for the information of the investors in Seller.  Purchaser acknowledges that any and all of the Substitute Properties Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Substitute Properties.  Purchaser agrees not to disclose such non-public documents, or any of the provisions, terms or conditions thereof, to any party other than a Purchaser Party/Representative.  Purchaser shall return all of the Substitute Properties Documents, on or before three (3) Business Days after the first to occur of (a) such time as Purchaser notifies Seller in writing that it shall not acquire the Substitute Properties, or (b) such time as this Agreement is terminated for any reason.  This Section 9.9.7 shall survive any termination of this Agreement without limitation.

9.9.8        Purchaser hereby acknowledges that it will have been given, prior to the termination of the Substitute Properties Feasibility Period, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Substitute Properties.  Purchaser will be relying upon its own independent examination of the Substitute Properties and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Substitute Properties.  Except as may be provided in Article VII hereof, Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser relating to the Substitute Properties.  The provisions of this Section 9.9.8 shall survive Closing and/or termination of this Agreement without limitation.

9.10        Contracts.  Seller shall not, with respect to a Contract that will survive Closing, from and after the Effective Date, terminate an existing Contract, enter into a new Contract or modify an existing Contract without the prior written approval of Purchaser, which consent in each case shall not be unreasonably conditioned, withheld or delayed and which shall be deemed granted if

Purchaser fails to respond to a request for approval within five (5) Business Days after receipt of the request therefor together with a summary of the terms of the Contract (an “Approved New Contract”).  Schedule 9.10 attached hereto contains a list of Contracts for the Properties that Purchaser will assume as of the Closing, and a list of Contracts for the Properties that Purchaser is requesting Seller to terminate as of the Closing (the “Unassumed Contracts”).  Provided that the Closing occurs hereunder, Seller shall terminate such applicable Unassumed Contracts effective as of the Closing Date and deliver evidence at such Closing of such termination.

9.11        Indiana Responsible Property Transfer Law.  Purchaser acknowledges that Seller has delivered to Purchaser and Purchaser’s lender, if any, a fully completed and executed Indiana Responsible Property Transfer Law disclosure form for Property located in Indiana in the form proscribed by Indiana statute.  Within thirty (30) days after the Closing Date, Purchaser shall file the disclosure form (and attached site plan, if required) with the Indiana Department of Environmental Management and shall record the disclosure form in the appropriate County Recorder’s Office.  Purchaser hereby agrees to indemnify and hold Seller harmless against all claims, costs, damages, expenses, liabilities, losses and penalties, including, but not limited to, attorneys’ fees, which Seller may incur as a result of Purchaser’s failure to comply with its obligations pursuant to this Section 9.11.  Purchaser’s indemnity hereunder shall survive the Closing of this transaction.

9.12        REA Estoppels.  Attached hereto as Schedule 9.12 is a list of REA and other Property-related estoppels that Purchaser would like to obtain prior to Closing (collectively, the “REA Estoppels”).  Purchaser shall prepare and deliver to Seller REA Estoppel Certificates for each of the REA Estoppels (the “REA Estoppel Certificates”), and Seller shall send out the REA Estoppel Certificates for execution prior to the Closing Date, it being understood that obtaining the REA Estoppel Certificates shall not be a condition to Purchaser’s obligation to close.

ARTICLE X
Closing Conditions

10.1        Conditions to Obligations of Purchaser.  The obligations of Purchaser under this Agreement to purchase the Properties and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Scheduled Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing.

10.1.1      Tenant Estoppels.  Purchaser shall have received tenant estoppel certificates dated not more than thirty (30) days prior to the Closing from seventy-five percent (75%) of the occupied square footage in the Properties.  Seller agrees to deliver to each tenant a tenant estoppel certificate substantially in the form attached hereto as Exhibit K.  Notwithstanding the foregoing, in the event that a Lease requires a different form of estoppel certificate or requires specific provisions, Purchaser shall be required to accept a tenant estoppel certificate that is substantially in the form required by said Lease or substantially in the form of Exhibit K as modified to comply with the specific provisions required by said Lease.  Additionally, Purchaser acknowledges that while the statements set forth in paragraphs 8 and 9 of Exhibit K are not qualified to the knowledge or best knowledge of the tenant, Purchaser shall be required to accept any tenant estoppel certificate that has been qualified to the knowledge or best knowledge of the tenant with respect to said paragraphs.  Notwithstanding the foregoing, at Seller’s sole option, Seller may (i) extend the Scheduled Closing Date solely with respect to up to five (5) of the Properties for up to an additional thirty (30) days in order to satisfy the foregoing requirement for such Properties, in which event Seller shall deliver notice of such extension with respect to such Properties to Purchaser prior to the Scheduled Closing Date (and the Closing shall proceed as scheduled with respect to all other Properties), and/or (ii) provide its own estoppel (“Seller’s Estoppel”) in the form attached as Exhibit L to Purchaser in satisfaction of the foregoing requirements with respect to not more than twenty-five percent (25%) of the occupied square footage of the Properties.  In the event that Seller has not complied with the provisions of this Section 10.1.1, Purchaser may (i) elect to consummate the Closing, or (ii) notify Seller of its intent to terminate this Agreement by written notice (the “Tenant Estoppel Termination Notice”) on or before the Scheduled Closing Date.  In the event that, after the Closing, Seller delivers to Purchaser a tenant estoppel certificate from a tenant for whom Seller executed a Seller’s Estoppel at the Closing and such tenant estoppel certificate contains no information which is contradictory to or inconsistent with the information contained in the Seller’s Estoppel, then Seller thereafter shall be released from all liability relating to Seller’s Estoppel with respect to such tenant’s Lease.  In no event shall Seller be obligated to deliver updates to the tenant estoppel certificate or Seller’s Estoppel.

10.1.2      Title Policy.  The Title Company shall be prepared to issue to Purchaser on the Closing Date an extended coverage ALTA Form B policy of title insurance, amended October 17, 1970 (the “Owner’s Policy”), or equivalent form Owner’s Policy acceptable to Purchaser, with respect to each Property in the Properties, in the face amount of the applicable Purchase Price attributable to such Property, and dated as of the Closing Date, indicating title to such Property is vested of record in Purchaser, subject solely to the applicable Permitted Exceptions.

10.1.3      Possession of the Property.  Delivery by Seller of possession of the applicable Property, subject to the Permitted Exceptions and the rights of tenants under the applicable Leases and Approved New Leases.

ARTICLE XI
Closing

11.1        Purchaser’s Closing Obligations.  Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller and the Title Company at each Closing the following, as same relates to the Properties:

11.1.1      The applicable portion of the Purchase Price, after all adjustments are made at the Closing as herein provided, by wire transfer or other immediately available federal funds, which amount shall be received in escrow by the Title Company at or before 11:00 a.m. Central time.

11.1.2      An assumption of a blanket conveyance and bill of sale, substantially in the form attached hereto as Exhibit M (“General Assignment”), duly executed by Purchaser, conveying and assigning to Purchaser the applicable Personal Property, Leases, Contracts, records and plans, and Intangible Property.

11.1.3      Executed counterparts of the Master Lease and the Amendment to Property Management Agreement, and such other documents to be provided in accordance with Sections 9.5 and 9.6 hereof with respect to the Closing.

11.1.4      Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, but not limited to, ALTA Statements and GAP Undertakings, if requested by the Title Company.

11.2        Seller’s Closing Obligations.  Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser and the Title Company the following, as same relates to each of the Properties and the Properties, as the case may be:

11.2.1      A Special warranty deed (a “Deed”) in recordable form properly executed by Seller conveying to Purchaser the Land and Improvements in fee simple, subject only to the Permitted Exceptions, substantially in the form attached hereto as Exhibit N (as modified in order to satisfy any State-specific requirements with respect to the States of Indiana and Wisconsin, if applicable).

11.2.2      A General Assignment, duly executed by Seller, conveying and assigning to Purchaser the Personal Property, the Leases, the Contracts and the Intangible Property.

11.2.3      Written notice to the tenant(s) (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for any security deposits identified in the rent roll, and (iii) indicating that rent should thereafter be paid to Purchaser, substantially in the form attached hereto as Exhibit O.

11.2.4      A certificate substantially in the form attached hereto as Exhibit P (“Non-foreign Entity Certification”) certifying that Seller is not a “foreign person” as defined in the Code.

11.2.5      Executed counterparts of the Master Lease and the Amendment to Property Management Agreement, and such other documents to be provided in accordance with Sections 9.5 and 9.6 hereof with respect to the Closing.

11.2.6      Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, but not limited to, ALTA Statements and GAP Undertakings.

11.2.7      Purchaser and Seller have agreed that possession (but not ownership) of all original Leases, tenant files and Contracts shall remain with Seller following Closing, in its capacity as Property Manager but that ownership of such items shall pass to Purchaser.  Any duplicate originals of Leases and Contracts in Seller’s possession or control shall be delivered to Purchaser promptly after Closing.

11.2.8      All REA Estoppel Certificates received by Seller, if any.

11.2.9      A certificate of Seller by which Seller reaffirms the truth and accuracy in all material respects of the representations and warranties set forth in Sections 7.1 and 7.2 above, subject to and setting forth any changes thereto occurring since the Effective Date.

11.2.10  Reliance letters with respect to and permitting Purchaser to rely on the most recent Phase 1 environmental reports provided by Seller to Purchaser from the consultant who prepared the applicable environmental report.

11.3        Joint Closing Obligations.  Purchaser and Seller shall execute and deliver a closing statement for each of the Properties setting forth the applicable Purchase Price, and any and all prorations and credits between the parties, as determined pursuant to this Agreement, together with real estate transfer tax declarations as required.

ARTICLE XII
Risk of Loss

12.1        Condemnation and Casualty.  If, prior to the Closing Date, any portion of the applicable Properties are taken by condemnation or eminent domain, or is the subject of a pending taking which has not been consummated, or is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser of such fact promptly after Seller obtains knowledge thereof.  If such condemnation or casualty is “Material” (as hereinafter defined), Purchaser shall have the option to either (i) extend the Scheduled Closing Date solely with respect to the applicable Property for a time reasonably required by Seller to repair any damage or destruction with respect to the applicable Property (and the Scheduled Closing Date shall proceed as scheduled with respect to all other Properties), or (ii) proceed to Closing in accordance with the terms of Section 12.1. If Purchaser elects to proceed to Closing, then Seller shall not be obligated to repair any damage or destruction with respect to the applicable Property, but (x) Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds or condemnation proceeds, as applicable, net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty or condemnation including any rent abatement insurance for such casualty or condemnation and (y) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price except for a credit in the amount of the applicable insurance deductible.

12.2        Condemnation Not Material.  If the condemnation is not Material, then the Closing shall occur without abatement of the Purchase Price and, after deducting Seller’s reasonable costs and expenses incurred in collecting any award, Seller shall assign, without recourse, all awards or any rights to collect awards to Purchaser on the Closing Date.

12.3        Casualty Not Material.  If the Casualty is not Material, then the Closing shall occur without abatement of the Purchase Price except for a credit in the amount of the applicable deductible and Seller shall not be obligated to repair such damage or destruction and Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds net of any costs of repairs completed to date and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or such casualty including any rent abatement insurance for such casualty.

12.4        Materiality.  For purposes of this Article XII, (i) with respect to a taking by condemnation or eminent domain, the term “Material” shall mean any condemnation or taking which would materially impede access to a Property, reduce available parking at a Property below that required by applicable law or any other agreement affecting such Property, result in the termination of any Lease of more than ten percent (10%) of the space in the applicable Property, or result in a condemnation award reasonably estimated to exceed ten percent (10%) of the Purchase Price applicable to such Property; and (ii) with respect to a casualty, the term “Material” shall mean any casualty such that the cost of repair, as reasonably estimated by an engineer designated by Seller and Purchaser, is in excess of ten percent (10%) of the Purchase Price applicable to such Property.

ARTICLE XIII
Default

13.1        Default by Seller.  IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF SELLER, WHICH DEFAULT IS NOT CURED WITHIN TWO (2) DAYS AFTER WRITTEN NOTICE FROM PURCHASER TO SELLER, IT WOULD BE IMPRACTICAL AND

EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH PURCHASER MAY SUFFER.  THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT PURCHASER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE PROCEEDS OF THE SELLER LETTER OF CREDIT,  AS LIQUIDATED DAMAGES, AS PURCHASER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT.  SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAWS.  Notwithstanding the foregoing, nothing contained herein shall limit Purchaser’s remedies at law or in equity, as to the Surviving Termination Obligations.

13.2        Default by Purchaser; Liquidated Damages.  IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF PURCHASER, WHICH DEFAULT IS NOT CURED WITHIN TWO (2) DAYS AFTER WRITTEN NOTICE FROM SELLER TO PURCHASER, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER.  THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE PROCEEDS OF THE PURCHASER LETTER OF CREDIT AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT.  SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAWS.  Notwithstanding the foregoing, nothing contained herein shall limit Seller’s remedies at law or in equity, as to the Surviving Termination Obligations.

ARTICLE XIV
Brokers

14.1        Brokers.  Purchaser and Seller each represents and warrants to the other that it has not dealt with any person or entity entitled to a brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby.  Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Seller by reason of any breach or inaccuracy of the Purchaser’s ( or its nominee’s) representations and warranties contained in this Article XIV.  Seller hereby agrees to indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Purchaser by reason of any breach or inaccuracy of Seller’s representations and warranties contained in this Article XIV.  The provisions of this Article XIV shall survive the Closing and/or termination of this Agreement.

ARTICLE XV
Confidentiality

15.1        Confidentiality.  Purchaser expressly acknowledges and agrees that the transactions contemplated by this Agreement, the Documents that are not otherwise known by or readily available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Purchaser and shall not be disclosed by Purchaser except to a Purchaser Party/Representative, and except and only to the extent that such disclosure may be necessary for its performance hereunder.  Purchaser agrees that it shall instruct each of its Purchaser Party/Representatives to maintain the confidentiality of such information and at the request of Seller, to promptly inform Seller of the identity of each such Purchaser Party/Representative.  Purchaser further acknowledges and agrees that, unless and until the

Closing occurs, all information and materials obtained by Purchaser in connection with the Properties that are not otherwise known by or readily available to the public will not be disclosed by Purchaser to any third persons (other than to its Purchaser Party/Representatives) without the prior written consent of Seller.  If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Purchaser shall promptly return to Seller, and shall instruct its Purchaser Party/Representatives to return to Seller, all copies and originals of all documents and information provided to Purchaser.  Nothing contained in Section 5.2 of this Agreement or this Section 15.1 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under Section 5.2 or this Section 15.1 in connection with the party’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings or disclosures with any applicable Authorities (In the Unites States and/or Australia) required by reason of the transactions provided for herein and/or any filings or disclosures required in accordance with the laws or market rules (including stock exchange rules) of the United States and/or Australia.  The provisions of this Section 15.1 shall survive any termination of this Agreement without limitation.

15.2        Post Closing Publication.  Notwithstanding the foregoing, following Closing, Purchaser and Seller shall have the right to announce the acquisition of the Properties in newspapers and real estate trade publications (including “tombstones”) publicizing the purchase provided that Purchaser and Seller shall consult one another with respect to any such notice or publication, and shall implement any reasonable comments or objections of the other.  Seller may also publicize the sale of the Property in the ordinary course of its business.  The provisions of this Section 15.2 shall survive Closing and/or any termination of this Agreement without limitation.

ARTICLE XVI
1031 Exchange

16.1        1031 Exchange.  Purchaser agrees to cooperate with Seller for purposes of effecting and structuring, in conjunction with the sale of the Properties, for the benefit of Seller, a like-kind exchange of real property, whether simultaneous or a deferred exchange, pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.  Purchaser specifically agrees to execute such documents and instruments as are reasonably necessary to implement such an exchange.  Seller shall be solely responsible for assuring that the structure of any proposed exchange is effective for Seller’s tax purposes.  Furthermore, Purchaser specifically agrees that Seller may assign this Agreement and any of its rights or obligations hereunder, in whole or in part, as necessary or appropriate in furtherance of effectuating a Section 1031 like-kind exchange for the Properties, provided that such assignment shall not serve to relieve Seller of any liability for Seller’s obligations hereunder.  Purchaser shall have no obligation to pay costs or expenses of effectuating such exchange, no such exchange shall alter the time for performance set forth herein, and Purchaser shall not be required to take title to any exchange property or (except for customary consent to assignment of this Agreement to an exchange intermediary) to incur obligations to third parties.

ARTICLE XVII
Miscellaneous

17.1        Notices.  Any and all notices, requests, demands or other communications hereunder shall be in writing and shall be deemed properly served (i) on the date sent if transmitted by hand delivery with receipt therefor, (ii) on the date sent if transmitted by facsimile (with confirmation by hard copy to follow by overnight delivery service), (iii) on the date sent if scanned to a .pdf file and transmitted by e-mail (with confirmation by hard copy to follow by overnight delivery service) (iv) on day after the notice is deposited with a nationally recognized overnight courier, or (v) upon receipt after being sent by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

To Purchaser:	CenterPoint James Fielding, LLC Level 5, 40 Miller Street North Sydney, NSW 2060 Australia Attn: Mr. Ben Hindmarsh Fax No.:61 2 9004 8462 E-Mail: benhindmarsh@mirvac.com.au

With a copy to:	Wildman Harrold Allen & Dixon LLP 225 W. Wacker Drive, Suite 3000 Chicago, Illinois 60606 Attn: Kathleen M. Gilligan, Esq. Fax No.: (312) 201-2555 E-Mail:gilligan@wildmanharrold.com

To Seller:	CenterPoint Properties Trust 1808 Swift Drive Oak Brook, Illinois 60523
	Attn:	Mr. James N. Clewlow and Mr. Michael M. Mullen
Fax No.: (630) 586-8010 E-Mail: jclewlow@centerpoint-prop.com E-Mail: mmullen@centerpoint-prop.com

With a copy to:	Weinberg Richmond LLP 333 West Wacker Drive, Suite 1800 Chicago, Illinois 60606 Attn: Mark S. Richmond, Esq.
	Fax No.: E-Mail	(312) 807-3903 mrichmond@wr-llp.com

17.2        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Illinois, without regard to the conflict of laws principles thereof.

17.3        Headings.  The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

17.4        Effective Date.  This Agreement shall be effective upon delivery of this Agreement fully executed by the Seller and Purchaser, which date shall be deemed the Effective Date hereof.  Either party may request that the other party promptly execute a memorandum specifying the Effective Date.

17.5        Business Days.  If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.  As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

17.6        Counterpart Copies.  This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

17.7        Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

17.8        Assignment.  Purchaser shall not have the right to assign this Agreement without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion; provided, however, Purchaser may designate a wholly owned subsidiary to acquire title to the Properties at Closing or assign its right, title and interest under this Agreement to a wholly owned subsidiary, provided that in no event will Purchaser be released from any of its obligations or liabilities under this Agreement.  Seller may assign this Agreement in whole or in part to any corporate, limited liability company or partnership entity affiliated with, or related to, Seller (“Affiliate”) without Purchaser’s consent; provided that Seller shall in no event be released from any of its obligations or liabilities hereunder as a result of any such assignment.  In the event that an Affiliate shall be designated as a transferee hereunder, the Affiliate shall have the benefit of all of the representations and rights that would otherwise have run in favor of Seller, which, by the terms of this Agreement, are incorporated or relate to the conveyance in question.  All transferees and assignees of Purchaser (“Assignee”) shall assume all of Purchaser’s obligations under this Agreement pursuant to an Assignment and Assumption Agreement reasonably acceptable to Seller, and consented to in writing by Seller.  In the event the rights and obligations of Purchaser shall be transferred, assigned and assumed as permitted under this Agreement, then such Assignee will be substituted in place of such assignor in the above-provided-for documents and it shall be entitled to the benefit of and may enforce Seller’s covenants, representations and warranties hereunder provided that Purchaser shall in no event be released from any of its obligations or liabilities hereunder as a result of such assignment.  Upon any such assignment by Purchaser or any successor or assign of Purchaser, then the assignor’s liabilities and obligations hereunder or under any instruments, documents or agreements made pursuant hereto shall be binding upon Assignee; provided, however, that Assignee shall have the benefit of any limitations of such liabilities and obligations applicable to either the assignor or Assignee, provided by law or by the terms hereof or such instruments, documents or agreements.  Whenever reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Agreement.  Purchaser may assign this Agreement for collateral purposes only to Purchaser’s lender.

17.9        Interpretation.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

17.10      Entire Agreement.  This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings.

Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein.  No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived.  Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

17.11      Severability.  If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17.12      Survival.  Except for obligations that survive the Closing pursuant to the provisions of Sections (and related subparagraphs) 4.2, 5.1, 5.2, 5.3, 6.2, 7.4, 7.5, 7.6, 8.3, 8.4, 9.4, 9.9, 9.11, 10.2, 14.1, 15.1, 15.2, 17.15, 17.16, 17.20 and 17.23 (collectively, the “Surviving Termination Obligations”), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein.

17.13      Exhibits and Schedules.  Exhibits A through S and Schedules 7.1.4 through 9.12 attached hereto are incorporated herein by reference.

17.14      Time.  Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

17.15      Limitation of Liability.  No present or future partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of or in Purchaser or any affiliate of Purchaser shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Purchaser’s assets for the payment of any claim or for any performance, and Seller hereby waives any and all such personal liability.  For purposes of this Section 17.15, no negative capital account or any contribution or payment obligation of any partner or member in Purchaser shall constitute an asset of Purchaser.  The limitations of liability contained in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Purchaser provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by Purchaser shall also contain the foregoing exculpation.

No present or future partner, member, director, officer, shareholder, employee, advisor, affiliate or agent of or in Seller or any affiliate of Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser hereby waives any and all such personal liability.  For purposes of this Section 17.15, no negative capital account or any contribution or payment obligation of any partner or member in Seller shall constitute an asset of Seller.  The limitations of liability contained in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by Seller shall also contain the foregoing exculpation.  The provisions of this Section 17.15 shall survive Closing and/or any termination of this Agreement.

17.16      Prevailing Party.  Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.  The provisions of this Section 17.16 shall survive Closing and/or any termination of this Agreement.

17.17      No Recording.  Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

17.18      Waiver of Trial by Jury.  The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

17.19      Cooperation between Seller and Purchaser.  Seller agrees to reasonably cooperate with Purchaser in connection with the preparation and delivery of any Subordination, Non-Disturbance and Attornment Agreements required by Purchaser’s lenders in connection with the closing of the transaction described herein.

17.20      Further Assurances.  Each party shall, from time to time, at the request of the other party, and without further consideration, execute and deliver such further instruments and take such further action as may be required or reasonably requested by either party to establish, maintain or protect the respective rights of the parties to carry out and effect the intentions and purposes of this Agreement.

17.21      Return of Deposit.  Notwithstanding anything to the contrary contained in this Agreement, whenever this Agreement provides that the Deposit shall be delivered or returned to Purchaser, the parties acknowledge and agree that said Deposit or a portion thereof shall remain with the Escrow Agent in the event that Purchaser has failed to comply with the provisions of this Agreement.  Notwithstanding anything to the contrary contained in this Section 17.21, Seller agrees that if the provisions of this Agreement provide for the return of the Deposit to Purchaser that Seller will not unreasonably withhold its consent to the return of the Deposit to Purchaser.  Notwithstanding anything to the contrary contained in this Section 17.21, Purchaser agrees that if the provisions of this Agreement provide for the return of the Seller Earnest Money to Seller that Purchaser will not unreasonably withhold its consent to the return of the Seller Earnest Money to Seller.

17.22      Other Agreements.  Seller and Purchaser have a business relationship with each other and in connection therewith Seller and Purchaser have entered into various other agreements as of the date hereof (“Other Agreements”).  A default by either party under any Other Agreement not cured within any applicable cure period shall be deemed to be a default by such party under this Agreement.

17.23      Seller Environmental Obligations.  Notwithstanding anything to the contrary contained in this Agreement, based on conditions existing as of the Effective Date, Seller agrees to conduct and complete, for Purchaser’s benefit and solely at Seller’s expense except as provided below, all investigation and remediation measures necessary for Seller to obtain (a) with respect to the Properties identified on Exhibit S, a No Further Remediation (“NFR”) letter from the Illinois Environmental Protection Agency, and (b) with respect to the Properties identified on Exhibit S, a Certificate of Completion in the Voluntary Remediation Program administered by the Indiana Department of Environmental Management and a Covenant Not to Sue from the office of the Governor of Indiana (the NFR Letter, the Certificates of Completion, the Covenants Not to Sue, and all other necessary closure certification records shall be referred to collectively herein as the “Completion Documents”).

17.23.1            Schedule.  Seller shall act with diligence in conducting investigation and remediation measures, in pursuing issuance of the Completion Documents, and in complying with any applicable requirements of the respective state voluntary cleanup program, including without limitation the following, to the extent required by the respective state voluntary cleanup program: causing the Completion Documents to be recorded in the property records and filed with governmental agencies, and notifying third parties such as off-site landowners. Seller shall make reasonable efforts to cause the Completion Documents to be issued by no later than the LLC Expiration Date (as defined in that certain Limited Liability Company Agreement of even date herewith by and between CenterPoint Properties Trust and JF US Industrial Property Trust).  If Seller fails to cause the Completion Documents to be issued by no later than the LLC Expiration Date for any individual Property (“NFR Substitution Event”), Purchaser may, at its option, by written notice to Seller within thirty (30) days after the occurrence of an NFR Substitution Event, request that Seller offer a Substitute Property in accordance with Section 9.9.2 above. (“NFR Substitution Notice”); provided, however, in the event that Purchaser elects to have Seller provide a Substitute Property, Seller, if it chooses to do so, in its sole and absolute discretion, shall have a period of thirty (30) days from the date Seller is given the NFR Substitution Notice to obtain the Completion Documents, and further, provided, however, if the Completion Documents are not capable of being obtained within said thirty (30) day period through no fault of Seller and Seller has commenced to obtain the Completion Documents within such thirty (30) day period, then Seller shall have such reasonable period of time from and after the date of the NFR Completion Notice to obtain the Completion Documents; provided, further, that such additional period shall not extend beyond the date of the Closing with respect to the Substitute Property.  In the event Seller cures the condition giving rise to the NFR Substitution Event prior to the time that a Closing with respect to the Substitute Property occurs, the Scheduled Closing Date for the Removed Property shall be extended to the fifteenth (15th) day after the condition giving rise to the NFR Substitution Event has been cured.

In the event Seller does not obtain the Completion Documents within the time periods referenced above, Seller shall repurchase the Property in question at such time as Purchaser acquires a Substitute Property.  Seller shall repurchase the Removed Property for the same price paid by Purchaser to purchase such Property from Seller and Seller shall repurchase such Property on the same terms and conditions of this Agreement applicable to Purchaser’s acquisition of a Substitute Property. Seller shall be obligated to repurchase the Property in question only if Purchaser agrees to purchase the Substitute Property, and Purchaser and Seller shall agree to close on both transactions on the same day at the same time.  Seller and Purchaser agree to follow the same terms, conditions and procedures for purposes of this exchange as are generally consistent with Sections 9.9.5, 9.9.6, 9.9.7 and 9.9.8 of this Agreement.

17.23.2            Cooperation.  From and after the Effective Date of this Agreement, Seller and Purchaser shall cooperate with each other to facilitate the successful completion of the voluntary remediation process for each Property.  Seller and Purchaser shall consult in good faith about all draft workplans and proposed submissions to regulatory authorities, and Seller shall make changes reasonably requested by Purchaser.  Seller shall provide at least two (2) Business Days advance written notice of entry onto a Property and identify the general nature of the work to be performed and the portion(s) of the Property on which the work will be performed.  To the extent practical, Seller shall provide advance notice to Purchaser of, and shall allow Purchaser to participate in, meetings and telephone conferences with regulatory authorities.  Seller shall provide Purchaser with a copy of all test results, final submissions to regulatory agencies and final documents received from such agencies within a reasonable period of time after they are received or created by Seller.

17.23.3            Scope of Testing Activities.  Pursuant to this Section 17.23, Seller shall conduct initial testing sufficient to reasonably identify all potential contaminants of concern materially related to the industrial/commercial use at the Properties (reasonably taking into consideration potentially significant environmental conditions indicated in Phase 1 reports or in prior testing).  Subsequent testing shall be conducted by Seller as reasonably necessary to satisfy regulatory authorities for issuance of the Completion Documents.

17.23.4            Institutional Controls.  The Completion Documents may be qualified or conditioned by institutional controls (e.g., deed restrictions, engineered barriers) to the extent such controls are consistent with the Properties’ industrial/commercial use as of the Effective Date and are necessary for issuance of the Completion Documents; provided, however, Seller shall have sole discretion to select the remedial approach for obtaining the Completion Documents.  Any such institutional controls are subject to Purchaser’s review and approval, which approval shall not be unreasonably withheld.

17.23.5            Execution of Documents.  Solely relating to and limited by Seller’s obligations as set forth in Article 17 hereto, Seller shall arrange for any offsite disposal of hazardous substances, required in order to obtain the Completion Documents, and shall execute all manifests and similar documents, reflecting itself or its designee as the generator of such hazardous substances, and in no event shall Seller name or identify Purchaser as the generator of such hazardous substances; provided, however, the Seller has no duty or obligation whatsoever for any hazardous substances transported to, released upon or generated by Purchaser, its agents, representatives and assigns, at, on, beneath or adjacent to the Properties. Purchaser shall execute other documents reasonably requested by Seller that are necessary and consistent with this Section 17.23.

17.23.6            Access. Purchaser shall provide necessary access to Seller to carry out the provisions of this section.  Seller shall use all reasonable efforts to avoid any disruption of tenant activities, and shall promptly repair at Seller’s sole cost and expense any damage caused by its investigation or remediation activities.

17.23.7            Indemnification. Until the earlier of the date the Seller procures and provides to Purchaser the requisite Completion Documents as set forth herein for each Property, or an appropriate substitute is exchanged pursuant to Section 17.23.1 hereof, Seller shall protect, defend, indemnify and hold Purchaser harmless from and against any claim or loss arising out of (a) any investigation, remediation or disposal activities conducted by Seller or its agents pursuant to this Section 17.23, and (b) any failure by Seller to obtain the Completion Documents as provided in this section.

17.23.8            Voidance. In the event any of the Completion Documents are voided as a result of any fraudulent misrepresentation or other fraudulent act or omission of Seller, Seller shall be responsible for implementing at its expense any measures necessary to have the Completion Documents reinstated.

17.23.9            Assignment.  To the extent allowed by contract and law, Seller shall use reasonable efforts to assign to Purchaser its environmental rights under current vendor and tenant agreements, including all indemnities, escrows, representations, and warranties (“Seller’s Environmental Rights”).  Where Seller is unable to assign Seller’s Environmental Rights, Seller will use commercially reasonable efforts to enforce such rights on behalf of Purchaser (at Purchaser’s expense).

17.23.10          Survival.  The terms of this Section 17.23 shall expressly survive, without limitation, the Closing.

17.24      Currency. All payments and amounts referenced or described in this Agreement shall be deemed to require payments in and refer to amounts in the currency of the United States of America.

17.25      Facsimile Signatures. The parties hereto agree that the use of facsimile signatures for the execution of this Agreement shall be legal and binding and shall have the same force and effect as if originally signed.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth below.

PURCHASER:

CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company

By	/s/ Adrian Harrington
	Name:	Adrian Harrington
	Title:	Vice President

By	/s/ Adrienne Parkinson
	Name:	Adrienne Parkinson
	Title:	Assistant Secretary

Date: April 6, 2005

Tax I.D. # 98-0450460

SELLER:

CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust

By	/s/ Michael M. Mullen
	Name:	Michael M. Mullen
	Title:	Chief Executive Officer

By	/s/ James N. Clewlow
	Name:	James N. Clewlow
	Title:	Chief Investment Officer

Date: April 6, 2005

CENTERPOINT VENTURE, LLC, a Delaware limited liability company

By	/s/ Michael M. Mullen
	Name:	Michael M. Mullen
	Title:	Vice President

By	/s/ James N. Clewlow
	Name:	James N. Clewlow
	Title:	Vice President

Date: April 6, 2005

Exhibits

Exhibit A-1	CNT Properties
Exhibit A-2	Venture Properties
Exhibit B-1 - B-4	Legal Descriptions
Exhibit C-1 - C-4	Schedule of Leases
Exhibit D -	Intentionally Deleted
Exhibit E -	Escrow Agreement
Exhibit F -	Documents
Exhibit G-1 - G-4	Permitted Exceptions
Exhibit H-	Master Lease
Exhibit I -	Intentionally Omitted
Exhibit J -	Intentionally Omitted
Exhibit K -	Tenant Estoppel Certificate
Exhibit L -	Seller’s Estoppel Certificate
Exhibit M -	General Assignment
Exhibit N -	Deed
Exhibit O -	Notice of Sale to Tenant
Exhibit P -	Non-Foreign Entity Certification
Exhibit Q -	Survey Certification
Exhibit R -	Planned Expenditures
Exhibit S -	NFR Properties

Schedules

7.1.4 -	No Violations of Laws
7.1.5	Eminent Domain
7.1.6	Hazardous Material
7.1.7	Litigation
7.1.8	Leases
7.1.9	Contracts
7.1.10	Defaults
7.2.4 -	No Violations of Laws
7.2.5	Eminent Domain
7.2.6	Hazardous Material

7.2.7	Litigation
7.2.8	Leases
7.2.9	Contracts
7.2.10	Defaults
9.8	Purchase Price Schedule
9.10	Contracts
9.12	REA Estoppels

TRANCHE 4/1031

SALE AGREEMENT

THIS SALE AGREEMENT (“Agreement”) is made and entered into as of the 6th day of April, 2005, by and between CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust (“Seller”), and CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I
Sale of Properties

1.1          Sale of Properties.  Seller agree to sell, assign and convey to Purchaser, or cause to be sold, assigned and conveyed to Purchaser, in the event that one or more of the Properties is currently owned by an entity affiliated with Seller (hereinafter collectively referred to as “Seller Affiliates”), and Purchaser agrees to purchase from Seller, the following:

1.1.1        Land and Improvements.  That certain real property commonly described on Exhibits A, respectively, being more particularly described on Exhibits B-1 through B-7 respectively, attached hereto (collectively, the “Land”), together with any improvements located thereon (collectively, the “Improvements”);

1.1.2        Leases.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all leases, subleases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto (hereafter referred to collectively as the “Leases”), being more particularly described on Exhibits C-1 through C-7 respectively, attached hereto, and all prepaid rent attributable to the period following Closing, as herein defined, and subject to Section 4.2.4 below, the security deposits under such Leases (collectively, the “Leasehold Property”);

1.1.3        Real Property.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all easements and appurtenances to Seller’s or Seller Affiliates’, as the case may be, interest in the Land and the Improvements, including, without limitation, all mineral and water rights and all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances are sometimes collectively referred to as the “Real Property”);

1.1.4        Personal Property.  All personal property (including equipment), if any, owned by Seller or Seller Affiliates, as the case may be, and located on the Real Property as of the date hereof, and all fixtures, if any, located on the Real Property as of the date hereof or as of the Closing Date (collectively, the “Personal Property”); and

1.1.5        Intangible Property.  All of Seller’s or Seller Affiliates’, as the case may be, right, title and interest, if any, in and to all service, equipment, supply and maintenance contracts (collectively, the “Contracts”), guarantees, licenses, side track agreements (and other agreements including leasehold agreements attendant to the Property), approvals, utility contracts, plans and specifications, governmental approvals and development rights, certificates, permits and warranties (and including all escrows, indemnities, representations, warranties and guarantees Seller received from any and all vendors from when Seller acquired the Properties), including, without limitation environmental insurance policies (to the extent same can be assigned with a reservation of rights for the benefit of Seller as well) and other environmental escrows other than the two Properties located in Hammond, Indiana and indemnities (to the extent same can be assigned with a reservation of rights for the benefit of Seller as well) if any) relating to the Real Property or the Personal Property, to the extent assignable (collectively, the “Intangible Property”).  (For each individual parcel, the Real Property, the Leasehold Property, the Personal Property and the Intangible Property are sometimes collectively hereinafter referred to as the “Property”, and for all parcels, taken together, the Real Property, the Leasehold Property, the Personal Property and the Intangible Property are collectively referred to as the “Properties”).  It is hereby acknowledged by the parties that Seller shall not convey to Purchaser claims relating to any real property tax refunds or rebates for periods accruing prior to the Closing, to the extent such taxes have been paid by Seller prior to the Closing, existing insurance claims and any existing claims against previous tenants of the Properties, which claims are hereby reserved by Seller, subject to the terms and provisions of Section 4.2.4 below.

ARTICLE II
Purchase Price

2.1          Purchase Price.  Subject to the provisions of Section 9.9 below, the purchase price for the Properties shall be Fifty-Seven Million Seven Hundred Thousand and No/100 Dollars ($57,700,000.00) (“Purchase Price”) in currency of the United States of America. The Purchase Price, as adjusted by all prorations as provided for herein, shall be paid by Purchaser at Closing as directed by the Seller by wire transfer of immediately available federal funds of The United States of America.

2.2          Bonds.    Those properties identified on Exhibit A-3 attached hereto and by this reference incorporated herein were originally financed with separate series of industrial revenue bonds issued pursuant to separate Indentures of Trust each dated as of June 15, 1992 (collectively, the “Indentures”), between the Indiana Development Authority (the “Authority”) and LaSalle Bank National Association, as successor to NBD Gainer, as trustee (in such capacity, the “Trustee”) and more fully identified on Exhibit A-3 attached hereto and by this reference incorporated herein (said properties are hereinafter collectively referred to as the “Bond Properties”, and said industrial revenue bonds are hereinafter collectively referred to as the “Bonds”).  The Bonds remain outstanding and are secured by separate irrevocable letters of credit (collectively, the “Existing Letters of Credit”) of LaSalle National Bank Association (in such capacity, “LaSalle”).  Subject to the provisions of this Section, prior to Closing, Seller shall redeem the Bonds, and the Bond Properties shall be purchased free and clear of the Bonds.  Notwithstanding the foregoing, at Purchaser’s option, upon written notice to Seller given not less than sixty (60) days prior to the Closing Date, Purchaser may elect to purchase the Bond Properties subject to the obligations of the Seller under each of the Financing Agreements dated as of June 15, 1992 (collectively, the “Financing Agreements”), between the Authority and the Seller, as assignee of Enterprise Center V, L.P. and Enterprise Center VI, L.P., respectively (collectively, the “Original Borrowers”).  Seller represents and warrants that as of the date hereof the total principal due under the Financing Agreements and Bonds is $9,900,000, and Seller has paid all interest, fees, costs and expenses due and owing by Seller in connection therewith.  If Purchaser elects to purchase the Bond Properties subject to the Financing Agreements and Bonds, Purchaser agrees that it shall be responsible for all costs and expenses associated with the assumption of Seller’s obligations under the Financing Agreements and the Bonds, including, without limitation, all fees relating to obtaining

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any required ratings confirmations or other consents, including all related legal fees (collectively, the “Bond Costs”).  In addition, Purchaser shall, at Closing, reimburse Seller for all costs and expenses incurred by Seller in connection with the assumption of Seller’s obligations under the Financing Agreements and Bonds (including reasonable attorney’s fees).  Purchaser acknowledges that, in order to assume Seller’s obligations under the Financing Agreements and Bonds, Purchaser will need to obtain irrevocable letters of credit to secure the Bonds.  In connection with the delivery of any Alternate Credit Facilities (as defined in the Indentures) or the assignment of the Existing Letters of Credit to the Purchaser, Purchaser will need to obtain (i) to the extent required under the Indentures, written evidence from each Rating Agency (as defined in the Indentures) that the rating on the Bonds will not be reduced or withdrawn as a result of the delivery of the related Alternate Credit Facility (it being understood by Purchaser that, pursuant to the Bond Documents, said evidence must be presented to the Trustee no less than 35 days prior to the delivery of the Alternate Credit Facility) and (ii) if the Existing Letters of Credit are being assigned, the unconditional, irrevocable release by LaSalle of Seller and its affiliates from any and all liability under the Existing Letters of Credit.  Purchaser acknowledges that, in connection with the delivery of each Alternate Credit Facility or the assignment of the Existing Letters of Credit to the Trustee, Purchaser will be required to deliver to the Trustee the following opinions (to the extent required under the Indentures or otherwise by the Trustee):  (i) an opinion of counsel selected by Purchaser stating that delivery of the Alternate Credit Facility (or assignment of the Existing Letters of Credit) is authorized under the Bond Documents and complies with the terms of the Bond Documents, (ii) an opinion of counsel to the bank that shall deliver an Alternate Credit Facility, if any, stating that the Alternate Credit Facility is a legal, valid, binding and enforceable obligation of such bank in accordance with its terms (subject only to usual exceptions relating to bankruptcy and similar matters) and (iii) an opinion of Bond Counsel (as said term is defined in the Indenture) to the effect that the Alternate Credit Facility (or assignment of the Existing Letters of Credit) will not adversely affect the exclusion from gross income of interest on the Bonds.  Purchaser shall receive a credit against the Purchase Price equal to the sum of the aggregate principal amount of the Bonds then outstanding and any accrued and unpaid interest on the Bonds to the Closing Date, as adjusted for any prorations relating to the ongoing fees of LaSalle, if any, the Trustee and the Remarketing Agent (as defined in the Indenture), all as set forth in said Exhibit A-3 (as may be adjusted between the date hereof and the Closing Date).  Seller will reasonably cooperate with Purchaser in connection with Purchaser’s assumption of Seller’s (or its affiliate’s) obligations with respect to the Financing Agreements and Bonds and will execute and deliver any certificates or documents reasonably and customarily requested to effectuate such assumption and assignment, provided such documents are in form and substance reasonably acceptable to Seller, including, without limitation, an Assignment and Assumption Agreement with respect to each Financing Agreement pursuant to which the Purchaser agrees to assume all obligations of the Seller under such Financing Agreement.

ARTICLE III
Deposit

3.1          Purchaser Deposit.  Purchaser will deposit a Fifteen Million and No/100 Dollars ($15,000,000.00) Letter of Credit (“Purchaser Letter of Credit”) on the date of the first Closing to occur under any of the Sale Agreements (defined below) with Chicago Title Insurance Company (“Escrow Agent” or “Title Company”).  The Purchaser Letter of Credit shall be held by Escrow Agent pursuant to an Escrow Agreement in the form attached hereto as Exhibit E modified to conform to the terms of this Agreement and as required by Title Company when Title Company holds a letter of credit (“Escrow Agreement”).  The Purchaser Letter of Credit shall (i) be unconditional and irrevocable, (ii) be in a form reasonably acceptable to Seller, (iii) be issued by a financial institution doing business in the United States of America, with offices in Chicago, Illinois and (iv) expire no earlier than March 15, 2006.  The cost of issuing and maintaining the Purchaser Letter of Credit shall be paid by Seller and Seller’s failure to do so shall not be a

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breach or a default by Purchaser under this Agreement or any Other Agreements (as defined in Section 17.22 below) nor shall Seller have any right to direct Escrow Agent to draw upon the Purchaser Letter of Credit as a result of Seller’s failure as aforesaid.  The Purchaser Letter of Credit and the proceeds of the Purchaser Letter of Credit (“Purchaser Proceeds”) have been provided to assure performance and observance by Purchaser of all of its closing obligations under this Agreement and five (5) other sale agreements entered into by and between Seller and Purchaser and dated of even date herewith relating to the sale of properties by Seller to Purchaser (this Agreement and the other five (5) Sale Agreements are herein collectively referred to as the “Sale Agreements”).   Accordingly, in the event of the occurrence of a default under Section 13.2 of this Agreement or any of the other Sale Agreements or in the event that the Purchaser Letter of Credit will expire within thirty (30) days or less, Seller shall have the right to direct Escrow Agent to draw upon the Purchaser Letter of Credit.  All Purchaser Proceeds received by Escrow Agent shall be retained by Escrow Agent and held or disbursed pursuant to the terms of the Escrow Agreement and this Agreement.  At the time of the final Closing of all Properties, including, but not limited to, Substitute Properties (defined below) under all of the Sale Agreements, the Purchaser Letter of Credit shall be delivered to Purchaser.  In the event any Closing under any of the Sale Agreements does not occur through no fault of Purchaser, Purchaser Letter of Credit shall be returned to Purchaser.

3.2          Seller’s Deposit.  Seller will deposit a Three Million and No/100 Dollars ($3,000,000.00) Letter of Credit (“Seller Letter of Credit”) on the date of the first Closing to occur under the Sale Agreements with Escrow Agent.  The Seller Letter of Credit shall be held by Escrow Agent pursuant to an Escrow Agreement in the form attached hereto as Exhibit E modified to conform to the terms of this Agreement and as required by Title Company when Title Company holds a letter of credit.  The Seller Letter of Credit shall (i) be unconditional and irrevocable, (ii) be in a form reasonably acceptable to Purchaser, (iii) be issued by a financial institution doing business in the United States of America, with offices in Chicago, Illinois and (iv) expire no earlier than March 15, 2006.  The cost of issuing and maintaining the Seller Letter of Credit shall be paid by Seller.  The Seller Letter of Credit and the proceeds of the Seller Letter of Credit have been provided to assure performance and observance by Seller of all of its closing obligations under the Sale Agreements.  Accordingly, in the event of the occurrence of a default under Section 13.1 of this Agreement or any of the other Sale Agreements or in the event that the Seller Letter of Credit will expire within thirty (30) days or less, Purchaser shall have the right to direct Escrow Agent to draw upon the Seller Letter of Credit.  All Proceeds received by Escrow Agent shall be retained by Escrow Agent and held or disbursed pursuant to the terms of the Escrow Agreement and this Agreement.  At the time of the final Closing of all Properties, including, but not limited to, Substitute Properties under all of the Sale Agreements, the Seller Letter of Credit shall be delivered to Seller.  In the event any Closing under any of the Sale Agreements does not occur through no fault of Seller, Seller Letter of Credit shall be returned to Seller.

ARTICLE IV
Closing, Prorations and Closing Costs

4.1          Closing.  The closing of the purchase and sale of the Properties shall occur on or before 10:00 a.m. Central time on February 1, 2006 (the “Scheduled Closing Date”) and shall be held at the offices of Escrow Agent, or at such other place agreed to by Seller and Purchaser (said closing is hereinafter referred to as the “Closing”).  Notwithstanding anything to the contrary contained in this Section 4.1, Seller or Purchaser, as the case may be, shall have the right to extend the closing date for one or more of the Properties in accordance with the provisions of Sections 9.9, 10.1 and 12.1 hereof.  “Closing” shall be deemed to have occurred when the Title Company has been instructed by both parties to pay the applicable portion of the Purchase Price to Seller and to

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record the applicable Deeds, as hereunder defined.  The date of the Closing is sometimes referred to in this Agreement as a “Closing Date.”  The transactions contemplated by this Agreement shall be closed through an escrow with Escrow Agent on the Closing Date, in accordance with the general provisions of the usual form “New York Style” Deed and Money Escrow Agreement used by Escrow Agent, with such provisions required to conform to the terms of this Agreement.

4.2          Prorations.  All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this Section 4.2.  Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of midnight of the day immediately preceding a Closing Date, with Purchaser to be treated as the owner of the applicable Properties, for purposes of prorations of income and expenses, on and after a Closing Date.

4.2.1        Taxes.  Subject to the provisions of this Section 4.2.1, real estate and personal property taxes, if any, accrued, but not yet due and owing as of the Closing and installments of special assessments, if any, due and owing during the installment year in which the Closing occurs (hereinafter collectively referred to as “Taxes”) shall be prorated as of the Closing Date, and, notwithstanding any other provision contained in this Agreement, shall not be reprorated.  Seller shall pay all Taxes due and payable as of the Closing Date.  If the Taxes have not been set for the year in which Closing occurs or any prior year, then the proration of such Taxes shall be based upon the most recent ascertainable tax bills.  Notwithstanding any other provision of this Agreement, (a) there shall be no proration of Taxes with respect to tenants whose leases obligate said tenants to pay Taxes when the tax bills are issued, and (b) the amount otherwise due Purchaser under this Section 4.2.1 shall be reduced by an amount equal to all tenant deposits held by Seller for Taxes at the time of Closing (collectively, the “Tenant Tax Deposits”) and the Tenant Tax Deposits shall be turned over to Purchaser at Closing.  Tenant Tax Deposits received by Seller following Closing for any period of time after Closing shall be paid to Purchaser.  The amount due under this Section 4.2.1 shall not be credited to Purchaser at Closing but shall be deposited into the operating account for the Properties and held by Seller as property manager pursuant to the Management Agreement described in Section 9.6 below.

Seller shall contest real estate taxes and/or assessment levels, as the case may be, prior to Closing if Seller deems reasonable in its judgment as a commercially prudent owner of real estate.  All costs incurred in connection with such contest shall be paid by the parties in proportion to benefit received by the parties in connection with any reduction of such real estate taxes or assessments as the case may be.

4.2.2        Insurance.  Seller shall assign its existing insurance policies to Purchaser upon Closing.  Purchaser shall be named as a named insured thereon and all premiums with respect thereto shall be prorated between the parties as of Closing.

4.2.3        Utilities.  Purchaser and Seller hereby acknowledge and agree that the amounts of all electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses relating to the applicable Properties not paid by tenants under Leases and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Purchaser and Seller immediately after the same have been determined.  Seller shall attempt to have all utility meters, or utility services not paid by tenants under Leases, read as of the Closing Date.  Purchaser shall cause all utility services to be placed in Purchaser’s name as of the Closing Date.  If permitted by the

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applicable utilities, all utility deposits in Seller’s name shall be assigned to Purchaser as of the Closing Date, and Seller shall receive a credit therefor at Closing.

4.2.4        Rents.  Rent [(including estimated pass-through payments for common area/operating expenses, but not for Taxes), collectively “Rents”] for the month in which Closing occurs shall be prorated for said month based upon the Rents estimated to have been collected by Seller as of the Closing Date.  Rents for said month shall be reprorated within seven (7) Business Days after the end of said month based on Rents actually received.  During the period after Closing, (i) Purchaser shall deliver to Seller any and all Rents accrued but uncollected as of the Closing Date, to the extent subsequently collected by Purchaser; provided, however, Purchaser shall apply Rents received after Closing first to payment of current Rents then due, and thereafter to delinquent Rents (other than “true up” payments received from tenants attributable to a year-end reconciliation of actual and budgeted pass-through payments, which shall be allocated among Seller and Purchaser pro rata in accordance with their respective period of ownership as set forth in Section 4.2.5 below), and (ii) Seller shall deliver to Purchaser any and all Rents collected by Seller for any period after Closing.

Subject to the provisions of the following sentence, Seller shall be entitled, after the Closing, to take any action against a tenant which would not result in a termination of any Lease or a tenant’s right of occupancy thereunder (“Seller Action”).  Notwithstanding the foregoing, Seller shall not take any Seller Action unless Seller shall have first provided Purchaser with not less than five (5) Business Days’ notice of its intent to take action against a tenant, together with a description of the subject matter of the proposed Seller Action.  Purchaser agrees that it shall use commercially reasonable efforts to collect all pass-through rents payable by tenants and any delinquent Rents (provided, however, that Purchaser shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent Rents).

The amount of any unapplied security deposits (plus accrued interest thereon if payable to a tenant under its lease) under the Leases held by Seller in cash at the time of Closing shall be credited against the Purchase Price; accordingly, Seller shall retain the actual cash deposits.  Notwithstanding anything in this Section 4.2.4 to the contrary, if any security deposits are in the form of a letter of credit, such security deposits shall not be prorated, but shall be turned over by Seller to Purchaser at the Closing by the delivery thereof by Seller to Purchaser in accordance with this provision.  In addition, Seller shall use reasonable efforts to deliver appropriate duly executed instruments of transfer or assignment of such letters of credit which are required to establish Purchaser as the new beneficiary thereunder and any consents required by the issuing bank for the transfer of such letters of credit.  If required, Seller shall use reasonable efforts to arrange for the issuance by the issuing bank of any authorization to the transfer, together with the delivery of such letters of credit (and any letter of transfer that is required by such letter of credit).  Any fees imposed by such issuing banks in connection with such transfers which are not the obligation of the applicable tenant to pay shall be paid by Seller.  In the event that any letter of credit is not transferable as of Closing, Seller shall cooperate with Purchaser in all reasonable respects following the Closing so as to transfer the same to Purchaser or to obtain a replacement letter of credit with respect thereto in favor of Purchaser, in either case at no cost or expense to Purchaser.  Until any such letter of credit shall be transferred or replaced, Seller shall present such letter of credit for payment and deliver the proceeds received by Seller, if any, to Purchaser within a reasonable period of time following receipt of Purchaser’s written request.  Notwithstanding the foregoing, Seller shall not be in default under this Agreement in the event that any such letter of credit is not assigned to Purchaser for any reason other than the failure of Seller to sign the documents required of it to transfer the letter of credit or

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the failure of Seller to pay any fees imposed by an issuing bank in connection with such transfers.  In such event, Purchaser may terminate this Agreement with respect to the applicable Property upon written notice to Seller on or before ten (10) days after Purchaser becomes aware that a letter of credit will not be assigned on the Closing Date; provided, however, Purchaser’s right to terminate shall not be effective in the event that Seller, in its sole and absolute discretion, gives Purchaser a credit against the Purchase Price in the amount of the security deposit or provides a substitute letter of credit in that amount.

4.2.5        Calculations.  For purposes of calculating prorations, Purchaser shall be deemed to be in title to that portion of the Properties being acquired on the Closing Date, and, therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs.  All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and year in question.  Except as set forth in this Section 4.2, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser.  Purchaser and Seller shall each submit or cause to be submitted to the other (i) on or about the 90th day after Closing, and (ii) on or about the one year anniversary of the Closing, a statement which sets forth necessary adjustments to items subject to proration pursuant to the provisions of this Section 4.2, if any; provided, however, no adjustment shall be made with respect to Taxes.  Within fifteen (15) days following delivery of such statements, the parties shall make such adjustments among themselves as shall be necessary to carry out the prorations as contemplated in this Section 4.2.  In the event any prorations made under this Section 4.2 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same.

4.2.6        Leasing Commissions and Leasing Costs.  Seller shall be responsible for all leasing commissions, tenant improvement costs and other usual and customary leasing costs, due and owing with respect to the current term of all Leases executed prior to the Effective Date, whether such leasing commissions, tenant improvement costs and other usual and customary leasing costs are due to be paid prior to or after the Closing Date.

4.2.7        Prepaid Items.  Any prepaid items, including, without limitation, fees for licenses which are transferred to the Purchaser at the Closing and annual permit and inspection fees shall be apportioned between the Seller and the Purchaser at the Closing.

4.2.8        Allocation of Closing Costs and Expenses.  Seller shall bear the cost of the title policy to be issued and extended coverage charges, the cost of the Surveys (as hereinafter defined), the cost to record any instruments necessary to clear Seller’s title, one-half the cost of the Closing Escrow and one-half the cost of the “New York Style” closing fee. Purchaser shall bear the cost of any recording fees with respect to the Deeds, all costs incurred in connection with obtaining Purchaser’s financing for this transaction, if any, the cost of all title endorsements (other than with respect to extended coverage), if any, one-half the cost of the Closing Escrow and one-half the cost of the “New York Style” closing fee.  The cost of state and county transfer taxes shall be paid by the Seller, and the cost of local transfer taxes shall be paid by the party designated in the applicable local ordinance or local custom.  If no such designation or custom exists, and a local transfer tax must be paid, the cost thereof shall be shared equally by Seller and Purchaser.

4.2.9        Operating Expenses.  All operating expenses (including all charges under Contracts and agreements assumed by Purchaser under the General Assignment, as hereinafter defined and fees to any owner’s association) shall be prorated as of the Closing

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Date.  As to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing Date occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Purchaser), and assuming that all charges are incurred uniformly during the Current Billing Period.  If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment within thirty (30) days of receipt of actual bills.  Notwithstanding the foregoing, no prorations or adjustments shall be made for portions of operating costs of the Properties to the extent a tenant under the Leases is required to pay same pursuant to the terms of any of the Leases. Purchaser shall be credited with an amount equal to all deposits made by tenants and held by Seller at Closing towards the tenant’s obligation to pay any such operating expenses.

ARTICLE V
Inspection

5.1          Seller Deliveries.  Purchaser acknowledges that Seller has heretofore delivered or caused to be delivered or made available to Purchaser at the Properties all of the items relating to the Properties specified on Exhibit F, attached hereto, to the extent that such items were in Seller’s possession (“Documents”); provided, however, that except for the representations and warranties made in Article VII hereof, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such documents, if any, relating to the Properties.  Except with respect to claims arising out of a breach by Seller of a representation or warranty made in Article VII hereof, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials.  Purchaser acknowledges that any and all of the Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and were delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Properties.  Purchaser agrees not to disclose such non-public documents, or any of the provisions, terms or conditions thereof, to any party other than a Purchaser Party/Representative, as hereinafter defined.  Purchaser shall return all of the Documents, at such time as this Agreement is terminated for any reason.  This Section 5.1 shall survive Closing and/or termination of this Agreement without limitation.

5.2          Independent Examination/Right to Access.  Purchaser hereby acknowledges that it has been given, prior to the execution hereof, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Properties.  Purchaser further acknowledges that Purchaser is relying upon its own independent examination of the Properties and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Properties.  Except as may be provided in Article VII hereof, Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser.  Notwithstanding anything to the contrary contained in this Section 5.2, Purchaser and its agents shall have access to the Properties and the Documents prior to the Closing Date, but during normal business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense, and at

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Purchaser’s and its agents’ sole risk, to inspect the applicable Properties, provided, however, Purchaser shall not be entitled to conduct Physical Testing or any Phase I Assessments, as said terms are hereinafter defined, without the approval of Seller, which approval shall not be unreasonably withheld, and further provided that prior to Purchaser entering the Properties, Purchaser shall deliver to Seller evidence of Due Diligence Insurance, as hereinafter defined.  Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided that Seller does not unreasonably interfere with Purchaser’s inspection.  The provisions of this Section 5.2 shall survive Closing and/or termination of this Agreement without limitation.  Purchaser acknowledges and agrees that the Documents and investigation available to it have been sufficient to allow Purchaser to decide whether or not to enter into this Agreement and consummate the transaction contemplated hereby.

5.3          Inspection Obligations and Indemnity.  Purchaser and its agents and representatives shall (a) not unreasonably disturb the tenants of the Improvements or interfere with their use of the Real Property pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Real Property; (c) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (d) promptly repair any damage to any part of the Properties or any personal property owned or held by any tenant caused by Purchaser’s inspection of the Properties; (e) promptly pay when due the costs of all tests, investigations and examinations done by Purchaser with regard to the Properties; (f) not permit any liens to attach to the Properties as a result of Purchaser’s inspection of the Properties; (g) restore the Improvements and the surface of the Real Property to the condition in which the same was found before any such inspection or tests were undertaken by Purchaser; and (h) except to the extent required by law, not reveal or disclose any information obtained pursuant to its inspections of the Properties to anyone other than the following persons or entities (each a “Purchaser Party/Representative”): (x) Purchaser’s prospective lenders, members, managers, partners or other co-venturers or investors, in connection with the proposed purchase of the Properties and their respective representatives; and (y) Purchaser’s directors, officers, partners, members, managers, affiliates, shareholders, employees, legal counsel, accountants, engineers, architects, financial advisors and similar professionals and consultants to the extent Purchaser deems it necessary or appropriate in connection with its evaluation of the Properties.  Purchaser shall, and does hereby agree to indemnify, defend and hold Seller, its partners, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including, but not limited to, attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Properties in the exercise of the inspections of Purchaser prior to the Effective Date, including, without limitation, claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use of or damage to its premises or property in connection with Purchaser’s review of the Properties.  This Section 5.3 shall survive the Closing and/or any termination of this Agreement without limitation. Purchaser acknowledges and agrees that the Documents and investigation available to it have been sufficient to allow Purchaser to decide whether or not to enter into this Agreement and consummate the transaction contemplated hereby.

ARTICLE VI
Title and Survey Matters

6.1          Title.  Purchaser acknowledges that, prior to the Effective Date, Seller has delivered to Purchaser, with respect to each Property, a title insurance commitment or a prior title insurance policy (a “Commitment”), together with a copy of all underlying documents referenced therein (collectively, the “Title Documents”).  Except as hereinafter provided, Purchaser and Seller hereby

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agree that (i) all Taxes that are not due and payable prior to Closing, (ii) the rights of the tenants under the Leases and Approved New Leases (as defined in Section 9.3 of this Agreement), as parties in possession only, (iii) all matters created by or on behalf of Purchaser and (iv) the exceptions to title identified on Exhibits G-1 through G-7 respectively, shall constitute “ Permitted Exceptions”.  Notwithstanding anything to the contrary contained herein, Seller shall be obligated to cause all of the following resulting from the act or omission of, or caused by, Seller or grantor under the Deeds to be fully satisfied, released and discharged of record or insured or bonded over on or prior to the Closing Date:  all mortgages, deeds of trust and monetary liens [including liens for delinquent taxes, mechanics’ liens and judgment liens] affecting the Properties and all indebtedness secured thereby.

6.2          Survey.  Purchaser acknowledges receipt of Seller’s existing surveys (“Initial Surveys”) for each of the Properties.  Seller has ordered a current ALTA/ACSM survey for each Property to be certified to Purchaser, as well as any affiliates and lender designated by Purchaser to Seller at least thirty (30) days prior to Closing and Title Company (collectively, the “Surveys”) and shall deliver a copy of the Surveys to Purchaser promptly upon receipt thereof but in all events prior to Closing.  The surveyors shall certify the Surveys in accordance with the form of certification attached hereto as Exhibit Q.

ARTICLE VII
Representations and Warranties of the Seller

7.1          Seller’s Representations.  Seller represents and warrants that the following matters are true and correct as of the Effective Date with respect to the Properties owned by Seller or Seller Affiliates:

7.1.1        Authority.  Seller is a real estate investment trust, duly organized, validly existing and in good standing under the laws of the State of Maryland.  This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and does not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject.  All documents to be executed by Seller or Seller Affiliates which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Seller or Seller Affiliates, as the case may be, (ii) be legal, valid and binding obligations of Seller or Seller Affiliates, as the case may be, and (iii) not violate any provision of any agreement or judicial order to which Seller or Seller Affiliates, as the case may be is a party or to which Seller or Seller Affiliates, as the case may be, is subject.

7.1.2        Bankruptcy or Debt of Seller.  Neither Seller nor any Seller Affiliates has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Neither Seller nor any Seller Affiliates has received any written notice of (a) the filing of an involuntary petition by Seller’s creditors or the creditors of Seller Affiliates, (b) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets or the assets of Seller Affiliates, or (c) the attachment or other judicial seizure of all, or substantially all, of Seller’s assets or the assets of Seller Affiliates.

7.1.3        Foreign Person.  Neither Seller nor any of the Seller Affiliates is a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code (“Code”), and Seller agrees to execute and cause the Seller Affiliates to execute any and all documents

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necessary or required by the Internal Revenue Service or Purchaser in connection with such declaration(s).

7.1.4        No Violation of Laws.  Except as set forth on Schedule 7.1.4, to Seller’s knowledge, neither Seller nor Seller Affiliates have received any currently effective written notice from a governmental authority that the Properties violate any applicable ordinance of the city or village in which the Properties are located.

7.1.5        Eminent Domain.  Except as set forth on Schedule 7.1.5, to Seller’s knowledge, neither Seller nor Seller Affiliates have received any currently effective written notice of an eminent domain or condemnation of the Land or Improvements relating to the Properties.

7.1.6        Hazardous Materials.  Except as set forth on Schedule 7.1.6, to Seller’s knowledge, except as set forth in any environmental report provided by Seller to Purchaser, or as referenced or referred to in Section 17.23, (i) neither Seller nor Seller Affiliates have received any uncured written notice from the United States Environmental Protection Agency or the Illinois Environmental Protection Agency (or any Indiana or Wisconsin agency comparable to the Illinois Environmental Protection Agency) alleging that the Properties are in violation of any applicable Environmental Laws or contain any Hazardous Materials, (ii) since the date of the most recent environmental report, there have been no Hazardous Materials installed or stored in or otherwise existing at, on, in or under the Properties in violation of applicable Environmental Laws, and (iii) Seller has acted in the manner that a commercially prudent property owner would act with respect to any written recommendations made by Seller’s environmental consultants.  “Hazardous Materials” shall mean any hazardous, toxic waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, or any other federal, state or local laws, ordinances, rules, regulations or policies governing use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of such materials (collectively, “Environmental Laws”).

7.1.7        Litigation.  Except as set forth on Schedule 7.1.7, to Seller’s knowledge, (i) neither Seller nor Seller’s Affiliates have received any currently effective written notice of any pending litigation affecting the Properties, and (ii) there is no action, suit or proceeding threatened before or by any judicial, administrative or union body, any arbitrator or any governmental authority, against or affecting the Properties.

7.1.8        Leases.  Except as set forth on Schedule 7.1.8, (i) the Rent Roll delivered to Purchaser by Seller lists all of the Leases affecting the Properties owned by Seller or Seller’s Affiliates, (ii) the Leases affecting the Properties delivered to Purchaser by Seller are true, correct and complete copies of the Leases provided to or entered into by Seller or Seller’s Affiliates relating to the Properties, and (iii) to Seller’s knowledge, no tenant has commenced any action or given any written notice to Seller or any Seller Affiliate for the purpose of terminating its lease in whole or in part, whether by exercise of an express termination right in its lease or otherwise.

7.1.9        Contracts.  Except as set forth on Schedule 7.1.9, to Seller’s knowledge, Seller has delivered to Purchaser complete copies of each Contract provided to or entered into by Seller or Seller Affiliate relating to the Properties.

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7.1.10      Defaults.  Except as set forth on Schedule 7.1.10, or any other exhibit to this Agreement, (i) no notice of default has been given by Seller or Seller Affiliates to any tenant or received by Seller from any tenant under any Lease relating to the Properties which remains uncured and (ii) no base or additional rent due under any Lease relating to the Properties is more than thirty (30) days past due.

7.1.11      Operating Statements.  To Seller’s knowledge, the operating statements relating to the Properties delivered by Seller to Purchaser in accordance with Section 5.1 hereof are true and correct in all material respects and no material adverse change has occurred since the respective dates thereof.

7.1.12      Bulk Sale Act. The provisions of Section 9.02(d) of the Illinois Income Tax Act and the applicable provisions of the Retailer’s Occupation Tax Act do not apply to this transaction.

7.1.13      REIT REP The Properties consist solely of land, buildings, and other structural components thereof, and other assets described in Section 856(c)(4)(A) of the Code.  The total gross revenues generated by the Properties between January 1, 2003 and the Closing Date has consisted and will consist solely of income from rents from real property and other revenue which constitute qualifying income under Section 856(c)(3) of the Code (“Qualifying Income”), and based on historical experience, Seller believes that the gross revenues generated by the Properties after the Closing Date will consist solely of Qualifying Income.

Seller shall remake all representations and warranties as of the date of the Closing; provided, however, at the time such warranties and representations are remade, Seller shall provide Purchaser with updates of the Schedules referred to in the representations and warranties set forth above and an updated operating statement.  Purchaser acknowledges and agrees that the representations and warranties that are made as of the Closing Date shall refer to the updated Schedules and operating statements.

7.2          Intentionally Deleted.

7.3          Knowledge.  For purposes of this Agreement and any document delivered at Closing, whenever the phrases “to the best of Seller’s knowledge”, “to the actual knowledge of Seller” or “to the knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the current, actual knowledge only, and not any implied, imputed or constructive knowledge of Michael M. Mullen and James N. Clewlow, after consultation with the property managers of each Property owned by Seller (collectively, the “Seller Property Managers”).  Except for the obligation to consult with the Seller Property Managers, neither Michael M. Mullen nor James N. Clewlow shall be obligated to conduct any independent investigation, and no implied duty to investigate shall be imputed.  Nothing contained in this Agreement shall be deemed to impose any personal liability of any kind on any person named in Section 7.3.

For purposes of this Agreement, and any document delivered at Closing, whenever the phrase “to the best of Purchaser’s knowledge”, “to the actual knowledge of Purchaser” or “to the knowledge of Purchaser” or words of similar import are used, they shall be deemed to refer to the current, actual knowledge only, and not any implied, imputed or constructive knowledge, of Andrew Martin and Ben Hindmarsh; provided, however, that nothing in this Agreement shall be deemed to create or impose any personal liability of any kind on Andrew Martin or Ben Hindmarsh.

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7.4          Change in Representation/Waiver.  Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to rely on any representation or warranty made by Seller in this Article VII to the extent, prior to or at Closing, Purchaser shall have or obtain actual knowledge of any information that was contradictory to such representation or warranty; provided, however, if Purchaser determines prior to Closing that there is a breach of any of the representations and warranties made by Seller above, then Purchaser may, at its option, by sending to Seller written notice of its election either (i) exercise its rights under Section 9.9 below if applicable, (ii) waive such breach and/or conditions and proceed to Closing with no adjustment in the Purchase Price and in such event Seller shall have no further liability as to such matter thereafter, or (iii) as its sole remedy, terminate this Agreement in its entirety in the event of any untruth or inaccuracy of (x) the representations or warranties set forth in Sections 7.1.1, 7.1.2 or 7.1.3, or (y) the representations and warranties set forth in the other sections of Article VII, but only if such representations and warranties were not true or were inaccurate on the Effective Date and such untruth or inaccuracy is “Material” (defined below). The term “Material” as used in this Section 7.4 shall mean a liability or loss reasonably anticipated to arise out of an untruth or inaccuracy of the representations or warranties set forth in Article VII which (i) exceeds $500,000.00 for each affected Property, or (ii) results from fraud or willful misconduct on the part of Seller.  In the event that Purchaser elects to terminate this Agreement, the parties shall have no liability to each other hereunder and Purchaser Letter of Credit shall be returned to Purchaser and the Seller Letter of Credit shall be returned to Seller.  Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Purchaser, to the extent that, prior to the Closing, Purchaser discovers or learns of information (from whatever source, including, without limitation the property manager, the tenant estoppel certificates or the Seller’s Estoppel Certificates delivered pursuant to Section 10.1.1 below, as a result of Purchaser’s due diligence tests, investigations and inspections of the Property, or disclosure by Seller or Seller’s agents and employees) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

7.5          Post Closing Rights.  Following Closing, Purchaser will have the right to bring any action against Seller as a result of any untruth or inaccuracy of representations and warranties made herein if (i) such untruth or inaccuracy is “Material,” and (ii) prior to Closing Purchaser did not discover or learn information (from whatever source) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect.  The term “Material” as used in this Section 7.5 shall mean a liability or loss reasonably anticipated to arise out of an untruth or inaccuracy of the representations or warranties set forth in Article VII which results from fraud or willful misconduct on the part of Seller or exceeds $500,000.00 for each such affected Property, it being understood that the foregoing limitation is a threshold which must be exceeded, but that once such threshold has been exceeded, any post closing claim may be pursued for its full value.  In addition, in no event will Seller’s liability for all such breaches relating to a specific Property, exceed, in the aggregate, the allocated Purchase Price of the Property in question, calculated in accordance with Schedule 9.8.

7.6          Survival.  The express representations and warranties made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of representations and warranties set forth in Sections other than Sections 7.1.1, 7.1.2 or 7.1.3 shall be commenced, if at all, on or before the date which is twelve (12) months after the date of a Closing and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect as to the applicable Closing.

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ARTICLE VIII
Representations and Warranties of Purchaser

8.1          Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date.

8.1.1        Authority.  Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.  All documents to be executed by Purchaser which are to be delivered at Closing, will, at the time of Closing, (i) be duly authorized, executed and delivered by Purchaser, (ii) be legal, valid and binding obligations of Purchaser, and (iii) not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

8.1.2        Bankruptcy or Debt of Purchaser.  Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.  Purchaser has received no written notice of (a) the filing of an involuntary petition by Purchaser’s creditors, (b) the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, or (c) the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets.

8.1.3        No Financing Contingency.  It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency, and no financing for this transaction shall be provided by Seller.

8.2          Purchaser’s Acknowledgment.  Purchaser acknowledges and agrees that, except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any and all representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, including, but not limited to those representations, warranties, promises, covenants, agreement and guaranties of, as to, concerning or with respect to (a) the nature, quality or condition of the Properties, including, without limitation, the water, soil and geology, (b) the income to be derived from the Properties, (c) the suitability of the Properties for any and all activities and uses which Purchaser may conduct thereon, (d) the compliance of or by the Properties or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act and any rules and regulations promulgated thereunder or in connection therewith, (e) the habitability, merchantability or fitness for a particular purpose of the Properties, or (f) any other matter with respect to the Properties, and specifically that except as expressly provided in this Agreement, Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Properties, of any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and applicable state laws, and regulations promulgated thereunder.  Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement, having been given the opportunity to inspect the Properties, Purchaser is relying solely on its own investigation of the Properties and not on any information provided or to be provided by Seller.  Purchaser further acknowledges and agrees that subject to the representations and warranties of Seller as provided herein and in any other document executed at Closing, any information provided or to be provided with respect to the Properties was obtained from

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a variety of sources and that Seller has not made any independent investigation or verification of such information.  Purchaser further acknowledges and agrees that, as a material inducement to the execution and delivery of this Agreement by Seller, subject to the representations and warranties of Seller provided herein and in any other document executed at Closing, the sale of the Properties as provided for herein is made on an “AS IS, WHERE IS” CONDITION AND BASIS “WITH ALL FAULTS.”  Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this acknowledgment as part of the negotiations for the transaction contemplated by this Agreement; that Purchaser is represented by legal counsel in connection with this transaction.

8.3          Purchaser’s Release.  Effective as of the date of the Closing, Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment manager, property manager, the partners, trustees, shareholders, beneficiaries, directors, officers, employees, attorneys and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, causes of action, fines, liens, judgments, costs and expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Properties, except, subject to Section 7.5 hereof, such as arises out of (i) a breach of any of the representations and warranties of Seller set forth in Article VII and (ii) any of the provisions of this Agreement that survive Closing pursuant to the provisions of Section 17.12 below.  The terms and provisions of this Section 8.3 shall survive Closing and/or termination of this Agreement without limitation.

8.4          Survival.  The express representations and warranties made in this Agreement by Purchaser shall not merge into any instrument of conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of all such representations and warranties shall be commenced, if at all, on or before the date which is twelve (12) months after the date of the Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect as to the applicable Closing.

ARTICLE IX
Seller’s Interim Operating Covenants/Seller’s and Purchaser’s Covenants

9.1          Operations.  Seller agrees to continue to operate, manage and maintain the Improvements through the Closing Date in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and further subject to Article XII of this Agreement.  As of, and at all times after the Effective Date until Closing, Seller shall name Purchaser as an additional insured on all liability insurance policies maintained by Seller relating to the Properties.

9.2          No Sales.  Except for the execution of tenant Leases pursuant to Section 9.3, Seller agrees that it shall not convey any interest in the Properties to any third party.

9.3          Tenant Leases.  From and after the Effective Date, Seller shall not (i) grant any consent or waive any material rights under the Leases, (ii) terminate any Lease, or (iii) enter into a new lease, modify an existing Lease or renew, extend or expand an existing Lease in any material respect without the prior written approval of Purchaser (an “Approved New Lease”), which in each case shall not be unreasonably withheld, conditioned or delayed.  Any Approved New Lease shall meet all of the following parameters: (i) such proposed lease has an initial term (excluding any options to extend such term) of not less than three (3) years and not more than ten (10) years; (ii) such proposed lease has no free-rent period extending beyond the term of the Master Lease

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(defined below); (iii) such proposed lease has no above-market obligation of Purchaser to provide or fund any tenant improvements; (iv) such proposed lease provides for base rent payable at a rate per month that is never less than 95% of the base rent per month required to be paid for such space under the Master Lease; (v) leasing commissions for such proposed lease do not exceed market rates; (vi) such proposed lease does not require the landlord thereunder, and will not result in an obligation for the landlord thereunder to alter or improve or pay for the altering or improving of the building (other than tenant improvements as limited by clause (iii) above and responsibility for repairing and replacing the roof and structure, but excluding the obligation for internal wall changes); (vii) such lease shall be on the form customarily used by Seller with such revisions which Seller approves using its judgment as a commercially prudent landlord; (viii) the creditworthiness of the tenant and intended use of the premises by the tenant shall be consistent with Seller’s historical and customary requirements as a commercially prudent landlord; and (ix) the income to be generated from the proposed lease shall constitute qualifying income under Section 856(c)(3) of the Code.  Additionally, the parties expressly agree that it shall not be deemed unreasonable for Purchaser to withhold, condition or delay its consent to any Approved New Lease that includes above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs that Purchaser would be obligated to pay or incur; provided, however, in such event, Purchaser and Seller agree to negotiate in good faith to agree upon such tenant improvement costs, leasing commission and other leasing costs to render such Approved New Lease and the terms thereof acceptable to Purchaser.  Any lease proposed by Seller, which satisfies the criteria set forth in this Section 9.3 and would otherwise be reasonably acceptable to Purchaser, but for the fact that such lease includes above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs, may, nonetheless, be approved and executed by Seller, in its sole and absolute discretion, and in such event such proposed lease shall be deemed an Approved New Lease, provided that Seller pays all such above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs.  Purchaser’s failure to respond within five (5) Business Days after receipt of a request for approval, together with a copy of the proposed Approved New Lease or letter of intent to lease and credit information on the proposed replacement tenant or tenants, shall be deemed approval by Purchaser. Seller shall pay the portion of the tenant improvement costs, leasing commissions and other usual and customary leasing costs with respect to any Approved New Lease, allocated on a prorata basis over the term of the Approved New Lease with respect to the portion of the term of the Approved New Lease prior to a Closing and Purchaser shall pay the portion of the tenant improvement costs, lease commissions and other usual and customary leasing costs with respect to an Approved New Lease, allocated on a prorata basis over the term of the Approved New Lease with respect to the portion of the term of the Approved New Lease after the Closing.

9.4.         Planned Expenditures.  Seller shall effect and complete the planned expenditures for nominated work and items in accordance with the description and budget set forth on Exhibit R attached hereto as a prudent manager/owner in consultation with Purchaser, and to Purchaser’s commercially reasonable satisfaction; in the event that upon completion of such work and items,  the total cost of such work is less than the total budget allocated for same, Seller shall be entitled to retain all such unexpended amounts.  In the event that Exhibit R reflects that certain work is to be performed after Closing, the obligations of Seller under this Section 9.4 with respect to that work shall survive Closing.

9.5          Master Lease.  At the Closing, Seller and Purchaser shall execute and deliver to each other a master lease (“Master Lease”) in the form of Exhibit H attached hereto.

9.6          Management Agreement.  At the Closing, Seller and Purchaser shall execute an Amendment to the Property Management Agreement between Purchaser and CenterPoint Properties Trust adding the Properties to the definition of “Properties” under such Management

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Agreement.  Seller shall terminate any existing property management agreements pertaining to the Properties as of the Closing Date.

9.7          Right of First Offer.  INTENTIONALLY OMITTED.

9.8          Transfer Tax Declaration Allocation.  Purchaser and Seller agree that the Purchase Price shall be allocated amongst the Properties as set forth on Schedule 9.8 for the purpose of completing real estate transfer declarations to be executed by Seller and Purchaser at Closing (the “Transfer Tax Declaration Allocation”).

9.9          Substitution of Properties

9.9.1        In the event of the occurrence of a Substitution Event (defined below) prior to Closing, Purchaser may, at its option, by written notice to Seller (“Event Notice”) within ten (10) days after the date on which Purchaser is given or obtains actual knowledge of the occurrence of a Substitution Event, elect to either (i) ignore the Substitution Event and proceed to Closing with no adjustment in the Purchase Price, or (ii) request that Seller offer a Substitute Property or Substitute Properties (both as hereinafter defined) to Purchaser valued in the aggregate amount of the Purchase Price allocated to the Property or Properties (“Removed Property” or “Removed Properties”) subject to the Substitution Event.

In the event that Purchaser elects under (ii) above to have Seller provide a Substitute Property or Substitute Properties, Seller, if it chooses to do so, in its sole and absolute discretion, shall have a period of thirty (30) days from the date of Purchaser’s Event Notice to correct the condition giving rise to the Substitution Event, and further, provided, however, if such condition is of a nature which is not capable of cure within said thirty (30) day period and Seller has commenced to cure within such thirty (30) day period, then Seller shall have such reasonable period of time from and after the date of Purchaser’s Event Notice to correct the condition giving rise to the Substitution Event.  In the event Purchaser exercises its rights under (ii) above, and Seller elects to and cures the condition giving rise to the Substitution Event prior to the time that the Closing with respect to the Substitute Property occurs, the Scheduled Closing Date for the Removed Property shall be extended to the fifteenth (15th) day after the condition giving rise to the Substitution Event has been cured.

In the event that Purchaser fails to elect (i) or (ii) above within ten (10) days after Purchaser is given or obtains actual knowledge of a Substitution Event, Purchaser shall be deemed to have elected to waive such condition and proceed to Closing on the Closing Date with no adjustment in the Purchase Price.  In the event that within said ten (10) day period Purchaser elects its rights under (ii) above and Seller elects not to cure or elects to cure the condition but fails to do so within the time period set forth above, Seller shall use reasonable efforts to provide a Substitute Property or Substitute Properties as described in Section 9.9.2.  Notwithstanding any other term or condition contained herein, (i) in no event shall the Closing with respect to the Properties which are not subject to a Substitution Event be delayed, and (ii) in the event of the occurrence of a Substitution Event, Seller shall not be in default under this Agreement, Seller shall not be liable for damages and Purchaser’s sole right and remedy shall be to exercise its rights under this Section 9.9.1.

The term “Substitution Event” shall mean any one or more of the following: (i) written notice to Purchaser that a tenant under its lease (“Right of First Refusal Lease”)  has exercised a right of first refusal, right of first offer or option to purchase a Property prior to Closing pursuant to the existing terms of its lease, (ii) the taking of one hundred percent

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(100%) of a Property by condemnation or eminent domain or (iii) any one or more of the following, to the extent the existence of the condition hereinafter described has a “Material Adverse Effect” on the use, value or marketability of the applicable Property: (a) the existence of a title exception other than a Permitted Exception on an Owner’s Policy to be issued by the Title Company at the time of the Closing; provided, however that Seller shall, at Seller’s expense, use reasonable efforts to obtain a title insurance endorsement to the Owner’s Policy (defined below) insuring over any unpermitted title exception, (b) the existence of a difference on a Survey not reflected on the Initial Surveys; (c) if Purchaser has not been provided with a copy of a zoning endorsement issued by the Title Company with respect to any Properties (whether in favor of Seller or Purchaser) prior to the Effective Date and it is determined that the present use of the Property is not permitted under the zoning ordinance in effect on the Effective Date; (d) the physical or environmental condition of the Properties are not the same as on the Effective Date, ordinary wear and tear and damage by casualty excepted, provided, however, that under this subsection (d) it shall not be a Substitution Event if a tenant of the Property is responsible under its lease for maintaining, repairing or restoring the physical or environmental condition in question; and (e) the existence of a breach of a warranty or representation made by Seller under Sections 7.1.4, 7.1.6, 7.1.7 and 7.1.9 of this Agreement (or any change in the schedules thereto).  The term “Material Adverse Effect” as used herein shall mean that a liability or loss reasonably anticipated to arise out of the condition under (a) Sections 9.9.1(iii)(a) or (b) which exceeds $150,000.00 for the affected Property, or (b) under Sections 9.9.1iii(c), (d) or (e) which exceeds seven and one-half percent (7.5%) of the Purchase Price for the affected Property.

9.9.2        In the event of the occurrence of a Substitution Event (and notwithstanding any election by Seller to attempt to cure the condition giving rise to the Substitution Event), Seller shall use reasonable efforts to substitute another Property or Properties owned by Seller that the parties mutually agree in their reasonable opinion is comparable (individually, a “Substitute Property” and collectively, the “Substitute Properties”).  Seller shall use reasonable efforts to identify a Substitute Property within thirty (30) days after receipt of an Event Notice.  Commencing on the date that Purchaser receives a notice from Seller identifying a Substitute Property or Substitute Properties to replace a Removed Property or Removed Properties (“Substitution of Assets Notice”), and continuing until 5:00 p.m. Central time on the thirtieth (30th) day thereafter (“Substitute Properties Feasibility Period”), Purchaser and its agents shall have the right to conduct inspections and tests of the Substitute Properties in the manner hereby provided in Section 9.9.5 and subject to the provisions as provided in Section 9.9.6.  In the event that Purchaser approves all of the Substitute Properties prior to the expiration of the Substitute Properties Feasibility Period, all of the Substitute Properties shall be subject to this Agreement, and the Purchase Price shall be adjusted as provided below in Section 9.9.3.  In the event that Purchaser does not approve one or more of the Substitute Properties prior to the expiration of the Substitute Properties Feasibility Period, the Substitute Property or Properties not approved by Purchaser and the Removed Property or Removed Properties shall not be subject to this Agreement, and the Purchase Price shall be reduced by the value of the Removed Property or Removed Properties, as the case may be, as set forth on Schedule 9.8.  All Substitute Properties approved by Purchaser shall be deemed to be Properties subject to this Agreement, except that all warranties and representations shall be modified to reflect the circumstances relating to the Substitute Properties.  Within fifteen (15) days after the Substitution of Assets Notice, Seller shall deliver Schedules similar to those attached hereto as Schedules 7.1.4, 7.1.5, 7.1.6, 7.1.7, 7.1.8, 7.1.9 and 7.1.10.

9.9.3        For the purposes of this Section 9.9, the purchase price for a Removed Property shall be based on Schedule 9.8 attached hereto, and the purchase price for a

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Substitute Property shall be calculated using a capitalization rate equal to the capitalization rate that was used to determine the Purchase Price of the Removed Property and the annual net rent of the Substitute Property, without deductions (“Substitute Property Purchase Price”).  In the event that the Seller delivers the Substitution of Assets Notice to Purchaser within the time frame set forth above, the Closing of all Properties not subject to the Substitution of Assets Notice shall take place on the date of the Scheduled Closing Date.  Subject to the right of Purchaser to disapprove one or more of the Substitute Properties during the Substitute Properties Feasibility Period, and further subject to the provisions of Section 4.1 above, the Closing with respect to each Substitute Property shall take place on the thirtieth (30th) day following the expiration of the applicable Substitute Property Feasibility Period.

9.9.4        Seller shall deliver to Purchaser copies of all notices sent by Seller to tenants under Right of First Refusal Leases as required under the Right of First Refusal Leases, and shall notify Purchaser promptly if it receives a notice from an Exercising Tenant.

9.9.5        During the Substitute Properties Feasibility Period, Purchaser and its agents shall have the right during business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense and at Purchaser’s and its agents’ sole risk, to perform inspections and tests of the Substitute Properties and to perform such other analyses, inquiries and investigations as Purchaser shall deem reasonably necessary or appropriate; provided, however, that in no event shall (i) such inspections or tests unreasonably disrupt or disturb the on-going operation of the Substitute Properties or the rights of the tenants at the Substitute Properties, or (ii) Purchaser or its agents or representatives conduct any physical testing, drilling, boring, sampling or removal of, on or through the surface of the Substitute Properties (or any part or portion thereof) including, without limitation, any ground borings or invasive testing of the Improvements (collectively, “Physical Testing”), without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion. Seller acknowledges and agrees that the performance of a phase I environmental assessment on behalf of Purchaser (“Phase I Assessments”) shall not be considered Physical Testing for purposes hereof and shall be permitted without Purchaser obtaining the consent of Seller.  In the event Purchaser desires to conduct any such Physical Testing of a Substitute Property, then Purchaser shall submit to Seller, for Seller’s approval, a written detailed description of the scope and extent of the proposed Physical Testing, which approval may be given or withheld in Seller’s sole and absolute discretion.  In no event shall Seller be obligated as a condition of this transaction to perform or pay for any environmental remediation of the Substitute Properties recommended by any such Physical Testing.  After making such tests and inspections, Purchaser agrees to promptly restore the Substitute Properties to their condition prior to such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement).  In addition to the rights available to the Purchaser during the Substitute Properties Feasibility Period, as set forth above, Purchaser and its agents shall have access to the Substitute Properties prior to the Closing Date, but during normal business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser’s sole cost and expense, and at Purchaser’s and its agents’ sole risk, to inspect the applicable Substitute Properties; provided, however, Purchaser shall not be entitled to conduct any Physical Testing or any Phase I Assessment after the expiration of the Substitute Properties Feasibility Period.  Prior to Purchaser entering the Substitute Properties to conduct the inspections and tests described above, including, but not limited to, the Phase I Assessments, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its agents and

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contractors to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage:  general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of Five Million and No/100 Dollars ($5,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and tests (“Due Diligence Insurance”).  Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided Seller or its agents do not unreasonably interfere with Purchaser’s inspection.

9.9.6        Purchaser and its agents and representatives shall:  (a) not unreasonably disturb the tenants of the Substitute Properties or interfere with their use of the Substitute Properties pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Substitute Properties; (c) not damage any part of the Substitute Properties or any personal property owned or held by any tenant; (d) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (e) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Substitute Properties; (f) not permit any liens to attach to the Substitute Properties by reason of the exercise of its rights hereunder; (g) restore the Improvements and the surface of the Substitute Properties to the condition in which the same was found before any such inspection or tests were undertaken; and (h) except to the extent required by applicable laws, not reveal or disclose any information obtained pursuant to its right to evaluate set forth in Section 9.9.5 above concerning the Substitute Properties to anyone other than a Purchaser Party/Representative.  Purchaser shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting its inspection of the Substitute Properties, the Purchaser’s Phase I Assessments and the Physical Testing.  Purchaser shall, and does hereby agree to indemnify, defend and hold the Seller, its partners, members, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including but not limited to attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Substitute Properties in the exercise of the inspection right granted pursuant to Section 9.9.5, including, without limitation, (i) claims made by any tenant against Seller for Purchaser’s entry into such tenant’s premises or any interference with any tenant’s use or damage to its premises or property in connection with Purchaser’s review of the Substitute Properties, and (ii) Purchaser’s obligations pursuant to this Section 9.9.6.  This Section 9.9.6 shall survive the Closing of the Substitute Properties and/or any termination of this Agreement without limitation.

9.9.7        With respect to the Substitute Properties, Seller shall deliver to Purchaser or make available at the applicable Substitute Property or Seller’s office in Oak Brook, Illinois, at Seller’s option, the following: operating statements, leases, reports relating to the physical and/or environmental condition of the applicable Substitute Properties, a statement of the estimated value of the applicable Substitute Properties from an independent industrial real estate broker with at least ten (10) years experience in the marketplace (which value shall not be binding on Seller or Purchaser), rent rolls and revenue and expense statements, Seller and Purchaser shall use reasonable efforts to agree upon the format and scope of such materials, but agree that the format and scope shall be similar to the materials typically provided by Seller to Purchaser in connection with the sale of the Properties in accordance with Section 5.1 hereof (the “Substitute Property Documents”); provided, however, that

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except for the representations and warranties made in Article VII hereof, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such Substitute Properties Documents.  Except with respect to claims arising out of a breach by Seller of a representation or warranty made in Article VII hereof, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials.  Notwithstanding anything contained in the preceding sentence, Seller shall not deliver or make available to Purchaser Seller’s internal memoranda, attorney-client privileged materials, internal appraisals and economic evaluations of the Substitute Properties, and reports regarding the Substitute Properties prepared by Seller or its affiliates solely for internal use or for the information of the investors in Seller.  Purchaser acknowledges that any and all of the Substitute Properties Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Substitute Properties.  Purchaser agrees not to disclose such non-public documents, or any of the provisions, terms or conditions thereof, to any party other than a Purchaser Party/Representative.  Purchaser shall return all of the Substitute Properties Documents, on or before three (3) Business Days after the first to occur of (a) such time as Purchaser notifies Seller in writing that it shall not acquire the Substitute Properties, or (b) such time as this Agreement is terminated for any reason.  This Section 9.9.7 shall survive any termination of this Agreement without limitation.

9.9.8        Purchaser hereby acknowledges that it will have been given, prior to the termination of the Substitute Properties Feasibility Period, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Substitute Properties.  Purchaser will be relying upon its own independent examination of the Substitute Properties and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Substitute Properties.  Except as may be provided in Article VII hereof, Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser relating to the Substitute Properties.  The provisions of this Section 9.9.8 shall survive Closing and/or termination of this Agreement without limitation.

9.10        Contracts.  Seller shall not, with respect to a Contract that will survive Closing, from and after the Effective Date, terminate an existing Contract, enter into a new Contract or modify an existing Contract without the prior written approval of Purchaser, which consent in each case shall not be unreasonably conditioned, withheld or delayed and which shall be deemed granted if Purchaser fails to respond to a request for approval within five (5) Business Days after receipt of the request therefor together with a summary of the terms of the Contract (an “Approved New Contract”).  Schedule 9.10 attached hereto contains a list of Contracts for the Properties that Purchaser will assume as of the Closing, and a list of Contracts for the Properties that Purchaser is requesting Seller to terminate as of the Closing (the “Unassumed Contracts”).  Provided that the Closing occurs hereunder, Seller shall terminate such applicable Unassumed Contracts effective as of the Closing Date and deliver evidence at such Closing of such termination.

9.11        Indiana Responsible Property Transfer Law.  Purchaser acknowledges that Seller has delivered to Purchaser and Purchaser’s lender, if any, a fully completed and executed Indiana Responsible Property Transfer Law disclosure form for Property located in Indiana in the form

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proscribed by Indiana statute.  Within thirty (30) days after the Closing Date, Purchaser shall file the disclosure form (and attached site plan, if required) with the Indiana Department of Environmental Management and shall record the disclosure form in the appropriate County Recorder’s Office.  Purchaser hereby agrees to indemnify and hold Seller harmless against all claims, costs, damages, expenses, liabilities, losses and penalties, including, but not limited to, attorneys’ fees, which Seller may incur as a result of Purchaser’s failure to comply with its obligations pursuant to this Section 9.11.  Purchaser’s indemnity hereunder shall survive the Closing of this transaction.

9.12        REA Estoppels.  Attached hereto as Schedule 9.12 is a list of REA and other Property-related estoppels that Purchaser would like to obtain prior to Closing (collectively, the “REA Estoppels”).  Purchaser shall prepare and deliver to Seller REA Estoppel Certificates for each of the REA Estoppels (the “REA Estoppel Certificates”), and Seller shall send out the REA Estoppel Certificates for execution prior to the Closing Date, it being understood that obtaining the REA Estoppel Certificates shall not be a condition to Purchaser’s obligation to close.

ARTICLE X
Closing Conditions

10.1        Conditions to Obligations of Purchaser.  The obligations of Purchaser under this Agreement to purchase the Properties and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Scheduled Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing.

10.1.1      Tenant Estoppels.  Purchaser shall have received tenant estoppel certificates dated not more than thirty (30) days prior to the Closing from seventy-five percent (75%) of the occupied square footage in the Properties.  Seller agrees to deliver to each tenant a tenant estoppel certificate substantially in the form attached hereto as Exhibit K.  Notwithstanding the foregoing, in the event that a Lease requires a different form of estoppel certificate or requires specific provisions, Purchaser shall be required to accept a tenant estoppel certificate that is substantially in the form required by said Lease or substantially in the form of Exhibit K as modified to comply with the specific provisions required by said Lease.  Additionally, Purchaser acknowledges that while the statements set forth in paragraphs 8 and 9 of Exhibit K are not qualified to the knowledge or best knowledge of the tenant, Purchaser shall be required to accept any tenant estoppel certificate that has been qualified to the knowledge or best knowledge of the tenant with respect to said paragraphs.  Notwithstanding the foregoing, at Seller’s sole option, Seller may (i) extend the Scheduled Closing Date solely with respect to up to five (5) of the Properties for up to an additional thirty (30) days in order to satisfy the foregoing requirement for such Properties, in which event Seller shall deliver notice of such extension with respect to such Properties to Purchaser prior to the Scheduled Closing Date (and the Closing shall proceed as scheduled with respect to all other Properties), and/or (ii) provide its own estoppel (“Seller’s Estoppel”) in the form attached as Exhibit L to Purchaser in satisfaction of the foregoing requirements with respect to not more than twenty-five percent (25%) of the occupied square footage of the Properties.  In the event that Seller has not complied with the provisions of this Section 10.1.1, Purchaser may (i) elect to consummate the Closing, or (ii) notify Seller of its intent to terminate this Agreement by written notice (the “Tenant Estoppel Termination Notice”) on or before the Scheduled Closing Date.  In the event that, after the Closing, Seller delivers to Purchaser a tenant estoppel certificate from a tenant for whom Seller executed a Seller’s Estoppel at the Closing and such tenant estoppel certificate contains no information which is contradictory to or inconsistent with the information contained in the Seller’s Estoppel, then

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Seller thereafter shall be released from all liability relating to Seller’s Estoppel with respect to such tenant’s Lease.  In no event shall Seller be obligated to deliver updates to the tenant estoppel certificate or Seller’s Estoppel.

10.1.2      Title Policy.  The Title Company shall be prepared to issue to Purchaser on the Closing Date an extended coverage ALTA Form B policy of title insurance, amended October 17, 1970 (the “Owner’s Policy”), or equivalent form Owner’s Policy acceptable to Purchaser, with respect to each Property in the Properties, in the face amount of the applicable Purchase Price attributable to such Property, and dated as of the Closing Date, indicating title to such Property is vested of record in Purchaser, subject solely to the applicable Permitted Exceptions.

10.1.3      Possession of the Property.  Delivery by Seller of possession of the applicable Property, subject to the Permitted Exceptions and the rights of tenants under the applicable Leases and Approved New Leases.

ARTICLE XI
Closing

11.1        Purchaser’s Closing Obligations.  Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller and the Title Company at each Closing the following, as same relates to the Properties:

11.1.1      The applicable portion of the Purchase Price, after all adjustments are made at the Closing as herein provided, by wire transfer or other immediately available federal funds, which amount shall be received in escrow by the Title Company at or before 11:00 a.m. Central time.

11.1.2      An assumption of a blanket conveyance and bill of sale, substantially in the form attached hereto as Exhibit M (“General Assignment”), duly executed by Purchaser, conveying and assigning to Purchaser the applicable Personal Property, Leases, Contracts, records and plans, and Intangible Property.

11.1.3      Executed counterparts of the Master Lease and the Amendment to Property Management Agreement, and such other documents to be provided in accordance with Sections 9.5 and 9.6 hereof with respect to the Closing.

11.1.4      Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, but not limited to, ALTA Statements and GAP Undertakings, if requested by the Title Company.

11.2        Seller’s Closing Obligations.  Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser and the Title Company the following, as same relates to each of the Properties and the Properties, as the case may be:

11.2.1      A Special warranty deed (a “Deed”) in recordable form properly executed by Seller conveying to Purchaser the Land and Improvements in fee simple, subject only to the Permitted Exceptions, substantially in the form attached hereto as Exhibit N (as modified in order to satisfy any State-specific requirements with respect to the States of Indiana and Wisconsin, if applicable).

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11.2.2      A General Assignment, duly executed by Seller, conveying and assigning to Purchaser the Personal Property, the Leases, the Contracts and the Intangible Property.

11.2.3      Written notice to the tenant(s) (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for any security deposits identified in the rent roll, and (iii) indicating that rent should thereafter be paid to Purchaser, substantially in the form attached hereto as Exhibit O.

11.2.4      A certificate substantially in the form attached hereto as Exhibit P (“Non-foreign Entity Certification”) certifying that Seller is not a “foreign person” as defined in the Code.

11.2.5      Executed counterparts of the Master Lease and the Amendment to Property Management Agreement, and such other documents to be provided in accordance with Sections 9.5 and 9.6 hereof with respect to the Closing.

11.2.6      Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, but not limited to, ALTA Statements and GAP Undertakings.

11.2.7      Purchaser and Seller have agreed that possession (but not ownership) of all original Leases, tenant files and Contracts shall remain with Seller following Closing, in its capacity as Property Manager but that ownership of such items shall pass to Purchaser.  Any duplicate originals of Leases and Contracts in Seller’s possession or control shall be delivered to Purchaser promptly after Closing.

11.2.8      All REA Estoppel Certificates received by Seller, if any.

11.2.9      A certificate of Seller by which Seller reaffirms the truth and accuracy in all material respects of the representations and warranties set forth in Sections 7.1 above, subject to and setting forth any changes thereto occurring since the Effective Date.

11.2.10  Reliance letters with respect to and permitting Purchaser to rely on the most recent Phase 1 environmental reports provided by Seller to Purchaser from the consultant who prepared the applicable environmental report.

11.3        Joint Closing Obligations.  Purchaser and Seller shall execute and deliver a closing statement for each of the Properties setting forth the applicable Purchase Price, and any and all prorations and credits between the parties, as determined pursuant to this Agreement, together with real estate transfer tax declarations as required.

ARTICLE XII
Risk of Loss

12.1        Condemnation and Casualty.  If, prior to the Closing Date, any portion of the applicable Properties are taken by condemnation or eminent domain, or is the subject of a pending taking which has not been consummated, or is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser of such fact promptly after Seller obtains knowledge thereof.  If such condemnation or casualty is “Material” (as hereinafter defined), Purchaser shall have the option to either (i) extend the Scheduled Closing Date solely with respect to the applicable Property for a time reasonably required by Seller to repair any damage or destruction with respect to the applicable

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Property (and the Scheduled Closing Date shall proceed as scheduled with respect to all other Properties), or (ii) proceed to Closing in accordance with the terms of Section 12.1. If Purchaser elects to proceed to Closing, then Seller shall not be obligated to repair any damage or destruction with respect to the applicable Property, but (x) Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds or condemnation proceeds, as applicable, net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty or condemnation including any rent abatement insurance for such casualty or condemnation and (y) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price except for a credit in the amount of the applicable insurance deductible.

12.2        Condemnation Not Material.  If the condemnation is not Material, then the Closing shall occur without abatement of the Purchase Price and, after deducting Seller’s reasonable costs and expenses incurred in collecting any award, Seller shall assign, without recourse, all awards or any rights to collect awards to Purchaser on the Closing Date.

12.3        Casualty Not Material.  If the Casualty is not Material, then the Closing shall occur without abatement of the Purchase Price except for a credit in the amount of the applicable deductible and Seller shall not be obligated to repair such damage or destruction and Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds net of any costs of repairs completed to date and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or such casualty including any rent abatement insurance for such casualty.

12.4        Materiality.  For purposes of this Article XII, (i) with respect to a taking by condemnation or eminent domain, the term “Material” shall mean any condemnation or taking which would materially impede access to a Property, reduce available parking at a Property below that required by applicable law or any other agreement affecting such Property, result in the termination of any Lease of more than ten percent (10%) of the space in the applicable Property, or result in a condemnation award reasonably estimated to exceed ten percent (10%) of the Purchase Price applicable to such Property; and (ii) with respect to a casualty, the term “Material” shall mean any casualty such that the cost of repair, as reasonably estimated by an engineer designated by Seller and Purchaser, is in excess of ten percent (10%) of the Purchase Price applicable to such Property.

ARTICLE XIII
Default

13.1        Default by Seller.  IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF SELLER, WHICH DEFAULT IS NOT CURED WITHIN TWO (2) DAYS AFTER WRITTEN NOTICE FROM PURCHASER TO SELLER, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH PURCHASER MAY SUFFER.  THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT PURCHASER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE PROCEEDS OF THE SELLER LETTER OF CREDIT,  AS LIQUIDATED DAMAGES, AS PURCHASER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT.  SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAWS.  Notwithstanding the foregoing, nothing contained herein shall limit Purchaser’s remedies at law or in equity, as to the Surviving Termination Obligations.

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13.2        Default by Purchaser; Liquidated Damages.  IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF PURCHASER, WHICH DEFAULT IS NOT CURED WITHIN TWO (2) DAYS AFTER WRITTEN NOTICE FROM SELLER TO PURCHASER, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER.  THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE PROCEEDS OF THE PURCHASER LETTER OF CREDIT AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT.  SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAWS.  Notwithstanding the foregoing, nothing contained herein shall limit Seller’s remedies at law or in equity, as to the Surviving Termination Obligations.

ARTICLE XIV
Brokers

14.1        Brokers.  Purchaser and Seller each represents and warrants to the other that it has not dealt with any person or entity entitled to a brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby.  Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Seller by reason of any breach or inaccuracy of the Purchaser’s ( or its nominee’s) representations and warranties contained in this Article XIV.  Seller hereby agrees to indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Purchaser by reason of any breach or inaccuracy of Seller’s representations and warranties contained in this Article XIV.  The provisions of this Article XIV shall survive the Closing and/or termination of this Agreement.

ARTICLE XV
Confidentiality

15.1        Confidentiality.  Purchaser expressly acknowledges and agrees that the transactions contemplated by this Agreement, the Documents that are not otherwise known by or readily available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Purchaser and shall not be disclosed by Purchaser except to a Purchaser Party/Representative, and except and only to the extent that such disclosure may be necessary for its performance hereunder.  Purchaser agrees that it shall instruct each of its Purchaser Party/Representatives to maintain the confidentiality of such information and at the request of Seller, to promptly inform Seller of the identity of each such Purchaser Party/Representative.  Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Purchaser in connection with the Properties that are not otherwise known by or readily available to the public will not be disclosed by Purchaser to any third persons (other than to its Purchaser Party/Representatives) without the prior written consent of Seller.  If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Purchaser shall promptly return to Seller, and shall instruct its Purchaser Party/Representatives to return to Seller, all copies and originals of all documents and information provided to Purchaser.  Nothing contained in Section 5.2 of this Agreement or this Section 15.1 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under Section 5.2 or this Section 15.1 in connection with the party’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other

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valid or enforceable order of a court of competent jurisdiction or any filings or disclosures with any applicable Authorities (In the Unites States and/or Australia) required by reason of the transactions provided for herein and/or any filings or disclosures required in accordance with the laws or market rules (including stock exchange rules) of the United States and/or Australia.  The provisions of this Section 15.1 shall survive any termination of this Agreement without limitation.

15.2        Post Closing Publication.  Notwithstanding the foregoing, following Closing, Purchaser and Seller shall have the right to announce the acquisition of the Properties in newspapers and real estate trade publications (including “tombstones”) publicizing the purchase provided that Purchaser and Seller shall consult one another with respect to any such notice or publication, and shall implement any reasonable comments or objections of the other.  Seller may also publicize the sale of the Property in the ordinary course of its business.  The provisions of this Section 15.2 shall survive Closing and/or any termination of this Agreement without limitation.

ARTICLE XVI
1031 Exchange

16.1        1031 Exchange.  Purchaser agrees to cooperate with Seller for purposes of effecting and structuring, in conjunction with the sale of the Properties, for the benefit of Seller, a like-kind exchange of real property, whether simultaneous or a deferred exchange, pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.  Purchaser specifically agrees to execute such documents and instruments as are reasonably necessary to implement such an exchange.  Seller shall be solely responsible for assuring that the structure of any proposed exchange is effective for Seller’s tax purposes.  Furthermore, Purchaser specifically agrees that Seller may assign this Agreement and any of its rights or obligations hereunder, in whole or in part, as necessary or appropriate in furtherance of effectuating a Section 1031 like-kind exchange for the Properties, provided that such assignment shall not serve to relieve Seller of any liability for Seller’s obligations hereunder.  Purchaser shall have no obligation to pay costs or expenses of effectuating such exchange, no such exchange shall alter the time for performance set forth herein, and Purchaser shall not be required to take title to any exchange property or (except for customary consent to assignment of this Agreement to an exchange intermediary) to incur obligations to third parties.

ARTICLE XVII
Miscellaneous

17.1        Notices.  Any and all notices, requests, demands or other communications hereunder shall be in writing and shall be deemed properly served (i) on the date sent if transmitted by hand delivery with receipt therefor, (ii) on the date sent if transmitted by facsimile (with confirmation by hard copy to follow by overnight delivery service), (iii) on the date sent if scanned to a .pdf file and transmitted by e-mail (with confirmation by hard copy to follow by overnight delivery service) (iv) on day after the notice is deposited with a nationally recognized overnight courier, or (v) upon receipt after being sent by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

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To Purchaser:	CenterPoint James Fielding, LLC Level 5, 40 Miller Street North Sydney, NSW 2060 Australia Attn: Mr. Ben Hindmarsh Fax No.: 61 2 9004 8462 E-Mail: benhindmarsh@mirvac.com.au

With a copy to:	Wildman Harrold Allen & Dixon LLP 225 W. Wacker Drive, Suite 3000 Chicago, Illinois 60606 Attn: Kathleen M. Gilligan, Esq. Fax No.: (312) 201-2555 E-Mail:gilligan@wildmanharrold.com

To Seller:	CenterPoint Properties Trust 1808 Swift Drive Oak Brook, Illinois 60523
	Attn:	Mr. James N. Clewlow and Mr. Michael M. Mullen
Fax No.: (630) 586-8010 E-Mail: jclewlow@centerpoint-prop.com E-Mail: mmullen@centerpoint-prop.com

With a copy to:	Weinberg Richmond LLP 333 West Wacker Drive, Suite 1800 Chicago, Illinois 60606 Attn: Mark S. Richmond, Esq. Fax No.: (312) 807-3903 E-Mail: mrichmond@wr-llp.com

17.2        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Illinois, without regard to the conflict of laws principles thereof.

17.3        Headings.  The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

17.4        Effective Date.  This Agreement shall be effective upon delivery of this Agreement fully executed by the Seller and Purchaser, which date shall be deemed the Effective Date hereof.  Either party may request that the other party promptly execute a memorandum specifying the Effective Date.

17.5        Business Days.  If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.  As used herein, the term “legal holiday” means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

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17.6        Counterpart Copies.  This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

17.7        Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

17.8        Assignment.  Purchaser shall not have the right to assign this Agreement without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion; provided, however, Purchaser may designate a wholly owned subsidiary to acquire title to the Properties at Closing or assign its right, title and interest under this Agreement to a wholly owned subsidiary, provided that in no event will Purchaser be released from any of its obligations or liabilities under this Agreement.  Seller may assign this Agreement in whole or in part to any corporate, limited liability company or partnership entity affiliated with, or related to, Seller (“Affiliate”) without Purchaser’s consent; provided that Seller shall in no event be released from any of its obligations or liabilities hereunder as a result of any such assignment.  In the event that an Affiliate shall be designated as a transferee hereunder, the Affiliate shall have the benefit of all of the representations and rights that would otherwise have run in favor of Seller, which, by the terms of this Agreement, are incorporated or relate to the conveyance in question.  All transferees and assignees of Purchaser (“Assignee”) shall assume all of Purchaser’s obligations under this Agreement pursuant to an Assignment and Assumption Agreement reasonably acceptable to Seller, and consented to in writing by Seller.  In the event the rights and obligations of Purchaser shall be transferred, assigned and assumed as permitted under this Agreement, then such Assignee will be substituted in place of such assignor in the above-provided-for documents and it shall be entitled to the benefit of and may enforce Seller’s covenants, representations and warranties hereunder provided that Purchaser shall in no event be released from any of its obligations or liabilities hereunder as a result of such assignment.  Upon any such assignment by Purchaser or any successor or assign of Purchaser, then the assignor’s liabilities and obligations hereunder or under any instruments, documents or agreements made pursuant hereto shall be binding upon Assignee; provided, however, that Assignee shall have the benefit of any limitations of such liabilities and obligations applicable to either the assignor or Assignee, provided by law or by the terms hereof or such instruments, documents or agreements.  Whenever reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Agreement.  Purchaser may assign this Agreement for collateral purposes only to Purchaser’s lender.

17.9        Interpretation.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

17.10      Entire Agreement.  This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings.  Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein.  No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived.  Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

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17.11      Severability.  If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17.12      Survival.  Except for obligations that survive the Closing pursuant to the provisions of Sections (and related subparagraphs) 4.2, 5.1, 5.2, 5.3, 6.2, 7.4, 7.5, 7.6, 8.3, 8.4, 9.4, 9.9, 9.11, 10.2, 14.1, 15.1, 15.2, 17.15, 17.16, 17.20 and 17.23 (collectively, the “Surviving Termination Obligations”), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein.

17.13      Exhibits and Schedules.  Exhibits A through S and Schedules 7.1.4 through 9.12 attached hereto are incorporated herein by reference.

17.14      Time.  Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

17.15      Limitation of Liability.  No present or future partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of or in Purchaser or any affiliate of Purchaser shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Purchaser’s assets for the payment of any claim or for any performance, and Seller hereby waives any and all such personal liability.  For purposes of this Section 17.15, no negative capital account or any contribution or payment obligation of any partner or member in Purchaser shall constitute an asset of Purchaser.  The limitations of liability contained in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Purchaser provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by Purchaser shall also contain the foregoing exculpation.

No present or future partner, member, director, officer, shareholder, employee, advisor, affiliate or agent of or in Seller or any affiliate of Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser hereby waives any and all such personal liability.  For purposes of this Section 17.15, no negative capital account or any contribution or payment obligation of any partner or member in Seller shall constitute an asset of Seller.  The limitations of liability contained in this Paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by Seller shall also contain the foregoing exculpation.  The provisions of this Section 17.15 shall survive Closing and/or any termination of this Agreement.

17.16      Prevailing Party.  Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in

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connection therewith, as determined by a court of competent jurisdiction.  The provisions of this Section 17.16 shall survive Closing and/or any termination of this Agreement.

17.17      No Recording.  Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

17.18      Waiver of Trial by Jury.  The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

17.19      Cooperation between Seller and Purchaser.  Seller agrees to reasonably cooperate with Purchaser in connection with the preparation and delivery of any Subordination, Non-Disturbance and Attornment Agreements required by Purchaser’s lenders in connection with the closing of the transaction described herein.

17.20      Further Assurances.  Each party shall, from time to time, at the request of the other party, and without further consideration, execute and deliver such further instruments and take such further action as may be required or reasonably requested by either party to establish, maintain or protect the respective rights of the parties to carry out and effect the intentions and purposes of this Agreement.

17.21      Return of Deposit.  Notwithstanding anything to the contrary contained in this Agreement, whenever this Agreement provides that the Deposit shall be delivered or returned to Purchaser, the parties acknowledge and agree that said Deposit or a portion thereof shall remain with the Escrow Agent in the event that Purchaser has failed to comply with the provisions of this Agreement.  Notwithstanding anything to the contrary contained in this Section 17.21, Seller agrees that if the provisions of this Agreement provide for the return of the Deposit to Purchaser that Seller will not unreasonably withhold its consent to the return of the Deposit to Purchaser.  Notwithstanding anything to the contrary contained in this Section 17.21, Purchaser agrees that if the provisions of this Agreement provide for the return of the Seller Earnest Money to Seller that Purchaser will not unreasonably withhold its consent to the return of the Seller Earnest Money to Seller.

17.22      Other Agreements.  Seller and Purchaser have a business relationship with each other and in connection therewith Seller and Purchaser have entered into various other agreements as of the date hereof (“Other Agreements”).  A default by either party under any Other Agreement not cured within any applicable cure period shall be deemed to be a default by such party under this Agreement.

17.23      Seller Environmental Obligations.  Notwithstanding anything to the contrary contained in this Agreement, based on conditions existing as of the Effective Date, Seller agrees to conduct and complete, for Purchaser’s benefit and solely at Seller’s expense except as provided below, all investigation and remediation measures necessary for Seller to obtain (a) with respect to the Properties identified on Exhibit S, a No Further Remediation (“NFR”) letter from the Illinois Environmental Protection Agency, and (b) with respect to the Properties identified on Exhibit S, a Certificate of Completion in the Voluntary Remediation Program administered by the Indiana Department of Environmental Management and a Covenant Not to Sue from the office of the Governor of Indiana (the NFR Letter, the Certificates of Completion, the Covenants Not to Sue, and all other necessary closure certification records shall be referred to collectively herein as the “Completion Documents”).

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17.23.1            Schedule.  Seller shall act with diligence in conducting investigation and remediation measures, in pursuing issuance of the Completion Documents, and in complying with any applicable requirements of the respective state voluntary cleanup program, including without limitation the following, to the extent required by the respective state voluntary cleanup program: causing the Completion Documents to be recorded in the property records and filed with governmental agencies, and notifying third parties such as off-site landowners. Seller shall make reasonable efforts to cause the Completion Documents to be issued by no later than the LLC Expiration Date (as defined in that certain  Limited Liability Company Agreement of even date herewith by and between CenterPoint Properties Trust and JF US Industrial Property Trust).  If Seller fails to cause the Completion Documents to be issued by no later than the LLC Expiration Date for any individual Property (“NFR Substitution Event”), Purchaser may, at its option, by written notice to Seller within thirty (30) days after the occurrence of an NFR Substitution Event, request that Seller offer a Substitute Property in accordance with Section 9.9.2 above. (“NFR Substitution Notice”); provided, however, in the event that Purchaser elects to have Seller provide a Substitute Property, Seller, if it chooses to do so, in its sole and absolute discretion, shall have a period of thirty (30) days from the date Seller is given the NFR Substitution Notice to obtain the Completion Documents, and further, provided, however, if the Completion Documents are not capable of being obtained within said thirty (30) day period through no fault of Seller and Seller has commenced to obtain the Completion Documents within such thirty (30) day period, then Seller shall have such reasonable period of time from and after the date of the NFR Completion Notice to obtain the Completion Documents; provided, further, that such additional period shall not extend beyond the date of the Closing with respect to the Substitute Property.  In the event Seller cures the condition giving rise to the NFR Substitution Event prior to the time that a Closing with respect to the Substitute Property occurs, the Scheduled Closing Date for the Removed Property shall be extended to the fifteenth (15th) day after the condition giving rise to the NFR Substitution Event has been cured.

In the event Seller does not obtain the Completion Documents within the time periods referenced above, Seller shall repurchase the Property in question at such time as Purchaser acquires a Substitute Property.  Seller shall repurchase the Removed Property for the same price paid by Purchaser to purchase such Property from Seller and Seller shall repurchase such Property on the same terms and conditions of this Agreement applicable to Purchaser’s acquisition of a Substitute Property. Seller shall be obligated to repurchase the Property in question only if Purchaser agrees to purchase the Substitute Property, and Purchaser and Seller shall agree to close on both transactions on the same day at the same time.  Seller and Purchaser agree to follow the same terms, conditions and procedures for purposes of this exchange as are generally consistent with Sections 9.9.5, 9.9.6, 9.9.7 and 9.9.8 of this Agreement.

17.23.2            Cooperation.  From and after the Effective Date of this Agreement, Seller and Purchaser shall cooperate with each other to facilitate the successful completion of the voluntary remediation process for each Property.  Seller and Purchaser shall consult in good faith about all draft workplans and proposed submissions to regulatory authorities, and Seller shall make changes reasonably requested by Purchaser.  Seller shall provide at least two (2) Business Days advance written notice of entry onto a Property and identify the general nature of the work to be performed and the portion(s) of the Property on which the work will be performed.  To the extent practical, Seller shall provide advance notice to Purchaser of, and shall allow Purchaser to participate in, meetings and telephone conferences with regulatory authorities.  Seller shall provide Purchaser with a copy of all test results, final submissions to regulatory agencies and final documents received from such agencies within a reasonable period of time after they are received or created by Seller.

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17.23.3            Scope of Testing Activities.  Pursuant to this Section 17.23, Seller shall conduct initial testing sufficient to reasonably identify all potential contaminants of concern materially related to the industrial/commercial use at the Properties (reasonably taking into consideration potentially significant environmental conditions indicated in Phase 1 reports or in prior testing).  Subsequent testing shall be conducted by Seller as reasonably necessary to satisfy regulatory authorities for issuance of the Completion Documents.

17.23.4            Institutional Controls.  The Completion Documents may be qualified or conditioned by institutional controls (e.g., deed restrictions, engineered barriers) to the extent such controls are consistent with the Properties’ industrial/commercial use as of the Effective Date and are necessary for issuance of the Completion Documents; provided, however, Seller shall have sole discretion to select the remedial approach for obtaining the Completion Documents.  Any such institutional controls are subject to Purchaser’s review and approval, which approval shall not be unreasonably withheld.

17.23.5    Execution of Documents.  Solely relating to and limited by Seller’s obligations as set forth in Article 17 hereto, Seller shall arrange for any offsite disposal of hazardous substances, required in order to obtain the Completion Documents, and shall execute all manifests and similar documents, reflecting itself or its designee as the generator of such hazardous substances, and in no event shall Seller name or identify Purchaser as the generator of such hazardous substances; provided, however, the Seller has no duty or obligation whatsoever for any hazardous substances transported to, released upon or generated by Purchaser, its agents, representatives and assigns, at, on, beneath or adjacent to the Properties. Purchaser shall execute other documents reasonably requested by Seller that are necessary and consistent with this Section 17.23.

17.23.6    Access. Purchaser shall provide necessary access to Seller to carry out the provisions of this section.  Seller shall use all reasonable efforts to avoid any disruption of tenant activities, and shall promptly repair at Seller’s sole cost and expense any damage caused by its investigation or remediation activities.

17.23.7    Indemnification. Until the earlier of the date the Seller procures and provides to Purchaser the requisite Completion Documents as set forth herein for each Property, or an appropriate substitute is exchanged pursuant to Section 17.23.1 hereof, Seller shall protect, defend, indemnify and hold Purchaser harmless from and against any claim or loss arising out of (a) any investigation, remediation or disposal activities conducted by Seller or its agents pursuant to this Section 17.23, and (b) any failure by Seller to obtain the Completion Documents as provided in this section.

17.23.8    Voidance. In the event any of the Completion Documents are voided as a result of any fraudulent misrepresentation or other fraudulent act or omission of Seller, Seller shall be responsible for implementing at its expense any measures necessary to have the Completion Documents reinstated.

17.23.9    Assignment.  To the extent allowed by contract and law, Seller shall use reasonable efforts to assign to Purchaser its environmental rights under current vendor and tenant agreements, including all indemnities, escrows, representations, and warranties (“Seller’s Environmental Rights”).  Where Seller is unable to assign Seller’s Environmental Rights, Seller will use commercially reasonable efforts to enforce such rights on behalf of Purchaser (at Purchaser’s expense).

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17.23.10  Survival.  The terms of this Section 17.23 shall expressly survive, without limitation, the Closing.

17.24      Currency. All payments and amounts referenced or described in this Agreement shall be deemed to require payments in and refer to amounts in the currency of the United States of America.

17.25      Facsimile Signatures. The parties hereto agree that the use of facsimile signatures for the execution of this Agreement shall be legal and binding and shall have the same force and effect as if originally signed.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth below.

PURCHASER:

CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company

By	/s/ Adrian Harrington
	Name:	Adrian Harrington
	Title:	Vice President

By	/s/ Adrienne Parkinson
	Name:	Adrienne Parkinson
	Title:	Assistant Secretary

Date: April 6, 2005

Tax I.D. # 98-0450460

SELLER:

CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust

By	/s/ Michael M. Mullen
	Name:	Michael M. Mullen
	Title:	Chief Executive Officer

By	/s/ James N. Clewlow
	Name:	James N. Clewlow
	Title:	Chief Investment Officer

Date: April 6, 2005

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Exhibits

Exhibit A	Properties
Exhibit A-2	Intentionally Deleted
Exhibit A-3	Bonds
Exhibit B-1 - B-7	Legal Descriptions
Exhibit C-1 - C-7	Schedule of Leases
Exhibit D -	Intentionally Deleted
Exhibit E -	Escrow Agreement
Exhibit F -	Documents
Exhibit G-1 - G-7	Permitted Exceptions
Exhibit H-	Master Lease
Exhibit I -	Intentionally Omitted
Exhibit J -	Intentionally Omitted
Exhibit K -	Tenant Estoppel Certificate
Exhibit L -	Seller’s Estoppel Certificate
Exhibit M -	General Assignment
Exhibit N -	Deed
Exhibit O -	Notice of Sale to Tenant
Exhibit P -	Non-Foreign Entity Certification
Exhibit Q -	Survey Certification
Exhibit R -	Planned Expenditures
Exhibit S -	NFR Properties

Schedules
7.1.4 -	No Violations of Laws
7.1.5	Eminent Domain
7.1.6	Hazardous Material
7.1.7	Litigation
7.1.8	Leases
7.1.9	Contracts
7.1.10	Defaults
9.8	Purchase Price Schedule
9.10	Contracts
9.12	REA Estoppels

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ESCROW AGREEMENT

CHICAGO TITLE AND TRUST COMPANY
171 North Clark, Chicago, Illinois 60601

Refer to:    Nancy Castro

Phone No.:    (312) 223-2709

Fax No.:    (312) 223-2108

STRICT JOINT ORDER #1 ESCROW TRUST INSTRUCTIONS (EARNEST MONEY)

ESCROW TRUST NO.: 25031691	DATE: April 6, 2005

To:          Chicago Title and Trust Company, Escrow Trustee:

Customer Identification:

Seller:	CENTERPOINT PROPERTIES TRUST
Purchaser:	CENTERPOINT JAMES FIELDING, LLC
Property:	Portfolio of properties described in Exhibit A
Proposed Disbursement Date:	May 31, 2005

Deposits:

The initial sum of Ten Million Dollars ($10,000,000.00) by Seller representing security for Seller’s obligations under those 2 certain Sale Agreements between Seller and Purchaser dated April 6, 2005 with respect to the properties described on Exhibit A.

Delivery of Deposits:

The above-referenced escrow trust deposits (“deposits”) are deposited with the escrow trustee to be delivered by it only upon the receipt of a joint order of the undersigned or their respective legal representatives or assigns.

In no case shall the above-mentioned deposits be surrendered except upon the receipt of an order signed by the parties hereto, their respective legal representatives or assigns, or in obedience to the court order described below.

Billing Instructions:

Escrow trust fee will be billed as follows: 50% to Seller and 50% to Purchaser.

An annual maintenance fee, as determined by the then current rate schedule, will commence: n/a

PLEASE NOTE:  The escrow trust fee for these joint order escrow trust instructions is due and payable within 30 days from the projected disbursement date (which may be amended by joint written direction of the parties hereto). In the event no projected disbursement date is ascertainable, said escrow trust fee is to be billed at acceptance and is due and payable within 30 days from the billing date. Chicago Title and Trust Company, at its sole discretion, may reduce or waive the escrow trust fee for these joint order escrow instructions in the event the funds on deposit herein are transferred to or disbursed in connection with sale escrow trust instructions or an agency closing transaction established at Chicago Title.

Investment:

Deposits made pursuant to these instructions may be invested on behalf of any party or parties hereto; provided that any direction to escrow trustee for such investment shall be expressed in writing and contain the consent of all other parties to this escrow, and also provided that you are in receipt of the taxpayer’s identification number and investment forms as required. Escrow trustee will, upon request, furnish information concerning its procedures and fee schedules for investment.

Commingle:

Except as to deposits of funds for which escrow trustee has received express written direction concerning investment or other handling, the parties hereto agree that the escrow trustee shall be under no duty to invest or reinvest any deposits at any time held by it hereunder; and, further, that escrow trustee may commingle such deposits with other deposits or with its own funds in the manner provided for the administration of funds under Section 2-8 of the Corporate Fiduciary Act (205 ILCS 620/2-8) and may use any part or all such funds for its own benefit without obligation to any party for interest or earnings derived thereby, if any. Provided, however, nothing herein shall diminish escrow trustee’s obligation to apply the full amount of the deposits in accordance with the terms of these escrow instructions.

In the event the escrow trustee is requested to invest deposits hereunder, Chicago Title and Trust Company is not to be held responsible for any loss of principal or interest which may be incurred as a result of making the investments or redeeming said investment for the purposes of these escrow trust instructions.

Compliance With Court Order:

The undersigned authorize and direct the escrow trustee to disregard any and all notices, warnings or demands given or made by the undersigned (other than jointly) or by any other person. The said undersigned also hereby authorize and direct the escrow trustee to accept, comply with, and obey any and all writs, orders, judgments or decrees entered or issued by any court with or without jurisdiction; and in case the said escrow trustee obeys or complies with any such writ; order, judgment or decree of any court, it shall not be liable to any of the parties hereto or any other person, by reason of such compliance, notwithstanding any such writ, order, judgment or decree be entered without jurisdiction or be subsequently reversed, modified, annulled, set aside or vacated.  In case the escrow trustee is made a party defendant to any suit or proceedings regarding this escrow trust, the undersigned, for themselves, their heirs, personal representatives, successors, and assigns, jointly and severally, agree to pay to said escrow trustee, upon written demand, all costs, attorney’s fees, and expenses incurred with respect thereto. The escrow trustee shall have a lien on the deposits(s) herein for any and all such costs, fees and expenses. If said costs, fees and expenses are not paid, then the escrow trustee shall have the right to reimburse itself out of the said deposit(s).

DISCLAIMER—LETTER OF CREDIT

Chicago Title is not to be held liable in any of the following instances:

•                                            If the letter of credit expires while in its possession

•                                            If the issuer of the letter of credit fails to honor a draft presented to it by Chicago Title against said letter of credit

•                                            Delay of receipt of the proceeds of the letter of credit into the escrow for any reason.

Further, any letter of credit deposited herein shall be approved in writing by all parties to the escrow trust instructions.  Any extension of the letter of credit may be deposited herein provided said extension has been approved in writing by the parties to these escrow trust instructions.

The escrow trustee’s responsibility shall be limited to the presentation of the letter of credit for payment in accordance with these escrow trust instructions. Chicago Title shall have no obligation nor responsibility to see that such letter of credit is honored by the issuer. If the issuer refuses to honor the draft presented for draw against said letter of credit, the sole responsibility of the escrow trustee shall be to notify the parties of same and to continue to comply with the terms of the escrow trust instructions.

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REQUIREMENTS—LETTER OF CREDIT

The undersigned hereby acknowledge that before any Letter of Credit naming Chicago Title & Trust Company as beneficiary (“Chicago Title”) will be accepted as an escrow deposit, the following conditions MUST be met:

1.             The Letter of Credit (“L/C”) shall be issued by or payable at a downtown Chicago bank satisfactory to Chicago Title.

2.             The party depositing the L/C shall furnish the names and phone numbers of two contact persons at the issuing bank who are familiar with the transaction.

3.             The party depositing the L/C shall furnish a specimen sight draft approved in writing by the issuing bank as acceptable to said issuing bank in the event Chicago Title must draw on said L/C.

DIRECTION TO DRAW—LETTER OF CREDIT

Escrowee shall draw on the L/C and hold the funds in this escrow upon receipt of a certification from either party stating that (i) there has been a default under the terms of the Sale Agreement between Seller and Purchaser, or (ii) the L/C is scheduled to expire in thirty (30) days or less.

EXECUTION:

These escrow trust instructions are governed by and are to be construed under the laws of the State of Illinois. The escrow trust instructions, amendments or supplemental instructions hereto, may be executed in counterparts, each of which shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

For Seller:		For Purchaser:

Name:	Weinberg Richmond LLP	Name:	Wildman, Harrold, Allen & Dixon LLP
By:	Mark S. Richmond, Esq.	By:	Kathleen M. Gilligan, Esq.
Address:	333 West Wacker Drive, Suite 1800	Address:	225 West Wacker Drive, Suite 2800
	Chicago, Illinois 60606		Chicago, Illinois 60606
Phone:	312-807-3800	Phone:	312-201-2307
Fax:	312-807-3903	Fax:	312-201-2555

Signature:	Signature:

Accepted: Chicago Title and Trust Company, as Escrow Trustee

By:	Date: ,	2005

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[FORM]
MASTER LEASE AGREEMENT

THIS MASTER LEASE AGREEMENT (“Agreement”) is dated as of the                    day of                             , 200               [INSERT DATE OF CLOSING OF APPLICABLE TRANCHE] by and between CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust (“CenterPoint”), and CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company (“CJF”).

R E C I T A L S:

A.            CJF has heretofore acquired from CenterPoint and is the owner of certain real property and the improvements thereon as listed on Exhibit A attached hereto and incorporated herein (said property and improvements are hereinafter collectively referred to as the “Properties”).

B.            As an inducement to CJF to purchase the Properties from CenterPoint, CenterPoint has agreed to “master lease” the “Premises” and the “Rollover Space” (each as hereinafter defined) upon the terms and conditions herein contained.

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00), in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual agreements set forth in this Agreement, the parties hereto hereby agree as follows:

ARTICLE 1
Definitions

Section 1.1             General.  In addition to the words and terms elsewhere defined in this Agreement, certain words and terms as used in this Agreement shall have the meanings given to them by the definitions and the descriptions in this Article 1, unless the context or use indicates another or different meaning or intent. Such definition shall be equally applicable to both singular and plural forms of any of the words and terms herein defined.

Section 1.2             Definitions.  The following words and terms are defined terms under this Agreement:

“Additional Rent” means the amounts required to be paid pursuant to the provisions of Section 3.2 hereof.

“Agreement” means this Agreement, as from time to time amended or supplemented pursuant to the terms hereof.

“Approved Lease” means any future lease or leases of any portion of the Premises or the Rollover Space entered into by CJF and a third party.

“Base Rent” means the amounts referenced as Base Rent on Exhibit D attached hereto and incorporated herein.

“CenterPoint” means CenterPoint Properties Trust, a Maryland real estate investment trust.

“CenterPoint’s Proportion” means the percentages set forth on Exhibit B attached hereto and incorporated herein.

“CJF” means CenterPoint James Fielding, LLC, a Delaware limited liability company, and its successors and assigns.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and in effect, or any successor legislation.

“Commencement Date” means the date that this Agreement is executed.

“Expenses” means and includes all reasonable and customary operating and maintenance expenses paid by CJF, as to any  of the Properties in which any Premises or Rollover Space, as the case may be, subject to the terms of this Agreement are located, including, but not limited to, operating expenses for (1) maintaining the exterior common areas, (2) insuring , (3) utility charges for common areas, (4) utility charges for the Premises or Rollover Space, as the case may be, to the extent that providing utility services to the Premises or Rollover Space, as the case may be, is reasonably required to maintain the Premises or Rollover Space, as the case may be, in good working condition, (5) janitorial charges for common areas, (6) janitorial charges for the Premises or Rollover Space, as the case may be, to the extent that providing janitorial services to the Premises or Rollover Space, as the case may be, is reasonably required to maintain the office portion of the Premises or Rollover Space, as the case may be, in a clean condition, (7) landscaping and snow removal, and (8) the management fee for the Premises or Rollover Space, as the case may be, charged under clause b(iii) of Paragraph 7(a) of that certain Management Agreement dated                       , 2005 between CJF, as owner, and CenterPoint Properties Trust, as manager (as may be further amended, modified or supplemented, the “Management Agreement”), BUT EXCLUDING capital improvements, and structural and roof repairs and replacements; provided, however, that notwithstanding the foregoing, CenterPoint shall not be deemed to be a tenant or in occupancy with respect to any Property for the purpose of determining Expenses under any existing lease or Approved Lease at such Property where landlord has elected to make an appropriate adjustment of the Expenses which vary due to occupancy for a calendar or lease year, employing sound accounting and management principles, and to charge only the existing tenants therein the full amount of such adjusted Expenses, in which event CenterPoint shall not be obligated to pay or reimburse CJF for any portion of such adjusted Expenses.

“Premises” means that portion of the Properties as depicted on Exhibits C-1 through C-       , respectively, attached hereto and incorporated herein.

“Premises Rent” means Base Rent and Additional Rent.

“Premises Term” means the one year period commencing on the Commencement Date.

“Properties” means the real estate and improvements described on Exhibit A.

“Purchase Agreement” means that certain Purchase Agreement, dated as of April              , 2005, by and between CenterPoint and CJF, pertaining to the sale of the Properties.

“Rent” means Premises Rent and Rollover Rent, and any other monetary obligations of CenterPoint hereunder.

“Rollover Rent” means Base Rent and Additional Rent.

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“Rollover Space” means that portion of the Properties as depicted on Exhibits E-1 through E-      , respectively, attached hereto and incorporated herein.

“Rollover Term” means, with respect to any Rollover Space, the one year period commencing on the Rollover Term Commencement Date.

“Rollover Term Commencement Date” means, with respect to any Rollover Space, the date that the term of the existing lease for said space expires by its terms without being renewed.

“Taxes” means all real estate taxes, personal property taxes, and other governmental levies and special assessments which accrue with respect to the Properties during the Term, but excluding transfer taxes.

“Temporary Sublease” means a sublease or grant of permission to use or occupy the Premises, the Rollover Space or any part thereof, by CenterPoint to any person or entity pursuant to and in accordance with the provisions of Section 5.3 hereof.

“Temporary Subtenant” means a tenant under a Temporary Sublease.

“Term” means the period of duration of this Agreement, as set forth in Section 2.2 hereof.

ARTICLE 2
Lease of Premises; Agreement to Lease Rollover Space; Term

Section 2.1             Lease of Premises; Agreement to Lease Rollover Space.

(a)           Subject to the terms and conditions set forth below, in consideration of the covenants and agreements herein provided, CJF agrees to and does hereby lease the Premises to CenterPoint, and CenterPoint agrees to and does hereby lease the Premises from CJF, for the Premises Term.  CenterPoint agrees to and does hereby accept the Premises in “as is,” “where is” condition WITH ALL FAULTS.  CenterPoint acknowledges that CJF does not make any representations or warranties regarding the Premises to CenterPoint, including, without limitation, representations or warranties of title, condition of improvements, or suitability for use, and such Premises are expressly subject to all encumbrances and matters of record.  CenterPoint shall not be obligated to make any additions or alterations to any portion of the Premises, and CenterPoint shall not have the right to make any additions or alterations to the Premises, other than in connection with a Temporary Sublease as set forth in Section 5.3 below.  With respect to a Temporary Sublease, CenterPoint shall have no right to make any additions or alterations (or to permit any additions or alterations) at or to the Premises without CJF’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  CJF’s failure to respond within fifteen (15) days after receipt of a request for approval, together with the appropriate documentation describing the requested additions or alterations, shall be deemed approval by CJF.  In the event that any additions or alterations are made to the Premises pursuant to this subsection, CenterPoint shall upon the written request of CJF and upon the expiration of the Premises Term, restore the Premises or cause the Temporary Subtenant to restore the Premises to their condition prior to the additions or alterations, ordinary wear and tear excepted.

(b)           Subject to the terms and conditions set forth below, in consideration of the covenants and agreements herein provided, CJF agrees to lease the Rollover Space to CenterPoint, effective as of the Rollover Term Commencement Date, and CenterPoint agrees to lease the Rollover

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Space from CJF, effective as of the Rollover Term Commencement Date.  In the event of the lease of any Rollover Space, (i) said lease shall be for the Rollover Term and (ii) CenterPoint shall accept the Rollover Space in “as is”, “where is” condition WITH ALL FAULTS.  CenterPoint acknowledges that CJF does not make any representations or warranties regarding the Rollover Space to CenterPoint, including, without limitation, representations or warranties of title, condition of improvements, or suitability for use, and such Rollover Space shall be expressly subject to all encumbrances and matters of record.  CenterPoint shall not be obligated to make any additions or alterations to any portion of the Rollover Space, and CenterPoint shall have no right to make any additions or alterations to any portion of the Rollover Space, other than in connection with a Temporary Sublease as set forth in Section 5.3 below.  With respect to a Temporary Sublease, CenterPoint shall have no right to make any additions or alterations (or to permit any additions or alterations) at or to the Rollover Space without CJF’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  CJF’s failure to respond within fifteen (15) days after receipt of a request for approval, together with the appropriate documentation describing the requested additions or alterations, shall be deemed approval by CJF.  In the event that any additions or alterations are made to the Rollover Space pursuant to this subsection, CenterPoint shall upon the written request of CJF and upon the expiration of the Rollover Term, restore the Rollover Space or cause the Temporary Subtenant to restore the Rollover Space to their condition prior to the additions or alterations, ordinary wear and tear excepted.

(c)           CenterPoint shall not have the right to use or occupy any portion of the Premises or the Rollover Space, other than in connection with a Temporary Sublease as set forth in Section 5.3 below.

Section 2.2             Term.  The Premises Term shall commence on the Commencement Date and shall end on the three hundred and sixty fifth (365th) day thereafter.  The Rollover Term for each Rollover Space shall commence on the Rollover Term Commencement Date and shall end on the three hundred and sixty fifth (365th) day thereafter.

ARTICLE 3
Rent

Section 3.1             Rent.  CenterPoint’s obligation to pay Premises Rent shall begin on the Commencement Date, and CenterPoint’s obligation to pay Rollover Rent with respect to all applicable Rollover Space shall begin on the Rollover Term Commencement Date.  Subject to the provisions of this Section 3.1, CenterPoint’s covenant to pay Premises Rent and Rollover Rent is independent of every other covenant of this Agreement.  CenterPoint hereby covenants and agrees to pay to CJF, without offset or deduction, Base Rent for the Premises during the Premises Term in the monthly amounts set forth on Exhibit D attached hereto and incorporated herein, prorated for any partial month as provided in Section 3.5.  With respect to each Rollover Space that has not been renewed, CenterPoint hereby covenants and agrees to pay CJF, without offset or deduction, Base Rent for said Rollover Space during the Rollover Term, prorated for any partial month as provided in Section 3.5.  Notwithstanding the foregoing, after the execution of an Approved Lease, commencing on the date that monthly rent payments commence under such Approved Lease for all or any portion of the Premises or Rollover Space, as the case may be, (i) the Premises Rent thereafter payable under this Agreement for the portion of the Premises covered by the Approved Lease, or the Rollover Rent thereafter payable under this Agreement for the portion of the Rollover Space covered by the Approved Lease, as the case may be, shall be reduced by 100% (and thereafter CJF shall be entitled to all rent and other amounts paid or payable under the Approved Lease, and the obligations of CenterPoint under this Agreement shall terminate except for accrued and unpaid obligations with respect to the Premises or Rollover Space, as the case may be,

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which are subject to the Approved Lease), (ii) Premises Rent (and CenterPoint’s obligations to pay same) for the remaining portion of the Premises shall remain unchanged; and (iii) Rollover Rent (and CenterPoint’s obligations to pay same) for the remaining portion of the Rollover Space shall remain unchanged.

Section 3.2             Additional Rent.  CenterPoint shall pay to CJF, without offset or deduction, as Additional Rent, (i) CenterPoint’s Proportion of Expenses and Taxes attributable to the Premises during the Premises Term and (ii) CenterPoint’s Proportion of Expenses and Taxes attributable to each Rollover Space that has not been renewed during the Rollover Term.  CenterPoint shall pay monthly estimated deposits for each applicable space in the amounts set forth on Exhibit F attached hereto and incorporated herein. Within thirty (30) days following the issuance of the final real estate tax bills for the Properties for the calendar year in which the Premises Term or Rollover Term, as applicable, ends, CJF shall furnish to CenterPoint a statement of the actual amount of CenterPoint’s Proportion of Expenses and Taxes for the applicable space.  Within ten (10) days thereafter, CenterPoint shall pay to CJF or CJF shall pay to CenterPoint, as the case may be, the difference between the amounts paid by CenterPoint for Taxes and Expenses and the actual amount of CenterPoint’s Proportion of Expenses and Taxes.  The amount of Taxes attributable to a calendar year shall be the amount which accrues with respect to the Premises or the Rollover Space during such year, even though such Taxes are payable in the following year.  The provisions of this Section 3.2 shall survive the expiration or earlier termination of this Agreement (in whole or in part).

Section 3.3             Payment of Rent.  Each payment of Rent shall be paid in advance on the first day of the month during the term of this Agreement for which Rent is being paid.

Section 3.4             Place of Payment.  All Rent payments under this Agreement shall be paid to CJF in accordance with the Management Agreement, or at such other place or places as CJF shall designate by written notice to CenterPoint.

Section 3.5             Proration.  Any Rent which is payable during the Premises Term or Rollover Term, as applicable, for less than a full calendar month shall be prorated on a per diem basis using the applicable monthly amount due divided by the actual number of days in such month multiplied by the number of days for which such Rent is payable.

Section 3.6             Other Costs.  Except for the obligations of CenterPoint expressly set forth in this Agreement, CenterPoint shall not have any liability under this Agreement for any costs or expenses associated with the Properties, including, but not limited to, costs and expenses associated with leasing, selling, renovating, owning or operating the Properties.

ARTICLE 4
Remedies Upon Default

Section 4.1             CJF Default Remedies.  If, at any time after the Commencement Date, CenterPoint shall (i) be in default in the payment of Rent required to be paid by CenterPoint and said default shall continue for in excess of ten (10) days after written notice thereof is delivered by CJF to CenterPoint, or (ii) default in the performance of any non-monetary covenant or agreement on the part of CenterPoint contained in this Agreement and such default shall continue for thirty (30) days after notice thereof in writing by CJF to CenterPoint, or if such default or condition which gives rise thereto cannot, with due diligence, be cured within said thirty (30) day period, if CenterPoint shall not, within the period of thirty (30) days, commence the curing of the default, and thereafter use commercially diligent efforts to complete such cure, then CJF, in addition to all other remedies given to CJF hereunder, and in law or in equity, may, by written notice to CenterPoint, terminate this Agreement with respect to any one or more of the Premises or Rollover Space, or without

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terminating this Agreement, reenter the applicable Premises or Rollover Space by summary proceedings or otherwise, and, in any event, may dispossess CenterPoint and all parties claiming any right to occupy such Premises or Rollover Space by or through CenterPoint.  In the event of such re-entry, CJF may relet the applicable Premises or Rollover Space, as the case may be, without being obligated so to do.  In the event of a reletting, CJF shall apply the rent therefrom first to the payment of CJF’s expenses, including reasonable attorneys’ fees incurred by reason of CenterPoint’s default and the expense of reletting, and then to the amount of Rent due from CenterPoint hereunder, CenterPoint remaining liable for any deficiency.  Any and all deficiencies shall be payable by CenterPoint monthly on the date herein provided for the payment of Rent.

Section 4.2             CenterPoint Default Remedies.  In the event that, at anytime after the Commencement Date, CJF shall (i) be in the default in performance of any monetary covenant or agreement on the part of CJF contained in this Agreement and said default shall continue for in excess of ten (10) days after written notice thereof is delivered by CenterPoint to CJF, or (ii) default in the performance of any non-monetary covenant or agreement on the part of CJF contained in this Agreement and such default shall continue for thirty (30) days after notice thereof in writing by CenterPoint to CJF, or if such default or condition which gives rise thereto cannot, with due diligence, be cured within said thirty (30) date period, if CJF shall not, within the period of thirty (30) days, commence the curing of the default, and thereafter use commercially diligent efforts to complete such cure, then CenterPoint shall have available to it all remedies given to it under this Agreement, or otherwise available in law or in equity.

ARTICLE 5
Approved Leases; Subleases

Section 5.1             Approval of Leases Proposed by CJF.  CJF shall have the right, in its sole and absolute discretion, (a) to employ a broker to procure substitute tenants for all or any portion of the Premises or Rollover Space, and (b) to enter into substitute leases for all or any portion of the Premises or Rollover Space (and CenterPoint shall cooperate with CJF and said broker in connection therewith), other than “Above-Market Leases” (as hereinafter defined).  Any lease proposed by CJF to CenterPoint for all or any portion of the Premises or Rollover Space with a replacement tenant or tenants that includes (i) above-market tenant improvements, or (ii)  above-market leasing commissions or other usual and customary leasing costs which are above-market costs (any lease containing one or more of the foregoing conditions is hereinafter referred to as an “Above-Market Lease”) shall, in the first instance, be subject to the approval of CenterPoint in its sole and absolute discretion.  CenterPoint’s failure to respond in writing within five (5) Business Days after receipt of a request for approval, together with a copy of the proposed lease or letter of intent to lease, shall be deemed approval by CenterPoint.  In the event CenterPoint withholds its consent to any Above-Market Lease, CJF and CenterPoint agree to negotiate in good faith to agree upon such tenant improvement costs, leasing commissions and other usual and customary leasing costs to render such proposed lease and the terms thereof acceptable to CenterPoint.  In the event that (x) any proposed lease is not an Above-Market Lease, or (y)  CenterPoint approves or is deemed to have approved an Above-Market Lease, CenterPoint and CJF shall be responsible to pay all tenant improvement costs, leasing commission costs and other usual and customary leasing costs attributable to said lease, which costs shall be apportioned between the parties on a prorata basis, based upon that portion of the term of the proposed lease which shall elapse prior to the scheduled expiration of this Agreement with respect to the Premises or Rollover Space in question and that portion of the term of the proposed lease that will elapse after the scheduled expiration of this Agreement with respect to the Premises or Rollover Space in question.  In the event that CenterPoint timely withholds its consent to any Above-Market Lease, CJF nonetheless shall have the right to enter into the Above-Market Lease without CenterPoint’s consent, and, in such case, the Above-Market Lease shall be deemed an Approved Lease, but CenterPoint shall have no liability or obligation to pay its prorata portion of that portion of the tenant improvements, leasing

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commissions, or other usual and customary leasing costs attributable to the Above-Market Lease which exceed market rate amounts (but CenterPoint shall be responsible for its prorata portion of such market costs).

Section 5.2             Approval of Leases Proposed by CenterPoint.  CenterPoint shall have the right, in its sole and absolute discretion, to employ a broker to procure substitute tenants for all or any portion of the Premises or Rollover Space, and CJF will cooperate with CenterPoint and said broker in connection therewith.  Any lease proposed by CenterPoint to CJF for all or any portion of the Premises or Rollover Space with a replacement tenant or tenants procured by CenterPoint or a broker shall (x) be subject to the approval of CJF, which approval shall not be unreasonably withheld, conditioned or delayed, and (y) meet all of the following parameters:  (i) such proposed lease has an initial term (excluding any options to extend such term) of not less than three (3) years and not more than ten (10) years; (ii) such proposed lease has no free-rent period extending beyond the term of the Master Lease with respect to the applicable Premises or Rollover Space; (iii) such proposed lease has no above-market obligation of CJF to provide or fund any tenant improvements; (iv) such proposed lease provides for base rent payable at a rate per month that is never less than 95% of the base rent per month required to paid under the Master Lease with respect to the applicable Premises or the Rollover Space; (v) leasing commissions and other usual and customary leasing costs for such proposed lease do not exceed market rates; (vi) such proposed lease does not require the landlord thereunder, and will not result in an obligation for the landlord thereunder to alter or improve or pay for the altering or improving of the building (other than tenant improvements as limited by clause (iii) above and responsibility for the repair and replacement of the roof and structure including, but not limited to, exterior walls, other than interior surfaces and wiring and plumbing inside such exterior walls, of the premises, but excluding the obligation for internal wall changes); (vii) such lease shall be on the form customarily used by CenterPoint with such revisions which CenterPoint approves using its judgment as a commercially  prudent landlord, (viii) the creditworthiness of the tenant and intended use of the applicable Premises or Rollover Space by the proposed tenant shall be consistent with CenterPoint’s historical and customary requirements as a commercially prudent landlord, and (ix) the income to be generated from the proposed lease shall constitute qualifying income under Section 856(c)(3) of the Code.  Additionally, the parties expressly agree that it shall not be deemed unreasonable for CJF to withhold, condition or delay its consent to any such proposed lease that includes above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs which CJF would be obligated to pay or incur; provided, however, in such event, CJF and CenterPoint agree to negotiate in good faith to agree upon such tenant improvement costs, leasing commission and other leasing costs to render such proposed lease and the terms thereof acceptable to CJF.  Any lease proposed by CenterPoint, however, which satisfies all of the criteria set forth in this Section 5.2, and would otherwise be reasonably acceptable to CJF but for the fact  that such lease includes above-market tenant improvements, above-market leasing commissions, or any other above-market leasing cost, shall, nonetheless, be approved and executed by CJF at the direction of CenterPoint, in the event CenterPoint pays all such above-market tenant improvements, above-market leasing commissions or any other above-market leasing costs.  CJF’s failure to respond in writing within five (5) Business Days after receipt of a request for approval, together with a copy of such proposed lease or letter of intent to lease and credit information in commercially reasonable detail on the proposed replacement tenant or tenants, shall be deemed approval by CJF.  CJF’s and CenterPoint’s responsibility to pay all tenant improvement costs, leasing commissions and other usual and customary leasing costs with respect to such proposed lease, shall be apportioned between the parties on a prorata basis, based upon that portion of the term of the proposed lease which shall have elapsed  prior to the scheduled expiration of this Agreement with respect to the Premises or Rollover Space in question and that portion of the term of the proposed lease that will elapse after the scheduled expiration of this Agreement with respect to the Premises or Rollover Space in question.

Section 5.3             Subleases.  CenterPoint may, at its sole cost and expense, enter into a Temporary Sublease at any time without the consent of CJF, provided that (i) the term of the Temporary Sublease does not extend beyond the Term,  (ii) the Temporary Sublease includes language that provides that (a) the Temporary

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Subtenant shall have no right or claim against CJF for any matter or thing, (b) the Temporary Subtenant may not use the applicable Premises or Rollover Space for any purpose other than office, warehouse, distribution, assembly and light manufacturing, as and to the extent permitted under applicable zoning ordinances, and (c) the Temporary Subtenant shall procure prior to and shall maintain throughout the term of the Temporary Sublease policies of hazard, liability, workmen’s compensation and other customary insurance, with commercially reasonable deductibles and limits, naming CenterPoint and CJF as additional insureds, (iii) a copy of the Temporary Sublease is delivered to CJF, within five (5) days after its execution (notwithstanding the foregoing, CenterPoint shall use reasonable efforts to provide CJF with a copy of the proposed sublease at least five (5) days prior to its execution), and (iv) the Temporary Sublease may be terminated by CenterPoint (on its own initiative or at the direction of CJF in the event CJF notifies CenterPoint in writing that CJF has elected to enter into an Approved Lease for space that is subject to a Temporary Sublease) upon sixty (60) days advance written notice. No subletting shall relieve CenterPoint of its obligations hereunder.  CenterPoint shall be entitled to the rent paid under the Temporary Sublease, and CenterPoint shall be solely liable for all subleasing brokerage commissions and fees in connection with such Temporary Sublease.  In the event that any Temporary Subtenant fails or refuses to vacate the applicable Premises or Rollover Space when required by the Temporary Sublease, CenterPoint shall, at CJF’s election, commence and diligently pursue eviction proceedings to regain possession of the applicable Premises or Rollover Space, at no cost to CJF.  At any time, CJF, by written notice to CenterPoint, may elect that the Temporary Sublease shall be treated as an Approved Lease, in which event the provisions of Section 3.1 above shall apply.  CenterPoint shall, and does hereby agree to indemnify, defend and hold harmless, CJF, its partners, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) resulting or arising from the Temporary Subtenant’s use and occupancy of the applicable Premises or Rollover Space.  CenterPoint’s obligations under this Section 5.3 shall expressly survive the expiration or earlier termination of this Agreement (in whole or in part).

ARTICLE 6
Subordination to Mortgagee; Estoppel

Section 6.1             Subordination to Mortgagee.  The rights of CenterPoint hereunder as to a Property are hereby automatically subordinated to the rights of any lender now or hereafter holding a mortgage or deed of trust on any Property.  Without limitation on the generality of the foregoing, CJF reserves the right to demand from CenterPoint, and CenterPoint agrees to promptly execute and deliver to CJF, a written subordination of CenterPoint’s lien arising by virtue of the within leasehold estate, thereby subordinating CenterPoint’s lien in favor of a mortgage loan, mortgage lien, or any refinancing or replacing of a mortgage loan that may become necessary or desirable to CJF from time to time.

Section 6.2             Estoppel Certificate.  CJF and CenterPoint shall from time to time, upon not less than ten (10) days’ prior written request of the other party, deliver to such requesting party a statement in writing certifying:  (i) that this Agreement is unmodified and in full force and effect or, if there have been modifications, that this Agreement, as modified, is in full force and effect; (ii) the amount of Rent then payable hereunder and the date to which Rent has been paid; (iii) that the requesting party is not in default under this Agreement, or, if in default, a detailed description of such default(s); (iv) that CenterPoint is or is not in possession of the Premises or the Rollover Space, as the case may be; and (v) such other information as the requesting party may reasonably request.

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ARTICLE 7
Notices

Section 7.1             Notices.  Any and all notices, requests, demands or other communications hereunder shall be in writing and shall be deemed properly served (i) on the date sent if transmitted by hand delivery with receipt therefor, (ii) on the date sent if transmitted by facsimile (with confirmation by hard copy to follow by overnight delivery service), (iii) on the date sent if scanned to a .pdf file and transmitted by e-mail (with confirmation by hard copy to follow by overnight delivery service), (iv) on the day after the notice is deposited with a nationally recognized overnight courier, or (v) upon receipt after being sent by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

CJF:	Mirvac Group Level 5, 40 Miller Street North Sydney, NSW 2060 Australia Attn: Mr. Ben Hindmarsh Fax No.: 61 2 9004 8462 E-Mail: benhindmarsh@mirvac.com.au

With a copy to:	Wildman Harrold Allen & Dixon LLP 225 W. Wacker Drive, Suite 3000 Chicago, Illinois 60606 Attn: Kathleen M. Gilligan, Esq. Fax No.: (312) 201-2555 E-Mail: gilligan@wildmanharrold.com

CenterPoint:

CenterPoint Properties Trust
1808 Swift Drive
Oak Brook, Illinois 60523
Attn: Mr. James N. Clewlow and
Mr. Michael M. Mullen
Fax No.: (630) 586-8010
E-Mail:    jclewlow@centerpoint-prop.com and
mmullen@centerpoint-prop.com

With a copy to:	Weinberg Richmond LLP 333 West Wacker Drive, Suite 1800 Chicago, Illinois 60606 Attn: Mark S. Richmond, Esq. Fax No.: (312) 807-3903 E-Mail: mrichmond@wr-llp.com

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ARTICLE 8
Miscellaneous

Section 8.1             Miscellaneous.

(a)           Entire Agreement.  This document constitutes the sole agreement between the parties with respect to the subject matter hereof and supersedes any and all written agreements or understandings between them pertaining to the transactions contemplated herein.  No representations, warranties or inducements, express or implied, have been made by any party to any other party except as set forth herein.

(b)           Captions.  The captions and headings in this Agreement are for convenience only, are not a part of this Agreement and do not in any way limit or amplify the provisions hereof.

(c)           Modifications.  All modifications to this Agreement must be in writing and signed by CenterPoint and CJF.

(d)           Successors and Assigns.  No party shall assign its rights or obligations hereunder without the written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that CJF shall have the absolute right, without CenterPoint’s consent, to assign, in part, CJF’s rights and obligations hereunder with respect to any Premises or Rollover Space in connection with a sale of a Property or Properties in which any such Premises or Rollover Space may be located, and further provided, the parties shall cooperate with each other to satisfy the requirements of any lender or mortgagee encumbering any of the Properties, including, without limitation, assigning this Agreement to any parent of Owner or any wholly-owned subsidiary thereof and entering into new and/or additional master leases with said entity, it being understood that said assignment shall be conditioned upon (i) the assignee assuming, in writing, CJF’s obligations with respect to the Premises or Rollover Space in question, which accrue or arise from and after the date of such assignment, and (ii) CJF’s delivery of the written assignment and assumption to CenterPoint.  Subject to this subparagraph, this Agreement shall inure to the benefit of and be binding upon the parties’ respective successors and assigns.

(e)           Governing Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the state in which the applicable Property is located.

(f)            No Waiver.  No waiver by a party of any provision of this Agreement shall be deemed to be a waiver of any other provision hereof or a waiver of any subsequent breach by a party of the same or any other provision.

(g)           Number and Gender.  All personal pronouns used in this Agreement shall include the other genders.  The singular shall include the plural, and the plural the singular, whenever and as often as may be appropriate.

(h)           Time.  Time is of the essence of this Agreement and of every provision hereof.

(i)            Severability.  Any provision in this Agreement that is unenforceable or invalid in any jurisdiction shall, as to such jurisdiction, be ineffective, but only to the extent of such unenforceability or invalidity of and without affecting the remaining provisions thereof or affecting the operation, enforceability or validity of such provision in any other jurisdiction.

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(j)            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be a fully binding and enforceable agreement against the party signing such counterpart, but all such counterparts together shall constitute but one agreement.

(k)           Facsimile Signatures.  The parties hereto agree that the use of facsimile signatures for the execution of this Agreement shall be legal and binding and shall have the same force and effect as if originally signed.

(l)            Currency.  All payments and amounts referenced or described in this Agreement shall be deemed to require payments in and refer to amounts in the currency of the United States of America.

(m)          No Recording.  Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

(n)           Prevailing Party.  Should either party employ an attorney to enforce any of the provisions hereof, the non-prevailing partying any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.  The provisions of this Section 8.1(n) shall survive the expiration or any earlier termination of this Agreement, in whole or in part.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK;
SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date and year first above written.

CJF:

CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title:

CENTERPOINT:

CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust

By:
Name:
Title:

By:
Name:
Title:

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LIST OF EXHIBITS

EXHIBIT A – Description of Properties

EXHIBIT B – CenterPoint’s Proportion of Properties

EXHIBIT C-1 - C -  – Premises

EXHIBIT D – Base Rent

EXHIBIT E-1 - E  – Rollover Space

EXHIBIT F – Monthly Additional Rent Deposits

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EXHIBIT A

ADDRESSES OF PROPERTIES

LIST PROPERTIES ACQUIRED IN CONNECTION
WITH APPLICABLE SALE AGREEMENT

A-1

EXHIBIT B

CENTERPOINT’S PROPORTION OF PROPERTIES

[THIS INCLUDES PREMISES AND ROLLOVER SPACE]

LIST PERCENTAGES FOR PREMISES AND
ROLLOVER SPACE ACQUIRED IN CONNECTION
WITH APPLICABLE SALE AGREEMENT

B-1

EXHIBIT C-1 THROUGH C-

PREMISES

DEPICT PREMISES THAT ARE VACANT AT THE CLOSING
IN CONNECTION WITH APPLICABLE SALE AGREEMENT

C-1

EXHIBIT D

BASE RENT

LIST BASE RENT FOR PREMISES AND
ROLLOVER SPACE ACQUIRED IN CONNECTION

WITH APPLICABLE SALE AGREEMENT

D-1

EXHIBIT E-1 THROUGH E-

ROLLOVER SPACE

DEPICT ROLLOVER SPACE AS THAT SPACE THAT MAY BECOME VACANT
AS A RESULT OF THE EXPIRATION OF THE TERM OF A LEASE (AND SUCH
LEASE IS NOT RENEWED) DURING THE ONE YEAR PERIOD AFTER CLOSING IN
CONNECTION WITH APPLICABLE SALE AGREEMENT

E-1

EXHIBIT F

MONTHLY ADDITIONAL RENT DEPOSITS

LIST MONTHLY ADDITIONAL RENT DEPOSITS
FOR PREMISES AND ROLLOVER SPACE ACQUIRED
IN CONNECTION WITH APPLICABLE SALE AGREEMENT

F-1

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is dated as of the         day of                  , 2005, by and between CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company (“Owner”), and CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust (“Manager”).

R E C I T A L S:

A.            Owner currently owns those certain parcels of real estate described on Exhibit A attached hereto and by this reference incorporated herein (each property listed on Exhibit A is hereinafter referred to as a “Property”, and all of said properties are hereinafter collectively referred to as the “Properties”).

B.            Owner wishes to retain Manager to perform certain asset and property management services in connection with the management of the Properties, and Manager is willing to perform such services, all pursuant to the provisions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals, the provisions of which are hereby incorporated herein, and the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Appointment:  Owner hereby engages, employs and appoints Manager its sole and exclusive agent to manage the Properties for the term and in accordance with the conditions hereinafter set forth.  In the event the Owner acquires other parcels of real estate in the Chicago Metropolitan Area, those properties shall be deemed Properties upon written notice from Owner to Manager, subject to the approval of such properties by Manager, which approval shall not be unreasonably withheld.

2.             Acceptance:  Manager hereby accepts the appointment contained above.

3.                                      Term/Termination:

(a)           Term:  The term of this Agreement shall commence on the date hereof, and, subject to the provisions of this Section 3, shall terminate when Manager is no longer a member of Owner.  Notwithstanding the foregoing, upon the expiration or earlier termination of that certain Limited Liability Company Agreement by and between Owner, JF US Industrial Property Trust (“JF US”) and Manager (the “LLC Agreement”), Owner may extend the term of this Agreement for one (1) two (2) year period upon the same terms and conditions provided herein, upon not less than thirty (30) days’ prior written notice to Manager.

(b)           Early Termination.  Notwithstanding the provisions of Section 3(a) above, this Agreement may be terminated, and the obligations of the parties hereunder shall thereupon cease, upon the occurrence of any of the events set forth below; provided, however, that the provisions of Section 8 below shall survive, notwithstanding any termination of this Agreement, until the obligations thereunder are satisfied in full.  If this Agreement is terminated pursuant to the provisions of this Section 3(b), Manager shall be paid the Management Fee (as defined in Section 7(a) below) earned through the date of termination.  An early termination may be effectuated:

(i)            Default.  By Manager or Owner, as the case may be, should the other party materially default in the performance or observance of any of its express obligations hereunder and should such material default continue beyond the applicable Cure Period (as hereinafter described) after written notice from the non-defaulting party designating such material default with specificity.  The Cure Period granted to the defaulting party shall be ten (10) days in the event a monetary default is involved and thirty (30) days in the event a non-monetary default is involved.  The Cure Period for a non-monetary default shall be extended for a reasonable time (but in no event shall such extension be more than sixty (60) days) in the event that the defaulting party is acting diligently in pursuing a cure;

(ii)           Fraud.  By Manager or Owner, as the case may be, should the other party commit fraud, willful misrepresentation, gross negligence or breach of trust acting under or in connection with the provisions hereunder, effective immediately, upon written notice from the party who did not commit any of the aforesaid acts to the other party.

(iii)          Assignment.  By Manager or Owner, as the case may be, should the other assign its rights or obligations under this Agreement contrary to the provisions of this Agreement, and fail to correct such unauthorized assignment within five (5) days after receipt of written notice demanding same from the party who did not commit the unauthorized assignment.

(iv)          Sale.  By Manager or Owner, as the case may be, in the event of a bona fide sale of all of the Properties to a non-Affiliate in an arm’s length transaction (but not in the case of the creation of a joint venture between a non-Affiliate of Owner and Owner or an Affiliate of Owner or one of its partners), provided that not less than sixty (60) days prior written notice of such termination is given to the other party.  As used in this Agreement, an “Affiliate” of either party shall be an entity that controls, is controlled by or is under common control with such party;

(v)           Bankruptcy.  By Manager or Owner, as the case may be, if:  (1) the other party, or any general partner of the other party, if one exists, files a petition to be adjudicated bankrupt or for reorganization or arrangement under any state or federal bankruptcy laws; (2) a petition is filed against the other party to this Agreement or against any general partner of the other party, if one exists to have it adjudicated a bankrupt and such petition is not dismissed within sixty (60) days after filing; (3) an assignment for the benefit of creditors is made by the other party to this Agreement or its general partner, if one exists or; (4) a receiver or trustee of the property of the other party to this Agreement or such general partner, if one exists is appointed pursuant to any judicial proceeding and such proceeding is not dismissed, and the receiver or trustee is not discharged, within sixty (60) days after such appointment.  In the event that any of the events specified in this Subsection (v) occur, this Agreement may be terminated after giving ten (10) days’ written notice to such party; or

(vi)          Change of Control of Manager.  By Owner, upon at least thirty (30) days’ prior written notice to Manager, in the event Manager suffers a change in control.  As used herein, Manager shall be deemed to have suffered a change in control if any person or entity or group of persons or entities acting in concert became or becomes the beneficial owner of more than fifty percent (50%) of the equity securities of Manager.

(vii)         Change of Control of JF US.  By Manager, upon at least (30) days’ prior written notice to Owner, in the event of a change of control of JF US.  A change of control of

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JF US shall mean a direct or indirect change of control, which shall be deemed to occur if any “Person” (either alone or together with its “Affiliates”) becomes the beneficial owner of or controls greater than twenty percent (20%) of the voting securities of JF US, or of “Mirvac”, or any circumstances by which “James Fielding” is removed as the responsible entity or manager of JF US, or upon the first public announcement of a proposed transaction that, if consummated, would result in James Fielding ceasing to be or being removed as the responsible entity or manager of JS US.  For the purposes of this subsection, the terms “Person”, “Affiliates”, “Mirvac” and “James Fielding” shall have the meanings ascribed to them in the LLC Agreement.

(c)           Effect of Termination.

(i)            Upon termination of this Agreement, Manager shall forthwith:

(A)          Surrender of Properties and Monies.  Surrender and deliver up to Owner any and all Properties’ income and monies of Owner on hand or in any bank account, including all security deposits of tenants, if not previously delivered to Owner, less any unpaid Management Fee then accrued or payable to Manager, and less any other reimbursements due to Manager as provided in this Agreement;

(B)           Return of Monies Received After Termination.  Deliver to Owner, as received, any monies due under this Agreement but received after such termination;

(C)           Return of Owner’s Materials.  Deliver to Owner all materials, supplies, keys, contracts and documents, plans, specifications, promotional materials and such other accounting, paper and records kept by Manager on Owner’s behalf pursuant to this Agreement;

(D)          Assignment of Property Contracts.  Assign to Owner all Project Contracts as defined in Section 5(g) below which are not otherwise terminated pursuant to Owner’s instructions under Section 5(c)(ii)(A) below;

(E)           Final Accounting.  Deliver to Owner a final accounting of the Properties up to and including the date of termination, along with such other reports as have been customarily delivered to Owner from time to time pursuant to the terms of this Agreement; and

(F)           Cease Performance.  Cease the performance of all services required to be performed by Manager under this Agreement.  Notwithstanding the provisions of this Section 3(c), any Management Fee accrued but not paid to Manager on or before the expiration or termination of this Agreement shall be payable by Owner on the date of such expiration or termination.  If any such sum is not paid on such date, Owner’s obligation to make such payment to Manager shall survive such expiration or termination.  In addition, the provisions of Section 8 below shall survive such expiration or termination.

(ii)           Upon termination of this Agreement:

(A)          Termination/Assumption.  At Owner’s election, either (i) Manager shall terminate any terminable Project Contracts; or (ii) Owner shall assume any

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Project Contracts and indemnify Manager against any liability by reason of anything done or required to be done under any Project Contracts after the date of termination, in addition to any indemnification obligations of Owner hereunder that survive termination; and

(B)           Indemnification.  Subject to Section 8, Owner shall pay for and indemnify Manager against the costs of all services, material and supplies, if any, which may have been ordered by Manager as a result of its obligations arising from this Agreement but which may not have been charged to and paid by Manager at the time of termination;

(C)           Replacement Manager.  Owner may retain a person or entity to provide for the management of one or more of the Properties; provided, however, so long as Manager is a member of Owner, and owns at least a five percent (5%) direct ownership in Owner, no manager shall be appointed without the consent of Manager, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii)          Any termination of this Agreement shall terminate all rights and obligations under this Agreement except rights and obligations with respect to amounts owing or to remedies if either Manager or Owner shall be entitled to an accounting as to the fees or other monies payable to Manager or by Manager to Owner.  Notwithstanding the foregoing, the provisions of Sections 3(c) and 8 shall survive any expiration or earlier termination of this Agreement and shall remain in full force and effect thereafter.

4.             Partial Termination:

(a)           This Agreement shall terminate as to any Property that is sold to a non-Affiliate in an arm’s length transaction (but not in the case of the creation of a joint venture between a non-Affiliate of Owner and Owner or an Affiliate of Owner or one of its partners), provided that not less than forty (40) days prior written notice of such termination is given to the other party.

(b)           This Agreement shall terminate as to any Property that shall be taken in its entirety as a result of, or transfer in avoidance of the exercise of, the power of eminent domain or as a result of any casualty in the event that all improvements on the Property are not restored to substantially their original condition within one hundred eighty (180) days after the date of the casualty, provided that in either case, not less than forty (40) days prior written notice of such termination is given to the other party and such notice is given within thirty (30) days of the taking, transfer or casualty, as the case may be.

(c)           Manager shall have the right to terminate this Agreement as to any Property if it is determined by notice or order of any governmental authority having jurisdiction over the Property that the Property fails to comply with any rules, orders, written determinations, ordinances or laws of any federal, state, county or municipal authority, and if, after request therefor by Manager, Owner (i) fails to provide Manager with adequate funds as and when needed within (10) days of said request, or (ii) otherwise fails to provide Manager with adequate cooperation to repair, remedy or satisfy such violation or non-compliance within ten (10) days of said request.

(d)           Upon the removal of a Property from this Agreement in accordance with Sections 4(a) - 4(c) above, Manager shall comply with the provisions of Section 3(c) above, with respect to said Property, and any Management Fee with respect to said Property accrued but not paid to Manager on

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or before the removal of said Property from this Agreement shall be payable by Owner on the date of such removal.  If any such sum is not paid on such date, Owner’s obligation to make such payment to Manager shall survive the removal of said Property from this Agreement.

5.             Management Functions:  Manager shall, in a diligent, careful, and vigilant manner, manage, operate, maintain and service each of the Properties in the same manner as similar types of properties, using commercially reasonable efforts to maximize revenues and minimize operating costs.  The services of Manager hereunder are to be of a scope and quality not less than those generally performed by professional managers of other similar type properties in the same metropolitan area and in any case, at least comparable to the scope and quality of the services performed by Manager in properties owned by Manager.  Subject to the provisions of Section 5(f) below, Manager will perform all services normally provided to tenants of similar types of properties in the metropolitan area in which each Property is located.  Manager shall act as would an owner with respect to the proper protection of and accounting for Owner’s assets.  With respect to the management of the Properties, throughout the term of this Agreement, Manager agrees to perform, at the expense of Owner, and Owner hereby authorizes Manager to perform, the following functions and all acts necessary to effectuate same:

(a)           To make all day-to-day decisions in connection with the operations of the Properties.

(b)           To use reasonable diligence in the management of the Properties.

(c)           To use commercially reasonable efforts to collect, when due, all rents, security deposits, charges, proceeds and other amounts received on Owner’s account in connection with the management of the Properties.  In connection therewith, Manager shall establish a separate interest-bearing bank trust account or accounts (individually an “Operating Account” and collectively the “Operating Accounts”) for Owner with respect to the Properties, to be carried in Manager’s name for the benefit of Owner.  All funds held by Manager for the benefit of Owner hereunder shall be kept separate and apart from all other funds of Manager.  Owner authorizes Manager to request, demand, collect, receive, and receipt for all such rent and other charges.  In addition, (i) Owner will be an additional signatory on each Operating Account, (ii) each Operating Account will be held in such manner that Owner is reasonably satisfied that the Operating Account will be created as an asset of Owner, and not Manager, for all purposes (including bankruptcy claims), and (iii) if Owner requests, there shall be more than one Operating Account (such that rents will be deposited in a separate account as to various groups of Properties).

(d)           To use commercially reasonable efforts to secure full tenant compliance with the terms of tenants’ leases.  Manager shall emphasize voluntary compliance by tenants.  Manager may, with the prior written consent of Owner in each instance, which consent may be withheld by Owner in its sole discretion, or shall at Owner’s direction, consult with legal counsel and bring actions for forcible entry and detainer, rent or other relief, and execute notices to vacate and judicial pleadings incident to such actions; provided, however, Manager shall not terminate any lease, remove any tenant’s property, lock-out a tenant, or institute a suit for rent or for use and occupancy, or institute any proceedings for recovery of possession, without the prior written consent of Owner, which consent may be withheld by Owner in its sole discretion.  Reasonable attorneys’ fees and other necessary costs and expenses incurred in connection with such legal consultations and proceedings shall be paid as Properties’ expenses out of the Operating Account.  Manager shall keep Owner informed of all actions taken pursuant to this Subsection 5(d).

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(e)           To disburse, when payable and in accordance with the Annual Budget (as hereinafter defined), or otherwise as a result of an emergency situation, from the funds collected and deposited by Manager in the Operating Account, the following disbursements:

(i)            if requested by Owner, the payment or payments required to be made monthly by Owner to any mortgagee or other lien holder or in connection with the financing of the Properties, including the amounts due under any mortgage or other lien for principal amortization and/or interest, and any mortgage or lien insurance premiums, taxes and assessments and fire and other hazard insurance premiums; and

(ii)           all amounts otherwise due and payable by Owner as expenses of the Properties authorized to be incurred by Manager under the terms of this Agreement, including compensation payable to Manager for its services hereunder, property taxes and assessments (to the extent not paid by tenants at the Properties pursuant to their leases), and insurance premiums as directed by Owner; provided, however, that if the balance in the Operating Account is at any time insufficient to pay disbursements due and payable hereunder, Manager shall so inform Owner, and Owner shall then immediately remit to Manager sufficient funds to cover the deficiency.  In no event shall Manager be required to use its own funds to pay any disbursements.

(f)            To purchase insurance for the Properties similar to the insurance in coverages and amounts purchased by Manager for properties owned by Manager in the same geographic or metropolitan area.  To pay insurance premiums out of the Operating Account, and to treat the premiums as operating expenses.  All liability insurance coverage purchased by Owner shall name Manager as an insured.  In connection therewith, the following services shall be provided:

(i)            Name Owner as a named insured with respect to applicable locations on all such property, casualty, general liability, excess liability and environmental;

(ii)           Researching and recommending insurance brokers, insurance carriers and market-appropriate coverages, in the event that Manager determines that it would be in the best interest of Owner to switch brokers or carriers;

(iii)          Procuring and maintaining all insurance policies with commercially reasonable deductibles for the Properties (including without limitation, environmental insurance policies), using commercially reasonable efforts to maximize coverage and minimize costs with reputable insurance brokers and insurance carriers of an agreed upon Best’s (or comparable rating).  In furtherance thereof, Manager shall solicit quotes from various carriers for property and liability coverage prior to the renewal of the existing policies.

(iv)          Liaising with insurance carriers to discuss and facilitate resolution of any claims (but with no authority to settle such claims);

(v)           Reporting to Owner on a periodic basis all claims made under such policies;

(vi)          Providing analysis and comparison of insurance costs and expenses on a periodic basis; and

(vii)         Review all insurance certificates submitted by tenants at properties to verify coverage per their respective leases.

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(g)           Subject to the provisions of Section 5(i) below and in accordance with the Annual Budget, to execute, as agent for Owner, and enter into contract documents, consents and agreements on behalf of Owner in the ordinary course of the management of the Properties, including, but not limited to, service contracts, agreements to repair and maintain the Properties, acquisition of utility or other services or the furnishing of services to tenants in the Property which do not in a single instance, whether payable in installments or in a lump sum, involve in any given calendar year an expenditure or obligation on the part of Owner in excess of the Contract Limit (as hereinafter defined) (collectively, the “Project Contracts”); provided, however, that Manager shall not execute or otherwise enter into or bind Owner to any Project Contract in excess of the Contract Limit without (i) obtaining three competitive written bids (or two competitive bids if three are not obtainable) from either arm’s length, bona fide third party contractors or Manager’s Affiliates so long as their costs and fees are competitive within the market, (ii) furnishing copies of the same to Owner, and (iii) receiving the prior written consent of Owner, which consent may be withheld by Owner in its sole discretion.  All Project Contracts shall be prepared by Manager for Owner’s execution.  Each Project Contract shall (i) be non-recourse to Owner, (ii) be in accordance with the Annual Budget, and (iii) contain a provision permitting Owner to terminate such contract without penalty to Owner after sixty (60) days written notice from Owner.  Manager shall not hold itself out as having the authority to approve any contract or agreement without the prior approval of Owner except as provided above.  Any Project Contract submitted by Manager to Owner for approval which is not disapproved by Owner by written notice to Manager within seven (7) business days shall be deemed approved by Owner.

(h)           To discharge the following responsibilities with respect to records and reports:

(i)            establish and maintain a comprehensive system of records, books and accounts of the income and expenditures related to the Properties similar to the system currently used by Manager for other properties owned by Manager, which system shall belong to Owner.  All records, books and accounts, vouchers, files, and all other material pertaining to the Properties and this Agreement shall be subject to examination, copying and extraction at reasonable hours by Owner or any authorized representative of Owner. Manager agrees to keep all such items at Manager’s office at 1808 Swift Drive, Oak Brook, Illinois 60523, and to keep all such items  safe, available and distinct from any records not having to do with the Property;

(ii)           furnish upon the request of the Owner, within seven (7) calendar days after the end of each month, monthly reports, in form reasonably satisfactory to Owner, showing, among other matters, the current rent roll, occupancy reports, operating statements showing the revenue collected and costs and expenses incurred or paid during such month and year to date as compared to the projections provided in the Annual Budget, together with supporting bills, invoices, balance sheets and such other statements, reports, documents and data as Owner shall reasonably from time to time request with respect to the financial, physical or operational conditions of the Properties;

(iii)          furnish upon the request of the Owner, within thirty (30) days after the end of each calendar quarter, with respect to the Properties, a statement of receipts and disbursements for the previous quarter, and for the year to date through the end of such quarter, as of the end of the previous calendar quarter, and such other reports customarily generated by Manager for properties owned by Manager; and

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(iv)          prepare and submit to Owner annual budgets and asset plans (“Annual Budget(s)”) for the Properties for Owner’s review and approval, which approval Owner may withhold in its sole discretion.  In the event Owner does not provide written notice to Manager within seven (7) business days after such Annual Budgets are served upon Owner that it does not approve any or all of such budgets, the Annual Budgets as submitted shall be deemed approved by Owner.  All Annual Budgets shall be in form currently used by Manager for other properties owned by Manager and shall be submitted to Owner at least sixty (60) days prior to the first day of each fiscal year during the term of this Agreement.  The Annual Budgets shall include, among other matters: an operating budget which shall set forth, among other matters, anticipated income, expenditures and reserves for such year, a capital budget which shall set forth, among other matters, anticipated and proposed capital expenditures for such year and the source of funds in respect thereto (including the projected time and amount for any required advances by Owner), and a comprehensive leasing program which shall include, among other matters, a statement of the space Manager expects to be leased during such year, the minimum rent it expects to obtain for such space and the other financial provisions of the leases (including, but not limited to, free-rent periods, percentage rent, tenant improvement costs, the contributions towards Taxes and Expenses and the escalation provisions).  However, the Annual Budgets shall not contain expenses or allocations for home office expenses or general corporate or administrative charges or any other costs or expenses for which Manager is not entitled to reimbursement hereunder.

Manager shall have in its employ at all times a sufficient number of capable employees to enable it to properly, adequately, safely and economically manage, operate, maintain and account for the Properties.  All matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees are the responsibility of Manager (with respect to which Manager shall exercise reasonable care); Manager is in all respects the employer of such employees.  Manager shall negotiate with any union lawfully entitled to represent such employees and may execute in its own name, and not as agent for Owner, collective bargaining agreements or labor contracts resulting therefrom.  Manager shall fully comply with all applicable laws and regulations having to do with worker’s compensation, social security, unemployment insurance, hours of labor, wages, working conditions and other employer-employee related subjects.  Manager represents that it is and will continue to be an equal opportunity employer and must advertise as such.  This Agreement is not one of agency by Manager for Owner, but one with Manager engaged independently in the business of managing the Properties on its own behalf as an independent contractor.  All employment arrangements are therefore solely Manager’s responsibility and Owner shall have no liability with respect thereto.  Nothing contained herein, however, shall be deemed to permit Manager to charge Owner, or to use the income of the Property to pay, for the services of Manager’s employees.

(i)            Notwithstanding anything to the contrary contained in Section 5, any contract for services in excess of Fifty Thousand and No/100 Dollars ($50,000.00) per Property if the contract relates to snow removal services, but otherwise Twenty-Five Thousand and No/100 Dollars ($25,000.00) per Property (the “Contract Limit”) in any one transaction shall be consummated only upon the specific authorization of Owner, which authorization may be withheld in Owner’s sole discretion; provided, however, nothing herein shall require any assignee, grantee, lessee or other party dealing with Owner to investigate the authority of Manager to take any action herein authorized.  Any contract in excess of the Contract Limit shall be submitted to Owner for its review and approval.  In the event that Owner does not provide written notice to Manager within seven (7)  business days after such contract is served upon Owner that it does not approve the contract, the contract shall be deemed approved by Owner.  In the event that Owner withholds its consent, Manager shall not have any obligation to cause the services to be provided pursuant to the contract to be performed.

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(j)            To take all action reasonably required to cause Owner to comply with all obligations under all Project Contracts and all other contracts, leases, notes, mortgages and other documents and instruments relating to the Properties provided to Manager.

(k)           Except to the extent a tenant under its lease is obligated to do so, keep and maintain the Properties in a good, orderly, clean, safe, sanitary and sightly condition (subject to casualty and condemnation, in which case Manager shall supervise the restoration of the Properties pursuant to the direction of Owner if this Agreement is not terminated in connection therewith), recommend and make or direct and supervise all repairs and changes necessary for the proper operation of the Properties, implementation of capital expenditures as provided in the Annual Budget, and the fulfillment of Owner’s obligations under any Project Contract and/or the compliance with all applicable governmental requirements.

(l)            Except to the extent a tenant under its lease is obligated to do so, take such action as is commercially reasonably to assure that the Properties remain in material compliance with all municipal, county, state or federal laws, statutes, regulations, ordinances, codes, rules and orders.

(m)          Keep the Properties free from liens, charges and encumbrances arising out of the operation of the Properties except for any mortgage (or other financing of which Owner approves) and any other encumbrance approved by Owner.

(n)           Promptly notify Owner’s general liability insurance carrier and Owner of any personal injury or property damage occurring to or claimed by any tenant or third party on or with respect to the Properties promptly upon obtaining knowledge thereof and to forward to Owner’s general liability insurance carrier, with copies to Owner, any summons, subpoena, or other like legal document served upon Manager relating to actual or alleged potential liability of Owner, Manager, or the Properties, with copies to Owner of all such documents. Notwithstanding the foregoing, Manager shall not be authorized to accept service of process on behalf of Owner.  Manager shall have no right to supervise the prosecution, defense and settlement on behalf of Owner of any claims or demands in connection with the operation of the Properties, including the settlement of all insurance claims.

(o)           Cooperate with and give assistance to any independent public accountant retained by Owner to examine statements or other records pertaining to the Properties.

(p)           In connection with the Properties, oversee the construction of tenant improvements required by any leases and other development and construction at the Properties.  Manager shall not enter into any required contracts for the development, design, procurement, construction, and installation of improvements (“Improvements”), which contracts, the amounts thereof, and the cost breakdown shall be subject to the prior written consent of and shall be executed by Owner, which consent may be withheld by Owner in its sole discretion.  Manager shall be entitled to a separate management fee of five percent (5%) of the cost of the Improvements (exclusive of the costs of (i) any raw land, and (ii) financing costs of such Improvements) in excess of One Hundred Thousand and No/100 Dollars ($100,000.00).  The management fee described in this subsection shall be paid on a monthly basis.  In connection therewith, the following services shall be provided:

(i)            Providing development and construction management services for Properties as requested by Owner;

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(ii)           Coordinating with tenant representatives to assess tenant improvement needs and propose appropriate design and construction solutions;

(iii)          Providing feasibility studies and preliminary cost estimates to asset/property management and leasing teams;

(iv)          Selecting, hiring and managing general contractors and subcontractors through construction to deliver a high quality product on time and within budget;

(v)           Reviewing contractor budgets/schedules, engineering/testing reports and shop drawings to manage costs and maintain quality; and

(vi)          Processing payment requests, tracking costs and coordinating with accounting staff and project funding sources.

(q)           Monitor conditions and circumstances affecting the viability of the Annual Budget and advising Owner, in writing, on a quarterly basis of such conditions and circumstances of which Manager becomes aware and suggesting amendments to the foregoing in response thereto.  The information to be provided by Manager to Owner shall include (i) the Manager’s view of whether tenants’ whose lease terms will be expiring in the next eighteen (18) months are likely to want to extend their tenancy, and (ii) if not, Manager’s view of the likely reasons that such tenants do not desire to extend their tenancy, along with any information that Manager has as to the plans of such tenants to lease space elsewhere.

(r)           Monitor on a regular and continuing basis the local real estate markets for the Properties and provide to Owner an analysis and assessment of such real estate markets.

(s)           To discharge the following responsibilities as and when appropriate with respect to the environmental condition of the Properties.

(i)            Notice.  Manager shall promptly advise Owner in writing of any information actually known to Manager concerning actual or potential noncompliance with any of the Hazardous Materials Laws (as hereinafter defined), occurring in, on, or at the Properties or in, on, or at any property adjacent to or in the vicinity of the Properties.

(ii)           Rights; Limitations.  Manager shall use commercially reasonable efforts to enforce Owner’s rights under the tenant leases of space at the Properties insofar as any such tenant’s compliance with Hazardous Materials Laws are concerned.

(iii)          Consultants.  Manager shall not retain environmental consultants or other professionals, or otherwise initiate environmental reviews by any third parties, without Owner’s prior written consent other than to obtain annual environmental audits or inspections  similar to those obtained by Manager for properties owned by Manager.  Manager shall hold in confidence all information bearing on Hazardous Materials Laws and Regulated Substances (as hereinafter defined) except to the extent expressly instructed otherwise in writing by Owner or required in regulatory, legislative, administration or legal proceedings, or except to the extent necessary to protect against the imminent threat to the life and safety of persons and/or damage to the Properties, or damage to the property adjacent to or in the vicinity of the Properties.

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(iv)          Other Duties.  Manager shall also perform the following duties:

(A)          Researching and recommending to Owner environmental consultants and engineers as appropriate for Properties;

(B)           Retaining environmental consultants to perform annual environmental audits or inspections of the Properties as contemplated in Section 5(s)(iii) above;

(C)           Soliciting recommendations for remedial or corrective action;

(D)          Determining course of follow up for and addressing recommendations made by environmental consultants from time to time and presenting same to Owner;

(E)           Coordinating access to the Properties for environmental testing and remediation;

(F)           Cooperating with environmental remediation efforts at the Properties so as to ensure minimal interference with use of sites by existing tenants;

(G)           Overseeing implementation and completion of all existing and future remedial actions; and

(H)          Providing all actions necessary for compliance with applicable filing and notice requirements under applicable environmental laws.

(v)           Definitions.  The term “Regulated Substances” means any chemical, material, or substance defined as or included in the definition of “hazardous substance,” “hazardous wastes,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” or words of similar import under any environmental laws, the regulations adopted thereunder or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sec. 1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sec. 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sec. 1251, et seq.; and applicable state and local statutes (collectively, the “Hazardous Materials Laws”).  Without limiting the generality of the foregoing, the term “Regulated Substances” includes (a) any oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances, or any other materials or pollutants which (i) pose a hazard to the Properties or to persons on or about the Properties or (ii) cause the Properties to be in violation of any Hazardous Materials Laws; (b) asbestos in any form which is or could become friable; (c) urea formaldehyde foam insulation; (d) transformers or other equipment which contain polychlorinated biphenyls; and (e) radon gas in amounts which will cause buildings erected on the Properties to exceed 4 pico curies.  The term “Regulated Substances” also includes any other chemical, material, or substance, exposure to which is prohibited, limited, or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Properties or the owners and/or occupants of the property adjacent to or surrounding the Properties.

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(t)            Manager shall physically inspect each of the Properties not less frequently than quarterly.  Manager shall obtain such information during its inspections as Owner may reasonably request from time to time and shall prepare a written report of the inspections.

(u)           Manager will designate senior regional managers to manage the Properties on a region by region basis.  The senior managers may, at the sole discretion of Manager, choose to have management personnel other than the senior managers to perform any or all of the obligations of Manager to be performed under this Agreement.  Manager will arrange for the applicable senior managers to meet with Owner from time to time upon Owner’s request.  Manager hereby designates James Clewlow as its representative for all purposes under this Agreement.  Owner hereby designates Ben Hindmarsh as its representative for all purposes under this Agreement.  Either party may designate one or more substitute representatives for all or a specified portion of the provisions of this Agreement, subject to notice to the other party of the identification of such substitute representative.

(v)            To contest real estate tax assessments and bills when, in the reasonable opinion of Owner or Manager, it would be appropriate to do so.  All reasonable costs incurred in such contest shall be paid out of the Operating Account and shall be treated as operating expenses.

(w)           To discharge the following responsibilities with respect to leasing and marketing of the Properties:

(i)            Developing an overall leasing strategy for the Properties in consultation with Owner;

(ii)           Developing relationships with external leasing brokers to market space;

(iii)          Managing relationships with leasing brokers;

(iv)          Generally coordinating and overseeing leasing brokers, as well as providing assistance to leasing brokers in marketing the space;

(v)           Developing marketing campaigns and materials for vacant space and space that will be vacant; and

(vi)          Preparing space for tours and show space to prospective tenants.

Notwithstanding anything to the contrary contained in this Subsection 5(w), Manager shall not be responsible for the actual leasing of the Properties, which responsibility will be the subject of one or more separate agreements between Owner and a leasing broker or brokers.  Additionally, Manager shall not enter into leases, lease renewals or lease amendments for the Properties without the consent or written direction from Owner.

(x)           To implement and oversee investment and divestment decisions and plans with respect to the Properties, as approved and directed by Owner.

6.             Disbursement of Revenues; Deficiencies. Funds shall be disbursed in accordance with the following provisions:

(a)           Manager shall be entitled to make all payments required to be made under any mortgage, if applicable, and, subject to the provisions to the contrary herein, to pay all operating expenses and capital expenditures to third parties, on behalf of Owner.

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(b)           In the event that Manager determines, at any time during the term of this Agreement, that expenses incurred or to be incurred in the operation of the Properties exceed or shall exceed, as the case may be, the aggregate of all Gross Revenues (as defined below) from all sources of the Properties, Manager shall forthwith notify Owner of the amount of such deficiency (together with the source or cause, in reasonable detail, of such deficiency).  Owner shall advance to Manager, within ten (10) business days after such notification, sufficient funds as and when necessary to meet such deficiency.

(c)           Manager shall remit to Owner all amounts remaining in the Operating Account, except for security deposits retained in the Operating Account, the Management Fee  for such month, and a reasonable balance for working capital as determined by Owner in its reasonable business judgment, no later than ten (10) days after the end of each month or within five (5) days after receipt of a written request for payment of all such amounts.

7.             Compensation for Management Functions

(a)           Owner hereby agrees to pay Manager monthly, as compensation for its management duties set forth in Section 5 above, during the term hereof, a fee equal to the greater of (a) the management fee specified in any lease for a Property or (b) (i) three percent (3%) of the Gross Revenues for the Properties intended to be occupied by more than one tenant, (ii) one percent (1%) of the Gross Revenues for Properties intended to be occupied by a single tenant, and (iii) one percent (1%) of the Gross Revenues for the “Premises” or “Rollover Space”, as said terms are defined in those certain Master Lease Agreements between Manager or an Affiliate of Manager and Owner.  In addition, if a Property, other than the Premises or Rollover Space, has any vacancy, the monthly management fee for the vacant portion of said Property shall be equal to fifty percent (50%) of an amount equal to one percent (1%) of the gross monthly rental paid by the tenant occupying such vacant space immediately prior to the date on which the amount is being calculated.  The fees described above in Sections 5(p) and 7(a) are herein collectively referred to as the “Management Fee”).  Subject to the provisions of this Section 7(a), for the purposes hereof, the term “Gross Revenues” means all revenues collected by Manager in a calendar month from the Properties, including, but not limited to:  (i) all rent collected from tenants under their leases; (ii) security deposits applied as rent; (iii) proceeds of rent loss insurance; and (iv) license and other user fees, including, but not limited to, real estate taxes (to the extent that real estate taxes are the obligation of tenant under its lease) and other amounts in the nature of operating expenses pass-throughs received from tenants, licensees, concessionaires, assignees, subtenants or otherwise for or in connection with the operation, use and/or occupancy of the Properties.  Gross Revenues shall not include:  (1) security deposits except to the extent applied as rent; (2) tenant payments for tenant improvements; and (3) receipts arising out of the sale or financing of assets, or insurance, condemnation or other third party proceeds, except to the extent such proceeds are in lieu of lost rent or operating revenues.  Notwithstanding anything to the contrary contained herein, in the event that a tenant in any of the Properties, any of the Premises or any of the Rollover Space fails to pay any portion of its monthly rent when due pursuant to its lease (said unpaid monthly rent is hereinafter referred to as the “Unpaid Rent” and said lease is hereinafter referred to as an “Unpaid Rent Lease”), Manager shall, in lieu of the amounts set forth above, and with respect to the Unpaid Rent Lease only, be entitled to a monthly management fee equal to fifty percent (50%) of an amount equal to one percent (1%) of the Unpaid Rent (any amount paid to Manager pursuant to this sentence is hereunder referred to as the “Unpaid Rent Management Fee”).  In the event that said tenant subsequently pays all or a portion of the Unpaid Rent, further payments of the Management Fee shall be reduced by an amount equal to the Unpaid Rent Management Fee until fully credited.  Thus by way of example and not limitation, in the event that (i) Manager receives an

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Unpaid Rent Management Fee of $1,000 attributable to multi-tenant Tenant A in October of 2005, (ii) Tenant A pays its Unpaid Rent in November of 2005, in addition to its rental payment due for the month of November, 2005, and (iii) the Gross Revenues collected by Manager from Tenant A for the Unpaid Rent and the rental amount due for the month of November, 2005 was $200,000, absent the reduction described above, Manager would be entitled to a Management Fee equal to $6,000 (three percent [3%]) of $200,000).  However, after taking into account the reduction described above, the Management Fee is reduced to $5,000 ($6,000 minus the $1,000 Unpaid Rent Management Fee).  Any fee which is payable pursuant to this Section 7(a) for less than a full calendar month shall be prorated on a per diem basis using the applicable fee due divided by the actual number of days in such month multiplied by the number of days for which such fee is due.

(b)           Notwithstanding the foregoing, Owner authorizes Manager to withdraw the Management Fee from the Operating Account on a monthly basis, as earned. In the event that the amounts in the Operating Account are insufficient to pay the Management Fee, Owner shall pay Manager any unpaid portion of the Management Fee within ten (10) days after written demand therefor.

8.             Indemnification.

(a)           Indemnification of Manager.  Owner agrees to indemnify, defend, protect, and hold harmless Manager and Manager’s officers, directors, partners, shareholders and employees (collectively, the “Manager Indemnitees”) from and against any suit, demand, claim, cause of action, loss, cost, liability, or expense, including investigation costs and attorneys’, consultants’, and expert witness fees (collectively a “Claim”) that arises, or is alleged to have arisen, from (i) the acts or omissions of Owner or Owner’s officers, directors, managers, employees, agents, and contractors and (ii) the acts or omissions of any Manager Indemnitees, but only to the extent such acts or omissions are included within the insurance coverage provided in Owner’s commercial general liability insurance policy.  Notwithstanding the provisions for indemnity in the preceding sentence, Owner shall not be required to indemnify, defend, protect, or hold harmless any Manager Indemnitees from any Claim to the extent such Claim arises, or is alleged to have arisen, from any acts or omissions of the Manager Indemnitees that (1) constitute fraud, willful misrepresentation, gross negligence or willful misconduct by the Manager Indemnitees, (2) are outside the scope of Manager’s authority, or (3) are Claims related to the employment practices of any Manager Indemnitees.

(b)           Indemnification of Owner.  Manager hereby agrees to indemnify, defend, protect, and hold harmless Owner and Owner’s officers, directors, partners, shareholders, managers, members, agents, and employees (collectively the “Owner Entities”) from and against any Claim that arises or is alleged to have arisen from any acts or omissions of any Manager Indemnitees that constitute fraud, gross negligence or willful misconduct by the Manager Indemnitees.  Notwithstanding the provisions for indemnity in the preceding sentence, Manager shall not be required to indemnify, defend, protect, or hold harmless any Owner Entities from any Claim to the extent such Claim arises, or is alleged to have arisen, from any acts or omissions of the Owner Entities that (i) constitute fraud, willful misrepresentation, gross negligence or willful misconduct by the Owner Entities, or (ii) are Claims related to the employment practices of any Owner Entities.

(c)           General Terms.  All of the indemnification obligations under this Section 8 shall survive the expiration or termination of this Agreement, regardless of cause, with respect to any Claims that the indemnifying party receives in writing within one year from the effective date of the termination or expiration of this Agreement, provided such claims arise from facts or circumstances occurring prior to the date of the expiration or termination of this Agreement.

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9.             Relocation of Existing Tenants.  Manager agrees not to actively solicit  a Tenant from any of the Properties to relocate to a building owned by Manager unless (i) such Tenant’s Lease is about to expire, (ii) Manager has notified Owner in writing of such potential relocation and (iii) Owner consents to such solicitation, Owner does not have sufficient space for such Tenant in the area in which Tenant wishes to be located, or there is a comparable replacement tenant obtained by Manager or any third party that is willing to lease the portion of the Property to be vacated by the Tenant in question within the existing Lease parameters approved by Owner.

10.          Notices.  Any and all notices, requests, demands or other communications hereunder shall be in writing and shall be deemed properly served (i) on the date sent if transmitted by hand delivery with receipt therefor, (ii) on the date sent if transmitted by facsimile (with confirmation by hard copy to follow by overnight delivery service), (iii) on day after the notice is deposited with an overnight courier, or (iv) three (3) days after being sent by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

Owner:	Mirvac Group Level 5, 40 Miller Street North Sydney, NSW 2060 Australia Attn: Ben Hindmarsh Fax No.: 61 2 9004 8462 E-Mail: benhindmarsh@mirvac.com.au

With a copy to:	Wildman Harrold Allen & Dixon LLP 225 W. Wacker Drive, Suite 3000 Chicago, Illinois 60606 Attn: Kathleen M. Gilligan, Esq. Fax No.: (312) 201-2555

Manager:	CenterPoint Properties Trust 1808 Swift Drive Oak Brook, Illinois 60523 Attn: Mr. James Clewlow Fax No.: (630) 586-8010

With a copy to:	CenterPoint Properties Trust 1808 Swift Drive Oak Brook, Illinois 60523 Attn: Mr. Paul T. Ahern Fax No.: (630) 586-8010

With a copy to:	Weinberg Richmond LLP 333 West Wacker Drive, Suite 1800 Chicago, Illinois 60606 Attn: Mark S. Richmond, Esq. Fax No.: (312) 807-3903

11.          Agreement not an Interest in Properties:  This Agreement shall not be deemed at any time to be a joint venture, partnership, lease or an interest in or a lien of any nature against the Properties.

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12.          No Restriction on Other Businesses:  Manager is an independent contractor.  Manager shall not be required to spend its full time and attention in the management and operation of the Properties, but Manager shall devote to the Properties such portion of its time as may be reasonably necessary to accomplish the objectives set forth herein.  Each party shall have the right to engage in any other activity for its own benefit or advantage, including any competitive real estate ventures.  Nothing contained herein shall preclude, prevent or be a limitation upon any party being engaged in other real estate ventures, whether acting for itself or for others, or as a partner in a partnership or a stockholder in a corporation, or otherwise.

13.          Right of Entry:  Owner, its employees, agents, servants and representatives may from time to time at all reasonable times, enter upon the Properties, or any part thereof, for the purpose of inspecting, surveying, measuring or preserving the Properties; provided, however, Manager shall be under no obligation whatsoever with respect to any inspection, survey, measurement or preservation, unless specifically set forth herein.  Manager shall use commercially reasonable efforts to facilitate entry upon the Properties for the benefit of or on behalf of Owner.

14.          Miscellaneous:

(a)           Entire Agreement.  This document constitutes the sole agreement between the parties with respect to the subject matter hereof and supersedes any and all written agreements or understandings between them pertaining to the transactions contemplated herein.  No representations, warranties or inducements, express or implied, have been made by any party to any other party except as set forth herein.

(b)           Captions.  The captions and headings in this Agreement are for convenience only, are not a part of this Agreement and do not in any way limit or amplify the provisions hereof.

(c)           Modifications.  All modifications to this Agreement must be in writing and signed by Manager and Owner.

(d)           Successors and Assigns.  No party shall assign its rights or obligations hereunder without the written consent of the other party, which consent shall not be unreasonably withheld; provided, however, the parties shall cooperate with each other to satisfy the requirements of any lender or mortgagee encumbering any of the Properties, including, without limitation, assigning this Agreement to any parent of Owner or any wholly-owned subsidiary thereof and entering into new and/or additional agreements with respect to the management of the Properties.

(e)           Compliance with Applicable Law.  In the performance of its obligations under this Agreement, Manager shall comply with the provisions of any federal, state or local law prohibiting discrimination on the grounds of gender, race, color, creed or national origin.

(f)            Governing Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of Illinois in effect on the date hereof.

(g)           No Waiver.  No waiver by a party of any provision of this Agreement shall be deemed to be a waiver of any other provision hereof or a waiver of any subsequent breach by a party of the same or any other provision.

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(h)           Number and Gender.  All personal pronouns used in this Agreement shall include the other genders.  The singular shall include the plural, and the plural the singular, whenever and as often as may be appropriate.

(i)            Time.  Time is of the essence of this Agreement and of every provision hereof.

(j)            Severability. Any provision in this Agreement that is unenforceable or invalid in any jurisdiction shall, as to such jurisdiction, be ineffective, but only to the extent of such unenforceability or invalidity of and without affecting the remaining provisions thereof or affecting the operation, enforceability or validity of such provision in any other jurisdiction.

(k)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be a fully binding and enforceable agreement against the party signing such counterpart, but all such counterparts together shall constitute but one agreement.

(l)            Facsimile Signatures. The parties hereto agree that the use of facsimile signatures for the execution of this Agreement shall be legal and binding and shall have the same force and effect as if originally signed.

(m)          Limitation of Liability.

(i)            No present or future partner, member, director, officer, shareholder, employee, advisor, affiliate or agent of or in Owner or any affiliate of Owner shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Manager and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Owner’s assets for the payment of any claim or for any performance, and Manager hereby waives any and all such personal liability.  For purposes of this Section 14(m), no negative capital account or any contribution or payment obligation of any partner or member in Owner shall constitute an asset of Owner. The limitations of liability contained in this subparagraph are in addition to, and not in limitation of, any limitation on liability applicable to Owner provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument. All documents to be executed by Owner shall also contain the foregoing exculpation.

(ii)           No present or future partner, member, director, officer, shareholder, employee, advisor, affiliate or agent of or in Manager or any affiliate of Manager shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or  times, heretofore or hereafter, and Owner and its successors and  assigns and, without limitation, all other persons and entities, shall look solely to Manager’s assets for the payment of any claim or for any performance, and Owner hereby waives any and all such personal liability.  The limitations of liability contained in this subparagraph are in addition to, and not in limitation of, any limitation on liability applicable to Manager provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.  All documents to be executed by Manager shall also contain the foregoing exculpation.

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(iii)          The provisions of this Section 14(m) shall survive any expiration or termination of this Agreement.

(n)           Currency.  All payments and amounts referenced or described in this Agreement shall be deemed to require payments in and refer to amounts in the currency of the United States of America.

15.          Compliance with REIT Requirements.

(a)           Manager shall use commercially reasonable efforts to manage the Properties so that all of the rental income from the Properties qualifies as “rents from real property” as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”), and so that all other income earned by Owner with respect to the Properties falls within one or more of the categories of income listed in Section 856(c)(2) of the Code, including dividends, interest and abatements and refunds of taxes on real property.  Manager shall also use its reasonable best efforts to manage the Properties so that as of the close of each calendar quarter (i) at least 75% of the value of the Properties consists of real estate assets within the meaning of Section 856(c)(5)(B) of the Code and (ii) Manager (through its management of the Properties) will not cause Owner to own (A) securities of one issuer which represent more than five percent (5%) of the value of the Properties or (B) more than ten percent (10%) of the total voting power or total value of the outstanding securities of any one issuer.

(b)           Without limiting the foregoing, Manager acknowledges that for the rental income from the Properties to qualify as “rents from real property”, among other requirements, services provided to the tenants at the Properties must be limited to services customarily furnished or rendered in connection with the rental of real property, or must be furnished by an “independent contractor” within the meaning of Section 856(d)(3) of the Code from whom Owner does not derive or receive any income, who bears the cost of providing the service, who is adequately compensated, and who retains the income from the service, for which a separate charge is made.  Further, the portion of the rent payable under any lease for any taxable year that is attributable to personal property shall not exceed 15%, applying the rules of Section 856(d)(1) of the Code (which attribute rent to personal property and real property under a lease based on the relative average fair market values of the different types of property).

16.          Relationship of Parties.  Owner acknowledges that (a) simultaneously with the execution of this Agreement, Owner has acquired the Properties from Manager or an entity or entities affiliated with Manager, and (b) Manager or an entity or entities affiliated with Manager holds a substantial ownership interest in Owner.  Owner agrees that the existence of the foregoing relationships shall not expand the duties or obligations of Manager under this Agreement, nor create any fiduciary duties on the part of Manager.  This provision shall have no impact on any fiduciary obligation imposed in the joint venture agreement creating Owner.

17.          Subordination to Mortgage.  The rights of Manager hereunder (including all Management Fees) as to a Property are hereby automatically subordinated to the rights of any lender now or hereafter holding a mortgage or deed of trust on any Property, including the satisfaction of all obligations by Owner under such mortgage or deed of trust.  Without limitation on the generality of the foregoing, Owner reserves the right to demand from Manager, and Manager agrees to promptly execute and deliver to said lender, a written Manager’s Agreement, Subordination and Consent to Assignment (or similar instrument) containing terms reasonably acceptable to Manager, pursuant to which, among other things, Manager’s Management Fee shall be subordinate to the lien of said mortgage or deed of trust and the satisfaction of all such obligations.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first stated above.

OWNER:

CENTERPOINT JAMES FIELDING, LLC, a Delaware limited liability company

By:
Name: Adrian Harrington
Title: Vice President

By:
Name: Adrienne Parkinson
Title: Assistant Secretary

MANAGER:

CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust

By:
Name:
Title:

By:
Name:
Title:

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LIST OF EXHIBITS

EXHIBIT A – Description of Properties

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EXHIBIT A

DESCRIPTION OF PROPERTIES

[LIST ALL PROPERTIES ACQUIRED AT THE TIME OF THE FIRST CLOSING].

A-1